As filed with the Securities and Exchange Commission on March 26, 2010
Registration No. 333-164897

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
INVERNESS MEDICAL INNOVATIONS, INC.
See Table of Additional Registrants Below
(Exact name of registrant as specified in its charter)

Delaware	2835	04-3565120
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
(781) 647-3900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Ron Zwanziger
Chairman, Chief Executive Officer and President
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
(781) 647-3900
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

John D. Patterson, Jr., Esq. Foley Hoag LLP 155 Seaport Boulevard Boston, Massachusetts 02210 (617) 832-1000	Jay McNamara, Esq. Senior Counsel, Corporate & Finance Inverness Medical Innovations, Inc. 51 Sawyer Road, Suite 200 Waltham, Massachusetts 02453 (781) 647-3900

Approximate date of commencement of proposed sale to the public:  As soon as possible after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

The direct and indirect wholly owned domestic subsidiaries of Inverness Medical Innovations, Inc. listed in the table below are expected to guarantee the debt securities issued pursuant to this registration statement. The address, including zip code, and telephone number, including area code, of each of the co-registrants is 51 Sawyer Road, Suite 200, Waltham, Massachusetts, 02453, (781) 647-3900.

State or Other
	Jurisdiction of	I.R.S. Employer
Exact Name of Additional Registrant as	Incorporation or	Identification
Specified in its Charter	Organization	Number

Alere Health, LLC	Delaware	26-2564744
Alere Healthcare of Illinois, Inc.	Georgia	58-2068880
Alere Health Improvement Company	Delaware	23-2776413
Alere Health Systems, Inc.	Delaware	22-3493126
Alere Medical, Inc.	California	94-3238845
Alere NewCo, Inc.	Delaware	27-2104833
Alere NewCo II, Inc.	Delaware	27-2104868
Alere Wellology, Inc.	Delaware	54-1776557
Alere Women’s and Children’s Health, LLC	Delaware	58-2205984
Ameditech Inc.	California	33-0859551
Applied Biotech, Inc.	California	33-0447325
Binax, Inc.	Delaware	20-2507302
Biosite Incorporated	Delaware	33-0288606
Cholestech Corporation	Delaware	94-3065493
First Check Diagnostics Corp.	Delaware	20-8329751
First Check Ecom, Inc.	Massachusetts	33-1026518
Free & Clear, Inc.	Delaware	20-0231080
GeneCare Medical Genetics Center, Inc.	North Carolina	56-1348485
Hemosense, Inc.	Delaware	77-0452938
IM US Holdings, LLC	Delaware	26-0349667
Innovacon, Inc.	Delaware	20-1100264
Innovative Mobility, LLC	Florida	20-0351538
Instant Technologies, Inc.	Virginia	54-1837621
Inverness Medical, LLC	Delaware	26-0392649
Inverness Medical — Biostar Inc.	Delaware	91-1929582
Inverness Medical Innovations North America, Inc.	Delaware	26-1444559
Inverness Medical International Holding Corp.	Delaware	20-0963463
Ischemia Technologies, Inc.	Delaware	84-1489537
IVC Industries, Inc.	Delaware	22-1567481
Kroll Laboratory Specialists, Inc.	Louisiana	72-0846066
Laboratory Specialists of America, Inc.	Oklahoma	73-1451065
Matria of New York, Inc.	New York	58-1873062
Matritech, Inc.	Delaware	26-1436477
New Binax, Inc.	Delaware	36-4668096
New Biosite Incorporated	Delaware	27-2104785
Ostex International, Inc.	Washington	91-1450247
Quality Assured Services, Inc.	Florida	59-3437644
Redwood Toxicology Laboratory, Inc.	California	68-0332937
RMD Networks, Inc.	Delaware	84-1581993
RTL Holdings, Inc.	Delaware	20-4371685
Scientific Testing Laboratories, Inc.	Virginia	54-1624514
Selfcare Technology, Inc.	Delaware	04-3383533
Tapestry Medical, Inc.	Delaware	20-0391730
Wampole Laboratories, LLC	Delaware	37-1485678
ZyCare, Inc.	North Carolina	56-1398496

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 26, 2010
Prospectus
INVERNESS MEDICAL INNOVATIONS, INC.

OFFER TO EXCHANGE
ALL $100,000,000 AGGREGATE PRINCIPAL AMOUNT OF UNREGISTERED
7.875% SENIOR NOTES DUE 2016 ISSUED ON SEPTEMBER 28, 2009

FOR
UP TO $100,000,000 AGGREGATE PRINCIPAL AMOUNT OF 7.875% SENIOR
NOTES DUE 2016 THAT HAVE BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933

This exchange offer and withdrawal rights will expire at 5:00 p.m., New York City time, on May 3, 2010, unless extended.

We are offering to exchange up to $100.0 million aggregate principal amount of our new 7.875% Senior Notes due 2016, which have been registered under the Securities Act of 1933, referred to in this prospectus as the new notes, for any and all of our outstanding unregistered 7.875% Senior Notes due 2016 that we issued on September 28, 2009, referred to in this prospectus as the old notes. We issued the old notes in a transaction not requiring registration under the Securities Act. We are offering you new notes, with terms substantially identical to those of the old notes, in exchange for old notes in order to satisfy our obligation under a registration rights agreement into which we entered in connection with the offering and sale of the old notes. The new notes will be treated as a single class with the $150.0 million aggregate principal amount of 7.875% Senior Notes due 2016 that we issued on August 11, 2009, which we refer to in this prospectus as the pre-existing notes. The old notes, the new notes and the pre-existing notes are collectively referred to in this prospectus as the senior notes.

Material Terms of the Exchange Offer

•	The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes will not contain the terms with respect to transfer restrictions, registration rights and payments of additional interest that relate to the old notes.

•	The new notes will be fully and unconditionally guaranteed, jointly and severally, on a senior basis, subject to certain exceptions, by all of our domestic subsidiaries that guarantee certain of our other indebtedness.

•	The exchange offer expires at 5:00 p.m., New York City time, on May 3, 2010, which we refer to as the expiration time and the expiration date, respectively, unless extended by us.

•	Subject to the terms of this exchange offer, we will exchange all of the old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw your tender of old notes at any time before the expiration of this exchange offer.

•	If you do not properly tender your old notes, you will continue to hold unregistered notes that you will not be able to transfer freely.

•	The exchange of old notes for new notes generally will not be a taxable event for U.S. federal income tax purposes.

•	We do not intend to list the new notes on any national securities exchange or seek approval for quotation through any automated trading system.

•	We will not receive any proceeds from this exchange offer.

•	All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act.

See the section entitled “Risk Factors” that begins on page 12 for a discussion of the risks that you should carefully consider before tendering your old notes for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March   , 2010

Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, if requested by such a broker-dealer, for a period of at least 45 days after the date of effectiveness of the registration statement of which this prospectus forms a part, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.” The letter of transmittal delivered with this prospectus states that a broker-dealer, by acknowledging that it will deliver and by delivering a prospectus, will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act.

We have not authorized any broker, dealer or other person to give any information other than that contained in this prospectus. You must not rely upon any information not contained in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

About This Prospectus	ii
Where You Can Find More Information	ii
Summary	1
Risk Factors	12
Special Note Regarding Forward-Looking Statements	32
Selected Consolidated Financial Information and Other Data	34
The Exchange Offer	72
Description of New Notes	84
Description of Old Notes	133
Description of Other Indebtedness	133
Material United States Federal Income Tax Consequences	138
Plan of Distribution	143
Legal Matters	143
Experts	144
Index to Financial Statements	F-1
EX-4.18
EX-4.19
EX-4.20
EX-4.21
Ex-5.1
EX-5.2
EX-5.3
EX-5.4
EX-5.5
EX-5.6
EX-5.7
EX-5.8
EX-5.9
EX-12.1
EX-12.2
EX-23.1
EX-23.2
EX-23.3
EX-23.4
EX-23.5
EX-25.1
EX-99.1
EX-99.2
EX-99.3
EX-99.4

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. We may add, update or change any information contained in this prospectus through a prospectus supplement. You should read this prospectus and any prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus is a part, together with the additional information described under “Where You Can Find More Information,” before you make any investment decision.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to exchange old notes for new notes only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any actual exchange of old notes for new notes.

Unless otherwise stated or unless the context otherwise requires, all references to “we,” “us,” “our,” “our company” or “the Company” in this prospectus refer collectively to Inverness Medical Innovations, Inc., a Delaware corporation, and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the new notes offered hereby. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement, as amended, or the exhibits and schedules filed with the registration statement. For further information with respect to us and the new notes offered hereby, please see the registration statement, as amended, and the exhibits and schedules filed with the registration statement. Each statement contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement, as amended, and the exhibits and schedules filed with the registration statement may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we file annual, quarterly and periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

You may request a copy of this information and the filings we mention above, at no cost, by writing or calling us at Inverness Medical Innovations, Inc., 51 Sawyer Road, Suite 200, Waltham, Massachusetts, 02453, telephone (781) 647-3900, Attention: Secretary.

To obtain timely delivery of any copies of filings requested, please write or call us no later than April 28, 2010, five days prior to the expiration of the exchange offer.

ii

SUMMARY

This summary highlights the information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all the information that may be important to you or that you should consider before exchanging your old notes for new notes. You should carefully read this entire prospectus, including the “Risk Factors” section, and should consult with your own legal and tax advisors to understand fully the terms of the exchange offer and the new notes.

OUR COMPANY

General

Inverness Medical Innovations, Inc. enables individuals to take charge of improving their health and quality of life at home by developing new capabilities in near-patient diagnosis, monitoring and health management. Our global leading products and services, as well as our new product development efforts, focus on cardiology, women’s health, infectious disease, oncology and drugs of abuse. Our business is organized into three major reportable segments: professional diagnostics, health management and consumer diagnostics. Through our professional diagnostics segment, we develop, manufacture and market an extensive array of innovative rapid diagnostic test products and other in vitro diagnostic tests to medical professionals and laboratories for detection of infectious diseases, cardiac conditions, drugs of abuse and pregnancy. Our health management segment provides comprehensive, integrated programs and services focused on wellness, disease and condition management, productivity enhancement and informatics, all designed to reduce health-related costs and enhance the health and quality of life of the individuals we serve. Our consumer diagnostic segment consists primarily of manufacturing operations related to our role as the exclusive manufacturer of products for SPD Swiss Precision Diagnostics, or SPD, our 50/50 joint venture with The Procter & Gamble Company, or P&G. SPD holds a leadership position in the worldwide over-the-counter pregnancy and fertility/ovulation test market. We have grown our businesses by leveraging our strong intellectual property portfolio and making selected strategic acquisitions. Our products are sold in approximately 150 countries through our direct sales force and an extensive network of independent global distributors.

Inverness Medical Innovations, Inc. is a Delaware corporation. Our principal executive offices are located at 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453 and our telephone number is (781) 647-3900. Our website is www.invernessmedical.com. The information found on our website is not part of this prospectus.

Acquisition of Majority Interest in Standard Diagnostics

On March 22, 2010, we completed our follow-on cash tender offer to acquire up to an additional 1,295,836 common shares of our majority-owned subsidiary, Standard Diagnostics, Inc., a corporation organized under the laws of South Korea, or Standard Diagnostics. Standard Diagnostics is a Korean manufacturer and distributor of diagnostic reagents and devices for hepatitis, infectious disease, tumor markers, fertility and drugs of abuse, which had 2009 revenues and income before income taxes (calculated in accordance with U.S. GAAP) of approximately $58.4 million and $24.4 million, respectively.

Pursuant to the follow-on tender offer, we acquired approximately 1,029,120 common shares of Standard Diagnostics, which are in addition to the 4,767,025 common shares of Standard Diagnostics that we acquired on February 8, 2010 pursuant to an earlier tender offer for such shares. In the initial tender offer, we acquired approximately 61.9% of the issued and outstanding common shares of Standard Diagnostics, and the follow-on tender offer increased our ownership to approximately 74.8% of such issued and outstanding common shares. We paid an aggregate purchase price of approximately 41.16 billion South Korean Won, or approximately $36.4 million, for the common shares tendered in the follow-on tender offer. We paid an aggregate purchase price of approximately 190.7 billion South Korean Won, or approximately $166.3 million, for the common shares tendered in the initial tender offer.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

On September 28, 2009, we completed the private offering of $100.0 million aggregate principal amount of old notes. As part of that offering, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed, among other things, to deliver this prospectus to you and to conduct an exchange offer for the old notes. Below is a summary of the exchange offer.

Old Notes	7.875% Senior Notes due 2016 that were issued on September 28, 2009.

New Notes	Up to $100.0 million aggregate principal amount of our 7.875% Senior Notes due 2016. The terms of the new notes are identical in all material respects to the terms the old notes, except that the new notes will not contain the terms of with respect to transfer restrictions, registration rights and payments of additional interest that relate to the old notes. After payment of the unpaid additional interest that has accrued on the old notes, if any, the additional interest provisions relating to the old notes will not apply. The new notes will be treated as a single class with the $150.0 million aggregate principal amount of our pre-existing notes. The terms of the new notes are identical to the terms of the pre-existing notes, and the new notes will be issued as “additional notes” under the indenture governing the pre-existing notes. The new notes will bear the same CUSIP and ISIN numbers as the pre-existing notes, except that if additional interest has accrued on the old notes and remains unpaid at the time of the completion of the exchange offer, then, in order to identify the new notes that are entitled to receive such accrued and unpaid additional interest after the completion of the exchange offer, the new notes will have temporary CUSIP and ISIN numbers different from those of the pre-existing notes. In such case, following the first interest payment date after the consummation of the exchange offer, after payment of the interest on the new notes (including such accrued and unpaid additional interest), the new notes will be assigned the same CUSIP and ISIN numbers as those of the pre-existing notes without any further action on the part of the holders.

The Exchange Offer	We are offering to exchange a like amount of new notes for our old notes in minimum denominations of $2,000 and integral multiples of $1,000. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there is $100.0 million aggregate principal amount of old notes outstanding. We will issue new notes promptly after the expiration of the exchange offer.

Expiration Date and Time	The exchange offer will expire at 5:00 p.m., New York City time, on May 3, 2010 unless we extend the exchange offer. If for any reason, including an extension by us, the exchange offer is not consummated on or before June 25, 2010, we may be required to pay additional interest on the old notes.

Conditions to the Exchange Offer	The exchange offer is subject to certain conditions, some of which may be waived by us. See “The Exchange Offer — Conditions to the Exchange Offer” for information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes	The old notes were issued as global securities. Beneficial interests that are held by direct or indirect participants in The Depository Trust Company, or DTC, are shown on, and transfers of the old notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

If you are a holder of old notes held in book-entry form and you wish to tender your old notes pursuant to the exchange offer, you must transmit to the exchange agent, before the expiration time either:

• a written or facsimile copy of an executed letter of transmittal and all other required documents to the address set forth on the cover page of the letter of transmittal; or

• a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer.

The exchange agent must also receive before the expiration time a timely confirmation of the book-entry transfer of your old notes into the exchange agent’s account at DTC, in accordance with the procedures described for book-entry transfer in this prospectus under the heading “The Exchange Offer — Procedures for Tendering Old Notes.”

By tendering your old notes, you will represent to us in writing that, among other things:

• you are not an affiliate (as defined in Rule 405 under the Securities Act) of us or any subsidiary guarantor of the new notes, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements under the Securities Act to the extent applicable;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act;

• you will receive the new notes in the ordinary course of your business;

• if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of new notes; and

• if you are a broker-dealer that will receive new notes for your own account in exchange for old notes acquired as a result of market-making or other trading activities, which we refer to as a participating broker-dealer, you will deliver a prospectus in connection with any resale of such new notes.

If any of these conditions are not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests in outstanding notes and your name does not appear on a security position listing of DTC as the holder of those book-entry interests or you own a beneficial interest in outstanding old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

If you are a beneficial owner who wishes to tender on the registered holder’s behalf, prior to completing and executing the letter of transmittal and delivering the old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See “The Exchange Offer — Procedures for Tendering Old Notes.”

Guaranteed Delivery Procedures	If you wish to tender your old notes in the exchange offer but the required documentation cannot be completed by the expiration time or the procedures for book-entry transfer cannot be completed on a timely basis, you must tender your old notes according to the guaranteed delivery procedures described in “The Exchange Offer — Procedures for Tendering Old Notes — Guaranteed Delivery.”

Effect of Not Tendering	Old notes that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the existing restrictions on transfer of the old notes.

The trading market for old notes not exchanged in the exchange offer may be significantly more limited after the exchange offer. Therefore, if your old notes are not tendered and accepted in the exchange offer, it may be more difficult for you to sell or transfer your unexchanged old notes.

Furthermore, you will not generally be able to require us to register your old notes under the Securities Act and you will not be able to resell, offer to resell or otherwise transfer your old notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

Broker-Dealers	Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, if requested by such a broker-dealer, for period of at least 45 days after the date of effectiveness of the registration statement of which this prospectus forms a part, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.” The letter of transmittal delivered with this prospectus states that a broker-dealer, by acknowledging that it will deliver and by delivering a prospectus, will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Any broker-dealer who acquired old notes directly from us may not rely on interpretations of the staff of the SEC to the foregoing effect and must instead comply with the registration requirements and prospectus delivery requirements of the Securities Act (including being named as a selling securityholder) in order to resell the old notes or the new notes.

Withdrawal Rights	You may withdraw your tender of old notes at any time before the expiration time. To withdraw, the exchange agent must receive a notice of withdrawal at its address indicated under “The Exchange Offer — Exchange Agent” before the expiration time. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any old notes that you tendered but that were not accepted for exchange or that you tendered and withdrew prior to the expiration time.

Interest Payments on the New Notes	The new notes will bear interest from the most recent date through which interest has been paid on the old notes. If your old notes are accepted for exchange, then you will receive interest on the new notes (including any accrued but unpaid additional interest on the old notes) and not on the old notes.

Registration Rights Agreement	In connection with the offering of the old notes, we and the guarantor subsidiaries and Jefferies & Company, Inc., Goldman, Sachs & Co. and Wells Fargo Securities, LLC, the initial purchasers in the offering, entered into a registration rights agreement that granted the holders of the old notes issued in the offering certain exchange and registration rights. Specifically, in the registration rights agreement, we agreed to file, on or before February 25, 2010, the registration statement of which this prospectus forms a part with respect to a registered offer to exchange the old notes for the new notes. We also agreed to use our commercially reasonable efforts to have this registration statement declared effective by the SEC on or before May 26, 2010. We also agreed to use our commercially reasonable efforts to consummate the exchange offer on or before June 25, 2010. If we fail to fulfill any of these obligations under the registration rights agreement, additional interest will accrue on the old notes at a rate of 0.25% per annum for the first 90-day period immediately following failure to meet any of the deadlines listed above. The amount of the additional interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period up to a maximum amount of additional interest of 1.00% per annum, from and including the date on which any of the deadlines listed above were not met to, but excluding, the earlier of (1) the date on which all registration defaults have been cured or

(2) the date on which all of the old notes otherwise become freely transferable by holders other than affiliates of us or any guarantor subsidiary without further registration under the Securities Act.

Tax Consequences	Your exchange of old notes for new notes will not be treated as a taxable exchange for United States federal income tax purposes. See “Material United States Federal Income Tax Consequences.”

Accounting Treatment	The new notes will be recorded at the same carrying value as the old notes, and we will not recognize any gain or loss from the exchange offer for accounting purposes. See “The Exchange Offer — Accounting Treatment.”

Acceptance of Old Notes and Delivery of New Notes	Subject to the conditions stated in “The Exchange Offer — Conditions to the Exchange Offer,” we will accept for exchange any and all old notes that are properly tendered and not withdrawn in the exchange offer at or before the expiration time. See “The Exchange Offer — Procedures for Tendering Old Notes.” The new notes issued pursuant to this exchange offer will be delivered promptly following the expiration time.

Exchange Agent	We have appointed The Bank of New York Mellon Trust Company, N.A., as the exchange agent for the exchange offer. The mailing address and telephone number of the exchange agent are: The Bank of New York Mellon, Corporate Trust Operations, Reorganization Unit, 101 Barclay Street — 7 East, New York, NY 10286, Attention: Carolle Montreuil, (212) 815-5920. See “The Exchange Offer — Exchange Agent.”

Fees and Expenses	We will pay all expenses related to this exchange offer. See “The Exchange Offer — Fees and Expenses.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes in exchange for old notes as described in this prospectus, we will receive old notes of like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled.

Risk Factors

You should carefully consider all information in this prospectus. In particular, you should evaluate the specific risk factors set forth in the section entitled “Risk Factors” in this prospectus for a discussion of risks relating to our business and an investment in the new notes.

SUMMARY OF TERMS OF THE NEW NOTES

The following summary describes the principal terms of the new notes. The following description is subject to important limitations and exceptions. The “Description of New Notes” section of this prospectus contains a more detailed description of the new notes than this summary section.

Issuer	Inverness Medical Innovations, Inc., a Delaware corporation.

Notes Offered	Up to $100.0 million aggregate principal amount of our 7.875% Senior Notes due 2016. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes will not contain the terms with respect to transfer restrictions, registration rights and payments of additional interest that relate to the old notes. After payment of the unpaid additional interest that has accrued on the old notes, if any, the additional interest provisions relating to the old notes will not apply. The new notes will be treated as a single class with the $150.0 million aggregate principal amount of our pre-existing notes. The terms of the new notes are identical to the terms of the pre-existing notes, and the new notes will be issued as “additional notes” under the indenture governing the pre-existing notes. The new notes will bear the same CUSIP and ISIN numbers as the pre-existing notes, except that if additional interest has accrued on the old notes and remains unpaid at the time of the completion of the exchange offer, then, in order to identify the new notes that are entitled to receive such accrued and unpaid additional interest after the completion of the exchange offer, the new notes will have temporary CUSIP and ISIN numbers different from those of the pre-existing notes. In such case, following the first interest payment date after the consummation of the exchange offer, after payment of the interest on the new notes (including such accrued and unpaid additional interest), the new notes will be assigned the same CUSIP and ISIN numbers as those of the pre-existing notes without any further action on the part of the holders.

Maturity Date	February 1, 2016.

Interest	7.875% per annum, payable semi-annually on February 1 and August 1 of each year, commencing February 1, 2010. Interest will accrue from the most recent date to which interest has been paid on the old notes.

Optional Redemption	We may, at our option, redeem the new notes, in whole or part, at any time on or after February 1, 2013, at the redemption prices described in “Description of New Notes — Redemption — Optional Redemption” plus accrued and unpaid interest to (but excluding) the redemption date.

Optional Redemption After Certain Equity Offerings	At any time (which may be more than once) until August 1, 2012, we can choose to redeem up to 35% of the new notes and the pre-existing notes (together with any other “additional notes” that may be issued under the indenture governing the pre-existing notes), taken together, which we refer to collectively as our August 2009 senior notes, with money that we raise in certain equity offerings, so long as:

• we pay 107.875% of the face amount of the applicable August 2009 senior notes, plus accrued and unpaid interest to (but excluding) the redemption date;

• we redeem the applicable August 2009 senior notes within 90 days of completing such equity offering; and

• at least 65% of the aggregate principal amount of the August 2009 senior notes remains outstanding afterwards. See “Description of New Notes — Redemption — Redemption with Proceeds from Equity Offerings.”

Make-Whole Redemption	Prior to February 1, 2013, we may redeem some or all of the new notes by the payment of a make-whole premium described under “Description of New Notes — Redemption — Make-whole Redemption,” plus accrued and unpaid interest to (but excluding) the redemption date.

Change of Control	If a change of control occurs, subject to certain conditions, we must give holders of the new notes an opportunity to sell the new notes to us at a purchase price of 101% of the principal amount of the new notes, plus accrued and unpaid interest to (but excluding) the date of the purchase. See “Description of New Notes — Change of Control.”

Guarantees	The payment of the principal, premium and interest on the new notes is or will be fully and unconditionally guaranteed, jointly and severally, on a senior basis by, subject to certain exceptions, all of our current and future domestic subsidiaries that guarantee certain other of our indebtedness. A guarantee may be released if we dispose of the guarantor subsidiary or it ceases to guarantee certain other indebtedness of ours or any of our other subsidiaries. See “Description of New Notes — Guarantees of the Notes.”

Ranking	The new notes will be our general senior unsecured obligations and will be:

• pari passu in right of payment with all of our existing and future senior indebtedness, including indebtedness arising under the old notes and the pre-existing notes;

• effectively subordinated to all of our existing and future secured indebtedness, including indebtedness arising under our secured credit facilities, to the extent of the assets securing such indebtedness;

• senior in right of payment to all of our existing and future subordinated indebtedness, including indebtedness arising under our 9.00% senior subordinated notes due 2016 that we issued on May 12, 2009, which we refer to as our senior subordinated notes, and indebtedness arising under our 3.00% senior subordinated convertible notes due 2016 that we issued on May 14, 2007, which we refer to as our senior subordinated convertible notes;

• unconditionally guaranteed on a senior basis by the guarantor subsidiaries; and

• structurally subordinated to all existing and future obligations of each of our subsidiaries that do not guarantee the new notes;

See “Description of New Notes — Ranking of the Notes and the Guarantees.”

The guarantees will be general senior unsecured obligations of the guarantor subsidiaries and will be:

• pari passu in right of payment with all existing and future senior indebtedness of the guarantor subsidiaries, including indebtedness arising under the guarantor subsidiaries’ guarantees of the old notes and the pre-existing notes;

• effectively subordinated to all existing and future secured indebtedness of the guarantor subsidiaries, including indebtedness arising under our secured credit facilities, to the extent of the assets securing such indebtedness;

• senior in right of payment to all existing and future subordinated indebtedness of the guarantor subsidiaries, including indebtedness arising under the guarantor subsidiaries’ guarantees of the senior subordinated notes; and

• structurally subordinated to all existing and future obligations of each of our subsidiaries that do not guarantee the new notes.

See “Description of New Notes — Ranking of the Notes and the Guarantees.”

As of December 31, 2009, we had approximately $1.36 billion in aggregate principal amount of secured debt outstanding, including approximately $1.34 billion in aggregate principal amount of debt outstanding under our secured credit facilities.

Asset Sale Proceeds	If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, repay certain indebtedness or make an offer to purchase a principal amount of August 2009 senior notes equal to the excess net cash proceeds, subject to certain exceptions. The purchase price of the August 2009 senior notes will be 100% of their principal amount, plus accrued and unpaid interest. See “Description of New Notes — Certain Covenants — Limitations on Asset Sales.”

Certain Covenants	We will issue the new notes as additional notes under a base indenture dated as of August 11, 2009 with The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by a first supplemental indenture dated as of August 11, 2009 with certain of the guarantor subsidiaries and The Bank of New York Mellon Trust Company, as trustee, a second supplemental indenture dated as of September 22, 2009, with certain of the guarantor subsidiaries and The Bank of New York Mellon Trust Company, as trustee, a fourth supplemental indenture dated as of November 25, 2009, with certain of the guarantor subsidiaries and The Bank of New York

Mellon Trust Company, as trustee, a sixth supplemental indenture dated as of February 1, 2010, with certain of the guarantor subsidiaries and The Bank of New York Mellon Trust Company, as trustee, an eighth supplemental indenture dated as of March 1, 2010, with certain of the guarantor subsidiaries and The Bank of New York Mellon Trust Company, as trustee, and a tenth supplemental indenture dated as of March 19, 2010, with certain of the guarantor subsidiaries and The Bank of New York Mellon Trust Company, as trustee. We refer to the base indenture as so supplemented as the indenture. The indenture will govern the new notes and the pre-existing notes, which together shall constitute a single class of securities under the indenture. The indenture governing the new notes contains covenants that limit our ability and our restricted subsidiaries’ ability to, among other things:

• incur additional debt;

• pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated debt;

• make certain investments;

• create liens on our assets;

• transfer or sell assets;

• engage in transactions with our affiliates;

• create restrictions on the ability of our subsidiaries to pay dividends or make loans, asset transfers or other payments to us;

• issue capital stock of our subsidiaries;

• engage in any business, other than our existing businesses and related businesses;

• enter into sale and leaseback transactions;

• incur layered indebtedness; and

• consolidate or merge with any person (other than certain affiliates) or transfer all or substantially all of our assets or the aggregate assets of us and our subsidiaries.

These covenants are subject to important exceptions and qualifications, which are described under the caption “Description of New Notes — Certain Covenants.”

Covenant Suspension	At any time that the new notes are rated investment grade, and subject to certain conditions, certain covenants contained in the indenture will be suspended. See “Description of New Notes — Certain Covenants.”

Qualified Reopening	For United States federal income tax purposes, we intend to treat the old notes as issued pursuant to a “qualified reopening” of the pre-existing notes and the new notes as a continuation of the old notes. For United States federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under this treatment, all of the old notes and the new notes will be deemed to have the same issue date, the same issue price and (with respect to holders) the same adjusted issue price as the pre-existing notes for United States federal income tax purposes, and therefore will be treated as having been issued with the same amount of remaining original issue discount as the pre-existing notes. See “Material United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes in exchange for old notes as described in this prospectus, we will receive old notes of like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled.

Book-Entry Form	Initially, the new notes will be represented by one or more global notes in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company.

Illiquid Market	There can be no assurance as to the development or liquidity of any market for the new notes. At the time of the private offering of the old notes, the initial purchasers of the old notes advised us that they intended to make a market for the old notes. However, they are not obligated to do so with respect to the new notes and may discontinue any such market-making activities at any time without notice.

Transfer Restrictions	The old notes have not been registered under the Securities Act or any state securities laws and are subject to restrictions on transfer. The new notes have been registered under the Securities Act and are not subject to those restrictions.

RISK FACTORS

You should carefully consider the following risk factors as well as the other information contained in this prospectus before deciding to tender your outstanding old notes in the exchange offer. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment. This prospectus contains statements that constitute forward-looking statements regarding, among other matters, our intentions, beliefs or current expectations about our business. These forward-looking statements are subject to risks, uncertainties and assumptions, as further described in the section entitled “Special Note Regarding Forward-Looking Statements.”

Risks Relating to Tendering Old Notes for New Notes

There may be a limited or no trading market for the new notes, and you may not be able to sell them quickly or at the price that you paid.

Upon consummation of the exchange offer, the new notes will be considered a single class with the pre-existing notes. There is a limited trading market for the pre-existing notes. We do not intend to apply for the new notes or the pre-existing notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. At the time of the public offering of the pre-existing notes, the underwriters advised us that they intended to make a market for the pre-existing notes. Similarly, at the time of the private offering of the old notes, the initial purchasers advised us that they intended to make a market for the old notes. However, neither the underwriters nor the initial purchasers are obligated to do so with respect to the new notes and may discontinue any such market-making activities at any time without notice. In addition, the liquidity of the trading market in the new notes, if any, and any market price quoted for the new notes, may be adversely affected by changes in the overall market for high-yield securities and by changes in our financial performance or prospects or in the financial performance or prospects for companies in our industry generally. In addition, such market-making activities, if any, will be subject to limits imposed by the United States federal securities laws, and may be limited during the pendency of any shelf registration statement. As a result, there may be a limited or no active trading market for the new notes, which could negatively impact your ability to sell the new notes. In addition, if there is a limited or no active trading market for the new notes, the prices that you receive when you sell may not be favorable. Future trading prices of the new notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the old notes for the new notes;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

If you do not carefully follow the required procedures in order to exchange your old notes, you will continue to hold old notes subject to transfer restrictions, which will make it difficult for you to sell or otherwise transfer such old notes.

If the required procedures for the exchange of the old notes are not followed, you will continue to hold old notes, which are subject to transfer restrictions. The new notes will be issued in exchange for the old notes only after timely receipt by the exchange agent of a properly completed and executed letter of transmittal and all other required documents. Therefore, if you wish to tender your old notes, you must allow sufficient time to ensure timely delivery. Neither we nor the exchange agent has any duty to notify you of defects or irregularities with respect to tenders of old notes for exchange. Any holder of old notes who tenders in the exchange offer for the purpose of participating in a distribution of the new notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired in market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.”

In certain instances, failure of participants in the exchange offer to deliver a prospectus in connection with transfers of the new notes could result in liability under the Securities Act.

Based on no-action letters issued by the staff of the SEC, we believe that certain holders may offer for resale, resell or otherwise transfer the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “The Exchange Offer,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act (including being named a selling securityholder) to transfer your new notes. In these cases, if you transfer any new note without delivering a prospectus meeting the requirements of the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

Risks Relating to Continued Ownership of Old Notes

If you do not exchange old notes for new notes, transfer restrictions will continue and trading of the old notes may be difficult, which could result in a decrease in the value of the old notes.

The old notes have not been registered under the Securities Act and are subject to substantial restrictions on transfer. Old notes that are not tendered for exchange or are tendered but are not accepted will, following completion of the exchange offer, continue to be subject to existing restrictions on transfer. We do not expect to register the old notes under the Securities Act. You may not offer or sell the old notes unless they are registered under the Securities Act or the offer or sale is exempt from registration under the Securities Act and applicable securities laws. These continued transfer restrictions may make it difficult for you to sell or otherwise transfer old notes. See “The Exchange Offer — Consequences of Failure to Exchange.”

The trading market for old notes could be limited, which could make it difficult for you to sell or otherwise transfer old notes and thereby result in a decrease in the value of the old notes.

There is a risk that an active trading market in the old notes will not exist, develop or be maintained following the consummation of the exchange offer. The trading market for old notes could become significantly more limited after the exchange offer as a result of the anticipated reduction in the amount of old notes outstanding upon consummation of the exchange offer. Therefore, if your old notes are not exchanged for new notes in the exchange offer, it may become more difficult for you to sell or otherwise transfer your old notes. This reduction in liquidity may in turn reduce the market price, and increase the price volatility, of the old notes.

Risks Relating to Our Debt, Including the New Notes

Our business has substantial indebtedness, which could, among other things, make it more difficult for us to satisfy our debt obligations, require us to use a large portion of our cash flow from operations to repay and service our debt or otherwise create liquidity problems, limit our flexibility to adjust to market conditions, place us at a competitive disadvantage and expose us to interest rate fluctuations.

We currently have, and will likely continue to have, a substantial amount of indebtedness. As of December 31, 2009, we had total debt outstanding of approximately $2.1 billion, which included approximately $1.1 billion in aggregate principal amount of indebtedness outstanding under our senior secured credit facility, $250.0 million in aggregate principal amount of indebtedness outstanding under our junior secured credit facility, which we refer to, together with the senior secured credit facility, as our secured credit facilities, $250.0 million in aggregate principal amount of indebtedness under our outstanding senior notes, $400.0 million in aggregate principal amount of indebtedness under our outstanding senior subordinated notes, and $150.0 million in aggregate principal amount of indebtedness under our outstanding senior subordinated convertible notes.

Our substantial indebtedness could affect our future operations in important ways. For example, it could:

•	make it more difficult to satisfy our obligations under the senior notes, the senior subordinated notes, the senior subordinated convertible notes, our secured credit facilities and our other debt-related instruments;

•	require us to use a large portion of our cash flow from operations to pay principal and interest on our indebtedness, which would reduce the amount of cash available to finance our operations and service obligations, could delay or reduce capital expenditures or the introduction of new products, could force us to forego business opportunities, including acquisitions, research and development projects or product design enhancements;

•	limit our flexibility to adjust to market conditions, leaving us vulnerable in the event of a downturn in general economic conditions or in our business and less able to plan for, or react to, changes in our business and the industries in which we operate;

•	impair our ability to obtain additional financing;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	expose us to fluctuations in the interest rate environment with respect to our indebtedness that bears interest at variable rates.

We expect to obtain the money to pay our expenses and to pay the principal and interest on the senior notes, the senior subordinated notes, the senior subordinated convertible notes, our secured credit facilities and our other debt from cash flow from our operations and potentially from other debt or equity offerings. Accordingly, our ability to meet our obligations depends on our future performance and capital-raising activities, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets in which we operate and pressure from competitors. We cannot be certain that our cash flow will be sufficient to allow us to pay principal and interest on our debt, including the new notes and the other senior notes, and meet our other obligations. If our cash flow and capital resources prove inadequate, we could face substantial liquidity problems and might be required to dispose of material assets or operations, restructure or refinance our debt, including the new notes and the other senior notes, seek additional equity capital or borrow more money. We cannot guarantee that we will be able to do so on acceptable terms. In addition, the terms of existing or future debt agreements, including the credit agreements governing our secured credit facilities and the indentures governing the senior notes, the senior subordinated notes and the senior subordinated convertible notes, may restrict us from adopting any of these alternatives.

Despite our current indebtedness levels, we may incur substantially more indebtedness. This could further increase the risks associated with our leverage.

We may incur substantial additional indebtedness in the future. The agreements governing our indebtedness, including the credit agreements governing our secured credit facilities and the indentures governing the senior notes, the senior subordinated notes and the senior subordinated convertible notes, permit us, subject to certain limitations, to incur additional indebtedness, which may be substantial. If new indebtedness is added to our current levels of indebtedness, the related risks that we now face could intensify.

The agreements governing our indebtedness subject us to various restrictions that may limit our ability to pursue business opportunities.

The agreements governing our indebtedness, including the credit agreements governing our secured credit facilities and the indentures governing the senior notes, the senior subordinated notes and the senior subordinated convertible notes, subject us to various restrictions on our ability to engage in certain activities, including, among other things, our ability to:

•	incur additional debt;

•	pay dividends or make distributions or repurchase or redeem our stock or subordinated debt;

•	acquire other businesses;

•	make investments;

•	make loans to or extend credit for the benefit of third parties or their subsidiaries;

•	prepay indebtedness;

•	enter into transactions with affiliates;

•	raise additional capital;

•	make capital or finance lease expenditures;

•	dispose of or encumber assets; and

•	consolidate, merge or sell all or substantially all of our assets.

These restrictions may limit or restrict our cash flow and our ability to pursue business opportunities or strategies that we would otherwise consider to be in our best interests.

Our secured credit facilities contain certain financial covenants that we may not satisfy, which, if not satisfied, could result in the acceleration of the amounts due under our secured credit facilities and the limitation of our ability to borrow additional funds in the future.

The agreements governing our secured credit facilities subject us to various financial and other restrictive covenants with which we must comply on an ongoing or periodic basis. These include covenants pertaining to maximum consolidated leverage ratios, minimum consolidated interest coverage ratios and limits on capital expenditures. If we violate any of these covenants, we may suffer a material adverse effect. Most notably, our outstanding debt under our secured credit facilities could become immediately due and payable, our lenders could proceed against any collateral securing such indebtedness and our ability to borrow additional funds in the future may be limited. Alternatively, we could be forced to refinance or renegotiate the terms and conditions of our secured credit facilities, including the interest rates, financial and restrictive covenants and security requirements of the secured credit facilities, on terms that may be significantly less favorable to us.

A default under any of the agreements governing our indebtedness could result in a default and acceleration of indebtedness under other agreements.

The agreements governing our indebtedness, including the credit agreements governing our secured credit facilities and the indentures governing the senior notes, the senior subordinated notes and the senior subordinated convertible notes, contain cross-default provisions whereby a default under one agreement could result in a default and acceleration of our repayment obligations under other agreements. If a cross-default were to occur, we may not be able to pay our debts or borrow sufficient funds to refinance them. Even if new financing were available, it may not be on commercially reasonable terms or acceptable terms. If some or all of our indebtedness is in default for any reason, our business, financial condition and results of operations could be materially and adversely affected.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the new notes.

Any default under the agreements governing our indebtedness, including a default under our secured credit facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the new notes and substantially decrease the market value of the new notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our secured credit facilities and the indentures governing the senior notes and the senior subordinated notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may need to obtain waivers from the required lenders under our secured credit facilities to avoid being in default. If we breach our covenants under our secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our secured credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

The new notes are not secured by our assets or those of our guarantor subsidiaries.

The new notes and the related guarantees are our and our guarantor subsidiaries’ general unsecured obligations and are effectively subordinated in right of payment to all of our and our guarantor subsidiaries’ secured indebtedness and obligations, including secured obligations that are otherwise subordinated. Accordingly, our secured indebtedness and obligations, including secured obligations that are otherwise subordinated, would effectively be senior to the new notes to the extent of the assets securing that indebtedness.

As of December 31, 2009, we had approximately $1.36 billion in aggregate principal amount of secured indebtedness outstanding, including approximately $1.34 billion in aggregate principal amount of indebtedness outstanding under our secured credit facilities. Any additional borrowings pursuant to our existing or future credit facilities would also be secured indebtedness if incurred. Although the indenture governing the new notes contains limitations on the amount of additional indebtedness that we may incur, under certain circumstances the amount of such indebtedness could be substantial and, in any case, such indebtedness may be secured indebtedness. See “Description of New Notes — Certain Covenants — Limitations on Additional Indebtedness.”

Your right to receive payment on the new notes will be structurally subordinated to the obligations of our non-guarantor subsidiaries.

Some of our existing and future domestic subsidiaries will guarantee our obligations under the new notes. However, our foreign subsidiaries and our other domestic subsidiaries will not be required by the indenture to guarantee the new notes. Our non-guarantor subsidiaries are separate and distinct legal entities with no obligation to pay any amounts due pursuant to the new notes or the guarantees of the new notes or to provide us or the guarantor subsidiaries with funds for our payment obligations. Our cash flow and our ability to service our debt, including the new notes, depend in part on the earnings of our non-guarantor subsidiaries and on the distribution of earnings, loans or other payments to us by these subsidiaries. For the fiscal year ended December 31, 2009, our non-guarantor subsidiaries (which include all of our foreign subsidiaries and certain of our domestic subsidiaries) had net revenues of approximately $630.7 million, or approximately 32.8% of our consolidated 2009 revenues, and operating income of approximately $58.1 million, or approximately 39.8% of our consolidated 2009 operating income. As of December 31, 2009, our non-guarantor subsidiaries had assets of approximately $1.7 billion, or approximately 24.8% of our consolidated assets. These figures do not give pro forma effect to any acquisition we have made since such date. Payments to us or a guarantor subsidiary by these non-guarantor subsidiaries will be contingent upon their earnings and their business considerations.

The new notes will be structurally subordinated to all current and future liabilities, including trade payables, of our subsidiaries that do not guarantee the new notes. The claims of creditors of those subsidiaries, including trade creditors, will have priority as to the assets and cash flows of those subsidiaries. In the event of a bankruptcy, liquidation, dissolution or similar proceeding of any of the non-guarantor subsidiaries, holders of their liabilities, including their trade creditors, will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us or our guarantor subsidiaries. As of December 31, 2009, the non-guarantor subsidiaries had approximately $563.9 million of total indebtedness and other liabilities, including trade payables but excluding intercompany liabilities. This figure does not give pro forma effect to any acquisition we have made since such date.

The lenders under our secured credit facilities will have the discretion to release the guarantors under the secured credit facilities in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the new notes.

While any obligations under our secured credit facilities remain outstanding, any guarantee of the new notes may be released without action by, or consent of, any holder of the new notes or the trustee under the indenture governing the new notes if the relevant guarantor is no longer a guarantor of obligations under the secured credit facilities or certain other indebtedness. See “Description of New Notes — Guarantees of the Notes.” The lenders under the secured credit facilities or such other indebtedness will have the discretion to release the guarantees under the secured credit facilities in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the new notes.

If we undergo a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the new notes, which would violate the terms of the new notes.

Upon the occurrence of a change of control, as defined in the indenture governing the new notes and the pre-existing notes, holders of the new notes and holders of the pre-existing notes will have the right to require us to purchase all or any part of such holders’ new notes or pre-existing notes, as the case may be, at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but excluding) the date of purchase. The events that constitute a change of control under the indenture may also constitute:

•	a default under our secured credit facilities, which prohibit the purchase of the new notes and pre-existing notes by us in the event of certain changes of control, unless and until our indebtedness under the secured credit facilities is repaid in full;

•	a change of control under the indentures governing our old notes and our senior subordinated notes, which would give the holders of the old notes and the holders of the senior subordinated notes the right to require us to purchase all or any part of such notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any to (but excluding) the date of purchase; and

•	a fundamental change under the indenture governing our senior subordinated convertible notes, which would give the holders of the senior subordinated convertible notes the right to require us to purchase all or any part of such notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but excluding) the date of purchase.

There can be no assurance that either we or our guarantor subsidiaries would have sufficient financial resources available to satisfy all of our or their obligations under the new notes or the related guarantees, our secured credit facilities or the related guarantees, our old notes or the related guarantees, our pre-existing notes or the related guarantees, our senior subordinated notes or the related guarantees, or our senior subordinated convertible notes in the event of a change of control. Our failure to purchase the new notes and the pre-existing notes as required under the indenture governing the new notes and the pre-existing notes would result in a default under that indenture and under our secured credit facilities and could result in a default under the indentures governing the old notes, the senior subordinated notes and the senior subordinated convertible notes, each of which could have material adverse consequences for us and the holders of the new notes. See “Description of New Notes — Change of Control.”

The trading prices of the new notes will be directly affected by our ratings with major credit rating agencies, the prevailing interest rates being paid by companies similar to us, and the overall condition of the financial and credit markets.

The trading prices of the new notes in the secondary market will be directly affected by our ratings with major credit rating agencies, the prevailing interest rates being paid by companies similar to us, and the overall condition of the financial and credit markets. It is impossible to predict the prevailing interest rates or the condition of the financial and credit markets. Credit rating agencies continually revise their ratings for companies that they follow, including us. Any ratings downgrade could adversely affect the trading price of the new notes or the trading market for the new notes, to the extent any trading market for the new notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future.

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. federal bankruptcy or similar state law, which would prevent the holders of the new notes from relying on that subsidiary to satisfy claims.

The new notes will be guaranteed by some of our domestic subsidiaries that are guarantors or borrowers under our secured credit facilities. The guarantees may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or another similar case or lawsuit is commenced by or on behalf of our or a guarantor subsidiary’s unpaid creditors or another authorized party. Under these laws, if a court were to find that, at the time any guarantor subsidiary issued a guarantee of the new notes, either it issued the guarantee to delay, hinder or defraud present or future creditors, or it received less than reasonably equivalent value or fair consideration for issuing the guarantee and at the time:

•	it was insolvent or rendered insolvent by reason of issuing the guarantee;

•	it was engaged, or about to engage, in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital to carry on its business;

•	it intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature; or

•	it was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied,

then the court could void the obligations under the guarantee, subordinate the guarantee of the new notes to other debt or take other action detrimental to holders of the new notes.

We cannot be sure as to the standard that a court would use to determine whether a guarantor subsidiary was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees would not be voided or that the guarantees would not be subordinated to other debt. If such a case were to occur, the guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor subsidiary, the obligations of the applicable guarantor subsidiary were incurred for less than fair consideration. A court could thus void the obligations under the guarantee, subordinate the guarantee to the applicable guarantor subsidiary’s other debt or take other action detrimental to holders of the new notes. If a court were to void a guarantee, you would no longer have a claim against the guarantor subsidiary. Sufficient funds to repay the new notes may not be available from other sources, including the remaining guarantor subsidiaries, if any. In addition, the court might direct you to repay any amounts that you already received from or are attributable to the guarantor subsidiary.

Each subsidiary guarantee contains a provision intended to limit the guarantor subsidiary’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

If a bankruptcy petition were filed by or against us, holders of new notes may receive a lesser amount for their claims than they would have been entitled to receive under the indenture governing the new notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the new notes, the claim by any holder of the new notes for the principal amount of the new notes may be limited to an amount equal to the sum of:

•	the original issue price for the new notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any original issue discount that was not accreted as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the new notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the new notes, even if sufficient funds are available.

The old notes were, and the new notes will be, issued with original issue discount and market discount for United States federal income tax purposes.

For United States federal income tax purposes, we intend to treat the old notes as issued pursuant to a “qualified reopening” of the pre-existing notes and the new notes as a continuation of the old notes. For United States federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under this treatment, all of the old notes and the new notes will be deemed to have the same issue date, the same issue price and (with respect to holders) the same adjusted issue price as the pre-existing notes for United States federal income tax purposes, and therefore will be treated as having been issued with the same amount of remaining original issue discount as the pre-existing notes. In addition to the stated interest on the old notes and the new notes, U.S. holders (as defined in “Material United States Federal Income Tax Consequences”) will be required to include any amounts representing original issue discount in gross income (as ordinary income) as it accrues on a constant yield to maturity basis for United States federal income tax purposes in advance of the receipt of cash payments to which such income is attributable, regardless of whether a holder is on the cash or accrual method of tax accounting. Because the offering price of the old notes was less than the old notes’ “adjusted issue price” on September 28, 2009, the old notes were issued with market discount. Further, because the new notes will be treated as a continuation of the old notes, the new notes will be treated as having the same amount of market discount as the old notes. Market discount is subject to special rules for United States federal income tax purposes. See “Material United States Federal Income Tax Consequences.”

Interest on the old notes and the new notes may not be deductible by us for United States federal income tax purposes.

The deductibility of interest is subject to many limitations under the Internal Revenue Code. We may not be able to deduct, in whole or in part, the interest on the old notes or the new notes. The availability of an interest deduction was not determinative in our issuance of these notes.

Certain covenants contained in the indenture will not be applicable during any period in which the new notes are rated investment grade.

The indenture governing the new notes will provide that certain covenants will not apply to us during any period in which the new notes are rated investment grade by both Standard & Poor’s and Moody’s and no default has otherwise occurred and is continuing under the indenture. The covenants that would be suspended include, among others, limitations on our and our restricted subsidiaries’ ability to pay dividends, incur additional indebtedness, sell certain assets and enter into certain other transactions. Any actions that we take while these covenants are not in force will be permitted even if the new notes are subsequently downgraded below investment grade and such covenants are subsequently reinstated. There can be no assurance that the new notes will ever be rated investment grade, or that if they are rated investment grade, the new notes will maintain such ratings. See “Description of New Notes — Certain Covenants — Suspension of Covenants.”

Risks Relating to Our Business

Disruptions in the capital and credit markets related to the current national and worldwide financial crisis, which may continue indefinitely or intensify, could adversely affect our results of operations, cash flows and financial condition, or those of our customers and suppliers.

The current disruptions in the capital and credit markets may continue indefinitely or intensify, and adversely impact our results of operations, cash flows and financial condition, or those of our customers and suppliers. These disruptions could adversely affect our ability to draw on our bank revolving credit facility, which is dependent on the ability of the banks that are parties to the facility to meet their funding commitments. Those banks may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity. Disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our access to liquidity needed to conduct or expand our businesses or conduct acquisitions or make other discretionary investments, as well as our ability to effectively hedge our currency exchange or interest rate risk. Such disruptions may also adversely impact the capital needs of our customers and suppliers, which, in turn, could adversely affect our results of operations, cash flows and financial condition.

Our acquisitions may not be profitable, and the integration of these businesses may be costly and difficult and may cause disruption to our business.

Since commencing activities in November 2001, we have acquired and integrated into our operations numerous businesses. Since the beginning of 2006, we have acquired and integrated, or are in the process of integrating Standard Diagnostics, Inc., or Standard Diagnostics, Laboratory Specialists of America, Inc., or Laboratory Specialists, RMD Networks, Inc., or RMD, Tapestry Medical, Inc., or Tapestry; Free & Clear; ZyCare; GeneCare Medical Genetics Center, Inc., or GeneCare; Concateno; the ACON second territory business; the ACON first territory business; Matria Healthcare, Inc., or Matria; BBI Holdings Plc, or BBI; Panbio Limited, or Panbio; ParadigmHealth, Inc., or ParadigmHealth; Redwood Toxicology Laboratory, Inc., or Redwood; Alere Medical, Inc., or Alere Medical; HemoSense, Inc., or HemoSense; Cholestech Corporation, or Cholestech; Biosite Incorporated, or Biosite; and Instant Technologies, Inc., or Instant. We have also made a number of smaller acquisitions. The ultimate success of all of these acquisitions depends, in part, on our ability to realize the anticipated synergies, cost savings and growth opportunities from integrating these businesses or assets into our existing businesses. However, the successful integration of independent businesses or assets is a complex, costly and time-consuming process. The difficulties of integrating companies and acquired assets include, among others:

•	consolidating manufacturing, research and development operations and health management information technology platforms, where appropriate;

•	integrating newly acquired businesses or product lines into a uniform financial reporting system;

•	coordinating sales, distribution and marketing functions and strategies, including the integration of our current health management products and services;

•	establishing or expanding manufacturing, sales, distribution and marketing functions in order to accommodate newly-acquired businesses or product lines or rationalizing these functions to take advantage of synergies;

•	preserving the important licensing, research and development, manufacturing and supply, distribution, marketing, customer and other relationships;

•	minimizing the diversion of management’s attention from ongoing business concerns; and

•	coordinating geographically separate organizations.

We may not accomplish the integration of our acquisitions smoothly or successfully. The diversion of the attention of our management from current operations to integration efforts and any difficulties encountered in combining operations could prevent us from realizing the full benefits anticipated to result from these acquisitions and adversely affect our other businesses. Additionally, the costs associated with the integration of our acquisitions may be substantial. To the extent that we incur integration costs that are not anticipated when we finance our acquisitions, these unexpected costs could adversely impact our liquidity or force us to borrow additional funds. Ultimately, the value of any business or asset that we have acquired may not be greater than or equal to the purchase price of that business or asset.

If we choose to acquire or invest in new and complementary businesses, products or technologies rather than developing them internally, such acquisitions or investments could disrupt our business and, depending on how we finance these acquisitions or investments, could result in the use of significant amounts of cash.

Our success depends in part on our ability to continually enhance and broaden our product offerings in response to changing technologies, customer demands and competitive pressures. Accordingly, from time to time, we may seek to acquire or invest in businesses, products or technologies instead of developing them internally. Acquisitions and investments involve numerous risks, including:

•	the inability to complete the acquisition or investment;

•	disruption of our ongoing businesses and diversion of management attention;

•	difficulties in integrating the acquired entities, products or technologies;

•	difficulties in operating the acquired business profitably;

•	difficulties in transitioning key customer, distributor and supplier relationships;

•	risks associated with entering markets in which we have no, or limited, prior experience; and

•	unanticipated costs.

In addition, any future acquisitions or investments may result in:

•	issuances of dilutive equity securities, which may be sold at a discount to market price;

•	use of significant amounts of cash;

•	the incurrence of debt;

•	the assumption of significant liabilities, including litigation;

•	unfavorable financing terms;

•	large one-time expenses; and

•	the creation of intangible assets, including goodwill, the write-down of which may result in significant charges to earnings.

Our joint venture transaction with P&G may not realize all of its intended benefits.

In connection with SPD, our 50/50 joint venture with P&G, we may experience:

•	difficulties in integrating our corporate culture and business objectives with that of P&G into the joint venture;

•	difficulties or delays in transitioning clinical studies;

•	diversion of our management’s time and attention from other business concerns;

•	higher than anticipated costs of integration at the joint venture;

•	difficulties in retaining key employees who are necessary to manage the joint venture; or

•	difficulties in working with an entity based in Switzerland and thus remote or inconvenient to our Waltham, Massachusetts headquarters.

Moreover, because SPD is a 50/50 joint venture, we do not have complete control over its operations, including business decisions which may impact SPD’s profitability.

For any of these reasons, or as a result of other factors, we may not realize the anticipated benefits of the joint venture and cash flow or profits derived from our ownership interest in SPD may be less than the cash flow or profits that could have been derived had we retained the transferred assets and continued to operate the consumer diagnostics business ourselves. P&G retains an option to require us to purchase P&G’s interest in SPD at fair market value during the 60-day period beginning on May 17, 2011. Moreover, certain subsidiaries of P&G have the right, at any time upon certain material breaches by us or our subsidiaries of our obligations under the joint venture documents, to acquire all of our interest in the joint venture at fair market value less damages.

We may not be successful in conducting future joint venture transactions.

In addition to SPD, our 50/50 joint venture with P&G, we may enter into additional joint venture transactions in the future. We may experience unanticipated difficulties in connection with those joint venture transactions. We cannot assure you that any such joint venture transaction will be profitable or that we will receive any of the intended benefits of such a transaction.

If goodwill and/or other intangible assets that we have recorded in connection with our acquisitions of other businesses become impaired, we could have to take significant charges against earnings.

In connection with the accounting for our acquisitions we have recorded, or will record, a significant amount of goodwill and other intangible assets. Under current accounting guidelines, we must assess, at least annually and potentially more frequently, whether the value of goodwill and other intangible assets has been impaired. Any reduction or impairment of the value of goodwill or other intangible assets will result in a charge against earnings, which could materially adversely affect our reported results of operations in future periods.

We may experience manufacturing problems or delays due to, among other reasons, our volume, specialized processes or our Chinese operations, which could result in decreased revenue or increased costs.

Many of our manufacturing processes are complex and involve sensitive scientific processes, including unique and often proprietary antibodies which cannot be replicated or acquired through alternative sources without undue delay or expense. In addition, our manufacturing processes often require complex and specialized equipment which can be expensive to repair or replace with required lead times of up to a year. Also, our private label consumer diagnostics business relies on operational efficiency to mass produce products at low margins per unit. We also rely on numerous third parties to supply production materials and, in some cases, there may not be alternative sources immediately available.

In recent years we have shifted production of several of our products to our manufacturing facilities in China and closed less efficient and more expensive facilities elsewhere. We expect to continue to shift production to China and other lower cost facilities as part of our continuing efforts to reduce costs, improve quality and more efficiently serve targeted markets. Moving the production of products is difficult and involves significant risk. Problems establishing relationships with local materials suppliers; acquiring or adapting the new facility and its equipment to the production of new products; hiring, training and retaining personnel; and establishing and maintaining compliance with governmental regulations and industry standards can cause delays and inefficiencies, which could have a material negative impact on our financial performance. We also currently rely on a number of significant third-party manufacturers to produce certain of our professional diagnostics products. Any event which negatively impacts our manufacturing facilities, our manufacturing systems or equipment, or our contract manufacturers or suppliers, including, among others, wars, terrorist activities, natural disasters and outbreaks of infectious disease, could delay or suspend shipments of products or the release of new products or could result in the delivery of inferior products. Our revenues from the affected products would decline or we could incur losses until such time as we or our contract manufacturers are able to restore our or their production processes or we are able to put in place alternative contract manufacturers or suppliers.

Even though we carry business interruption insurance policies, we may suffer losses as a result of business interruptions that exceed the coverage available under our insurance policies.

We may experience difficulties that may delay or prevent our development, introduction or marketing of new or enhanced products or services.

We intend to continue to invest in product and technology development. The development of new or enhanced products or services is a complex and uncertain process. We may experience research and development, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction or marketing of new products, services or enhancements. We cannot be certain that:

•	any of the products or services under development will prove to be effective in clinical trials;

•	any products or services under development will not infringe on intellectual property rights of others;

•	we will be able to obtain, in a timely manner or at all, regulatory approval to market any of our products or services that are in development or contemplated;

•	the products and services we develop can be manufactured or provided at acceptable cost and with appropriate quality; or

•	these products and services, if and when approved, can be successfully marketed.

The factors listed above, as well as manufacturing or distribution problems, or other factors beyond our control, could delay new product or service launches. In addition, we cannot assure you that the market will accept these products and services. Accordingly, there is no assurance that our overall revenue will increase if and when new products or services are launched.

If the results of clinical studies required to gain regulatory approval to sell our products are not available when expected, or do not demonstrate the anticipated safety and effectiveness of those potential products, we may not be able to sell future products and our sales could be adversely affected.

Before we can sell certain of our products, we must conduct clinical studies intended to demonstrate that our potential products are safe and effective and perform as expected. The results of these clinical studies are used as the basis to obtain regulatory approval from government authorities such as the Food and Drug Administration, or FDA. Clinical studies are experiments conducted using potential products and human patients having the diseases or medical conditions that the product is trying to evaluate or diagnose. Conducting clinical studies is a complex, time-consuming and expensive process. In some cases, we may spend several years completing certain studies.

If we fail to adequately manage our clinical studies, those clinical studies and corresponding regulatory approvals may be delayed or we may fail to gain approval for our potential product candidates altogether. Even if we successfully manage our clinical studies, we may not obtain favorable results and may not be able to obtain regulatory approval. If we are unable to market and sell our new products or are unable to obtain approvals in the timeframe needed to execute our product strategies, our business and results of operations would be materially and adversely affected.

If we are unable to obtain required clearances or approvals for the commercialization of our products in the United States, we may not be able to sell future products and our sales could be adversely affected.

Our future performance depends on, among other matters, our estimates as to when and at what cost we will receive regulatory approval for new products. Regulatory approval can be a lengthy, expensive and uncertain process, making the timing, cost and ability to obtain approvals difficult to predict. In addition, regulatory processes are subject to change, and new or changed regulations can result in increased costs and unanticipated delays.

In the United States, clearance or approval to commercially distribute new medical devices is received from the FDA through clearance of a Premarket Notification, or 510(k), or through approval of a Premarket Approval, or PMA. To receive 510(k) clearance, a new product must be substantially equivalent to a medical device first marketed in interstate commerce prior to May 1976. The FDA may determine that a new product is not substantially equivalent to a device first marketed in interstate commerce prior to May 1976 or that additional information is needed before a substantial equivalence determination can be made. A “not substantially equivalent” determination, or a request for additional information, could prevent or delay the market introduction of new products that fall into this category. The 510(k) clearance and PMA review processes can be expensive, uncertain and lengthy. It generally takes from three to five months from submission to obtain 510(k) clearance, and from six to eighteen months from submission to obtain a PMA approval; however, it may take longer, and 510(k) clearance or PMA approval may never be obtained.

Modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in the intended use of the device, require new 510(k) or PMA submissions. We have made modifications to some of our products since receipt of initial 510(k) clearance or PMA. With respect to several of these modifications, we filed new 510(k)s describing the modifications and received FDA 510(k) clearance. We have made other modifications to some of our products that we believe do not require the submission of new 510(k)s or PMAs. The FDA may not agree with any of our determinations not to submit a new 510(k) or PMA for any of these modifications made to our products. If the FDA requires us to submit a new 510(k) or PMA for any device modification, we may be prohibited from marketing the modified products until the new submission is cleared by the FDA.

We are also subject to applicable regulatory approval requirements of the foreign countries in which we sell products, which are costly and may prevent or delay us from marketing our products in those countries.

In addition to regulatory requirements in the United States, we are subject to the regulatory approval requirements for each foreign country to which we export our products. In the European Union, regulatory compliance requires affixing the “CE” mark to product labeling. Although our products are currently eligible for CE marking through self-certification, this process can be lengthy and expensive. In Canada, as another example, our products require approval by Health Canada prior to commercialization, along with International Standards Organization, or ISO, 13485/CMDCAS certification. It generally takes from three to six months from submission to obtain a Canadian Device License. Any changes in foreign approval requirements and processes may cause us to incur additional costs or lengthen review times of our products. We may not be able to obtain foreign regulatory approvals on a timely basis, if at all, and any failure to do so may cause us to incur additional costs or prevent us from marketing our products in foreign countries, which may have a material adverse effect on our business, financial condition and results of operations.

Failure to comply with ongoing regulations applicable to our businesses may result in significant costs or, in certain circumstances, the suspension or withdrawal of previously obtained clearances or approvals.

Our businesses are extensively regulated by the FDA and other federal, state and foreign regulatory agencies. These regulations impact many aspects of our operations, including manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion and record-keeping. For example, our manufacturing facilities and those of our suppliers and distributors are, or can be, subject to periodic regulatory inspections. The FDA and foreign regulatory agencies may require post-marketing testing and surveillance to monitor the effects of approved products or place conditions on any product approvals that could restrict the commercial applications of those products. In addition, the subsequent discovery of previously unknown problems with a product may result in restrictions on the product, including withdrawal of the product from the market. We are also subject to routine inspection by the FDA and certain state agencies for compliance with the Quality System Regulation and Medical Device Reporting requirements in the United States and other applicable regulations worldwide, including but not limited to ISO requirements. Certain portions of our health management business are subject to unique licensing or permit requirements. For example, we may be required to obtain certification to participate in governmental payment programs, such as state Medicaid programs, we may need an operating license in some states, and some states have established Certificate of Need programs regulating the expansion of healthcare operations. In addition, we believe certain of our health management services are educational in nature, do not constitute the practice of medicine or provision of healthcare, and thus do not require that we maintain federal or state licenses to provide such services. However, it is possible that federal or state laws regarding the provision of “virtual” or telephonic medicine could be revised or interpreted to include our services, or that other laws may be enacted which require licensure or otherwise relate to our health management services. In such event, we may incur significant costs to comply with such laws and regulations. In addition, we are subject to numerous federal, state and local laws relating to such matters as privacy, healthcare kickbacks and false claims, safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with these laws and regulations. If we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products or injunctions against our distribution, termination of our service agreements by our customers, disgorgement of money, operating restrictions and criminal prosecution.

New federal or state laws may be enacted, or regulatory agencies may impose new or enhanced standards that would increase our costs, as well as the risks associated with non-compliance. In addition, the federal government recently enacted the Genetic Information Non-discrimination Act of 2008 (GINA), and we may incur additional costs in assisting our customers with their efforts to comply with GINA while continuing to offer certain of our services.

Healthcare reform legislation could adversely affect our revenue and financial condition.

There are a number of initiatives on the federal and state levels for comprehensive reforms affecting the payment for, the availability of and reimbursement for healthcare services in the United States. These initiatives range from proposals to fundamentally change federal and state healthcare reimbursement programs, including providing comprehensive healthcare coverage to the public under governmental funded programs, to minor modifications to existing programs. In particular, federal legislation has reduced or significantly altered Medicare and Medicaid reimbursements. Legislative and regulatory bodies are likely to continue to pursue healthcare reform initiatives and may continue to reduce the funding of the Medicare and Medicaid programs, including Medicare Advantage, in an effort to reduce overall federal healthcare spending. Other proposals include additional taxes on the sale of medical devices to fund a portion of the reform proposals. Legislative proposals are also pending that would impose federal reporting requirements regarding payments or relationships between manufacturers of covered drugs, devices or biological or medical supplies and physicians, among others. The ultimate content or timing of any future healthcare reform legislation, and its impact on us, is impossible to predict. If significant reforms are made to the healthcare system in the United States, or in other jurisdictions, those reforms may have an adverse effect on our financial condition and results of operations.

If we deliver products with defects, our credibility may be harmed, market acceptance of our products may decrease and we may be exposed to liability in excess of our product liability insurance coverage.

The manufacturing and marketing of professional and consumer diagnostics involve an inherent risk of product liability claims. For example, a defect in one of our diagnostic products may cause the product to report inaccurate information, such as a false positive result, a false negative result or an error message. In addition, our product development and production are extremely complex and could expose our products to defects. Any defects could harm our credibility and decrease market acceptance of our products. In addition, our marketing of monitoring services may cause us to be subjected to various product liability claims, including, among others, claims that inaccurate monitoring results lead to injury or death. Potential product liability claims may exceed the amount of our insurance coverage or may be excluded from coverage under the terms of the policy. In the event that we are held liable for a claim for which we are not indemnified, or for damages exceeding the limits of our insurance coverage, that claim could materially damage our business and financial condition.

The effect of market saturation may negatively affect the sales of our products, including our Triage BNP tests.

Our meter-based Triage BNP test, launched domestically in January 2001, was the first blood test available to aid in the detection of heart failure and benefited from a first-to-market position until the entry of direct competition in June 2003. As the acute care and initial diagnosis market segment for BNP testing in the U.S. hospital setting becomes saturated, unless we are able to successfully introduce new products into the market and achieve market acceptance of those products in a timely manner, we expect the growth rates of sales unit volume for our Triage BNP tests in 2010 and future periods to be lower than the growth rates experienced over the past several years. In addition, as the market for BNP testing matures and more competitive products become available, the average sales price for the Triage BNP tests is likely to decline, which will adversely impact our product sales, gross margins and our overall financial results.

The health management business is a relatively new component of the overall healthcare industry.

The health management services provided by our Alere health management business and our subsidiaries Quality Assured Services, Inc., or QAS, and Tapestry, are relatively new components of the overall healthcare industry. Accordingly, our health management customers have not had significant experience in purchasing, evaluating or monitoring such services, which can result in a lengthy sales cycle. The success of our health management business depends on a number of factors. These factors include:

•	our ability to differentiate our health management services from those of our competitors;

•	the extent and timing of the acceptance of our services as a replacement for, or supplement to, traditional managed care offerings;

•	the effectiveness of our sales and marketing and engagement efforts with customers and their health plan participants;

•	our ability to sell and implement new and additional services beneficial to health plans and employers and their respective participants or employees;

•	our ability to achieve, measure and effectively communicate cost savings for health plans and employers through the use of our services; and

•	our ability to retain health plan and employee accounts as competition increases.

Since the health management business is continually evolving, we may not be able to anticipate and adapt to the developing market. Moreover, we cannot predict with certainty the future growth rate or the ultimate size of the market.

Increasing health insurance premiums and co-pays may cause individuals to forgo health insurance and avoid medical attention, either of which may reduce demand for our products and services.

Health insurance premiums and co-pays have generally increased in recent years. Increased premiums may cause individuals to forgo health insurance, as well as medical attention. This may reduce demand for our point-of-care diagnostic products and also reduce the number of lives managed by our health management programs. Increased co-pays may cause insured individuals to forgo medical attention thereby reducing demand for our professional diagnostic tests, as well as revenues under certain health management programs.

Our health management business may be adversely affected by cost reduction pressures among our customers.

Our customers continue to face cost reduction pressures that may cause them to curtail their use of, or reimbursement for, health management services, to negotiate reduced fees or other concessions or to delay payment. In addition, the loss of jobs due to the recent economic crisis may cause the number of lives we manage to decrease. These financial pressures could have an adverse impact on our business.

Rising unemployment may negatively impact the collectibility of uninsured accounts and patient due accounts and/or reduce total health plan populations.

One of the primary collection risks of our health management business’ accounts receivable relates to uninsured patient accounts and patient accounts for which the primary insurance carrier has paid the amounts covered by the applicable agreement, but patient responsibility amounts (deductibles and copayments) remain outstanding. As unemployment rates rise nationally, these uninsured and patient due accounts could make up a greater percentage of the health management business’ accounts receivable. Deterioration in the collectibility of these accounts could adversely affect the health management business’ collection of accounts receivable, cash flows and results of operations. Additionally, certain of our health management contracts provide reimbursement to us based on total relevant populations managed by health plans. As unemployment rates rise, certain of our revenues may be reduced under these contracts as managed lives may decrease.

If we are unable to retain and negotiate favorable contracts with managed care plans, our revenues may be reduced.

The ability of our health management business to obtain favorable contracts with health maintenance organizations, preferred provider organizations and other managed care plans significantly affects the revenues and operating results of our health management business. The business’ future success will depend, in part, on its ability to retain and renew its managed care contracts and to enter into new managed care contracts on terms favorable to us. If the health management business is unable to retain and negotiate favorable contracts with managed care plans, our revenues may be reduced.

A portion of our health management fees are contingent upon performance.

Some of our existing health management agreements contain savings or other guarantees, which provide that our revenues, or a portion of them, are contingent upon projected cost savings or other quality performance measures related to our health management programs. There is no guarantee that we will accurately forecast cost savings and clinical outcome improvements under our health management agreements or meet the performance criteria necessary to recognize potential revenues under the agreements. Additionally, untimely, incomplete or inaccurate data from our customers, or flawed analysis of such data, could have a material adverse impact on our ability to recognize revenues.

If our costs of providing health management services increase, we may not be able to pass these cost increases on to our customers.

Many of our health management services are provided pursuant to long-term contracts that we may not be able to re-negotiate. If our costs increase, we may not be able to increase our prices, which would adversely affect results of operations. Accordingly, any increase in our costs could reduce our overall profit margin.

Demands of non-governmental payers may adversely affect our growth in revenues.

Our ability to negotiate favorable contracts with non-governmental payers, including managed care plans, significantly affects the revenues and operating results of our health management business. These non-governmental payers increasingly are demanding discounted fee structures, and the trend toward consolidation among non-governmental payers tends to increase their bargaining power over fee structures. Reductions in price increases or the amounts received from managed care, commercial insurance or other payers could have a material, adverse effect on the financial position and results of operations of our health management business.

Our data management and information technology systems are critical to maintaining and growing our business.

Our businesses, and in particular our health management business, are dependent on the effective use of information technology and, consequently, technology failure or obsolescence may negatively impact our businesses. In addition, data acquisition, data quality control, data security and data analysis, which are a cornerstone of our health management programs, are intense and complex processes subject to error. Untimely, incomplete or inaccurate data, flawed analysis of such data or our inability to properly integrate, implement and update systems could have a material adverse impact on our business and results of operations.

Our financial condition or results of operations may be adversely affected by international business risks.

We generate a significant percentage of our net revenue from outside the United States, and a significant number of our employees, including manufacturing, sales, support and research and development personnel, are located in foreign countries, including England, Scotland, Japan, China, Australia, Germany and Israel. Conducting business outside the United States subjects us to numerous risks, including:

•	increased costs or reduced revenue as a result of movements in foreign currency exchange rates;

•	decreased liquidity resulting from longer accounts receivable collection cycles typical of foreign countries;

•	lower productivity resulting from difficulties managing sales, support and research and development operations across many countries;

•	lost revenues resulting from difficulties associated with enforcing agreements and collecting receivables through foreign legal systems;

•	lost revenues resulting from the imposition by foreign governments of trade protection measures;

•	higher cost of sales resulting from import or export licensing requirements;

•	lost revenues or other adverse effects as a result of economic or political instability in or affecting foreign countries in which we sell our products or operate; and

•	adverse effects resulting from changes in foreign regulatory or other laws affecting the sales of our products or our foreign operations.

Because our business relies heavily on foreign operations and revenues, changes in foreign currency exchange rates and our need to convert currencies may negatively affect our financial condition and results of operations.

Our business relies heavily on our foreign operations. Three of our four largest manufacturing operations are conducted outside the United States in Hangzhou and Shanghai, China and Matsudo, Japan, and we also have manufacturing operations in the United Kingdom, Australia, South Africa and Israel. We also have significant research and development operations in Jena, Germany and Stirling, Scotland, as well as in the United Kingdom, Australia and Israel. In addition, for the year ended December 31, 2009, approximately 31.0% of our net revenue was derived from sales outside the United States. Because of our foreign operations and foreign sales, we face exposure to movements in foreign currency exchange rates. Our primary exposures are related to the operations of our European and Asia Pacific subsidiaries and our manufacturing facilities in China and Japan. These exposures may change over time as business practices evolve and could result in increased costs or reduced revenue and could affect our actual cash flow.

Intense competition could reduce our market share or limit our ability to increase market share, which could impair the sales of our products and harm our financial performance.

The medical products industry is rapidly evolving, and developments are expected to continue at a rapid pace. Competition in this industry, which includes both our professional diagnostics and consumer diagnostics businesses, is intense and expected to increase as new products and technologies become available and new competitors enter the market. Our competitors in the United States and abroad are numerous and include, among others, diagnostic testing and medical products companies, universities and other research institutions.

Our future success depends upon maintaining a competitive position in the development of products and technologies in our areas of focus. Our competitors may:

•	develop technologies and products that are more effective than our products or that render our technologies or products obsolete or noncompetitive;

•	obtain patent protection or other intellectual property rights that would prevent us from developing potential products; or

•	obtain regulatory approval for the commercialization of our products more rapidly or effectively than we do.

Also, the possibility of patent disputes with competitors holding patent rights may limit or delay expansion possibilities for our diagnostic businesses and new product launches. In addition, many of our existing or potential competitors have or may have substantially greater research and development capabilities, clinical, manufacturing, regulatory and marketing experience and financial and managerial resources.

We could suffer monetary damages, incur substantial costs or be prevented from using technologies important to our products as a result of a number of pending legal proceedings.

We are involved in various legal proceedings arising out of our businesses, including those matters discussed in the section entitled “Business — Legal Proceedings.” Because of the nature of our business, we may be subject at any particular time to commercial disputes, product liability claims, negligence claims or various other lawsuits arising in the ordinary course of our business, including infringement, employment or investor matters, and we expect that this will continue to be the case in the future. Such lawsuits generally seek damages, sometimes in substantial amounts, for commercial or personal injuries allegedly suffered and can include claims for punitive or other special damages. An adverse ruling or rulings in one or more such lawsuits could, individually or in the aggregate, have a material adverse effect on our sales, operations or financial performance. In addition, we aggressively defend our patent and other intellectual property rights. This often involves bringing infringement or other commercial claims against third parties. These suits can be expensive and result in counterclaims challenging the validity of our patents and other rights. We cannot assure you that these lawsuits or any future lawsuits relating to our business will not have a material adverse effect on us.

The rights we rely upon to protect the intellectual property underlying our products may not be adequate, which could enable third parties to use our technology and would reduce our ability to compete in the market.

Our success will depend in part on our ability to develop or acquire commercially valuable patent rights and to protect our intellectual property. Our patent position is generally uncertain and involves complex legal and factual questions. The degree of present and future protection for our proprietary rights is uncertain and may be impacted by intellectual property law or legislation.

The risks and uncertainties that we face with respect to our patents and other proprietary rights include the following:

•	the pending patent applications we have filed, or to which we have exclusive rights, may not result in issued patents or may take longer than we expect to result in issued patents;

•	the claims of any patents which are issued may not provide meaningful protection;

•	we may not be able to develop additional proprietary technologies that are patentable;

•	the patents licensed or issued to us or our customers may not provide a competitive advantage;

•	other parties may challenge patents or patent applications licensed or issued to us or our customers;

•	patents issued to other companies may harm our ability to do business; and

•	other companies may design around technologies we have patented, licensed or developed.

In addition to patents, we rely on a combination of trade secrets, non-disclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. Nevertheless, these measures may not be adequate to safeguard the technology underlying our products. If these measures do not protect our rights, third parties could use our technology and our ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in the development of our products may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. We also may not be able to effectively protect our intellectual property rights in some foreign countries. For a variety of reasons, we may decide not to file for patent, copyright or trademark protection or prosecute potential infringements of our patents. Our trade secrets may also become known through other means not currently foreseen by us. Despite our efforts to protect our intellectual property, our competitors or customers may independently develop similar or alternative technologies or products that are equal or superior to our technology and products without infringing on any of our intellectual property rights, or design around our proprietary technologies.

Claims by others that our products infringe on their proprietary rights could adversely affect our ability to sell our products and services and could increase our costs.

Substantial litigation over intellectual property rights exists in both the professional and consumer diagnostics industries. We expect that our products and services could be increasingly subject to third-party infringement claims, as the number of competitors grows and the functionality of products and technology in different industry segments overlaps. Third parties may currently have, or may eventually be issued, patents which our products and services or technology may infringe. Any of these third parties might make a claim of infringement against us. Any litigation could result in the expenditure of significant financial resources and the diversion of management’s time and resources. In addition, litigation in which we are accused of infringement may cause negative publicity, have an impact on prospective customers, cause product delays, require us to develop non-infringing technology, make substantial payments to third parties or enter into royalty or license agreements, which may not be available on acceptable terms, or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, we may be forced to stop selling current products or abandon new products under development and we could be exposed to legal actions by our customers.

We have initiated, and may need to further initiate, lawsuits to protect or enforce our patents and other intellectual property rights, which could be expensive and, if we lose, could cause us to lose some of our intellectual property rights, which would reduce our ability to compete in the market.

We rely on patents to protect a portion of our intellectual property and our competitive position. In order to protect or enforce our patent rights, we may initiate patent litigation against third parties, such as infringement suits or interference proceedings. Litigation may be necessary to:

•	assert claims of infringement;

•	enforce our patents;

•	protect our trade secrets or know-how; or

•	determine the enforceability, scope and validity of the proprietary rights of others.

Currently, we have initiated a number of lawsuits against competitors whom we believe to be selling products that infringe our proprietary rights. These current lawsuits and any other lawsuits that we initiate could be expensive, take significant time and divert management’s attention from other business concerns. Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may provoke third parties to assert claims against us.

Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and, consequently, patent positions in our industry are generally uncertain. We may not prevail in any of these suits and the damages or other remedies awarded, if any, may not be commercially valuable. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or investors perceive any of these results to be negative, the trading price of the new notes may decline.

Non-competition obligations and other restrictions will limit our ability to take full advantage of our management team, the technology we own or license and our research and development capabilities.

Members of our management team have had significant experience in the diabetes field. In addition, technology we own or license may have potential applications to this field and our research and development capabilities could be applied to this field. However, in conjunction with our split-off from Inverness Medical Technology, Inc., or IMT, we agreed not to compete with IMT and Johnson & Johnson in the field of diabetes through 2011. In addition, our license agreement with IMT prevents us from using any of the licensed technology in the field of diabetes. As a result of these restrictions, we are limited in our ability to pursue opportunities in the field of diabetes at this time.

Our operating results may fluctuate due to various factors and as a result period-to-period comparisons of our results of operations will not necessarily be meaningful.

Factors relating to our business make our future operating results uncertain and may cause them to fluctuate from period to period. Such factors include:

•	the timing of new product announcements and introductions by us and our competitors;

•	market acceptance of new or enhanced versions of our products;

•	the extent to which our current and future products rely on rights belonging to third parties;

•	changes in manufacturing costs or other expenses;

•	competitive pricing pressures;

•	changes in healthcare reimbursement policies and amounts;

•	regulatory changes;

•	the gain or loss of significant distribution outlets or customers;

•	increased research and development expenses;

•	liabilities and costs associated with litigation;

•	length of sales cycle and implementation process for new health management customers;

•	the costs and timing of any future acquisitions;

•	general economic conditions; or

•	general stock market conditions or other economic or external factors.

Because our operating results may fluctuate from quarter to quarter, it may be difficult for us or our investors to predict future performance by viewing historical operating results.

Period-to-period comparisons of our operating results may not be meaningful due to our acquisitions.

We have engaged in a number of acquisitions in recent years, which makes it difficult to analyze our results and to compare them from period to period. Significant acquisitions since 2006 include our acquisitions of the ACON business in the first territory in March 2006, Instant in March 2007, Biosite in June 2007, Cholestech in September 2007, Matria in May 2008, the ACON second territory business in April 2009 and our majority interest in Standard Diagnostics, Inc. in February and March 2010. Period-to-period comparisons of our results of operations may not be meaningful due to these acquisitions and are not indications of our future performance. Any future acquisitions will also make our results difficult to compare from period to period in the future.

The terms of the Series B Preferred Stock may limit our ability to raise additional capital through subsequent issuances of preferred stock.

For so long as any shares of Series B Preferred Stock remain outstanding, we are not permitted, without the affirmative vote or written consent of the holders of at least two-thirds of the Series B Preferred Stock then outstanding, to authorize or designate any class or series of capital stock having rights on liquidation or as to distributions (including dividends) senior to the Series B Preferred Stock. This restriction could limit our ability to plan for or react to market conditions or meet extraordinary capital needs, which could have a material adverse impact on our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. You can identify these statements by forward-looking words such as “may,” “could,” “should,” “would,” “intend,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other “forward-looking” information. There may be events in the future that we are unable to predict accurately or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. We caution investors that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those we discuss in this prospectus. These differences may be the result of various factors, including the factors identified in the section entitled “Risk Factors” in this prospectus, the factors identified in the section entitled “Risk Factors” in our annual report on Form 10-K/A for the year ended December 31, 2009 and other factors identified from time to time in our periodic filings with the SEC. Some important factors that could cause our actual results to differ materially from those projected in any such forward-looking statements are as follows:

•	our inability to predict the effects of the current national and worldwide financial and economic crisis, including disruptions in the capital and credit markets, and potential legislative and regulatory responses to the crisis;

•	our inability to predict the effects of anticipated United States national healthcare reform legislation and similar initiatives in other countries;

•	economic factors, including inflation and fluctuations in interest rates and foreign currency exchange rates, and the potential effect of such fluctuations on revenues, expenses and resulting margins;

•	competitive factors, including technological advances achieved and patents obtained by competitors and general competition;

•	domestic and foreign healthcare changes resulting in pricing pressures, including the continued consolidation among healthcare providers, trends toward managed care and healthcare cost containment and laws and regulations relating to sales and promotion, reimbursement and pricing generally;

•	laws and regulations affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products, licensing and environmental protection;

•	manufacturing interruptions, delays or capacity constraints or lack of availability of alternative sources for components for our products, including our ability to successfully maintain relationships with suppliers, or to put in place alternative suppliers on terms that are acceptable to us;

•	difficulties inherent in product development, including the potential inability to successfully continue technological innovation, complete clinical trials, obtain regulatory approvals or clearances in the United States and abroad and the possibility of encountering infringement claims with respect to patent or other intellectual property rights which can preclude or delay commercialization of a product;

•	significant litigation adverse to us including product liability claims, patent infringement claims and antitrust claims;

•	product efficacy or safety concerns resulting in product recalls or declining sales;

•	the impact of business combinations and organizational restructurings consistent with evolving business strategies;

•	our ability to satisfy the financial covenants and other conditions contained in the agreements governing our indebtedness;

•	our ability to effectively manage the integration of our acquisitions into our operations;

•	our ability to obtain required financing on terms that are acceptable to us; and

•	the issuance of new or revised accounting standards by the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or the SEC or the impact of any pending unresolved SEC comments.

The foregoing list provides many, but not all, of the factors that could impact our ability to achieve the results described in any forward-looking statement. Readers should not place undue reliance on our forward-looking statements. Before you invest in the new notes, you should be aware that the occurrence of the events described above and elsewhere in this prospectus could seriously harm our business, prospects, operating results and financial condition. We do not undertake any obligation to update any forward-looking statement as a result of future events or developments.

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The following tables provide our selected consolidated financial data as of the dates and for the periods shown. Our selected consolidated statement of operations data for the years ended December 31, 2007, 2008 and 2009 and our selected consolidated balance sheet data as of December 31, 2008 and 2009 are derived from our consolidated financial statements included elsewhere in this prospectus, which have been audited by BDO Seidman, LLP, our independent registered public accounting firm, as indicated in their report. Our selected consolidated statement of operations data for the years ended December 31, 2005 and 2006 and our selected consolidated balance sheet data as of December 31, 2005, 2006 and 2007 are derived from our consolidated financial statements not included in this prospectus, which have been audited by BDO Seidman, LLP, our independent registered public accounting firm.

The selected consolidated financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements, including the related notes thereto, included elsewhere in this prospectus, or, in the case of the years ended December 31, 2005 and 2006, not included herein but included in our annual reports on Form 10-K/A for such periods.

For a discussion of certain factors that materially affect the comparability of the selected consolidated financial data or may cause the data reflected herein not to be indicative of our future results of operations or financial condition, see the sections of this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	For the Year Ended December 31,
	2005	2006	2007	2008	2009
	(In thousands, except per share data and ratios)

Statement of Operations Data:
Net product sales	$331,046	$470,079	$728,091	$1,151,265	$1,365,079
Services revenue	—	—	16,646	405,462	528,487

Net product sales and services revenue	331,046	470,079	744,737	1,556,727	1,893,566
License and royalty revenue	15,393	17,324	21,979	25,826	29,075

Net revenue	346,439	487,403	766,716	1,582,553	1,922,641

Cost of net product sales	192,326	257,785	365,545	543,317	619,503
Cost of services revenue	—	—	5,261	177,098	240,026
Cost of license and royalty revenue	4,539	5,432	9,149	8,620	8,890

Cost of net revenue	196,865	263,217	379,955	729,035	868,419

Gross profit	149,574	224,186	386,761	853,518	1,054,222
Operating expenses:
Research and development	30,992	48,706	69,547	111,828	112,848
Purchase of in-process research and development	—	4,960	173,825	—	—
Sales and marketing	66,300	89,700	163,028	381,939	441,646
General and administrative	56,045	67,938	155,153	295,059	357,033
(Gain) loss on dispositions, net	—	3,498	—	—	(3,355)

Operating income (loss)	(3,763)	9,384	(174,792)	64,692	146,050
Interest expense and other expenses, net, including amortization of original issue discounts and write-off of deferred financing costs	(7,536)	(17,595)	(73,563)	(102,939)	(105,802)

Income (loss) from continuing operations before provision (benefit) for income taxes	(11,299)	(8,211)	(248,355)	(38,247)	40,248
Provision (benefit)for income taxes	6,971	5,712	(1,049)	(16,644)	15,627

Income (loss) from continuing operations before equity earnings of unconsolidated entities, net of tax	(18,270)	(13,923)	(247,306)	(21,603)	24,621
Equity earnings of unconsolidated entities, net of tax	—	336	4,372	1,050	7,626

Income (loss) from continuing operations	(18,270)	(13,587)	(242,934)	(20,553)	32,247
Income (loss) from discontinued operations, net of tax	(939)	(3,255)	(418)	(1,048)	1,934

Net income (loss)	(19,209)	(16,842)	(243,352)	(21,601)	34,181
Less: Net income attributable to non-controlling interests	—	—	1,401	167	465

	For the Year Ended December 31,
	2005		2006		2007	2008		2009
	(In thousands, except per share data and ratios)

Net income (loss) attributable to Inverness Medical Innovations, Inc. and subsidiaries	(19,209)		(16,842)		(244,753)	(21,768)		33,716
Preferred stock dividends	—		—		—	(13,989)		(22,972)

Net income (loss) available to common stockholders(1)	$(19,209)		$(16,842)		$(244,753)	$(35,757)		$10,744

Basic net income (loss) per common share attributable to Inverness Medical Innovations, Inc. and subsidiaries:
Net income (loss) per common share from continuing operations(1)	$(0.75)		$(0.39)		$(4.74)	$(0.45)		$0.11

Net income (loss) per common share from discontinued operations(1)	$(0.04)		$(0.10)		$(0.01)	$(0.01)		$0.02

Net (loss) income per common share	$(0.79)		$(0.49)		$(4.75)	$(0.46)		$0.13

Diluted net income (loss) per common share attributable to Inverness Medical Innovations, Inc. and subsidiaries:
Net income (loss) per common share from continuing operations(1)	$(0.75)		$(0.39)		$(4.74)	$(0.45)		$0.11

Net income (loss) per common share from discontinued operations(1)	$(0.04)		$(0.10)		$(0.01)	$(0.01)		$0.02

Net income (loss) per common share(1)	$(0.79)		$(0.49)		$(4.75)	$(0.46)		$0.13

Other financial data:
Ratio of earnings to fixed charges(2)(3)	0.5	x	0.7	x	—	0.7	x	1.4	x
Ratio of earnings to combined fixed charges and preference dividends(2)(4)	0.5	x	0.7	x	—	0.5	x	1.0	x

	December 31,
	2005	2006	2007	2008	2009
	(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$34,270	$71,104	$414,732	$141,324	$492,773
Working capital	$84,514	$133,297	$674,048	$470,349	$828,944
Total assets	$791,166	$1,085,771	$4,880,759	$5,955,360	$6,943,992
Total debt	$262,504	$202,976	$1,387,849	$1,520,534	$2,149,324
Total stockholders’ equity	$397,308	$714,138	$2,586,667	$3,278,838	$3,527,555

(1)	Net income (loss) available to common stockholders and basic and diluted net income (loss) per common share are computed as described in Notes 2(n) and 15 of our consolidated financial statements included elsewhere in this prospectus.

(2)	For the purpose of computing our ratio of earnings to fixed charges, “earnings” consist of pre-tax income before adjustment for income from equity investees plus fixed charges (excluding capitalized interest). “Fixed charges” consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense. This ratio is adjusted to include preference dividends in the ratio of earnings to combined fixed charges and preference dividends. “Preference dividends” equal the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities.

(3)	For the years ended December 31, 2005, 2006, 2007 and 2008, our earnings were insufficient to fully cover our fixed charges. The amount of the coverage deficiency in such periods was $11.3 million, $8.2 million, $248.4 million and $37.0 million, respectively.

(4)	For the years ended December 31, 2005, 2006, 2007 and 2008, our earnings were insufficient to fully cover our combined fixed charges and preference dividends. The amount of the coverage deficiency in such periods was $11.3 million, $8.2 million, $248.4 million and $37.0 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

This prospectus, including this “Management’s Discussion and analysis of Financial Condition and Results of Operations,” contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements by forward-looking words such as “may,” “could,” “should,” “would,” “intend,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other “forward-looking” information. Forward-looking statements in this section include, without limitation, statements regarding anticipated expansion and growth in certain of our product and service offerings, research and development expenditures, the impact of our research and development activities, potential new product and technology achievements, the impact of our global distribution network, our ability to improve our working capital and operating margins, our expectations with respect to Apollo, our new integrated health management technology platform, our ability to improve care and lower healthcare costs for both providers and patients, and our funding plans for our future working capital needs and commitments. Actual results or developments could differ materially from those projected in such statements as a result of numerous factors, including, without limitation, those risks and uncertainties set forth in “Risk Factors,” which begins on page 12 of this prospectus, as well as those factors identified from time to time in our periodic filings with the Securities and Exchange Commission. We do not undertake any obligation to update any forward-looking statements. This prospectus and, in particular, the following discussion and analysis of our financial condition and results of operations, should be read in light of those risks and uncertainties and in conjunction with our consolidated financial statements and notes thereto included elsewhere in this prospectus.

Overview

We enable individuals to take charge of improving their health and quality of life at home by developing new capabilities in near-patient diagnosis, monitoring and health management. Our global, leading products and services, as well as our new product development efforts, currently focus on cardiology, women’s health, infectious disease, oncology and drugs of abuse. We are continuing to expand our product and service offerings in all of these categories both through acquisitions and new product development.

Through our August 2009 acquisition of Concateno and our February 2010 acquisition of Kroll, we expanded the range of drugs of abuse testing products and services that we can offer the government, employers, health plans and healthcare professionals. Our February 2010 acquisition of a majority interest in Standard Diagnostics brought us a comprehensive range of rapid diagnostic products, with particular strength in the infectious disease category. In December 2009, we also entered into an agreement with Epocal Inc. to become the exclusive distributor of the epoc® point-of-care diagnostic system in the U.S. and other key markets. Over time, we expect this high-precision platform to support a broad menu of tests serving the critical care, point-of-care and, eventually, home settings. Within our health management segment, our September 2009 acquisition of Free & Clear brought us highly differentiated smoking cessation programs.

We have also continued to make progress toward our long-standing goal of strengthening our global network in order to efficiently distribute our current and future diagnostic products and, ultimately, our services, to customers around the globe. Our April 2009 acquisition of the remainder of ACON Laboratories’ rapid diagnostics business greatly enhanced our presence in China. We also acquired smaller distributors in Switzerland, Ireland, South Korea, Taiwan and Argentina.

Our research and development efforts focus on developing technology platforms that will facilitate movement of testing from the hospital and central laboratory to the physician’s office and, ultimately, the home. During the fourth quarter of 2009, we recognized our first commercial sales of the PIMA CD4 analyzer in Africa. Developed by our research team in Jena, Germany, this portable, point-of-care device provides laboratory quality results for determining patient therapy eligibility for HIV positive individuals and monitoring for patients on life-long therapy. Additionally, through our strong pipeline of novel proteins, or combinations of proteins that function as disease biomarkers, we are developing new point-of-care tests targeted toward all of our areas of focus. During the first quarter of 2009, we launched the Triage NGAL test outside of the U.S. Recent studies published on the NGAL marker can help identify patients at risk for acute kidney injury and we hope that the Triage NGAL test will eventually develop broad market appeal.

As a global, leading supplier of near-patient monitoring tools, as well as value-added healthcare services, we are uniquely positioned to improve care and lower healthcare costs for both providers and patients. Our rapidly growing home coagulation monitoring business, which supports doctors’ and patients’ efforts to monitor warfarin therapy using our INRatio blood coagulation monitoring system, represents an early example of the convergence of diagnostic devices with health management services. In November 2009, we supplemented our growing QAS home coagulation monitoring business by acquiring Tapestry whose strong management team and core strength in Medicare reimbursement will, along with QAS, provide us with a stable platform for growth in this significantly under-penetrated market. During 2009, we also invested heavily in our new integrated health management technology platform, called Apollo. Using a sophisticated data engine for acquiring and analyzing information, combined with a state of the art touch engine for communicating with individuals and their health partners, we expect Apollo to benefit healthcare providers, health insurers and patients alike by enabling more efficient and effective health management programs. We successfully launched Apollo on January 1, 2010.

2009 Financial Highlights

Net revenue in 2009 of $1.9 billion increased by $340.1 million, or 21%, from $1.6 billion in 2008. Net revenue increased primarily as a result of our health management and professional diagnostics-related acquisitions which contributed $233.2 million of the increase. Additionally, as a result of the H1N1 flu outbreak, revenues from our North American flu sales increased by approximately $66.5 million, or 192%, in 2009, from $34.6 million in 2008.

Gross profit increased by $200.7 million, or 24%, to $1.1 billion in 2009 from $853.5 million in 2008, principally as a result of the increase in net product sales and services revenue resulting from acquisitions, an increase in flu-related sales associated with the H1N1 flu outbreak and organic growth from our professional diagnostics business segment. Gross profit was adversely impacted by $9.5 million and $17.9 million during 2009 and 2008, respectively, for restructuring charges related to the closure of various manufacturing and operating facilities.

Results of Operations

The following discussions of our results of continuing operations exclude the results related to the vitamins and nutritional supplements business segment, which was previously presented as a separate operating segment prior to its divestiture in January 2010. The vitamins and nutritionals supplements business segment has been segregated from continuing operations and reflected as discontinued operations for all periods presented. See “Discontinued Operations” below. Our results of operations were as follows:

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Net Product Sales and Services Revenue.  Net product sales and services revenue increased by $336.8 million, or 22%, to $1.9 billion in 2009 from $1.6 billion in 2008. Excluding the unfavorable impact of currency translation, net product sales and services revenue in 2009 grew by approximately $363.8 million, or 23%, over 2008. Of the currency adjusted increase, revenue increased primarily as a result of our professional diagnostic-related acquisitions which contributed $233.2 million of the increase. Additionally, as a result of the H1N1 flu outbreak, revenues from our North American flu sales increased by approximately $66.5 million, or 192%, in 2009, from $34.6 million in 2008.

Net Product Sales and Services Revenue by Business Segment.  Net product sales and services revenue by business segment for 2009 and 2008 are as follows (in thousands):

			% Increase
	2009	2008	(decrease)

Professional diagnostics	$1,238,251	$1,029,528	20%
Health management	521,695	392,399	33%
Consumer diagnostics	133,620	134,800	(1)%

Net product sales and services revenue	$1,893,566	$1,556,727	22%

Professional Diagnostics

The increase in net product sales and services revenue from our professional diagnostics business segment was $208.7 million, or 20%, resulting in $1.2 billion of net product and services revenue in 2009. As a result of the H1N1 flu outbreak, revenues from our North American flu sales increased approximately $66.5 million comparing 2009 to 2008. Additionally, net product sales and services revenue increased as a result of our acquisitions of: (i) the ACON Second Territory Business, in April 2009, which contributed $38.3 million of net product sales and services revenue, (ii) Concateno, in August 2009, which contributed $33.3 million of net product sales and services revenue, (iii) Prodimol Biotecnologia S.A., or Prodimol, in October 2008, which contributed additional net product sales and services revenue of $6.4 million in excess of those earned in the prior year’s comparative period, (iv) Vision Biotech Pty Ltd, or Vision, in September 2008, which contributed additional net product sales and services revenue of $6.3 million in excess of those earned in the prior year’s comparative period and (v) various less significant acquisitions, which contributed an aggregate of $11.2 million of such increase.

Health Management

Our health management net product sales and services revenue increased $129.3 million, or 33%, to $521.7 million in 2009 from $392.4 million in 2008. Of the increase, net product sales and services revenue increased primarily as a result of our acquisitions of: (i) Matria, in May 2008, which contributed additional net product sales and services revenue of $103.0 million in excess of those earned in the prior year’s comparative period, (ii) Free & Clear, in September 2009, which contributed $14.3 million of net product sales and services revenue, (iii) CVS Caremark’s common disease management program, or Accordant, in September 2009, which contributed $11.5 million of net product sales and services revenue and (iv) various less significant acquisitions, which contributed an aggregate of $8.9 million of such increase.

Consumer Diagnostics

Our consumer diagnostics net product sales and services revenue decreased by $1.2 million, or 1%, to $133.6 million in 2009 from $134.8 million in 2008. The decrease during the year ended December 31, 2009, as compared to the year ended December 31, 2008, was primarily driven by a decrease in net product sales and services revenue associated with our First Check at-home testing drugs of abuse business.

Net Product Sales and Services Revenue by Geographic Location.  Net product sales and services revenue by geographic location for 2009 and 2008 are as follows (in thousands):

	2009	2008	% Increase

United States	$1,302,376	$1,098,894	19%
Europe	315,130	283,552	11%
Other	276,060	174,281	58%

Net product sales and services revenue	$1,893,566	$1,556,727	22%

Net product sales and services revenue of $1.3 billion and $1.1 billion generated in the United States were approximately 69% and 71%, respectively, of total net product sales and services revenue for the year ended December 31, 2009 and 2008, respectively. The growth in net product sales and services revenue in all geographic regions resulted primarily from the various acquisitions and organic growth, both discussed above.

License and Royalty Revenue.  License and royalty revenue represents license and royalty fees from intellectual property license agreements with third parties. License and royalty revenue increased by $3.2 million, or 13%, to $29.1 million in 2009, from $25.8 million in 2008. The increase in license and royalty revenue during 2009, as compared to 2008, was primarily attributed to an increase in royalty payments received from Quidel under existing licensing agreements and a $5.0 million royalty payment received in connection with a license arrangement in the field of animal health diagnostics.

Gross Profit and Margin.  Gross profit increased by $200.7 million, or 24%, to $1.1 billion in 2009, from $853.5 million in 2008. The increase in gross profit for 2009, as compared to 2008, was largely attributed to the increase in net product sales and services revenue resulting from acquisitions, an increase in flu-related sales associated with the H1N1 flu outbreak, and organic growth from our professional diagnostics business segment. Included in gross profit in 2009 were restructuring charges totaling $9.5 million associated with the closure of various manufacturing and operating facilities and $2.0 million of stock-based compensation expense. Included in gross profit in 2008 were restructuring charges totaling $17.9 million associated with the closure of various manufacturing and operating facilities and $1.5 million of stock-based compensation expense. Cost of net revenue included amortization expense of $42.1 million and $43.4 million in 2009 and 2008, respectively.

Overall gross margin was 55% in 2009, compared to 54% in 2008.

Gross Profit from Net Product Sales and Services Revenue by Business Segment.  Gross profit from net product sales and services revenue increased by $197.7 million to $1.0 billion in 2009, from $836.3 million in 2008. Gross profit from net product sales and services revenue by business segment for 2009 and 2008 is as follows (in thousands):

			% Increase
	2009	2008	(decrease)

Professional diagnostics	$733,640	$596,186	23%
Health management	280,547	214,356	31%
Consumer diagnostics	19,850	25,770	(23)%

Gross profit from net product sales and services revenue	$1,034,037	$836,312	24%

Professional Diagnostics

Gross profit from our professional diagnostics net product sales and services revenue increased by $137.5 million, or 23%, to $733.6 million during 2009, compared to $596.2 million during 2008, principally as a result of gross profit earned on revenue from acquired businesses, as discussed above. Reducing gross profit for 2009 and 2008 was $8.6 million and $17.9 million in restructuring charges, respectively.

As a percentage of our professional diagnostics net product sales and services revenue, gross profit from our professional diagnostics business was 59% in 2009, compared to 58% in 2008.

Health Management

Gross profit from our health management net product sales and services revenue increased by $66.2 million, or 31%, to $280.5 million during 2009, compared to $214.4 million during 2008. The increase in gross profit was largely attributed to gross margins earned on revenues from recent acquisitions, as discussed above. Reducing gross profit for 2009 was $0.6 million in restructuring charges.

As a percentage of our health management net product sales and services revenue, gross profit from our health management business was 54% in 2009, compared to 55% in 2008.

Consumer Diagnostics

Gross profit from our consumer diagnostics net product sales and services revenue decreased $5.9 million, or 23%, to $19.8 million during 2009, compared to $25.8 million during 2008. The decrease in gross profit is primarily a result of net product sales and services revenue mix during the year ended December 31, 2009, compared to the year ended December 31, 2008.

As a percentage of our consumer diagnostics net product sales and services revenue, gross profit from our consumer diagnostics business was 15% for 2009, compared to 19% in 2008.

Research and Development Expense.  Research and development expense increased by $1.0 million, or 1%, to $112.8 million in 2009, from $111.8 million in 2008. Included in research and development expense in 2009 is $5.2 million of stock-based compensation expense, representing an increase of approximately $0.6 million from 2008. Restructuring charges associated with our various restructuring plans to integrate our newly-acquired businesses totaling $1.1 million were included in research and development expense during 2009, representing a decrease of approximately $6.2 million from 2008. Amortization expense of $3.7 million was included in research and development expense for both 2009 and 2008.

Research and development expense as a percentage of net revenue decreased to 6% for 2009, from 7% for 2008.

Sales and Marketing Expense.  Sales and marketing expense increased by $59.7 million, or 16%, to $441.6 million in 2009, from $381.9 million in 2008. Amortization expense of $186.9 million and $148.6 million was included in sales and marketing expense for 2009 and 2008, respectively. The remaining increase in sales and marketing expense primarily relates to additional spending related to newly-acquired businesses. Also included in sales and marketing expense is $4.2 million of stock-based compensation expense, representing a decrease of approximately $0.1 million from 2008. Restructuring charges associated with our various restructuring plans to integrate our newly-acquired businesses totaling $1.9 million were included in sales and marketing expense during 2009, representing a decrease of approximately $2.4 million from 2008.

Sales and marketing expense as a percentage of net revenue decreased to 23% for 2009, from 24% for 2008.

General and Administrative Expense.  General and administrative expense increased by $62.0 million, or 21%, to $357.0 million in 2009, from $295.1 million in 2008. The increase in general and administrative expense relates primarily to additional spending related to newly-acquired businesses. Contributing to the increase in general and administrative expense for 2009, as compared to 2008, was $15.9 million for acquisition-related costs recorded in connection with our adoption of a new accounting standard for business combinations on January 1, 2009. Also included in general and administrative expense is $16.7 million of stock-based compensation expense, representing an increase of approximately $0.7 million from 2008. Amortization expense of $22.9 million and $18.2 million was included in general and administrative expense for 2009 and 2008, respectively.

General and administrative expense as a percentage of net revenue was 19% for both 2009 and 2008.

Interest Expense.  Interest expense includes interest charges and the amortization of deferred financing costs. Interest expense in 2009 also includes the amortization of original issue discounts associated with certain debt issuances. Interest expense increased by $5.7 million, or 6%, to $106.8 million for the year ended December 31, 2009, from $101.1 million for the year ended December 31, 2008. Such increase was principally due to additional interest expense incurred on our 9% subordinated notes and 7.875% senior notes, totaling $32.3 million for the year ended December 31, 2009. Substantially offsetting this increase was lower interest expense incurred due to lower interest rates charged during the year ended December 31, 2009, compared to the year ended December 31, 2008.

Other Income (Expense), Net.  Other income (expense), net, includes interest income, realized and unrealized foreign exchange gains and losses, and other income and expense. The components and the respective amounts of other income (expense), net, are summarized as follows (in thousands):

	2009	2008	Change

Interest income	$2,342	$6,566	$(4,224)
Foreign exchange gains (losses), net	1,267	(457)	1,724
Other	(2,613)	(7,916)	5,303

Other income (expense), net	$996	$(1,807)	$2,803

Other income (expense), net for 2009 increased by $2.8 million as compared to 2008, and included a decrease in interest income of $4.2 million which resulted from lower interest earned on available cash balances, $1.9 million of expense associated with fully-vested compensation-related costs for certain executives incurred in connection with the acquisition of Concateno during the third quarter of 2009, a $2.9 million realized foreign currency gain associated with restricted cash established in connection with the acquisition of Concateno, and $0.6 million of stamp duty tax incurred during 2009 in connection with an incremental investment made in one of our foreign subsidiaries. Other income (expense), net, for 2008 includes a $12.5 million charge associated with an arbitration decision, a $1.7 million realized foreign currency loss associated with restricted cash established in connection with the acquisition of BBI partially offset by $5.5 million of income associated with settlements of prior year’s royalties during 2008.

Provision (Benefit) for Income Taxes.  Provision (benefit) for income taxes increased by $32.3 million, to a $15.6 million provision in 2009, from a $16.6 million benefit in 2008. The effective tax rate in 2009 was 39%, compared to 43% in 2008. The increase in the provision for income taxes from 2008 to 2009 is primarily related to increased income in foreign jurisdictions. The decrease in the effective tax rate between the two years primarily results from the mix of tax jurisdictions, along with the impact of increased U.S. R&D credits.

The primary components of the 2009 provision for income taxes relates to U.S. federal and state income taxes and taxes on foreign income. The primary components of the 2008 benefit for income taxes relates to U.S. federal and state income taxes, taxes on foreign income and the recognition of benefit on German and U.K. losses.

Discontinued Operations, Net of Tax.  The results of the vitamins and nutritional supplements business are included in income (loss) from discontinued operations, net of tax, for all periods presented. For the year ended December 31, 2009, the discontinued operations generated net income of $1.9 million, as compared to a net loss of $1.0 million for the year ended December 31, 2008.

Net Income (Loss).  For the year ended December 31, 2009, we generated net income of $33.7 million, or $0.13 per basic and diluted common share after preferred stock dividends, based on net income available to common stockholders of $10.7 million. For the year ended December 31, 2008, we generated a net loss of $21.8 million, or $0.46 per basic and diluted common share after preferred stock dividends, based on net loss available to common stockholders of $35.8 million. The net income in 2009 and the net loss 2008 resulted from the various factors as discussed above. See Note 14 of our consolidated financial statements included elsewhere in this prospectus for the calculation of net income (loss) per common share.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Net Product Sales and Services Revenue.  Net product sales and services revenue increased by $812.0 million, or 109%, to $1.6 billion in 2008 from $744.7 million in 2007. Excluding the unfavorable impact of currency translation, net product sales and services revenue in 2008 grew by approximately $812.3 million, or 109%, over 2007. Of the currency adjusted increase, revenue increased primarily as a result of our professional diagnostic-related acquisitions which contributed $392.4 million of the increase. Organic growth, particularly from our professional infectious disease and drugs of abuse products also contributed to the growth.

Net Product Sales and Services Revenue by Business Segment.  Net product sales and services revenue by business segment for 2008 and 2007 are as follows (in thousands):

			% Increase
	2008	2007	(decrease)

Professional diagnostics	$1,029,528	$565,265	82%
Health management	392,399	23,374	1,579%
Consumer diagnostics	134,800	156,098	(14)%

Net product sales	$1,556,727	$744,737	109%

Professional Diagnostics

The increase in net product sales and services revenue from our professional diagnostics business segment was $464.3 million, or 82%, resulting in $1.0 billion of net product sales and services revenue in 2008. Of the increase, net product sales and services revenue increased primarily as a result of our acquisitions of: (i) Biosite, in June 2007, which contributed additional net product sales and services revenue of $161.7 million in excess of those earned in the prior year’s comparative period, (ii) Cholestech, in September 2007, which contributed additional net product sales and services revenue of $49.4 million in excess of those earned in the prior year’s comparative period, (iii) Bio-Stat Healthcare Group, or Bio-Stat, in October 2007, which contributed additional net product sales and services revenue of $21.6 million in excess of those earned in the prior year’s comparative period, (iv) HemoSense, in November 2007, which contributed additional net product sales and services revenue of $27.2 million in excess of those earned in the prior year’s comparative period, (v) Redwood, in December 2007, which contributed additional net product sales and services revenue of $52.4 million in excess of those earned in the prior year’s comparative period, (vi) BBI, in February 2008, which contributed product revenue of $32.4 million and (vii) various less significant acquisitions, which contributed an aggregate of $47.6 million of such increase. Organic growth contributed to the increase in net revenue during the year ended December 31, 2008, as compared to the year ended December 31, 2007.

Health Management

The increase in net product sales and services revenue from our health management business segment was $369.0 million, or 1,579%, resulting in $392.4 million of net product sales and services revenue in 2008. Of the increase, net product sales and services revenue increased primarily as a result of our acquisitions of: (i) Matria, in May 2008, which contributed $197.7 million of net product sales and services revenue, (ii) QAS, in June 2007, which contributed additional net product sales and services revenue of $10.9 million in excess of those earned in the prior year’s comparative period, (iii) Alere, in November 2007, which contributed additional net product sales and services revenue of $79.6 million in excess of those earned in the prior year’s comparative period and (iv) ParadigmHealth in December 2007, which contributed additional net product sales and services revenue of $69.4 million in excess of those earned in the prior year’s comparative period.

Consumer Diagnostics

The decrease in net product sales and services revenue from our consumer diagnostics business segment was $21.3 million, or 14%, resulting in $134.8 million of net product sales and services revenue for 2008. The decrease was primarily driven by the completion of our 50/50 joint venture with P&G in May 2007 in which we transferred substantially all of the assets of our consumer diagnostics business, other than our manufacturing and core intellectual property assets. Upon completion of the arrangement to form the joint venture, we ceased to consolidate the operating results of our consumer diagnostics business related to the joint venture and instead account for our 50% interest in the results of the joint venture under the equity method of accounting. Net product sales and services revenue from our consumer diagnostics business segment for 2008 and 2007 included $103.0 million and $65.0 million, respectively, of manufacturing revenue associated with our manufacturing agreement with SPD, whereby we manufacture and sell consumer diagnostics to the joint venture. Partially offsetting the impact of the joint venture was an increase $13.5 million of net product sales and services revenue attributed to our acquisitions of: (i) First Check Diagnostics LLC, or First Check, in

January 2007, which contributed additional net product sales and services revenue of $1.1 million in excess of those earned in the prior year’s comparative period, (ii) Bio-Stat, in October 2007, which contributed additional net product sales and services revenue of $4.6 million in excess of those earned in the prior year’s comparative period and (iii) BBI, in February 2008, which contributed net product sales and services revenue of $7.8 million.

Net Product Sales and Services Revenue by Geographic Location.  Net product sales and services revenue by geographic location for 2008 and 2007 are as follows (in thousands):

			% Increase
	2008	2007	(decrease)

United States	$1,098,894	$445,462	147%
Europe	283,552	192,593	47%
Other	174,281	106,682	63%

Net product sales and services revenue	$1,556,727	$744,737	109%

Net product sales and services revenue of $1.1 billion and $445.5 million generated in the United States were approximately 71% and 60%, respectively, of total net product sales and services revenue for the year ended December 31, 2008 and 2007, respectively. The growth in net product sales and services revenue in all geographic regions resulted from the various acquisitions discussed above and organic growth, partially offset by the decrease in revenue associated with the formation of our 50/50 joint venture with P&G in May 2007.

License and Royalty Revenue.  License and royalty revenue represents license and royalty fees from intellectual property license agreements with third parties. License and royalty revenue increased by $3.8 million, or 18%, to $25.8 million in 2008, from $22.0 million in 2007. License and royalty revenue for 2008 increased primarily as a result of our acquisition of Biosite in June 2007, which contributed an additional $1.9 million of royalty revenue in excess of those earned in 2007. Additionally, incremental royalty revenue was derived from new royalty agreements entered into during 2008, along with increases associated with certain existing royalty agreements, partially offset by decreases in other royalty agreements.

Gross Profit and Margin.  Gross profit increased by $466.8 million, or 121%, to $853.5 million in 2008, from $386.8 million in 2007. Gross profit during 2008 benefited from higher than average margins earned on revenue from our recently acquired businesses and from the favorable impact of our low cost manufacturing facilities in China. Included in gross profit in 2008 were restructuring charges totaling $17.9 million associated with the closure of various manufacturing and operating facilities, a $2.0 million charge related to the write-up to fair market value of inventory acquired in connection with our first quarter acquisitions of BBI and Panbio, and $1.5 million of stock-based compensation expense. Included in gross profit in 2007 were restructuring charges totaling $2.0 million associated with the closure of various manufacturing and operating facilities, an $8.2 million charge related to the write-up to fair market value of inventory acquired in connection with our acquisitions of Biosite, Cholestech and HemoSense and $0.6 million of stock-based compensation expense. Cost of net revenue included amortization expense of $43.4 million and $24.0 million in 2008 and 2007, respectively.

Overall gross margin was 54% in 2008, compared to 50% in 2007.

Gross Profit from Net Product Sales and Services Revenue by Business Segment.  Gross profit from net product sales and services revenue increased by $462.4 million to $836.3 million in 2008, from $373.9 million in 2007. Gross profit from net product sales and services revenue by business segment for 2008 and 2007 is as follows (in thousands):

			% Increase
	2008	2007	(decrease)

Professional diagnostics	$596,186	$306,710	94%
Health management	214,356	11,979	1,689%
Consumer diagnostics	25,770	55,242	(53)%

Gross profit from net product sales	$836,312	$373,931	124%

Professional Diagnostics

Gross profit from our professional diagnostics net product sales and services revenue increased by $289.5 million, or 94%, comparing 2008 to 2007, principally as a result of gross profit earned on revenue from acquired businesses, as discussed above, which contributed higher than average gross profits. The higher than average profits were partially offset by a $2.0 million charge related to the write-up to fair market value of inventory acquired in connection with our acquisitions of BBI and Panbio and $17.9 million in restructuring charges. Reducing gross profit for 2007 was an $8.2 million charge related to the write-up to fair market value of inventory acquired in connection with our acquisitions of Biosite, Cholestech and HemoSense and $0.5 million in restructuring charges.

As a percentage of our professional diagnostics net product sales and services revenue, gross profit from our professional diagnostics business was 58% in 2008, compared to 54% in 2007.

Health Management

Gross profit from our health management net product sales and services revenue increased by $202.4 million, or 1,689%, comparing 2008 to 2007, principally as a result of gross profit earned on revenue from acquired businesses, as discussed above.

As a percentage of our health management net product sales and services revenue, gross profit from our health management business was 55% in 2008, compared to 51% in 2007.

Consumer Diagnostics

Gross profit from our consumer diagnostics net product sales and services revenue decreased $29.5 million, or 53%, comparing 2008 to 2007. The decrease is primarily a result of the formation of our 50/50 joint venture with P&G for our consumer diagnostics business in May 2007, partially offset by the gross profit earned on net products sales and services revenue from acquired businesses, primarily our BBI acquisition and the manufacturing profit associated with products sold under our manufacturing agreement with the joint venture. Gross profit for 2007 was adversely impacted by restructuring charges totaling $1.5 million related to the formation of the joint venture.

As a percentage of our consumer diagnostics net product sales and services revenue, gross profit from our consumer diagnostics business was 19% for 2008, compared to 35% in 2007. The decrease in gross margin percentage for 2008, as compared to 2007, is driven by the formation of our 50/50 joint venture with P&G in May 2007. As a result of the joint venture, our consumer diagnostics net product sales and services revenue primarily consist of the manufacturing revenue associated with our manufacturing agreement with the joint venture, whereby we manufacture and sell consumer diagnostics to the joint venture.

Research and Development Expense.  Research and development expense increased by $42.3 million, or 61%, to $111.8 million in 2008 from $69.5 million in 2007. The year over year increase in research and development expense is primarily the result of increased spending related to our cardiology research programs, partially offset by the transition of our consumer-related research and development efforts into our 50/50 joint venture with P&G. Additionally, our funding relationship with ITI Scotland Limited was complete as of December 31, 2007 and, as such, no funding was earned during 2008. This funding relationship was reflected as an offset to research and development expense totaling $18.5 million during 2007. Also included in research and development expense is $4.6 million of stock-based compensation expense, representing an increase of approximately $2.4 million from 2007. Restructuring charges associated with our various restructuring plans to integrate our newly-acquired businesses totaling $7.2 million were included in research and development expense during 2008, representing an increase of approximately $4.7 million from 2007. Amortization expense of $3.7 million and $2.9 million was included in research and development expense for 2008 and 2007, respectively.

Research and development expense as a percentage of net revenue decreased to 7% for 2008, from 9% for 2007.

Purchase of In-Process Research and Development (“IPR&D”).  In connection with two of our acquisitions since 2007, we acquired various IPR&D projects. Substantial additional research and development will be required prior to any of our acquired IPR&D programs and technology platforms reaching technological feasibility. In addition, once research is completed, each product candidate acquired will need to complete a series of clinical trials and receive FDA or other regulatory approvals prior to commercialization. Our estimates of the time and investment required to develop these products and technologies may change depending on the different applications that we may choose to pursue. We cannot give assurances that these programs will ever reach technological feasibility or develop into products that can be marketed profitably. For example, we have discontinued funding certain of the programs listed below. In addition, we cannot guarantee that we will be able to develop and commercialize products before our competitors develop and commercialize products for the same indications. The following table sets forth IPR&D projects for companies and certain assets we have acquired since 2007 (in thousands):

				Discount Rate
				Used in
Company/				Estimating	Year of	Estimated
Year Assets	Purchase			Cash	Expected	Cost to
Acquired	Price	IPR&D(1)	Programs Acquired	Flows(1)	Launch	Complete

Diamics/2007	$4,000	$682	PapMap (Pap Screening Methods)	63%	2009-2010
		1,049	C-Map (Automated Pap Screening)	63%	2009-2010
		3,094	POC (Point of Care Systems)	63%	2009-2010

		$4,825				$7,476

Biosite/2007	$1,800,000	$13,000	Triage Sepsis Panel	15%	2008-2010
		156,000	Triage NGAL	15%	2008-2010

		$169,000				$6,000

(1)	Management assumes responsibility for determining the valuation of the acquired IPR&D projects. The fair value assigned to IPR&D for each acquisition is estimated by discounting, to present value, the cash flows expected once the acquired projects have reached technological feasibility. The cash flows are probability adjusted to reflect the risks of advancement through the product approval process. In estimating the future cash flows, we also considered the tangible and intangible assets required for successful exploitation of the technology resulting from the purchased IPR&D projects and adjusted future cash flows for a charge reflecting the contribution to value of these assets.

Sales and Marketing Expense.  Sales and marketing expense increased by $218.9 million, or 134%, to $381.9 million in 2008, from $163.0 million in 2007. The increase in sales and marketing expense primarily relates to additional spending related to newly-acquired businesses. Also included in sales and marketing expense is $4.3 million of stock-based compensation expense, representing an increase of approximately $2.6 million from 2007. Partially offsetting the increases was the favorable impact of the formation of our 50/50 joint venture with P&G. Restructuring charges associated with our various restructuring plans to integrate our newly-acquired businesses totaling $4.2 million were included in sales and marketing expense during 2008, representing an increase of approximately $3.4 million from 2007. Amortization expense of $148.6 million and $34.5 million was included in sales and marketing expense for 2008 and 2007, respectively.

Sales and marketing expense as a percentage of net revenue increased to 25% for 2008, from 22% for 2007.

General and Administrative Expense.  General and administrative expense increased by $139.9 million, or 90%, to $295.1 million in 2008, from $155.2 million in 2007. The increase in general and administrative expense relates primarily to additional spending related to newly-acquired businesses. Legal spending increased by approximately $9.4 million in 2008, as compared to 2007. Also included in general and administrative expense is $16.0 million of stock-based compensation expense, representing a decrease of approximately $36.9 million from 2007 which included a charge of $45.2 million related to our acquisition of Biosite. Partially offsetting the increases was the favorable impact from the formation of our 50/50 joint venture with P&G. Amortization expense of $18.2 million and $0.1 million was included in general and administrative expense for 2008 and 2007, respectively.

General and administrative expense as a percentage of net revenue decreased to 19% for 2008, from 20% for 2007.

Interest Expense.  Interest expense includes interest charges and the amortization of deferred financing costs associated with our debt issuances. Interest expense in 2007 also includes the write-off of deferred financing costs and early termination fees associated with the repayment of outstanding debt. Interest expense increased by $18.1 million, or 22%, to $101.1 million in 2008, from $83.0 million in 2007. The increase in interest expense in 2008 was due to higher average outstanding borrowing balances in 2008 and $6.6 million in interest expense related to the accelerated present value accretion of our lease restoration costs due to the early termination of our facility lease in Bedford, England recorded in connection with our 2008 restructuring plans. Also contributing to the increase in 2008 was $0.8 million of interest expense recorded in connection with a legal settlement with one of our distributors in June 2008. Interest expense for 2007 included the write-off of $15.6 million of deferred financing costs and prepayment premium related to the repayment of outstanding debt, in conjunction with our financing arrangements related to our Biosite acquisition.

Other Income (Expense), Net.  Other income (expense), net, includes interest income, realized and unrealized foreign exchange gains and losses, and other income and expense. The components and the respective amounts of other income (expense), net, are summarized as follows (in thousands):

	2008	2007	Change

Interest income	$6,566	$11,286	$(4,720)
Foreign exchange gains (losses), net	(457)	(2,007)	1,550
Other	(7,916)	145	(8,061)

Other income (expense), net	$(1,807)	$9,424	$(11,231)

Other income (expense), net, for 2008 includes a $12.5 million charge associated with an arbitration decision, partially offset by $5.5 million of income associated with settlements of prior year’s royalties during 2008.

Other income (expense), net, for 2007 includes a foreign exchange gain of $1.9 million realized on the settlement of intercompany notes and $3.9 million in unrealized foreign currency loss associated with a cash escrow established in connection with the acquisition of BBI.

(Benefit) Provision for Income Taxes.  (Benefit) provision for income taxes increased by $15.6 million, to a $16.6 million benefit in 2008, from a $1.0 million benefit in 2007. The effective tax rate in 2008 was 43%, compared to 1.0% in 2007. The increase in the benefit for income taxes from 2007 to 2008 is primarily related to the recognition of the benefit of losses in Germany, Japan and the United Kingdom.

The primary components of the 2008 benefit for income taxes relates to U.S. federal and state income taxes, taxes on foreign income and the recognition of benefit on German and U.K. losses. The primary components of the 2007 provision for income taxes relates to the recognition of benefit on U.S. and U.K.

losses, state income taxes and taxes on foreign income. We recognized the benefit of U.S. net operating loss, or NOL, carryforwards and other U.S. deferred tax assets due to the U.S. non-current deferred tax liabilities recorded in purchase accounting for 2007 acquisitions. During 2007, we released approximately $83.0 million of valuation allowance for these pre-acquisition U.S. deferred tax assets, which was released to goodwill. Thereafter, we recognized a benefit or recorded a provision, as appropriate, for the current year U.S. losses.

Discontinued Operations, Net of Tax.  The results of the vitamins and nutritional supplements business are included in income (loss) from discontinued operations, net of tax, for all periods presented. For the year ended December 31, 2008, the discontinued operations incurred a net loss of $1.0 million as compared to a net loss of $0.4 million for the year ended December 31, 2007.

Net Loss.  We incurred a net loss of $21.8 million in 2008, while we incurred a net loss of $244.8 million in 2007. Net loss per common share available to common stockholders was $0.46 per basic and diluted common share in 2008, as compared to net loss of $4.75 per basic and diluted common share in 2007. The net loss in 2008 and 2007 resulted from the various factors as discussed above. See Note 14 of our consolidated financial statements included elsewhere in this prospectus for the calculation of net loss per common share.

Liquidity and Capital Resources

Based upon our current working capital position, current operating plans and expected business conditions, we currently expect to fund our short and long-term working capital needs and other commitments primarily through our operating cash flow, and we expect our working capital position to improve as we improve our operating margins and grow our business through new product and service offerings and by continuing to leverage our strong intellectual property position. At this point in time, our liquidity has not been materially impacted by the recent and unprecedented disruption in the current capital and credit markets and we do not expect that it will be materially impacted in the near future. However, we cannot predict with certainty the ultimate impact of these events on us. We will therefore continue to closely monitor our liquidity and capital resources.

In addition, we may also utilize our revolving credit facility, or other sources of financing, to fund a portion of our capital needs and other future commitments, including future acquisitions. We utilized these resources to complete our recent acquisitions of Standard Diagnostics and Kroll. If the capital and credit markets continue to experience volatility and the availability of funds remains limited, we may incur increased costs associated with issuing commercial paper and/or other debt instruments. In addition, it is possible that our ability to access the capital and credit markets may be limited by these or other factors at a time when we would like, or need, to do so, which could have an impact on our ability to refinance maturing debt and/or react to changing economic and business conditions.

Our funding plans for our working capital needs and other commitments may be adversely impacted by unexpected costs associated with prosecuting and defending our existing lawsuits and/or unforeseen lawsuits against us, integrating the operations of newly-acquired companies and executing our cost savings strategies. We also cannot be certain that our underlying assumed levels of revenues and expenses will be realized. In addition, we intend to continue to make significant investments in our research and development efforts related to the substantial intellectual property portfolio we own. We may also choose to further expand our research and development efforts and may pursue the acquisition of new products and technologies through licensing arrangements, business acquisitions, or otherwise. We may also choose to make significant investment to pursue legal remedies against potential infringers of our intellectual property. If we decide to engage in such activities, or if our operating results fail to meet our expectations, we could be required to seek additional funding through public or private financings or other arrangements. In such event, adequate funds may not be available when needed, or, may be available only on terms which could have a negative impact on our business and results of operations. In addition, if we raise additional funds by issuing equity or convertible securities, dilution to then existing stockholders may result.

7.875% Senior Notes

During the third quarter of 2009, we sold a total of $250.0 million aggregate principal amount of 7.875% senior notes due 2016, or the 7.875% senior notes, in two separate transactions. On August 11, 2009, we sold $150.0 million aggregate principal amount of 7.875% senior notes in a public offering. Net proceeds from this offering amounted to approximately $145.0 million, which was net of underwriters’ commissions totaling $2.2 million and original issue discount totaling $2.8 million. The net proceeds were used to fund our acquisition of Concateno. At December 31, 2009, we had $147.3 million in indebtedness under this issuance of our 7.875% senior notes.

On September 28, 2009, we sold $100.0 million aggregate principal amount of 7.875% senior notes in a private placement to initial purchasers, who agreed to resell the notes only to qualified institutional buyers. We also agreed to file a registration statement with the Securities Exchange Commission, or SEC, so that the holders of these notes may exchange the notes for registered notes that have substantially identical terms as the original notes. Net proceeds from this offering amounted to approximately $95.0 million, which was net of the initial purchasers’ original issue discount totaling $3.5 million and offering expenses totaling approximately $1.5 million. The net proceeds were used to partially fund our acquisition of Free & Clear. At December 31, 2009, we had $96.6 million in indebtedness under this issuance of our 7.875% senior notes.

The 7.875% senior notes were issued under an Indenture dated August 11, 2009, as amended or supplemented, the Indenture. The 7.875% senior notes accrue interest from the dates of their respective issuances at the rate of 7.875% per year. Interest on the notes are payable semi-annually on February 1 and August 1, commencing on February 1, 2010. The notes mature on February 1, 2016, unless earlier redeemed.

We may redeem the 7.875% senior notes, in whole or part, at any time on or after February 1, 2013, by paying the principal amount of the notes being redeemed plus a declining premium, plus accrued and unpaid interest to, but excluding, the redemption date. The premium declines from 3.938% during the twelve months on and after February 1, 2013 to 1.969% during the twelve months on and after February 1, 2014 to zero on and after February 1, 2015. At any time prior to August 1, 2012, we may redeem up to 35% of the aggregate principal amount of the 7.875% senior notes with money that we raise in certain equity offerings, so long as (i) we pay 107.875% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date; (ii) we redeem the notes within 90 days of completing such equity offering; and (iii) at least 65% of the aggregate principal amount of the 7.875% senior notes remains outstanding afterwards. In addition, at any time prior to February 1, 2013, we may redeem some or all of the 7.875% senior notes by paying the principal amount of the notes being redeemed plus the payment of a make-whole premium, plus accrued and unpaid interest to, but excluding, the redemption date.

If a change of control occurs, subject to specified conditions, we must give holders of the 7.875% senior notes an opportunity to sell their notes to us at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the date of the purchase.

If we, or our subsidiaries, engage in asset sales, we, or they, generally must either invest the net cash proceeds from such sales in our, or their, businesses within a specified period of time, prepay certain indebtedness or make an offer to purchase a principal amount of the 7.875% senior notes equal to the excess net cash proceeds, subject to certain exceptions. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest.

The 7.875% senior notes are unsecured and are equal in right of payment to all of our existing and future senior debt, including our borrowing under our secured credit facilities. Our obligations under the 7.875% senior notes and the Indenture are fully and unconditionally guaranteed, jointly and severally, on an unsecured senior basis by certain of our domestic subsidiaries, and the obligations of such domestic subsidiaries under their guarantees are equal in right of payment to all of their existing and future senior debt. See Note 28 for guarantor financial information.

The Indenture contains covenants that will limit our ability, and the ability of our subsidiaries, to, among other things, incur additional debt; pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated debt; make certain investments; create liens on assets; transfer or sell assets; engage in transactions with affiliates; create restrictions on our or their ability pay dividends or make loans, asset transfers or other payments to us or them; issue capital stock; engage in any business, other than our or their existing businesses and related businesses; enter into sale and leaseback transactions; incur layered indebtedness and consolidate, merge or transfer all or substantially all of our, or their, assets, taken as a whole. These covenants are subject to certain exceptions and qualifications.

Interest expense related to our 7.875% senior notes for the year ended December 31, 2009, including amortization of deferred financing costs and original issue discounts, was $7.3 million. As of December 31, 2009, accrued interest related to the senior subordinated notes amounted to $7.8 million.

9% Senior Subordinated Notes

On May 12, 2009, we completed the sale of $400.0 million aggregate principal amount of 9% senior subordinated notes due 2016, or the 9% subordinated notes, in a public offering. Net proceeds from this offering amounted to $379.5 million, which was net of underwriters’ commissions totaling $8.0 million and original issue discount totaling $12.5 million. The net proceeds are intended to be used for general corporate purposes. At December 31, 2009, we had $388.3 million in indebtedness under our 9% subordinated notes.

The 9% subordinated notes, which were issued under an Indenture dated May 12, 2009, as amended or supplemented, the Indenture, accrue interest from the date of their issuance, or May 12, 2009, at the rate of 9% per year. Interest on the notes are payable semi-annually on May 15 and November 15, commencing on November 15, 2009. The notes mature on May 15, 2016, unless earlier redeemed.

We may redeem the 9% subordinated notes, in whole or part, at any time on or after May 15, 2013, by paying the principal amount of the notes being redeemed plus a declining premium, plus accrued and unpaid interest to, but excluding, the redemption date. The premium declines from 4.50% during the twelve months after May 15, 2013 to 2.25% during the twelve months after May 15, 2014 to zero on and after May 15, 2015. At any time prior to May 15, 2012, we may redeem up to 35% of the aggregate principal amount of the 9% subordinated notes with money that we raise in certain equity offerings so long as (i) we pay 109% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date; (ii) we redeem the notes within 90 days of completing such equity offering; and (iii) at least 65% of the aggregate principal amount of the 9% subordinated notes remains outstanding afterwards. In addition, at any time prior to May 15, 2013, we may redeem some or all of the 9% subordinated notes by paying the principal amount of the notes being redeemed plus the payment of a make-whole premium, plus accrued and unpaid interest to, but excluding, the redemption date.

If a change of control occurs, subject to specified conditions, we must give holders of the 9% subordinated notes an opportunity to sell their notes to us at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the date of the purchase.

If we, or our subsidiaries, engage in asset sales, we, or they, generally must either invest the net cash proceeds from such sales in our, or their, businesses within a specified period of time, prepay senior debt or make an offer to purchase a principal amount of the 9% subordinated notes equal to the excess net cash proceeds, subject to certain exceptions. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest.

The 9% subordinated notes are unsecured and are subordinated in right of payment to all of our existing and future senior debt, including our borrowing under our secured credit facilities. Our obligations under the 9% subordinated notes and the Indenture are fully and unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis by certain of our domestic subsidiaries, and the obligations of such domestic subsidiaries under their guarantees are subordinated in right of payment to all of their existing and future senior debt. See Note 28 of our consolidated financial statements included elsewhere in this prospectus for guarantor financial information.

The Indenture contains covenants that will limit our ability, and the ability of our subsidiaries, to, among other things, incur additional debt; pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated debt; make certain investments; create liens on assets; transfer or sell assets; engage in transactions with affiliates; create restrictions on our or their ability pay dividends or make loans, asset transfers or other payments to us or them; issue capital stock; engage in any business, other than our or their existing businesses and related businesses; enter into sale and leaseback transactions; incur layered indebtedness and consolidate, merge or transfer all or substantially all of our, or their, assets, taken as a whole. These covenants are subject to certain exceptions and qualifications.

Interest expense related to our 9% subordinated notes for the year ended December 31, 2009, including amortization of deferred financing costs and original issue discounts, was $25.0 million. As of December 31, 2009, accrued interest related to the senior subordinated notes amounted to $5.0 million.

Secured Credit Facility

As of December 31, 2009, we had approximately $1.0 billion in aggregate principal amount of indebtedness outstanding under our First Lien Credit Agreement and $250.0 million in aggregate principal amount of indebtedness outstanding under our Second Lien Credit Agreement (collectively, with the First Lien Credit Agreement, the secured credit facility). Included in the secured credit facility is a revolving line-of-credit of $150.0 million, of which $142.0 million was outstanding as of December 31, 2009.

Interest on our First Lien indebtedness, as defined in the credit agreement, is as follows: (i) in the case of Base Rate Loans, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin, each as in effect from time to time, (ii) in the case of Eurodollar Rate Loans, at a rate per annum equal to the sum of the Eurodollar Rate and the Applicable Margin, each as in effect for the applicable Interest Period and (iii) in the case of other Obligations, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin for Revolving Loans that are Base Rate Loans, each as in effect from time to time. The Base Rate is a floating rate which approximates the U.S. Prime rate and changes on a periodic basis. The Eurodollar Rate is equal to the LIBOR rate and is set for a period of one to three months at our election. Applicable margin with respect to Base Rate Loans is 1.00% and with respect to Eurodollar Rate Loans is 2.00%. Applicable margin ranges for our revolving line-of-credit with respect to Base Rate Loans is 0.75% to 1.25% and with respect to Eurodollar Rate Loans is 1.75% to 2.25%.

The outstanding indebtedness under the Second Lien Credit Agreement includes term loans in the aggregate amount of $250.0 million. Interest on these term loans, as defined in the credit agreement, is as follows: (i) in the case of Base Rate Loans, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin, each as in effect from time to time, (ii) in the case of Eurodollar Rate Loans, at a rate per annum equal to the sum of the Eurodollar Rate and the Applicable Margin, each as in effect for the applicable Interest Period and (iii) in the case of other Obligations, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin for Base Rate Loans, as in effect from time to time. Applicable margin with respect to Base Rate Loans is 3.25% and with respect to Eurodollar Rate Loans is 4.25%.

For the year ended December 31, 2009, interest expense, including amortization of deferred financing costs, under the secured credit facility was $64.3 million. As of December 31, 2009, accrued interest related to the secured credit facility amounted to $0.9 million. As of December 31, 2009, we were in compliance with all debt covenants related to the secured credit facility, which consisted principally of maximum consolidated leverage and minimum interest coverage requirements.

In August 2007, we entered into interest rate swap contracts, with an effective date of September 28, 2007, that have a total notional value of $350.0 million and have a maturity date of September 28, 2010. These interest rate swap contracts pay us variable interest at the three-month LIBOR rate, and we pay the counterparties a fixed rate of 4.85%. In March 2009, we extended our August 2007 interest rate hedge for an additional two-year period, commencing in September 2010 at a one-month LIBOR rate of 2.54%. These interest rate swap contracts were entered into to convert $350.0 million of the $1.2 billion variable rate term loans under the senior credit facility into fixed rate debt.

In January 2009, we entered into interest rate swap contracts, with an effective date of January 14, 2009, that have a total notional value of $500.0 million and have a maturity date of January 5, 2011. These interest rate swap contracts pay us variable interest at the one-month LIBOR rate, and we pay the counterparties a fixed rate of 1.195%. These interest rate swap contracts were entered into to convert $500.0 million of the $1.2 billion variable rate term loans under the secured credit facility into fixed rate debt.

3% Senior Subordinated Convertible Notes

In May 2007, we sold $150.0 million aggregate principal amount of 3% senior subordinated convertible notes, or senior subordinated convertible notes. At December 31, 2009, we had $150.0 million in indebtedness under our senior subordinated convertible notes. The senior subordinated convertible notes are convertible into 3.4 million shares of our common stock at a conversion price of $43.98 per share.

Interest expense related to our senior subordinated convertible notes for the year ended December 31, 2009, including amortization of deferred financing costs, was $5.1 million. As of December 31, 2009, accrued interest related to the senior subordinated convertible notes amounted to $0.6 million.

Series B Convertible Perpetual Preferred Stock

As of December 31, 2009, we had approximately 2.0 million shares of our Series B preferred stock issued and outstanding. Each share of Series B preferred stock, which has a liquidation preference of $400.00 per share, is convertible, at the option of the holder and only upon certain circumstances, into 5.7703 shares of our common stock, plus cash in lieu of fractional shares. The conversion price is $69.32 per share, subject to adjustment upon the occurrence of certain events, but will not be adjusted for accumulated and unpaid dividends. Upon a conversion of these shares of Series B preferred stock, we may, at our option and in our sole discretion, satisfy the entire conversion obligation in cash, or through a combination of cash and common stock, to the extent permitted under our secured credit facilities and under Delaware law. There were no conversions as of December 31, 2009.

Summary of Changes in Cash Position

As of December 31, 2009, we had cash and cash equivalents of $492.8 million, a $351.4 million increase from December 31, 2008. Our primary sources of cash during the year ended December 31, 2009 included $287.5 million generated by our operating activities, $631.2 million of net proceeds from issuance of debt, of which $387.5 million related to the issuance of our 9% subordinated notes and $243.7 million related to the issuance of our 7.875% senior notes, a $12.6 million return of capital, of which $10.0 million was from our 50/50 joint venture with P&G, and $30.0 million from common stock issuances under employee stock option and stock purchase plans. Our primary uses of cash during the year ended December 31, 2009 related to $468.5 million net cash paid for acquisitions and transactional costs, $99.8 million of capital expenditures, net of proceeds from the sale of equipment, $11.0 million in repayment of long-term debt, $17.9 million paid for financing costs principally related to the issuance of our 9% subordinated notes and 7.875% senior notes and $8.0 million related to net repayments under our revolving lines-of-credit, other debt and capital lease obligations. Fluctuations in foreign currencies positively impacted our cash balance by $13.8 million during the year ended December 31, 2009.

Operating Cash Flows

Net cash provided by operating activities during the year ended December 31, 2009 was $287.5 million, which resulted from net income of $34.2 million, $347.2 million of non-cash items, offset by $89.8 million of cash used to meet net working capital requirements during the period. The $347.2 million of non-cash items included $312.4 million related to depreciation and amortization, $8.5 million related to the impairment of assets, $28.2 million related to non-cash stock-based compensation expense and $10.4 million of interest expense related to the amortization of deferred financing costs and original issue discounts, partially offset by a $9.1 million decrease related to the recognition of a tax benefit for current year losses and tax loss carryforwards and $7.6 million in equity earnings in unconsolidated entities.

Investing Cash Flows

Our investing activities during the year ended December 31, 2009 utilized $583.7 million of cash, including $468.5 million used for acquisitions and transaction-related costs, net of cash acquired, $99.8 million of capital expenditures, net of proceeds from sale of equipment and a $15.2 million increase in investments and other assets.

The acquisitions of Tapestry, Free & Clear, Concateno and the ACON Second Territory Business during 2009 accounted for approximately $383.1 million of the $468.5 million of cash used for acquisitions.

Financing Cash Flows

Net cash provided by financing activities during the year ended December 31, 2009 was $633.9 million. Financing activities during the year ended December 31, 2009 primarily included $631.2 million of net proceeds from the issuance of debt, of which $387.5 million related to the issuance of our 9% subordinated notes and $243.7 million related to the issuance of our 7.875% senior notes and $30.0 million cash received from common stock issuances under employee stock option and stock purchase plans, offset by $11.1 million in repayments of long-term debt, $17.9 million paid for financing costs related to certain debt issuances and $8.0 million related to net repayments under our revolving lines-of-credit, other debt and capital lease obligations.

As of December 31, 2009, we had an aggregate of $1.8 million in outstanding capital lease obligations which are payable through 2014.

Income Taxes

As of December 31, 2009, we had approximately $184.5 million of domestic NOL and capital loss carryforwards and $33.5 million of foreign NOL and capital loss carryforwards, respectively, which either expire on various dates through 2028 or may be carried forward indefinitely. These losses are available to reduce federal, state and foreign taxable income, if any, in future years. These losses are also subject to review and possible adjustments by the applicable taxing authorities. In addition, the domestic NOL carryforward amount at December 31, 2009 included approximately $143.3 million of pre-acquisition losses at Matria, QAS, ParadigmHealth, Biosite, Cholestech, Redwood, HemoSense, Inverness Medical Nutritionals Group, Ischemia, Inc. and Ostex International, Inc. Effective January 1, 2009, we adopted a new accounting standard for business combinations. Prior to adoption of this standard, the pre-acquisition losses were applied first to reduce to zero any goodwill and other non-current intangible assets related to the acquisitions, prior to reducing our income tax expense. Upon adoption of the new accounting standard, the reduction of a valuation allowance is generally recorded to reduce our income tax expense.

Furthermore, all domestic losses are subject to the Internal Revenue Service Code Section 382 limitation and may be limited in the event of certain cumulative changes in ownership interests of significant shareholders over a three-year period in excess of 50%. Section 382 imposes an annual limitation on the use of these losses to an amount equal to the value of the company at the time of the ownership change multiplied by the long-term tax exempt rate. We have recorded a valuation allowance against a portion of the deferred tax assets related to our NOLs and certain of our other deferred tax assets to reflect uncertainties that might affect the realization of such deferred tax assets, as these assets can only be realized via profitable operations.

Off-Balance Sheet Arrangements

We had no material off-balance sheet arrangements as of December 31, 2009.

Contractual Obligations

The following table summarizes our principal contractual obligations as of December 31, 2009 and the effects such obligations are expected to have on our liquidity and cash flow in future periods (in thousands):

	Payments Due by Period
Contractual Obligations	Total	2010	2011-2012	2013-2014	Thereafter

Long-term debt obligations(1)	$2,165,248	$18,970	$22,754	$1,064,005	$1,059,519
Capital lease obligations(2)	1,857	920	837	100	—
Operating lease obligations(3)	156,560	29,628	46,688	43,139	37,105
Long-term and other liabilities(4)	4,329	666	1,332	1,332	999
Minimum royalty obligations	220	220	—	—	—
Acquisition-related obligations(5)	60,907	37,436	23,471	—	—
Purchase obligations — capital expenditure	19,085	19,085	—	—	—
Purchase obligations — other(6)	41,792	38,042	3,750	—	—
Interest on debt(7)	400,876	61,427	123,532	123,378	92,539

Total	$2,850,874	$206,394	$222,364	$1,231,954	$1,190,162

(1)	Includes original issue discounts associated with the 9% senior subordinated notes and 7.875% senior notes. See description of various financing arrangements in this section and Note 6 of our consolidated financial statements included elsewhere in this prospectus.

(2)	See Note 8 of our consolidated financial statements included elsewhere in this prospectus.

(3)	See Note 11(a) of our consolidated financial statements included elsewhere in this prospectus.

(4)	Included in long-term and other liabilities is $4.3 million in pension obligations.

(5)	Includes $44.3 million of deferred payments associated with the acquisition of the ACON Second Territory Business, $15.0 million in deferred payments associated with the acquisition of Accordant common disease management programs, or Accordant, $1.2 million in deferred payments associated with the acquisition of Biolinker S.A. and $0.4 million in deferred payments associated with the acquisition of Jinsung Meditech, Inc.

(6)	Other purchase obligations relate to inventory purchases and other operating expense commitments.

(7)	Includes the 3% senior subordinated convertible notes and other non-variable interest-bearing debt. See description of various financing arrangements in this section and Note 6 of our consolidated financial statements included elsewhere in this prospectus.

In addition to the contractual obligations detailed above, we have contractual contingent consideration terms related to the following acquisitions:

•	Accordant has a maximum earn-out of $6.0 million that, if earned, will be paid in quarterly payments of $1.5 million beginning in the fourth quarter of 2012.

•	Ameditech, Inc., or Ameditech, has a maximum earn-out of $4.0 million that, if earned, will be paid during 2010 and 2011.

•	Binax Inc., or Binax, has a maximum remaining earn-out of $3.7 million that, if earned, will be paid no later than 2010.

•	Free & Clear has a maximum earn-out of $30.0 million that, if earned, will be paid in 2011.

•	Gabmed GmbH, or Gabmed, has a maximum remaining earn-out of €0.5 million that, if earned, will be paid in equal annual amounts during 2010 through 2012.

•	JSM has a maximum earn-out of $3.0 million that, if earned, will be paid in annual amounts during 2011 through 2013.

•	Mologic Limited, or Mologic, has a maximum earn-out of $19.0 million that, if earned, will be paid in annual amounts during 2011 through 2012, payable in shares of our common stock.

•	Tapestry has a maximum earn-out of $25.0 million that, if earned, will be paid in annual amounts during 2011 and 2013. The earn-out is to be paid in shares of our common stock, except in the case that the 2010 financial targets defined under the earn-out agreement are exceeded, in which case the seller may elect to be paid the 2010 earn-out in cash.

•	Vision has a maximum remaining earn-out of $1.2 million that, if earned, will be paid in 2010.

•	Privately-owned health management business acquired in 2008 has an earn-out that, if earned, will be paid in 2011.

For further information pertaining to our contractual contingent consideration obligations see Note 11 of our consolidated financial statements included elsewhere in this prospectus.

Additionally, we have a contractual contingent obligation to pay £1.0 million in compensation to certain executives of Concateno in accordance with the acquisition agreement, that, if earned, 65.0% will be paid in 2010 and the balance in 2011. All payments vest in full on a change of control event.

Critical Accounting Policies

The consolidated financial statements included elsewhere in this prospectus are prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The accounting policies discussed below are considered by our management and our audit committee to be critical to an understanding of our financial statements because their application depends on management’s judgment, with financial reporting results relying on estimates and assumptions about the effect of matters that are inherently uncertain. Specific risks for these critical accounting policies are described in the following paragraphs. For all of these policies, management cautions that future events rarely develop exactly as forecast and the best estimates routinely require adjustment. In addition, the notes to our audited consolidated financial statements for the year ended December 31, 2009 included elsewhere in this prospectus include a comprehensive summary of the significant accounting policies and methods used in the preparation of our consolidated financial statements.

Revenue Recognition

We primarily recognize revenue when the following four basic criteria have been met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services rendered, (3) the fee is fixed and determinable and (4) collection is reasonably assured.

The majority of our revenue is derived from product revenue. We recognize revenue upon title transfer of the products to third-party customers, less a reserve for estimated product returns and allowances. Determination of the reserve for estimated product returns and allowances is based on our management’s analyses and judgments regarding certain conditions. Should future changes in conditions prove management’s conclusions and judgments on previous analyses to be incorrect, revenue recognized for any reporting period could be adversely affected.

Additionally, we generate services revenue in connection with contracts with leading healthcare organizations whereby we distribute clinical expertise through fee-based arrangements. Revenue for fee-based arrangements is recognized over the period in which the services are provided. Some contracts provide that a portion of our fees are at risk if our customers do not achieve certain financial cost savings over a period of time, typically one year. Revenue subject to refund is not recognized if (i) sufficient information is not available to calculate performance measurements or (ii) interim performance measurements indicate that we are not meeting performance targets. If either of these two conditions exists, we record the amounts as other current liabilities in the consolidated balance sheet, deferring recognition of the revenue until we establish that we have met the performance criteria. If we do not meet the performance targets at the end of the contractual period we are obligated under the contract to refund some or all of the at risk fees.

We also receive license and royalty revenue from agreements with third-party licensees. Revenue from fixed fee license and royalty agreements are recognized on a straight-line basis over the obligation period of the related license agreements. License and royalty fees that the licensees calculate based on their sales, which we have the right to audit under most of our agreements, are generally recognized upon receipt of the license or royalty payments, unless we are able to reasonably estimate the fees as they are earned. License and royalty fees that are determinable prior to the receipt thereof are recognized in the period they are earned.

Use of Estimates for Sales Returns and Other Allowances and Allowance for Doubtful Accounts

Certain sales arrangements require us to accept product returns. From time to time, we also enter into sales incentive arrangements with our retail customers, which generally reduce the sale prices of our products. As a result, we must establish allowances for potential future product returns and claims resulting from our sales incentive arrangements against product revenue recognized in any reporting period. Calculation of these allowances requires significant judgments and estimates. When evaluating the adequacy of the sales returns and other allowances, our management analyzes historical returns, current economic trends and changes in customer and consumer demand and acceptance of our products. When such analysis is not available and a right of return exists, we record revenue when the right of return is no longer applicable. Material differences in the amount and timing of our product revenue for any reporting period may result if changes in conditions arise that would require management to make different judgments or utilize different estimates.

Our total provision for sales returns and other allowances related to sales incentive arrangements amounted to $60.2 million, $35.8 million and $38.4 million, or 4%, 3% and 5%, respectively, of net product sales in 2009, 2008 and 2007, respectively, which have been recorded against product sales to derive our net product sales. Of these amounts, approximately $9.3 million, $9.3 million and $18.8 million, for 2009, 2008 and 2007, respectively, represent allowances for future deductions which have been provided against our related accruals for such charges with the balance charged directly against net sales.

Similarly, our management must make estimates regarding uncollectible accounts receivable balances. When evaluating the adequacy of the allowance for doubtful accounts, management analyzes specific accounts receivable balances, historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms and patterns. Our accounts receivable balance was $354.5 million and $261.4 million, net of allowances for doubtful accounts of $12.5 million and $10.0 million, as of December 31, 2009 and December 31, 2008, respectively.

Additionally, we generate services revenue in connection with contracts with leading healthcare organizations, whereby we distribute clinical expertise through fee-based arrangements. Revenue for fee-based arrangements is recognized over the period in which the services are provided. Some contracts provide that a portion of our fees are at risk if our customers do not achieve certain financial cost savings over a period of time, typically one year. Revenue subject to refund is not recognized if (i) sufficient information is not available to calculate performance measurements or (ii) interim performance measurements indicate that we are not meeting performance targets. If either of these two conditions exists, we record the amounts as other current liabilities in the consolidated balance sheet, deferring recognition of the revenue until we establish that we have met the performance criteria. If we do not meet the performance targets at the end of the contractual period we are obligated under the contract to refund some or all of the at risk fees. Our deferred revenue balance was $24.0 million and $22.0 million, as of December 31, 2009 and December 31, 2008, respectively.

Valuation of Inventories

We state our inventories at the lower of the actual cost to purchase or manufacture the inventory or the estimated current market value of the inventory. In addition, we periodically review the inventory quantities on hand and record a provision for excess and obsolete inventory. This provision reduces the carrying value of our inventory and is calculated based primarily upon factors such as forecasts of our customers’ demands, shelf lives of our products in inventory, loss of customers and manufacturing lead times. Evaluating these factors, particularly forecasting our customers’ demands, requires management to make assumptions and estimates. Actual product and services revenue may prove our forecasts to be inaccurate, in which case we may have underestimated or overestimated the provision required for excess and obsolete inventory. If, in future periods, our inventory is determined to be overvalued, we would be required to recognize the excess value as a charge to our cost of sales at the time of such determination. Likewise, if, in future periods, our inventory is determined to be undervalued, we would have over-reported our cost of sales, or understated our earnings, at the time we recorded the excess and obsolete provision. Our inventory balance was $221.5 million and $173.6 million, net of a reserve for excess and obsolete inventory of $12.6 million and $9.6 million, as of December 31, 2009 and 2008, respectively.

Valuation of Goodwill and Other Long-Lived and Intangible Assets

Our long-lived assets include (1) property, plant and equipment, (2) goodwill and (3) other intangible assets. As of December 31, 2009, the balances of property, plant and equipment, goodwill and other intangible assets, net of accumulated depreciation and amortization, were $324.4 million, $3.5 billion and $1.7 billion, respectively.

Goodwill and other intangible assets are initially created as a result of business combinations or acquisitions of intellectual property. The values we record for goodwill and other intangible assets represent fair values calculated by accepted valuation methods. Such valuations require us to provide significant estimates and assumptions which are derived from information obtained from the management of the acquired businesses and our business plans for the acquired businesses or intellectual property. Critical estimates and assumptions used in the initial valuation of goodwill and other intangible assets include, but are not limited to: (1) future expected cash flows from product sales, customer contracts and acquired developed technologies and patents, (2) expected costs to complete any in-process research and development projects and commercialize viable products and estimated cash flows from sales of such products, (3) the acquired companies’ brand awareness and market position, (4) assumptions about the period of time over which we will continue to use the acquired brand and (5) discount rates. These estimates and assumptions may be incomplete or inaccurate because unanticipated events and circumstances may occur. If estimates and assumptions used to initially value goodwill and intangible assets prove to be inaccurate, ongoing reviews of the carrying values of such goodwill and intangible assets, as discussed below, may indicate impairment which will require us to record an impairment charge in the period in which we identify the impairment.

Where we believe that property, plant and equipment and intangible assets have finite lives, we depreciate and amortize those assets over their estimated useful lives. For purposes of determining whether there are any impairment losses, as further discussed below, our management has historically examined the carrying value of our identifiable long-lived tangible and intangible assets and goodwill, including their useful lives where we believe such assets have finite lives, when indicators of impairment are present. In addition, we conduct an impairment review on the carrying values of all goodwill on at least an annual basis. For all long-lived tangible and intangible assets and goodwill, if an impairment loss is identified based on the fair value of the asset, as compared to the carrying value of the asset, such loss would be charged to expense in the period we identify the impairment. Furthermore, if our review of the carrying values of the long-lived tangible and intangible assets with finite lives indicates impairment of such assets, we may determine that shorter estimated useful lives are more appropriate. In that event, we will be required to record higher depreciation and amortization in future periods, which will reduce our earnings.

Valuation of Goodwill

We perform an impairment review on the carrying value of goodwill at least annually, or more frequently if events occur or circumstances exist that indicate that a reporting unit’s carrying value exceeds its fair value. We performed our annual impairment review as of September 30, 2009, using the market approach and the discounted cash flows approach and, based upon this review, we do not believe that the goodwill related to our professional diagnostics, health management and consumer diagnostics reporting units was impaired. Because future cash flows and operating results used in the impairment review are based on management’s projections and assumptions, future events can cause such projections to differ from those used at September 30, 2009, which could lead to significant impairment charges of goodwill in the future. As of December 31, 2009, we have goodwill balances related to our professional diagnostics, health management and consumer diagnostics reporting units, which amounted to $2.0 billion, $1.4 billion and $52.2 million, respectively, with the fair value of our professional and consumer diagnostics segments exceeding their carrying value by greater than 10% and the fair value of our health management segment exceeding its carrying value by approximately 9%.

We based our fair value estimates on assumptions we believe to be reasonable but that are unpredictable and inherently uncertain, including estimates of future growth rates and operating margins and assumptions about the overall economic climate and the competitive environments for our business units. There can be no assurances that our estimates and assumptions made for purposes of our goodwill and identifiable intangible testing as of September 30, 2009 will prove accurate predictions in the future. If our assumptions regarding business plans, competitive environments or anticipated growth rates are not achieved or change, we may be required to record goodwill and/or intangible asset impairment charges in future periods, whether in connection with our next annual impairment testing or earlier, if an indicator of an impairment is present outside of the timing of our next annual evaluation.

Valuation of Other Long-Lived Tangible and Intangible Assets

Factors we generally consider important which could trigger an impairment review on the carrying value of other long-lived tangible and intangible assets include the following: (1) significant underperformance relative to expected historical or projected future operating results, (2) significant changes in the manner of our use of acquired assets or the strategy for our overall business, (3) underutilization of our tangible assets, (4) discontinuance of product lines by ourselves or our customers, (5) significant negative industry or economic trends, (6) significant decline in our stock price for a sustained period, (7) significant decline in our market capitalization relative to net book value and (8) goodwill impairment identified during an impairment review. Although we believe that the carrying value of our long-lived tangible and intangible assets was realizable as of December 31, 2009, future events could cause us to conclude otherwise.

Stock-Based Compensation

Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the vesting period. Determining the fair value of stock-based awards at the grant date requires judgment, including estimating our stock price volatility and employee stock option exercise behaviors. If actual results differ significantly from these estimates, stock-based compensation expense and our results of operations could be materially impacted.

Our expected volatility is based upon the historical volatility of our stock. The expected term is based on the assumption that all outstanding options will exercise at the midpoint of the vesting date and the full contractual term, including data on experience to date. As stock-based compensation expense is recognized in our consolidated statement of operations is based on awards ultimately expected to vest, the amount of expense has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience. If factors change and we employ different assumptions, the compensation expense that we record in future periods may differ significantly from what we have recorded in the current period.

Accounting for Income Taxes

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves us estimating our actual current tax exposure and assessing temporary differences resulting from differing treatment of items, such as reserves and accruals and lives assigned to long-lived and intangible assets, for tax and accounting purposes. These differences result in deferred tax assets and liabilities. We must then assess the likelihood that our deferred tax assets will be recovered through future taxable income and, to the extent we believe that recovery is not more likely than not, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we must include an expense within our tax provision.

Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We have recorded a valuation allowance of $37.5 million as of December 31, 2009, due to uncertainties related to the future benefits, if any, from our deferred tax assets related primarily to our foreign businesses and certain U.S. net operating losses, or NOLs, and tax credits. Included in this valuation allowance is $8.9 million for deferred tax assets of acquired companies, the future benefits of which will be generally applied to reduce our income tax expense. This is an increase of $24.8 million from the valuation allowance of $12.7 million as of December 31, 2008. The increase is primarily related to domestic state NOLs and domestic state credits. The valuation allowance is based on our estimates of taxable income by jurisdiction in which we operate and the period over which our deferred tax assets will be recoverable. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to establish an additional valuation allowance or reduce our current valuation allowance which could materially impact our tax provision.

We established reserves for tax uncertainties that reflect the use of the comprehensive model for the recognition and measurement of uncertain tax positions. We are currently undergoing routine tax examinations by various state and foreign jurisdictions. Tax authorities periodically challenge certain transactions and deductions we reported on our income tax returns. We do not expect the outcome of these examinations, either individually or in the aggregate, to have a material adverse effect on our financial position, results of operations or cash flows.

Loss Contingencies

In the section of this prospectus entitled “Business — Legal Proceedings,” we have reported on material legal proceedings. In addition, because of the nature of our business, we may from time to time be subject to commercial disputes, consumer product claims or various other lawsuits arising in the ordinary course of our business, including employment matters, and we expect this will continue to be the case in the future. These lawsuits generally seek damages, sometimes in substantial amounts, for commercial or personal injuries allegedly suffered and can include claims for punitive or other special damages. In addition, we aggressively defend our patent and other intellectual property rights. This often involves bringing infringement or other commercial claims against third parties, which can be expensive and can result in counterclaims against us.

We do not accrue for potential losses on legal proceedings where our company is the defendant when we are not able to reasonably estimate our potential liability, if any, due to uncertainty as to the nature, extent and validity of the claims against us, uncertainty as to the nature and extent of the damages or other relief sought by the plaintiff and the complexity of the issues involved. Our potential liability, if any, in a particular case may become reasonably estimable and probable as the case progresses, in which case we will begin accruing for the expected loss.

Recent Accounting Pronouncements

See Note 2(r) in the notes to the consolidated financial statements included elsewhere in this prospectus, regarding the impact of certain recent accounting pronouncements on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

The following discussion about our market risk disclosures involves forward-looking statements. Actual results could differ materially from those discussed in the forward-looking statements. We are exposed to market risk related to changes in interest rates and foreign currency exchange rates. We do not use derivative financial instruments for speculative or trading purposes.

Interest Rate Risk

We are exposed to market risk from changes in interest rates primarily through our investing and financing activities. In addition, our ability to finance future acquisition transactions or fund working capital requirements may be impacted if we are not able to obtain appropriate financing at acceptable rates.

Our investing strategy, to manage interest rate exposure, is to invest in short-term, highly-liquid investments. Our investment policy also requires investment in approved instruments with an initial maximum allowable maturity of eighteen months and an average maturity of our portfolio that should not exceed six months, with at least $500,000 cash available at all times. Currently, our short-term investments are in money market funds with original maturities of 90 days or less. At December 31, 2009, our short-term investments approximated market value.

At December 31, 2009, we had term loans in the amount of $951.0 million and a revolving line-of-credit available to us of up to $150.0 million, of which $142.0 million was outstanding as of December 31, 2009, under our First Lien Credit Agreement. Interest on these term loans, as defined in the credit agreement, is as follows: (i) in the case of Base Rate Loans, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin, each as in effect from time to time, (ii) in the case of Eurodollar Rate Loans, at a rate per annum equal to the sum of the Eurodollar Rate and the Applicable Margin, each as in effect for the applicable Interest Period and (iii) in the case of other obligations, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin for revolving loans that are Base Rate Loans, each as in effect from time to time. The Base Rate is a floating rate which approximates the U.S. Prime rate and changes on a periodic basis. The Eurodollar Rate is equal to the LIBOR rate and is set for a period of one to three months at our election. Applicable margin with respect to Base Rate Loans is 1.00% and with respect to Eurodollar Rate Loans is 2.00%. Applicable margin ranges for our revolving line-of-credit with respect to Base Rate Loans is 0.75% to 1.25% and with respect to Eurodollar Rate Loans is 1.75% to 2.25%.

At December 31, 2009, we also had term loans in the amount of $250.0 million under our Second Lien Credit Agreement. Interest on these term loans, as defined in the credit agreement, is as follows: (i) in the case of Base Rate Loans, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin, each as in effect from time to time, (ii) in the case of Eurodollar Rate Loans, at a rate per annum equal to the sum of the Eurodollar Rate and the Applicable Margin, each as in effect for the applicable Interest Period and (iii) in the case of other obligations, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin for Base Rate Loans, as in effect from time to time. Applicable margin with respect to Base Rate Loans is 3.25% and with respect to Eurodollar Rate Loans is 4.25%.

In August 2007, we entered into interest rate swap contracts, with an effective date of September 28, 2007, that have a total notional value of $350.0 million and a maturity date of September 28, 2010. These interest rate swap contracts pay us variable interest at the three-month LIBOR rate, and we pay the counterparties a fixed rate of 4.85%. In March 2009, we extended our August 2007 interest rate hedge for an additional two-year period commencing in September 2010 at a one-month LIBOR rate of 2.54%. These interest rate swap contracts were entered into to convert $350.0 million of the $1.2 billion variable rate term loans under the senior credit facility into fixed rate debt.

In January 2009, we entered into interest rate swap contracts, with an effective date of January 14, 2009, that have a total notional value of $500.0 million and a maturity date of January 5, 2011. These interest rate swap contracts pay us variable interest at the one-month LIBOR rate, and we pay the counterparties a fixed rate of 1.195%. These interest rate swap contracts were entered into to convert $500.0 million of the $1.2 billion variable rate term loans under the secured credit facility into fixed rate debt.

Assuming no changes in our leverage ratio and considering our interest rate swaps, which would affect the margin of the interest rates under the credit agreements, the effect of interest rate fluctuations on outstanding borrowings as of December 31, 2009 over the next twelve months is quantified and summarized as follows (in thousands):

Interest Expense
Increase

Interest rates increase by 100 basis points	$4,930
Interest rates increase by 200 basis points	$9,860

Foreign Currency Risk

We face exposure to movements in foreign currency exchange rates whenever we, or any of our subsidiaries, enter into transactions with third parties that are denominated in currencies other than our, or its, functional currency. Intercompany transactions between entities that use different functional currencies also expose us to foreign currency risk. During 2009, the net impact of foreign currency changes on transactions was a gain of $1.3 million. Historically, we have not used derivative financial instruments or other financial instruments with original maturities in excess of three months to hedge such economic exposures.

Gross margins of products we manufacture at our foreign plants and sell in U.S. dollars and manufacturing by our U.S. plants and sold in currencies other than the U.S. dollar are also affected by foreign currency exchange rate movements. Our gross margin on total net product sales was 54.6% in 2009. If the U.S. dollar had been stronger by 1%, 5% or 10%, compared to the actual rates during 2009, our gross margin on total net product sales would have been 54.7%, 54.9% and 55.1%, respectively.

In addition, because a substantial portion of our earnings is generated by our foreign subsidiaries, whose functional currencies are other than the U.S. dollar (in which we report our consolidated financial results), our earnings could be materially impacted by movements in foreign currency exchange rates upon the translation of the earnings of such subsidiaries into the U.S. dollar.

If the U.S. dollar had been uniformly stronger by 1%, 5% or 10%, compared to the actual average exchange rates used to translate the financial results of our foreign subsidiaries, our net product sales and net income would have been impacted by approximately the following amounts (in thousands):

	Approximate	Approximate
	Decrease in	Decrease in
	Net Revenue	Net Income

If, during 2009, the U.S. dollar was stronger by:
1%	$5,013	$530
5%	$25,050	$2,650
10%	$50,096	$5,300

BUSINESS

Our website is www.invmed.com and we make available through this site, free of charge, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and Amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the Securities and Exchange Commission, or the SEC. These reports may be accessed through our website’s investor information page. We also make our code of ethics and certain other governance documents and policies available through this site.

Segments

Our major reportable operating segments are professional diagnostics, health management and consumer diagnostics. Financial information about our reportable segments is provided in Note 19 of the notes to our consolidated financial statements, which are included elsewhere in this prospectus.

On January 15, 2010, we completed the sale of our vitamins and nutritional supplements business. This business, which had been reported in prior periods as a separate operating segment, is now classified as discontinued operations. See Note 24 of the notes to our consolidated financial statements, which are included elsewhere in this prospectus.

Products and Services

Professional Diagnostics.  Professional diagnostics are generally designed to assist medical professionals in both preventative and interventional medicine, and include testing and monitoring performed in hospitals and doctors’ offices and, increasingly, testing and monitoring done at home at the direction of the medical professional, or through patient self-testing. Professional diagnostic products provide for qualitative or quantitative analysis of a patient’s body fluids or tissue for evidence of a specific medical condition, disease state or toxicological state or to measure response to therapy. Within professional diagnostics, we focus on point-of-care, rapid diagnostic testing and health monitoring and the developing patient self-testing market. We distinguish the point-of-care and patient self-testing markets from clinical diagnostic markets consisting of large, centralized laboratories offering a wide range of highly-automated laboratory services in hospital or related settings. The point-of-care market for rapid diagnostic products consists primarily of small and medium size laboratories and testing locations, such as physician office laboratories, specialized mobile clinics, emergency rooms and some rapid-response laboratories in larger medical centers.

In the market for rapid diagnostic products, the ability to deliver faster, accurate results at reasonable prices generally drives demand. This means that, while there is certainly demand for faster, more efficient automated equipment from large hospitals and major reference testing laboratories, there is also growing demand by point-of-care facilities and smaller laboratories for fast, high-quality, less expensive, self-contained diagnostic kits. As the speed and accuracy of such products improve, we believe that these products will play an increasingly important role in achieving early diagnosis, timely intervention and therapy monitoring outside of acute medicine environments, especially where supplemented by the support and management services that we also provide.

Our current professional diagnostic products test for over 100 disease states and conditions and include point-of-care and laboratory tests in the following areas:

Cardiology.  Cardiovascular disease encompasses a spectrum of conditions and illnesses, including high blood pressure, high cholesterol, metabolic syndrome, coronary artery disease, heart attack, heart failure and stroke. It is estimated that 80 million Americans alone have one or more types of cardiovascular disease. The worldwide cardiology diagnostic market, including the markets for heart failure diagnostics, coronary artery disease risk assessment, coagulation testing and acute coronary syndrome, exceeds $1.5 billion. Our Triage, Cholestech LDX and INRatio products, all acquired through acquisitions in 2007, have established us as a leader in this market. The Triage system consists of a portable fluorometer that interprets consumable test devices for cardiovascular conditions, as well as the detection of certain drugs of abuse. The Triage cardiovascular tests include the following:

•	Triage BNP Test. An immunoassay that measures B-type Natriuretic Peptide (BNP) in whole blood or plasma, used as an aid in the diagnosis and assessment of severity of heart failure. The test is also used for the risk stratification of patients with acute coronary syndrome and heart failure. We also offer a version of the Triage BNP Test for use on Beckman Coulter lab analyzers.

•	Triage Cardiac Panel. An immunoassay for the quantitative determination of CK-MB, myoglobin and troponin I in whole blood or plasma, used as an aid in the diagnosis of acute myocardial infarction.

•	Triage CardioProfilER Panel. An immunoassay for use as an aid in the diagnosis of acute myocardial infarction, the diagnosis and assessment of severity of congestive heart failure, risk stratification of patients with acute coronary syndromes and risk stratification of patients with heart failure. This panel combines troponin I, CK-MB, myoglobin and BNP to provide rapid, accurate results in whole blood and plasma.

•	Triage Profiler Shortness of Breath (S.O.B.) Panel. An immunoassay for use as an aid in the diagnosis of myocardial infarction, the diagnosis and assessment of severity of congestive heart failure, the assessment and evaluation of patients suspected of having disseminated intravascular coagulation and thromboembolic events, including pulmonary embolism and deep vein thrombosis, and the risk stratification of patients with acute coronary syndromes. This panel combines troponin I, CK-MB, myoglobin, BNP and d-dimer to provide rapid, accurate results in whole blood and plasma.

•	Triage D-Dimer Test. An immunoassay for use as an aid in the assessment and evaluation of patients suspected of having disseminated intravascular coagulation or thromboembolic events, including pulmonary embolism and deep vein thrombosis.

The Cholestech LDX System is a point-of-care monitor of blood cholesterol and related lipids which is used to test patients at risk of, or suffering from, heart disease and related conditions. The Cholestech LDX System makes it possible to provide a complete lipid profile with tests for total cholesterol (TC), HDL & LDL cholesterol, triglycerides, and glucose (GLU), as well as tests for ALT and AST (for liver enzyme monitoring), and high sensitivity C-reactive protein (hs-CRP). The Cholestech LDX System can also provide coronary heart disease risk assessment from the patient’s results as measured on the lipid profile cassette. The Cholestech LDX System provides results in five minutes per test cassette (seven minutes for hs-CRP) and is CLIA-waived, meaning the United States Food and Drug Administration, or FDA, has waived the more stringent requirements for laboratory testing applicable to moderate or high complexity laboratories based on the Cholestech LDX System’s ease of use and accuracy. This allows the Cholestech LDX System to be marketed to physicians’ offices, rather than hospitals or larger laboratories, and it is present in approximately 12% of U.S. CLIA-waived physicians’ office laboratories with an installed base of approximately 10,000 units in regular use.

The INRatio System is an easy-to-use, hand-held blood coagulation monitoring system for use by patients and healthcare professionals in the management of warfarin, a commonly prescribed medication used to prevent blood clots. The INRatio System measures PT/INR, which is the patient’s blood clotting time reported pursuant to an internationally normalized ratio, to help ensure that patients with risk of blood clot formation are maintained within the therapeutic range with the proper dosage of oral anticoagulant therapy. The INRatio System is 510(k) cleared by the FDA for use by healthcare professionals, as well as for patient self-testing, and is also CE marked in Europe. The INRatio System is targeted to both the professional, or point-of-care market, as well as the patient self-testing market. Recently we introduced the INRatio2 System, which targets the patient self-testing market and offers enhanced ease of use. Patient self-testing has gained significant momentum since March 2008 when Centers for Medicare & Medicaid Services expanded coverage of home INR monitoring to include chronic atrial fibrillation and venous thromboembolism patients on warfarin.

As of November 30, 2009, we also distribute the epoc® Blood Analysis System for blood gas and electrolyte testing pursuant to an agreement with Epocal, Inc., or Epocal, The epoc (enterprise point of care) platform is a point-of-care analysis system which provides wireless bedside blood gas and electrolyte measurement testing solutions and compliments our Triage products in cardiology and emergency room settings. Utilizing easy to use, low-cost disposable Smart-Cardstm, the epoc System produces laboratory quality results in critical and acute care settings in about 30 seconds. The epoc System received FDA 510(k) clearance in 2006 for marketing in the U.S.

We also sell disposable, lateral flow rapid diagnostic tests for d-dimer and troponin I under our Clearview brand. These tests offer efficiency, as well as ease of use and accuracy, to clinics, hospitals and laboratories around the world.

Women’s Health.  Since women’s health and general sexual health issues are a global health concern, this remains a priority area for us. In the professional marketplace, we are a global leader in pregnancy fertility/ovulation testing and bone therapy (osteoporosis) monitoring. Our professional pregnancy tests are generally urine-based, CLIA-waived rapid tests in dipstick or cassette format.

Our professional women’s health products also target diseases, such as rubella and Group B strep, which pose unique threats to unborn or newborn babies and, in addition, we market a portfolio of tests for sexually-transmitted diseases. Our women’s health products are sold under our Acceava, Clearview, Sure-Step, Inverness Medical TestPack and Osteomark brands.

Infectious Disease.  We believe that the demand for infectious disease diagnostic products is growing faster than many other segments of the immunoassay market due to the increasing incidence of certain diseases or groups of diseases, including viral hepatitis, respiratory syncytial virus (RSV), influenza, tuberculosis, human immunodeficiency virus (HIV) / acquired immunodeficiency syndrome (AIDS), herpes and other sexually-transmitted diseases. To meet this demand, we have continued to expand our product offerings and now offer one of the world’s largest infectious disease test menus. We develop and market a wide variety of point-of-care tests for Influenza A/B, strep throat, HIV, HSV-2, HCV Malaria, C.difficile, infectious mononucleosis, Lyme disease, Chlamydia, H.pylori, RSV, Rubella and other infectious diseases. Our tests for infectious disease are sold under brand names which include Acceava, BinaxNOW, Clearview, Determine, Inverness Medical TestPack, DoubleCheckGold, Panbio and TECHLAB®. We have, as of February 2010, also acquired a majority interest in Standard Diagnostics, Inc., or Standard Diagnostics, whose SD branded rapid diagnostic tests, particularly its tests for HIV, malaria and influenza, have a strong presence in Asia, Africa and the Middle East.

In addition to point-of-care products, we also offer a line of indirect fluorescent antibody, or IFA, assays for over 20 viral, bacterial and autoimmune diseases, a full line of serology diagnostic products covering a broad range of disease categories and over 70 enzyme-linked immunosorbent assays (ELISA) tests for a wide variety of infectious and autoimmune diseases, as well as a full line of automated instrumentation for processing ELISA assays. We are the exclusive U.S. distributor of the AtheNA Multi-Lyte® Test System, a multiplexed, fluorescent bead-based system designed to simultaneously perform multiple assays from a single sample using just one well. It offers a simple and streamlined alternative to IFA and ELISA testing, providing improved clinical sensitivity and comparable clinical specificity in a labor-saving, automation-friendly format. Our IFA, serology and ELISA products, which generally serve the clinical diagnostics laboratory markets, are generally marketed under our Wampole brand.

Demand for certain infectious disease tests, primarily Influenza A/B, or flu, is significantly affected by the seasonal nature of the cold and flu season. As a result, we typically experience higher sales of our flu tests in the first and fourth quarters. Sales of our flu products also vary from year to year based in large part on the severity, length and timing of the onset of the cold and flu season. While we believe that the severity, length and timing of the onset of the cold and flu season will continue to impact sales of certain of our infectious disease products, there can be no assurance that our future sales of these products will necessarily follow historical patterns.

Oncology.  Among chronic disease categories, we are focused on oncology diagnostics as an area of significant future opportunity. The Matritech NMP22 BladderChek Test is the only in-office test approved by the FDA as an aid in the diagnosis of bladder cancer. The NMP22 BladderChek Test is a non-invasive assay, performed on a single urine sample that detects elevated levels of NMP22 protein. The test can be performed in a physician’s office with results delivered during the patient visit, allowing a rapid, accurate and cost-effective means of aiding the detection of bladder cancer in patients at risk, when used in conjunction with standard diagnostic procedures. We also offer the NMP22 Test Kit, a quantitative ELISA also designed to detect elevated levels of NMP22 protein.

Our Clearview FOB and Ultra FOB rapid tests aid in the early detection of colorectal cancer, the third most common type of cancer in men and the second most common in women.

Drugs of Abuse.  Drug abuse is a major global health problem, as well as a social and economic burden. In addition to being a primary cause of lost workforce productivity, family conflict and drug-related crime, drug abuse is linked to the spread of HIV/AIDS through contaminated needles. Drug abuse is one of the most costly health problems in the United States. As a result, employers, law enforcement officials and others expend considerable effort to be sure their employees and constituents are free of substance abuse, creating a significant market for simple, reliable tests to detect the most commonly abused substances. Additionally, physicians are increasingly utilizing drug testing to identify and address signs of prescription drug misuse. Urine-based screening tests for drugs of abuse range from simple immunoassay tests to complex analytical procedures. The speed and sensitivity of immunoassays have made them the most widely-accepted method for screening urine for drugs of abuse.

We offer one of the broadest and most comprehensive lines of drugs of abuse tests available today. We offer tests to detect alcohol, as well as the following illicit and prescription drugs of abuse: amphetamines/methamphetamines, cocaine, opiates, phencyclidine, tetrahydrocannabinol, acetaminophen, barbiturates, benzodiazepines, methadone, propoxyphene and tricyclic antidepressants, using both urine and saliva body fluids.

Our rapid drugs of abuse tests are sold primarily under the brands Triage, iScreen, Concateno and SureStep. The TOX Drug Screen panel sold for use with our Triage system detects the presence of any illicit or prescription drugs listed above at the point-of-care in approximately 15 minutes. It is widely used in hospital and clinical testing as a laboratory instrument to aid in the detection of drug abuse. Our Drug Detection System, or DDS, is an enhanced, on-site saliva drug detection system which displays results for the presence of up to six different drugs in under five minutes and two drugs in under 90 seconds.

We have recently expanded our drugs of abuse products and services significantly, particularly in the toxicology laboratory field. Our addition of Concateno plc, or Concateno, in August 2009, allows us to offer comprehensive lab-based testing services throughout Europe, and the acquisition of Kroll Laboratory Services, Inc., or Kroll, in February 2010, enables us to offer toxicology services through laboratories certified by the U.S. Substance Abuse and Mental Health Services Administration, or SAMHSA. Through our subsidiary Redwood Toxicology Laboratory, Inc., or Redwood, we also offer comprehensive, low-cost laboratory testing services to multiple domestic clients, including law enforcement agencies, penal systems, insurers and employers. Our comprehensive offerings deliver the certainty of science, the dependability of proven processes and the assurance of legally defensible results.

Health Management.  We believe that by utilizing both existing professional diagnostic devices and new devices under development to enhance the delivery of health management and other services to healthcare providers, we can further facilitate cost containment and outcome-driven decision making. Our Alere health management business strives to empower participants of our programs and physicians so they can work together towards better health. We also provide services supporting home INR testing through Quality Assured Services, Inc., or QAS, and Tapestry Medical, Inc., or Tapestry.

Our expert-designed health management programs:

•	embrace the entire lifespan, from pre-cradle to end-of-life, and targeted health states, from wellness to prevention to total health management of the individual for those having various chronic illnesses.

•	target high-cost chronic conditions with programs designed to improve outcomes and reduce expenditures.

•	provide health coaches who engage and motivate participants during teachable moments.

•	help participants improve their health by supporting their individual health goals.

•	bring greater clarity to healthcare with empowering technologies that lead to better outcomes.

•	offer the expertise of 1,850 healthcare professionals who share a passion for patient and customer care.

Our key health management programs are:

Care.  The Alere Disease Management Program provides technology-enabled, evidence-based solutions for managing chronic and high-cost conditions, improving productivity and reducing healthcare costs. The Alere Disease Management Program assists individuals with chronic diseases or conditions to better manage their care by increasing their knowledge about their illnesses, potential complications and the importance of medication and treatment plan compliance. Our highly-trained clinicians proactively contact participants to monitor their progress and ensure they are following the plan of care set by their physician. They work with participants to identify potential gaps in care, which occur when individuals do not receive national standards of care, or best practices, or when an individual fails to comply with their treatment plan.

We offer a personal health support model of care. This model differs from providers of traditional, total population health models in several ways, including how individuals are selected, as well as a more disciplined approach to defining who can benefit from what kinds of ‘touches’ and how these specific interactions are best accomplished. A second key differentiator is the use of the Alere DayLink Monitor for persons participating in higher risk health management programs. The DayLink Monitor records a participant’s weight and/or answers to questions regarding their symptoms. This information is gathered daily and sent to our clinicians for review. The Alere Disease Management Program currently assists individuals with the following diseases or conditions: asthma, coronary artery disease, chronic obstructive pulmonary disease, diabetes, heart failure, pain, weight management and depression. In addition, we also offer Complex Care Management and Chronic Care Management for participants who require more attention and care than a traditional disease management program provides. What distinguishes our two programs is that Complex Care provides on-site care, and the Chronic Complex program involves telephone contact with Alere clinicians.

Patient Self-Testing Services.  We also offer services designed to support anticoagulation management for patients at risk for stroke and other clotting disorders who can benefit from home INR monitoring. As mentioned, home INR monitoring has grown increasingly popular since the Centers for Medicare & Medicaid Services expanded coverage to include home INR monitoring of chronic atrial fibrillation and venous thromboembolism patients on warfarin. Our QAS and Tapestry businesses assist patients in acquiring home INR monitors, including our INRatio2 monitors, and seeking Medicare reimbursement and insurance coverage, while providing physicians with a comprehensive solution for incorporating home INR monitoring into their practice. Our CoagNow program includes our Face-2-Face patient training model, which utilizes experienced nurse educators; patient scheduling; collection and reporting of home testing results to the physician and CoagClinic, our sophisticated web-based application that provides healthcare professionals with real-time access to patient information.

Women’s & Children’s Health.  Our Women’s and Children’s Health division delivers a total spectrum of obstetrical care services, ranging from a risk assessment to identify women at risk for preterm birth to a neonatal program for early infant care management. In between are first and second trimester genetic testing as well as home-based obstetrical programs to manage and monitor pregnant women who have medical or pregnancy-related problems that could harm the health of the mother or baby. We deliver telephonic and home-based nursing services that support physician and patient goals. We have developed and refined these services over the years to accommodate physician plans of care. We focus on assessment of patient data and providing education. Our high-risk pregnancy management program revenues tend to be seasonal. Revenues tend to decrease with the onset of the holiday season starting with Thanksgiving. As a result, first and fourth quarter revenues of each year tend to be lower than second and third quarter revenues.

Oncology.  The Alere Oncology Program is the longest-running cancer management program (since 1994) in the nation. This program screens for and manages 62 types of cancer. Since the program’s inception, we have managed more than 50,000 participants. Cancer continues to challenge employers and health plans as they search for tools to compassionately manage this condition among their population in the most cost-

effective manner. By incorporating “best of breed” practices and coordinating with physicians and participants, we provide an integrated solution to proactively manage this expensive and debilitating disease.

Wellness.  Wellness Solutions is a suite of integrated wellness programs and resources designed to help organizations reduce health risks and improve the health and productivity of their employees while reducing healthcare-related costs. Wellness programs include screening for risk factors associated with diabetes, cardiovascular heart disease, hypertension and obesity; screening for high-risk pregnancies; assessments of health risks for broad populations; programs that promote better health by encouraging sustainable changes in behavior and health coaching. In September 2009, we enhanced our wellness offerings through our acquisition of Free & Clear, Inc., or Free & Clear, the healthy behaviors company that specializes in web-based learning and phone-based cognitive behavioral coaching to help employers, health plans and state governments improve the overall health and productivity of their covered populations. Free & Clear’s evidence-based programs address the four key modifiable health risks that contribute to chronic disease: tobacco use, poor nutrition, physical inactivity and stress.

Technology Solutions.  Our technology solutions provide employers and health plans with a powerful portal or “front door” to our continuum of healthcare services and allow individuals to create a HIPAA Compliant, confidential on-line record of all of their personal healthcare data. On January 1, 2010, we launched our enhanced integrated health management portal, Apollo, with several large clients. Apollo will be rolled out to the remainder of Alere’s existing clients throughout 2010 and 2011. The enhanced system provides the framework and supporting infrastructure for a series of significant enhancements to Alere’s services, including a whole new dynamic, interactive and personalized experience for employees via an enhanced health portal and will provide us with an unparalleled ability to integrate data from a variety of sources, including health plans, pharmacy benefit managers and point of care devices.

Apollo serves as the hub for participants to access their medical information, personal health record and appropriate health programs and offers the following key enhancements:

•	personalized platform that acts as a “virtual coach,” presenting content based on data collected on the participant and delivering personal health support in a way that is designed to feel satisfying to the participant and when they need it the most,

•	a meaningful, engaging experience with content and activities presented based on their preferences, activities and personal health data, and

•	a deep, rich library of multi-media resources designed to address individual learning styles that can be generated dynamically by the system or located in a search by the participant.

Providing access to the broad-based resources of the portal demonstrates a commitment to the enhanced health of an organization’s population.

Consumer Diagnostics.  On May 17, 2007, we and affiliates of The Procter & Gamble Company, or P&G, commenced a 50/50 joint venture for the development, manufacturing, marketing and sale of existing and to-be-developed consumer diagnostic products, outside the cardiology, diabetes and oral care fields. As part of this arrangement, we transferred essentially all of the assets of our consumer diagnostics business, other than our manufacturing and core intellectual property assets, to the joint venture, and P&G acquired its interest in the joint venture. Accordingly, substantially all of the consumer diagnostics business conducted by us prior to the joint venture, including all of our products targeting the worldwide over-the-counter pregnancy and fertility/ovulation test market, are now sold by the joint venture, which is an unconsolidated entity operating primarily under the name SPD Swiss Precision Diagnostics GmbH, or SPD.

As part of the SPD joint venture with P&G, we entered into a finished product purchase agreement, pursuant to which we currently manufacture and sell to SPD substantially all of the consumer diagnostic products which it sells. We also entered into certain transition and long-term services agreements with SPD, pursuant to which we provide certain operational support services to the joint venture. Our consumer diagnostics segment recognizes the revenue and costs arising from these arrangements.

Our other current consumer diagnostic products consist of our market-leading First Check brand of over-the-counter drugs of abuse tests for at-home testing for up to seven illicit drugs and five prescription drugs, as well as First Check brand over-the-counter tests for alcohol abuse, cholesterol monitoring and colon cancer screening. Taking advantage of our leadership in the field of women’s health, we also sell Balance Activ Vaginal Gel directly to consumers and health care professionals for the effective treatment of bacterial vaginosis without antibiotics.

Methods of Distribution and Customers

In the United States, Canada, the United Kingdom, Ireland, Germany, Italy, Spain, Switzerland, the Netherlands, Belgium, France, Austria, India, Japan, China, South Korea, Taiwan, Hong Kong, Australia, New Zealand, South Africa, Brazil, Argentina, Colombia and Israel, we distribute our professional diagnostic products to hospitals, reference laboratories, physicians’ offices and other point-of-care settings through our own sales forces and distribution networks. In these countries, as well as in all other major world markets, we also utilize third-party distributors to sell our products. Our QAS and Tapestry subsidiaries facilitate the distribution of our INRatio and INRatio2 coagulation monitors by contacting targeted customers and facilitating the Medicare reimbursement process for physicians and for patients monitoring at home.

We market our health management programs primarily to health plans (both commercial and governmental) and self-insured employers and, to a lesser extent, to pharmaceutical companies and physicians, through our employee sales force and channel partners.

We market and sell our First Check consumer drug testing products in the United States through retail drug stores, drug wholesalers, groceries and mass merchandisers. These products compete intensively with other brand name drug testing products based on price, performance and brand awareness, which is achieved through targeted radio advertising.

Manufacturing

Our primary manufacturing facilities are located in Hangzhou and Shanghai, China; Matsudo, Japan; San Diego, California; and Scarborough, Maine. We are in the final stages of closing another significant facility in Bedford, England and transferring the manufacturing operations located there to our low cost production facilities mainly in China. We also manufacture products at a number of other facilities in the United States, the United Kingdom, Germany, Spain, Israel, Australia and South Africa. We recently acquired a majority interest in Standard Diagnostics, a manufacturer and distributor of professional diagnostic products, which has significant manufacturing facilities in Yongin, South Korea and Gurgaon, India.

Our primary manufacturing facilities are ISO certified and registered with the FDA. We manufacture substantially all of our consumable diagnostic products at these facilities. We also manufacture the consumable diagnostic devices containing the diagnostic chemistry or other proprietary diagnostic technology, which are used in conjunction with our diagnostic or monitoring systems, including our Triage system, our Cholestech LDX monitoring devices, our INRatio monitoring devices and the digital pregnancy and ovulation prediction tests and fertility monitors that we supply to the SPD joint venture. We contract with third parties to supply the electronic reader portion of these diagnostic or monitoring systems and to supply various other products which we sell, including our Triage® BNP Test for use on Beckman Coulter systems, a majority of our IFA and ELISA tests and our TECHLAB® products.

Research and Development

Our primary research and development centers are in Jena, Germany; Stirling, Scotland and San Diego, California. We also conduct research and development at various of our other facilities including facilities in the United States, the United Kingdom, Spain, Australia and Israel. Standard Diagnostics also has significant research and development operations. Our research and development programs currently focus on the development of cardiology, women’s health, infectious disease, oncology and drugs of abuse products.

Global Operations

We are a global company with major manufacturing facilities in Hangzhou and Shanghai, China and Matsudo, Japan and significant research and development operations in Jena, Germany and Stirling, Scotland.

Standard Diagnostics has significant operations in Yongin, South Korea and Gurgaon, India. Our distribution network supporting our professional diagnostics business includes offices in the United States, Canada, the United Kingdom, Germany, Italy, Spain, Switzerland, the Netherlands, Belgium, France, Austria, India, Japan, China, South Korea, Taiwan, Hong Kong, Australia, New Zealand, South Africa, Brazil, Argentina, Colombia and Israel.

Our professional diagnostic products are sold throughout the world. Our health management programs are offered almost exclusively in the United States. During 2009 and 2008, respectively, approximately 69% and 71% of our net revenue was generated from the United States, approximately 17% and 18% of our net revenue was generated from Europe, and approximately 14% and 11% of our net revenue was generated from customers located elsewhere.

Competition

Professional Diagnostics.  The main competitors for our professional rapid diagnostic products are Becton Dickinson and Quidel Corporation, or Quidel. Some competitors in this market, such as Becton Dickinson, are large companies with substantial resources, while numerous smaller, yet aggressive companies are also competitors. Some automated immunoassay systems may be considered competitors when labor shortages force laboratories to automate or when the costs of such systems are lower. Such systems are provided by Abbott, Siemens AG, Beckman Coulter, Johnson & Johnson, Roche Diagnostics and other large diagnostic companies. In the infectious disease area, newer technologies utilizing amplification techniques for analyzing molecular DNA gene sequences, from companies such as Abbott, Becton Dickinson, Roche Diagnostics, Cepheid and Gen-Probe, are making in-roads into this market. Competition for rapid diagnostics is intense and is primarily based on price, breadth of product line and distribution capabilities.

Our competitors in the ELISA diagnostics market include the large diagnostics companies named above, which manufacture state-of-the-art automated immunoassay systems and a wide array of diagnostic products designed for processing on those systems. Other competitors in this market, DiaSorin and Diamedx, in particular, are smaller companies who compete based on quality and service. In the United States and Canada, we focus on matching the instrumentation and product testing requirements of our customers by offering a wide selection of diagnostic products and test equipment.

The markets for our serology and our IFA and microbiology products are mature and competition is based primarily on price and customer service. Our main competitors in serology and microbiology testing include Remel and Biokit. Our main competitors in IFA testing are Bio-Rad Laboratories, INOVA Diagnostics, Immuno Concepts, The Binding Site, Trinity Biotech, Meridian Biosciences and DiaSorin. However, products in these categories also compete to a large extent against rapid membrane and ELISA products, which are often easier to perform and read and can be more precise.

In cardiology, the majority of diagnostic immunoassays utilized by physicians and other healthcare providers are performed by independent clinical reference laboratories and hospital-based laboratories using automated analyzers for batch testing. As a result, the primary competitors of our Triage and LDX point-of-care testing systems, which consist of rapid diagnostic devices interpreted by portable electronic readers, are the large diagnostic companies identified above who produce automated immunoassay systems. We expect these large companies to continue to compete vigorously to maintain their dominance of the cardiology testing market. Although we offer our Triage BNP test for use on Beckman Coulter Immunoassay Systems, our other primary cardiology products are not currently designed for automated batch testing. Our Triage products face strong competition from Abbott Laboratories’ i-Stat hand-held system and our LDX system also faces direct competition from Abaxis Medical Diagnostics, which markets its point-of-care blood laboratory systems to physicians’ office laboratories, and Polymer Technology Systems, which sells a home cholesterol test system. The primary competitors for our INRatio coagulation monitoring system are Roche Diagnostics and International Technidyne Corporation, a division of Thoratec, who together currently account for approximately 75% of the domestic sales of PT/INR point-of-care and patient self-testing devices.

In oncology, our NMP-22 diagnostic products aid in diagnosing and monitoring bladder cancer patients, in conjunction with standard diagnostic procedures, and are based on our proprietary nuclear matrix protein technology. Our NMP-22 BladderChek Test is currently the only in-office test approved by the FDA as an aid in the diagnosis of bladder cancer. However, competition in the development and marketing of cancer diagnostics and therapeutics, using a variety of other technologies, is intense. Competing diagnostic products based on other technologies may be introduced by other companies and could adversely affect our competitive position. In a larger sense, our tests also compete with more invasive or expensive procedures, such as surgery, bone scans, magnetic resonance imaging and other in vivo imaging techniques. In the market for urine-based diagnostic tests, our NMP-22 tests also compete with existing cellular-based tests, such as the microscopic examination of suspicious cells and a test known as UroVysiontm, which is a fluorescent in-situ hybridization test.

Generally, our professional diagnostic products’ competitive positions may be based on, among other things, being first to market with a novel product, product performance, accuracy, convenience, cost-effectiveness, the strength of our intellectual property and price, as well as on the effectiveness of our sales force and our marketing and distribution partners. Where we face competition from large diagnostic companies, these competitors have greater resources than we do. In addition, certain competitors may have more favorable competitive positions than we do in markets outside of the United States.

We believe that our dedication to research and development and our strong intellectual property portfolio, coupled with our advanced manufacturing expertise, diversified product positioning, global market presence and established distribution networks, provide us with a competitive advantage in the point-of-care markets in which we compete.

Health Management.  Competition for our health management services is also intense. Other health management service providers include Health Dialog and Healthways, Inc. Our competitors and potential competitors also include health plans, self-insured employers, healthcare providers, pharmaceutical companies, pharmacy benefit management companies, case management companies and other organizations that provide services to health plans and self-insured employers. Some of these entities, health plans and self-insured employers in particular, may be customers or potential customers and may own, acquire or establish health management service providers or capabilities for the purpose of providing health management services in-house. Many of these competitors are considerably larger than us, with access to greater resources. We believe however that our ability to improve clinical and financial outcomes and our technology platforms, most notably our new Apollo system, will enable us to compete effectively.

Consumer Diagnostics.  Our First Check tests compete against over-the-counter diagnostic tests sold primarily by Phamatech, Inc., but also by other smaller competitors. Essentially, all of our remaining consumer diagnostic product sales are to SPD, our joint venture. These products are sold by SPD in retail markets where competition is intense and based primarily on brand recognition and price. Our revenues, as well as our share of the profits from the sale of these products by SPD, are dependent upon SPD’s ability to effectively compete in these markets.

Patents and Proprietary Technology; Trademarks

We have built a strong intellectual property portfolio consisting of an increasing number of patents, patent applications and licensed patents which protect our vision of the technologies, products and services of the future. Our intellectual property portfolio consists of patents that we own and, in some cases, licenses to patents or other proprietary rights of third parties which may be limited in terms of field of use, transferability or may require royalty payments.

The medical products industry, including the diagnostic testing industry, historically has been characterized by extensive litigation regarding patents, licenses and other intellectual property rights. As the fact of our pending litigation with Healthways, Inc. and Robert Bosch North America Corp. and with Health Hero Network Inc. suggests, litigation relating to intellectual property rights is also a risk in the health management industry. For more information regarding these pending matters see the section entitled “Business — Legal Proceedings” beginning on page 72.

We believe that our history of successfully enforcing our intellectual property rights in the United States and abroad demonstrates our resolve in enforcing our intellectual property rights, the strength of our intellectual property portfolio and the competitive advantage that we have in this area. We have incurred substantial costs, both in asserting infringement claims against others and in defending ourselves against patent infringement claims, and we expect to incur substantial litigation costs as we continue to aggressively protect our technology and defend our proprietary rights.

Finally, we believe that certain of our trademarks are valuable assets that are important to the marketing of both our products and services. Many of these trademarks have been registered with the United States Patent and Trademark Office or internationally, as appropriate.

The medical products industry, including the diagnostic testing industry, and the health management industry place considerable importance on obtaining and enforcing patent and trade secret protection for new technologies, products, services and processes. Trademark protection is an important factor in the success of certain of our product lines and health management programs. Our success therefore depends, in part, on our abilities to obtain and enforce the patents and trademark registrations necessary to protect our products, to preserve our trade secrets and to avoid or neutralize threats to our proprietary rights from third parties. We cannot, however, guarantee our success in enforcing or maintaining our patent rights; in obtaining future patents or licensed patents in a timely manner or at all; or as to the breadth or degree of protection that our patents or trademark registrations or other intellectual property rights might afford us. For more information regarding the risks associated with our reliance on intellectual property rights see the risk factors discussed in the section entitled “Risk Factors” on pages 12 through 32 of this prospectus.

Government Regulation

Our businesses are subject to extensive and frequently changing federal, state and local regulations. Changes in applicable laws or any failure to comply with existing or future laws, regulations or standards could have a material adverse effect on our results of operations, financial condition, business and prospects. We believe our current arrangements and practices are in material compliance with applicable laws and regulations. There can be no assurance that we are in compliance with all applicable existing laws and regulations or that we will be able to comply with new laws or regulations.

Our research, development and clinical programs, as well as our manufacturing and marketing operations, are subject to extensive regulation in the United States and other countries. Most notably, all of our products sold in the United States are subject to the Federal Food, Drug and Cosmetic Act, or the FDCA, as implemented and enforced by the FDA. All of our diagnostic products sold in the United States require FDA clearance to market under Section 510(k) of the FDCA, which may require pre-clinical and clinical trials. Foreign countries may require similar or more onerous approvals to manufacture or market these products. The marketing of our consumer diagnostic products is also subject to regulation by the U.S. Federal Trade Commission, or the FTC. In addition, we are required to meet regulatory requirements in countries outside the United States, which can change rapidly with relatively short notice.

The Clinical Laboratory Improvement Act of 1967 and the Clinical Laboratory Improvement Amendments of 1988, or CLIA, extended federal oversight to many clinical laboratories, including certain of our drug testing laboratories in the United States, by requiring that they be certified to meet quality assurance, quality control and personnel standards. Laboratories also must undergo proficiency testing and are subject to inspections. Certain of our drug testing laboratories perform drug testing on employees of federal government contractors and certain other entities and are therefore regulated by the Substance Abuse and Mental Health Services Administration, or SAMHSA (formerly the National Institute on Drug Abuse), which has established detailed performance and quality standards that laboratories must meet to be approved to perform drug testing on employees of federal government contractors and certain other entities.

Certain of the clinicians, such as nurses, must comply with individual licensing requirements. All of our clinicians who are subject to licensing requirements are licensed in the state in which they are physically present, such as the location of the call center from which they operate and, if applicable, states in which they visit or interact with patients, to the extent such licensure is required. In the future, multiple state licensing requirements for healthcare professionals who provide services telephonically over state lines may require us to license more of our clinicians in more than one state. New judicial decisions, agency interpretations or federal or state legislation or regulations could increase the requirement for multi-state licensing of a greater number of our clinical staff, which would increase our administrative costs.

Certain aspects of our health management business are subject to unique licensing or permit requirements by state and local heath agencies. In addition, our health management business is subject to the Health Insurance Portability and Accountability Act and its regulations, or HIPAA, and the Health Information Technology for Economic and Clinical Health (HITECH) Act. We are also required to obtain certification to participate in certain governmental payment programs, such as various state Medicaid programs. Some states have established Certificate of Need, or CON, programs regulating the expansion of healthcare operations. The failure to obtain, renew or maintain any of the required licenses, certifications or CONs could adversely affect our business.

Employees

As of January 31, 2010, we had approximately 11,300 employees, including temporary and contract employees, of which approximately 6,400 employees are located in the United States. In addition, we utilize consultants specializing in areas such as research and development, risk management, regulatory compliance, strategic planning and marketing.

Properties

Our principal corporate administrative office, together with the administrative office for most of our United States consumer operations, is located at 51 Sawyer Road, Waltham, Massachusetts. Our Alere health management business is headquartered in Atlanta, Georgia. We also operate a shared service center in Orlando, Florida which houses certain critical back-office and sales operations supporting our U.S. professional diagnostics operations. These key administrative facilities are leased from third parties.

We own approximately 26.1 acres of land in San Diego, California which houses one of our five primary manufacturing operations, as well as significant administrative and research and development operations for our professional diagnostics businesses. Our buildings on this property include 167,000 square feet of manufacturing space for professional diagnostic products. Our other primary manufacturing operations are in Hangzhou and Shanghai, China; Matsudo, Japan and Scarborough, Maine. We currently manufacture a portion of our consumer and professional diagnostics out of a manufacturing facility of approximately 300,000 square feet in Hangzhou, China, which we own. The majority of our consumer diagnostic products are manufactured out of approximately 54,000 square feet of space in Shanghai, China. In October 2009, we moved the manufacture of our Determine products to a leased space of approximately 35,000 square feet in Matsudo, Japan, which lease expires in December 2016. We will also continue to rent 16,000 square feet of space in Matsudo from Abbott Laboratories until June 2011. We manufacture certain professional diagnostic products out of a 64,000 square foot facility that we lease in Scarborough, Maine. We also continue to conduct some technical manufacturing and antibody production operations related to certain professional and consumer diagnostic products from a plant which we lease in Bedford, England. In addition, Standard Diagnostics manufactures its professional diagnostic products in facilities in Yongin, South Korea, which it owns, and Gurgaon, India, which it leases. The San Diego, Hangzhou and Scarborough facilities, as well as the Standard Diagnostics facilities, also house significant research and development operations which support our diagnostic businesses, as does a facility which we rent in Jena, Germany.

We rely increasingly on toxicology laboratories to provide reliable drugs of abuse testing results to customers. Redwood provides its laboratory testing services out of a leased facility in Redwood, California, while Concateno operates its primary laboratory out of a leased facility in Abingdon, England. We also recently acquired, and now own, two SAMHSA certified laboratories located in Gretna, Louisiana and Richmond, Virginia.

We also have leases or other arrangements for other facilities in various locations worldwide, including smaller manufacturing operations and laboratories, administrative or sales offices, call centers and warehouses.

Legal Proceedings

Healthways, Inc. and Robert Bosch North America Corp., v. Alere, Inc.

Healthways, Inc. and Robert Bosch North America Corp. filed a complaint in U.S. District Court in the Northern District of Illinois on November 5, 2008 against Alere Medical alleging infringement of 11 patents, licensed by Bosch from Healthways. Alere Medical answered the complaint and filed counterclaims seeking declarations that the patents are invalid and not infringed. The plaintiffs subsequently filed an amended complaint substituting Alere LLC, or Alere, our consolidated health management subsidiary, as the defendant in place of Alere Medical. On August 31, 2009, plaintiffs filed a motion to dismiss Alere’s affirmative defense and counterclaim that the patents-in-suit are unenforceable due to inequitable conduct. Alere opposed the motion and filed a motion to amend the existing pleadings to include newly discovered facts of inequitable conduct. Neither a hearing for those motions nor a trial date has been scheduled. We believe that we have strong defenses to Healthways’ allegations and we intend to defend them vigorously. However, a ruling against Alere could potentially have a material adverse impact on our sales, operations or financial performance or could limit our current or future business opportunities.

Claims in the Ordinary Course and Other Matters

We are not a party to any other pending legal proceedings that we currently believe could have a material adverse impact on our sales, operations or financial performance. However, because of the nature of our business, we may be subject at any particular time to commercial disputes, consumer product claims, negligence claims or various other lawsuits arising in the ordinary course of our business, including infringement, employment or investor matters, and we expect that this will continue to be the case in the future. Such lawsuits generally seek damages, sometimes in substantial amounts.

As an example, our subsidiary Alere Medical continues to defend infringement claims brought by Health Hero Network, Inc., a subsidiary of Robert Bosch North America Corp., which alleges to have patented certain processes related to home monitoring of patients. That matter has been stayed pending reexamination of the Health Hero patents by the U.S. Patent and Trademark Office. Also, Alere Medical continues to defend a previously disclosed class action lawsuit brought by the Estate of Melissa Prince Quisenberry which relates to the March 14, 2007 sale of Alere Medical to an unrelated entity. While we believe that we have strong defenses to the claims brought by Health Hero and Quisenberry, and we intend to defend them vigorously, these, or other claims, could potentially have a negative impact on our sales, operations or financial performance or could limit our existing or future business opportunities.

In addition, we aggressively defend our patent and other intellectual property rights. This often involves bringing infringement or other commercial claims against third parties. These suits can be expensive and result in counterclaims challenging the validity of our patents and other rights.

THE EXCHANGE OFFER

As a condition to the initial sale of the old notes, we and certain of our domestic subsidiaries entered into a registration rights agreement with Jefferies & Company, Inc., Goldman, Sachs & Co. and Wells Fargo Securities, LLC. In that agreement, we agreed, at our cost, to file with the SEC, on or before February 25, 2010, the registration statement of which this prospectus forms a part, which we refer to in this prospectus as the registration statement, with respect to a registered offer to exchange the old notes for the new notes. In addition, we agreed to use our commercially reasonable efforts to cause the registration statement to become effective under the Securities Act on or before May 26, 2010 and to consummate the exchange offer on or before June 25, 2010. If we fail to meet the filing, effectiveness or completion deadlines set forth in the registration rights agreement, we will be required to pay the holders of old notes additional interest at a rate of 0.25% per annum for the first 90-day period immediately following failure to meet any of the filing, effectiveness or completion deadlines, increasing by an additional 0.25% per annum with respect to each subsequent 90-day period up to a maximum amount of additional interest of 1.00% per annum from and including the date on which any of the deadlines listed above were not met to, but excluding, the earlier of (1) the date on which all registration defaults have been cured or (2) the date on which all of the old notes otherwise become freely transferable by holders other than affiliates of us or any guarantor subsidiary without further registration under the Securities Act. Under certain circumstances we and our guarantor subsidiaries may delay the filing or the effectiveness of the registration statement for a period of up to 90 days. Any delay period will not alter our obligations to pay additional interest. This summary of the terms of the registration rights agreement does not contain all of the information that you may wish to consider, and we refer you to the provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement and copies of which are available as indicated under the heading “Where You Can Find More Information.”

The exchange offer is being made pursuant to the registration rights agreement to satisfy our obligations thereunder. You are a “holder” with respect to the exchange offer if your old notes are registered in your name on our books or if you have obtained a properly completed bond power from the registered holder or any person whose old notes are held of record by DTC.

Upon the effectiveness of the registration statement, we must offer the new notes in exchange for surrender of the old notes. We must keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes. For each old note surrendered to us pursuant to the exchange offer, the holder of such old note will receive a new note having a principal amount equal to that of the surrendered old note. Under existing SEC interpretations, the new notes and the related guarantees will be freely transferable by holders other than affiliates of us or any guarantor subsidiary after the exchange offer without further registration under the Securities Act, except as described below.

If you do not tender your old notes, or if your old notes are tendered but not accepted, you generally will have to rely on exemptions from the registration requirements of the securities laws, including the Securities Act, if you wish to sell your old notes.

Under existing SEC interpretations, we believe the new notes and the related guarantees will generally be freely transferable by holders other than affiliates of us or any guarantor subsidiary after the exchange offer without further registration under the Securities Act. If you wish to exchange your old notes for new notes, you will be required to represent that, among other things:

•	you are not an affiliate (as defined in Rule 405 under the Securities Act) of us or any guarantor subsidiary of the new notes, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements under the Securities Act to the extent applicable;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act;

•	you will receive the new notes in the ordinary course of your business;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of new notes; and

•	if you are a broker-dealer that will receive new notes for your own account in exchange for old notes acquired as a result of market-making or other trading activities, which we refer to in this prospectus as a participating broker-dealer, you will deliver a prospectus in connection with any resale of such new notes.

Under existing SEC interpretations, participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes (other than a resale of an unsold allotment from the original sale of the old notes) with this prospectus, as it may be amended or supplemented from time to time. Under the registration rights agreement, if timely requested by a participating broker-dealer, we and our guarantor subsidiaries are required to use our commercially reasonable efforts to keep the registration statement continuously effective for a period of at least 45 days after the date on which it is declared effective in order to enable them to satisfy their prospectus delivery requirements.

The exchange offer is not being made to you, and you may not participate in the exchange offer, in any jurisdiction in which the exchange offer or its acceptance would not be in compliance with the securities laws of that jurisdiction.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept any and all old notes validly tendered prior to the expiration time. You should read “— Expiration Date and Time; Extensions; Termination; Amendments” below for an explanation of how the expiration time may be extended. We will issue up to $100.0 million aggregate principal amount of new notes in exchange for a like principal amount of outstanding old notes that are validly tendered and accepted in the exchange offer. Subject to the conditions of the exchange offer described below, we will accept any and all old notes that are validly tendered.

You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in minimum denominations of $2,000 and integral multiples of $1,000. The exchange offer is not conditioned upon the tender of any minimum aggregate principal amount of old notes.

The form and terms of the new notes will be the same in all respects as the form and terms of the pre-existing notes and the same in all material respects as the form and terms of the old notes tendered in exchange for such new notes, except that the new notes will be registered under the Securities Act, will not bear legends restricting their transfer, will generally not be entitled to registration rights under the registration rights agreement and will not contain the terms with respect to additional interest that relate to the old notes. The new notes will not represent additional indebtedness of ours and will be entitled to the benefits of the same indenture under which the pre-existing notes were issued. Old notes that are accepted for exchange will be canceled and retired.

Interest on the new notes will accrue from the most recent date to which interest has been paid on the old notes. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Old notes accepted for exchange will cease to accrue interest from and after the date the exchange offer closes. If your old notes are accepted for exchange, you will not receive any payment in respect of interest on the old notes for which the record date occurs on or after completion of the exchange offer.

You do not have any appraisal rights or dissenters’ rights in connection with the exchange offer. If you do not tender your old notes for exchange or if your tender is not accepted, your old notes will remain outstanding and you will be entitled to the benefits of the indenture governing the old notes, but generally will not be entitled to any registration rights under the registration rights agreement.

In connection with the exchange offer, there are no federal or state regulatory requirements that must be complied with or approval that must be obtained, except for the declaration by the SEC of the effectiveness of the registration statement.

We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice of acceptance to the exchange agent for the exchange offer. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes from us. See “— Acceptance of Old Notes for Exchange” below.

If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return the certificates (if any) for the unaccepted old notes to the tendering holders of those notes, without expense, as promptly as practicable after the expiration time.

Holders of old notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their old notes other than as described in “— Transfer Taxes” or in Instruction 9 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer. Each holder of new notes shall pay all discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such notes.

We make no recommendation to the holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old notes must make their own decisions regarding whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisers, if any, based on their own financial position and requirements.

Expiration Date and Time; Extensions; Termination; Amendments

The exchange offer will expire at the expiration time unless extended by us. We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral or written notice to the exchange agent and by making a public announcement to that effect, prior to 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration time. During any extension of the exchange offer, all old notes previously tendered, not validly withdrawn and not accepted for exchange will remain subject to the exchange offer and may be accepted for exchange by us.

To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, to:

•	delay accepting for exchange any old notes for new notes or extend or terminate the exchange offer and not accept for exchange any old notes for new notes if any of the events set forth under “— Conditions to the Exchange Offer” occurs and we do not waive the condition by giving oral or written notice of the waiver to the exchange agent; or

•	amend any of the terms of the exchange offer.

Any delay in acceptance for exchange, extension or amendment will be followed promptly by a public announcement of the delay, extension or amendment. If we amend the exchange offer in a manner that we determine constitutes a material change, we will disseminate additional exchange offer materials and we will extend the exchange offer to the extent required by law. Any amendment to the exchange offer will apply to all old notes tendered, regardless of when or in what order the old notes were tendered. If we terminate the exchange offer, we will give immediate notice to the exchange agent, and all old notes previously tendered and not accepted for payment will be returned promptly to the tendering holders. The rights we have reserved in this paragraph are in addition to our rights set forth under “— Conditions to the Exchange Offer.”

If the exchange offer is withdrawn or otherwise not completed, new notes will not be given to holders of old notes that have tendered their old notes.

Acceptance of Old Notes for Exchange

Upon the terms and subject to the conditions of the exchange offer, we will accept for exchange old notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, and not withdrawn before the expiration time of the exchange offer. We will not accept old notes for exchange after the expiration time of the exchange offer. Tenders of old notes will be accepted only in principal amounts equal to a minimum denomination of $2,000 and integral multiples of $1,000.

If for any reason we delay acceptance for exchange of validly tendered old notes or we are unable to accept for exchange validly tendered old notes, then the exchange agent may, nevertheless, on our behalf, retain tendered old notes, without prejudice to our rights described under “— Expiration Date and Time; Extensions; Termination; Amendments” and “— Withdrawal of Tenders,” subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

If any tendered old notes are not accepted for exchange for any reason, including if certificates are submitted evidencing more old notes than those that are properly tendered, certificates evidencing old notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “— Procedures for Tendering Old Notes — Book-Entry Transfer,” such old notes will be credited to the account maintained at such book-entry transfer facility from which such old notes were delivered, unless otherwise required by such holder under “Special Delivery Instructions” in the letter of transmittal, promptly following the expiration time or the termination of the exchange offer.

Procedures for Tendering Old Notes

Only a holder of old notes may tender them in the exchange offer. To validly tender in the exchange offer, you must deliver an agent’s message (as described below) or a completed and signed letter of transmittal (or facsimile), together with any required signature guarantees and other required documents, to the exchange agent before the expiration time, and the old notes must be tendered pursuant to the procedures for book-entry transfer set forth below.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender old notes should contact such registered holder promptly and instruct such registered holder to tender old notes on such beneficial owner’s behalf. If you are a beneficial owner who wishes to tender on a registered holder’s behalf, prior to completing and executing the letter of transmittal and delivering the old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

If you tender an old note, and do not validly withdraw your tender, your actions will constitute an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

Tender of Old Notes Held Through DTC.  The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC’s automated tender offer program procedures for transfer. DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means, with respect to any tendered old notes, a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgement from the tendering participant to the effect that, with respect to those old notes, the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that

DTC has received an express acknowledgement from the tendering participant to the effect that, with respect to those old notes, it has received and agrees to be bound by the notice of guaranteed delivery.

Tender of Old Notes Held in Physical Form.  For a holder to validly tender old notes held in physical form:

•	the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

•	the exchange agent must receive certificates for tendered old notes at such address, or such old notes must be transferred pursuant to the procedures for book-entry transfer described above. A confirmation of such book-entry transfer must be received by the exchange agent before the expiration time of the exchange offer. A holder who desires to tender old notes and who cannot comply with the procedures set forth in this prospectus for tender on a timely basis or whose old notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

Letters of transmittal and old notes should be sent only to the exchange agent and not to us or to any book-entry transfer facility.

The method of delivery of old notes, letters of transmittal and all other required documents to the exchange agent is at your election and risk. Delivery of such documents will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. If delivery is by mail, we suggest that the holder use properly insured, registered mail with return receipt requested. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration time. You may request that your broker, dealer, commercial bank, trust company or nominee effect the tender for you. No alternative, conditional or contingent tenders of old notes will be accepted.

Signature Guarantees.  Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless:

•	the letter of transmittal is signed by the registered holder of the old notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing that lists it as the owner of those old notes, or if any old notes for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any old notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant’s account at the book-entry transfer facility, and neither the “Special Issuance Instructions” nor the “Special Delivery Instructions” box on the letter of transmittal has been completed; or

•	the old notes are tendered for the account of an eligible institution.

An eligible institution is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agent’s Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, that person should so indicate when signing and, unless we waive it, evidence satisfactory to us of the person’s authority to act must be submitted with the letter of transmittal.

Book-Entry Transfer.  The exchange agent will seek to establish a new account or utilize an outstanding account with respect to the old notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing that lists it as the owner of the old notes may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account. However, although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at a book-entry transfer facility, a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, with any required signature guarantees and any other required documents must, in any case, be received by the exchange agent at its address set forth in this prospectus before the expiration time of the exchange offer, or else the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer of old notes into the exchange agent’s account at a book-entry transfer facility is referred to in this prospectus as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with that book-entry transfer facility’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery.  If you wish to tender your old notes and:

•	certificates representing your old notes are not lost but are not immediately available;

•	time will not permit your letter of transmittal, certificates representing your old notes and all other required documents to reach the exchange agent before the expiration time of the exchange offer; or

•	the procedures for book-entry transfer cannot be completed before the expiration time of the exchange offer,

then you may tender if both of the following are complied with:

•	your tender is made by or through an eligible institution; and

•	before the expiration time of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus.

The notice of guaranteed delivery must:

•	set forth your name and address, the registered number(s) of your old notes and the principal amount of old notes tendered;

•	state that the tender is being made thereby; and

•	guarantee that, within three New York Stock Exchange trading days after the expiration time of the exchange offer, the letter of transmittal or facsimile thereof properly completed and validly executed, or an agent’s message, together with certificates representing the old notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent.

The exchange agent must receive the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all old notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the expiration time of the exchange offer.

Other Matters.  New notes will be issued in exchange for old notes accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for (or a timely book-entry confirmation with respect to) your old notes, a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message; and

•	any other documents required by the letter of transmittal.

All questions as to the form of all documents and the validity, including time of receipt, and acceptance of all tenders of old notes will be determined by us, in our sole discretion, which determination shall be final and binding. Alternative, conditional or contingent tenders of old notes will not be considered valid. We reserve the absolute right to reject any or all tenders of old notes that are not in proper form or the acceptance of which, in our opinion, might be unlawful. We also reserve the right to waive any defects or irregularities as to particular old notes.

Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

Any defect or irregularity in connection with tenders of old notes must be cured within the time we determine, unless waived by us. Tenders of old notes will not be deemed to have been made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent nor any other person will be under any duty to give notice of any defects or irregularities in tenders of old notes, or will incur any liability to holders for failure to give any such notice. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly after the expiration time.

In addition, we reserve the right in our sole discretion (subject to the limitations contained in the indenture under which the old notes were issued):

•	to purchase or make offers for any old notes that remain outstanding after the expiration time; and

•	to the extent permitted by applicable law, to purchase old notes in the open market, in privately negotiated transactions or otherwise.

The terms of any purchases or offers could differ from the terms of the exchange offer.

By tendering, you represent to us, among other things, that:

•	you are not an affiliate (as defined in Rule 405 under the Securities Act) of us or any subsidiary guarantor of the new notes, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements under the Securities Act to the extent applicable;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act;

•	you will receive the new notes in the ordinary course of your business;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of new notes; and

•	if you are a broker-dealer that will receive new notes for your own account in exchange for old notes acquired as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of such new notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time before the expiration time, unless previously accepted for exchange.

For your withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at its address set forth below under “— Exchange Agent” before the expiration time, and prior to acceptance for exchange by us; or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of the old notes;

•	include a statement that such person is withdrawing its election to have its old notes exchanged; and

•	be signed in the same manner as the original signature on the letter of transmittal by which the old notes were tendered (including any required signature guarantees).

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of any notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer and no new notes will be issued with respect to them unless the old notes so withdrawn are validly retendered.

Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under “— Procedures for Tendering Old Notes” at any time before the expiration time.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old notes for any new notes, and, as described below, may terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

•	there shall occur any change in the current interpretation by the staff of the SEC, which now permits the new notes issued pursuant to the exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such new notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of the new notes;

•	any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	a banking moratorium shall have been declared by United States federal or New York State authorities which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	trading on any national securities exchange or generally in the United States over-the-counter market shall have been suspended by order of the SEC or any other governmental authority which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval shall not have been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer; or

•	any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries shall have occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the old notes or the new notes, which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with the acceptance for exchange or with the exchange.

If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. See “— Expiration Date and Time; Extensions; Termination; Amendments” above.

These conditions to the exchange offer are for our sole benefit and may be asserted by us in our sole discretion regardless of the circumstances giving rise to any condition not being satisfied or may be waived by us, in whole or in part, at any time and from time to time in our sole discretion, other than regulatory approvals, which cannot be waived at any time. Our failure to exercise any of the foregoing rights at any time is not a waiver of any of these rights, and each of these rights will be an ongoing right, which may be asserted by us at any time and from time to time. We have not made a decision as to what circumstances would lead us to waive any condition, and any waiver would depend on circumstances prevailing at the time of that waiver. Any determination by us concerning the events described in this section shall be final and binding upon all persons.

Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the exchange offer. We will give holders notice of any amendments if required by applicable law.

Consequences of Failure to Exchange

As a result of making the exchange offer, we will have fulfilled one of our obligations under the registration rights agreement. You will not have any further registration rights under the registration rights agreement or otherwise if you do not tender your old notes. Accordingly, if you do not exchange your old notes for new notes in the exchange offer, your old notes will remain outstanding and will continue to be subject to their existing terms, except to the extent of those rights or limitations that, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer. Interest on the old notes will continue to accrue at the annual rate of 7.875%. Moreover, the old notes will continue to be subject to restrictions on transfer as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.

In general, you may not offer or sell the old notes unless the offer and sale are either registered under the Securities Act or exempt from registration under the Securities Act and applicable state securities laws.

The trading market for old notes not exchanged in the exchange offer may be significantly more limited after the exchange offer. Therefore, if your old notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your old notes. See “Risk Factors — Risks Related to Continued Ownership of Old Notes.”

The new notes will be issued as additional notes under the same indenture that governs the pre-existing notes. The new notes and the pre-existing notes will constitute a single class of debt securities under that indenture. This means that, in circumstances where the indenture provides for holders of debt securities of any series issued under the indenture to vote or take any other action as a class, the holders of the pre-existing notes and the holders of the new notes will vote or take the action as a single class.

Termination of Certain Rights

You will not be entitled to certain rights under the registration rights agreement following the completion of the exchange offer, including the right to receive additional interest if the registration statement of which this prospectus is a part is not declared effective by the SEC, or the exchange offer is not consummated, within specified time periods.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A., has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for old notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

By Mail, Hand or Overnight Courier:

The Bank of New York Mellon
Corporate Trust Operations
Reorganization Unit
101 Barclay Street — 7 East
New York, NY 10286
Attn: Carolle Montreuil

By Facsimile:

(212) 298-1915

Confirm by Telephone:

(212) 815-5920

Delivery of any document to any other address or by any other means will not constitute valid delivery.

Fees and Expenses

We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Accounting Treatment

The new notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer will be amortized over the term of the new notes.

Transfer Taxes

The holder of the old notes generally will not be obligated to pay transfer taxes applicable to the transfer and exchange of old notes pursuant to the exchange offer, other than as described in Instruction 9 to the letter of transmittal.

Other

Participation in the exchange offer is voluntary and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take.

In the future, we may seek to acquire old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any old notes except to the extent that we may be required to do so under the registration rights agreement.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes in exchange for old notes as described in this prospectus, we will receive old notes of like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled.

DESCRIPTION OF NEW NOTES

General

The 7.875% Senior Notes due 2016 in the aggregate principal amount of $100.0 million that we are offering to exchange pursuant to the exchange offer (and which we refer to as the old notes) were issued on September 28, 2009 under an indenture dated as of August 11, 2009 between Inverness Medical Innovations, Inc., as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Base Indenture”), as supplemented by a supplemental indenture dated as of September 28, 2009 among Inverness Medical Innovations, Inc., as issuer, the Guarantors named therein, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee, and as further supplemented to date (the Base Indenture, as so supplemented, the “September 2009 Senior Notes Indenture”).

The new 7.875% Senior Notes due 2016 in the aggregate principal amount of $100.0 million that we are offering in exchange for the old notes pursuant to the exchange offer (and which we refer to as the new notes) will be issued under the Base Indenture, as supplemented by a supplemental indenture dated as of August 11, 2009, among Inverness Medical Innovations, Inc., as issuer, the Guarantors named therein, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee, and as further supplemented to date (the Base Indenture, as so supplemented, the “August 2009 Senior Notes Indenture”). The terms of the new notes will be identical to those of the old notes, except that the new notes will not contain the terms with respect to transfer restrictions, registration rights and payments of additional interest that relate to the old notes.

On August 11, 2009, we issued 7.875% Senior Notes due 2016 in an aggregate principal amount of $150.0 million (which we refer to as the pre-existing notes) under the August 2009 Senior Notes Indenture. The August 2009 Senior Notes Indenture permits us to issue additional notes thereunder (“Additional Notes”) in an unlimited principal amount, subject to compliance with the covenant described under “— Certain Covenants — Limitations on Additional Indebtedness” below. The new notes will be issued as Additional Notes under the August 2009 Senior Notes Indenture and accordingly will have terms and conditions identical to those of the pre-existing notes and will be treated as a single class with the pre-existing notes for all purposes under the August 2009 Senior Notes Indenture.

The following is a summary of the material provisions of the August 2009 Senior Notes Indenture. It does not purport to be complete and does not restate the August 2009 Senior Notes Indenture in its entirety. The terms of the new notes include those stated in the August 2009 Senior Notes Indenture and those made part of the August 2009 Senior Notes Indenture by reference to the Trust Indenture Act of 1939, as amended. The new notes are subject to all those terms, and you should review the August 2009 Senior Notes Indenture and the Trust Indenture Act because they, and not this description, will define your rights as a holder of new notes. A copy of the August 2009 Senior Notes Indenture may be obtained as described above under “Where You Can Find More Information.”

You can find definitions of certain terms used in this description under the heading “— Certain Definitions.” As used below in this “Description of New Notes” section, the “Issuer” means Inverness Medical Innovations, Inc., a Delaware corporation, and its successors, but not any of its subsidiaries, the “Notes” means the pre-existing notes and the new notes, along with any other Additional Notes issued under the August 2009 Senior Notes Indenture, the “Indenture” means the August 2009 Senior Notes Indenture, and the “Issue Date” means August 11, 2009 (the date on which the pre-existing were issued), and not the date on which the new notes are issued.

Principal, Maturity and Interest

The Notes will mature on February 1, 2016. The Notes will bear interest at a rate of 7.875% per annum, payable semi-annually on February 1 and August 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”), commencing on February 1, 2010, to holders of record at the close of business on the January 15 or July 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. The Issuer will be required to pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal, premium and installments of interest, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Notes.

Each holder of old notes, upon exchanging them for new notes, will forgo any right to receive interest on the old notes (other than unpaid additional interest, if any, that accrued on the old notes due to our failure to meet any of the filing, effectiveness or completion deadlines set forth in the registration rights agreement; see “The Exchange Offer”), including interest accrued but unpaid at the time of the exchange. However, interest on the new notes will accrue from the most recent date to which interest has been paid on the old notes, rather than from the actual date of issuance of the new notes. Therefore, the interest payments to which a Holder will be entitled by virtue of its ownership of new notes will equal the interest payments to which such Holder would have been entitled under the old notes exchanged for such new notes pursuant to the exchange offer.

Notes are issued in registered form, without coupons, and in minimum denominations of $2,000 and integral multiples of $1,000.

Subject to compliance with the covenant described under “— Certain Covenants — Limitations on Additional Indebtedness” below, we may, without the consent of the Holders, create and issue Additional Notes (in addition to the new notes) in an unlimited principal amount having terms and conditions identical to those of the new notes and the pre-existing notes, other than with respect to the date of issuance, the offering price, the principal amount and the date of the first payment of interest thereon. If the entire $100.0 million aggregate principal amount of the old notes is exchanged for new notes pursuant to the exchange offer, then the aggregate principal amount of the Notes (excluding any other Additional Notes we may issue in addition to the new notes) will equal $250.0 million. The new notes and any other Additional Notes we may issue will rank equally with the pre-existing notes and will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Issuer at least 10 Business Days prior to the applicable payment date, the Issuer will make all payments on such Holder’s Notes by wire transfer of immediately available funds to the account specified in those instructions. Otherwise, payments on the Notes will be made at the office or agency of the paying agent (the “Paying Agent”) and registrar (the “Registrar”) for the Notes within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Ranking of the Notes and the Guarantees

The Notes are and will be:

•	general unsecured obligations of the Issuer;

•	pari passu in right of payment with all existing and future senior indebtedness of the Issuer, including indebtedness arising under the old notes and the pre-existing notes;

•	effectively subordinated to all existing and future secured indebtedness of the Issuer, including indebtedness arising under the secured Credit Facilities, to the extent of the assets securing such indebtedness;

•	senior in right of payment to any existing or future indebtedness of the Issuer that is, by its terms, subordinated in right of payment to the Notes, including indebtedness arising under the Senior Subordinated Notes and the 2007 Convertible Notes;

•	unconditionally guaranteed by the Guarantors; see “— Guarantees of the Notes” below; and

•	structurally subordinated to all existing and future obligations of each of the Issuer’s Subsidiaries that is not a Guarantor.

Each Guarantee is and will be:

•	a general unsecured obligation of the Guarantor thereunder;

•	pari passu in right of payment with all existing and future senior indebtedness of that Guarantor, including indebtedness arising under that Guarantor’s guarantee of the old notes and the pre-existing notes;

•	effectively subordinated to all existing and future secured indebtedness of that Guarantor, including indebtedness arising under the secured Credit Facilities, to the extent of the assets securing such indebtedness;

•	senior in right of payment to any existing or future indebtedness of that Guarantor that is, by its terms, subordinated in right of payment to the Guarantee of that Guarantor, including indebtedness arising under that Guarantor’s guarantee of the Senior Subordinated Notes; and

•	structurally subordinated to all existing and future obligations of each Subsidiary of that Guarantor that is not also a Guarantor.

Guarantees of the Notes

The Issuer’s obligations under the Notes and the Indenture are and will be jointly and severally guaranteed by each Restricted Subsidiary that is a Domestic Subsidiary that guarantees any Indebtedness or other Obligation under any Credit Agreement; provided, however, that neither of the following shall be a Guarantor unless the Issuer so elects:

(a) the Issuer’s Subsidiary SPDH, Inc.; and

(b) the Issuer’s former Subsidiary Diamics, Inc. (which ceased to be a Subsidiary of the Issuer on a date following the issuance of the pre-existing notes pursuant to the August 2009 Senior Notes Indenture), until such time, if ever, that it becomes a Wholly-Owned Restricted Subsidiary.

Not all of our Subsidiaries guarantee or will guarantee the Notes. Unrestricted Subsidiaries, Foreign Subsidiaries, the Subsidiaries named above, and Domestic Subsidiaries that do not guarantee any Indebtedness or other Obligation under the Credit Agreements are not, and will not be, Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. For the fiscal year ended December 31, 2009, our non-guarantor Subsidiaries had net revenues of approximately $630.7 million, or approximately 32.8% of our consolidated 2009 revenues, and operating income of approximately $58.1 million, or approximately 39.8% of our consolidated 2009 operating income. As of December 31, 2009, our non-guarantor Subsidiaries had assets of approximately $1.7 billion, or approximately 24.8% of our consolidated assets. In addition, as of December 31, 2009, our non-guarantor Subsidiaries had total indebtedness and other liabilities of approximately $563.9 million, including trade payables but excluding intercompany liabilities. These figures do not give pro forma effect to any acquisition we have made since such date. For additional information, see note 28 of the notes to our consolidated audited financial statements included elsewhere in this prospectus and “Risk Factors — Risks Relating to Our Debt, Including the New Notes” under the subheadings “— The new notes are not secured by our assets or those of our guarantor subsidiaries” and “— Your right to receive payment on the new notes will be structurally subordinated to the obligations of our non-guarantor subsidiaries.”

Under the circumstances described below under the subheading “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries,” the Issuer is and will be permitted to designate some of its Subsidiaries as “Unrestricted Subsidiaries.” As of the date of this prospectus, no Subsidiary is an Unrestricted Subsidiary and all Subsidiaries of the Issuer are Restricted Subsidiaries. The effects of designating a Subsidiary as an “Unrestricted Subsidiary” would be as follows:

•	an Unrestricted Subsidiary would not be subject to many of the restrictive covenants in the Indenture;

•	a Subsidiary that had previously been a Guarantor and that is designated an Unrestricted Subsidiary would be released from its Guarantee; and

•	the assets, income, cash flow and other financial results of an Unrestricted Subsidiary would not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture, except for income of the Unrestricted Subsidiary to the extent any such income has actually been received by the Issuer or any of its Wholly-Owned Restricted Subsidiaries.

The Obligations of each Guarantor under its Guarantee are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including any guarantees under any Credit Facility (including any Credit Agreement) permitted under clause (1) of “— Certain Covenants — Limitations on Additional Indebtedness” and including such Guarantor’s guarantee of the Issuer’s obligations under the Senior Subordinated Notes and the Senior Subordinated Notes Indenture and, if any old notes remain outstanding after completion of the exchange offer, such Guarantor’s guarantees of the Issuer’s obligations under the old notes and the September 2009 Senior Notes Indenture) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment for distribution under its Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.

A Guarantor shall be released from its obligations under its Guarantee and the Indenture:

(1) in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of such Guarantor then held by the Issuer and the Restricted Subsidiaries;

(2) if such Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively; or

(3) if such Guarantor does not guarantee any Indebtedness or other Obligation under any Credit Agreement (other than if such Guarantor no longer guarantees any Indebtedness or other Obligation under such Credit Agreement as a result of payment under any guarantee of any such Indebtedness or other Obligation by such Guarantor); provided, however, that a Guarantor shall not be permitted to be released from its Guarantee if it is an obligor with respect to any Indebtedness or other Obligation that would not, under “— Certain Covenants — Limitations on Additional Indebtedness,” be permitted to be incurred by a Restricted Subsidiary that is not a Guarantor.

Redemption

Optional Redemption

Except as set forth below, the Notes may not be redeemed at the Issuer’s option prior to February 1, 2013. At any time on or after February 1, 2013, the Issuer, at its option, may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to but excluding the redemption date, if redeemed during the 12-month period beginning February 1 of the years indicated:

Year	Optional Redemption Price

2013	103.938%
2014	101.969%
2015 and thereafter	100.000%

Redemption with Proceeds from Equity Offerings

At any time prior to August 1, 2012, the Issuer may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 107.875% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to but excluding the date of redemption; provided, however, that (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 90 days of the date of the closing of any such Qualified Equity Offering.

Make-whole Redemption

At any time prior to February 1, 2013, the Issuer may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount (or portion thereof) of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding, the date of redemption.

Mandatory Redemption

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Other Acquisitions of Notes

The Issuer may acquire Notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, in accordance with applicable securities laws, so long as the acquisition does not otherwise violate the terms of the Indenture.

Selection and Notice of Redemption

In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, a redemption with proceeds from Qualified Equity Offerings or a make-whole redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national security exchange, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate; provided, however, partial redemption of Notes of any Holder may only be made of principal equal to $1,000 or integral multiples thereof (provided, however, that no Note will be purchased in part if such Note would have a remaining principal amount of less than $2,000). In addition, if a partial redemption is made pursuant to the provisions described in “— Redemption — Redemption with Proceeds from Equity Offerings,” selection of the Notes or portions thereof for redemption will be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of the Depository), unless that method is otherwise prohibited.

Notice of redemption will be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at the Holder’s registered address, except that redemption notices may be mailed more than 60 days prior to the applicable redemption date if the notice is issued in connection with a satisfaction and discharge of the Indenture. The notice, if given in the manner provided above and in the Indenture, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent for the Notes funds in satisfaction of the redemption price (including accrued and unpaid interest, if any, on the Notes to be redeemed) pursuant to the Indenture.

Change of Control

Upon the occurrence of any Change of Control, each Holder will have the right to require that the Issuer purchase all or any part (equal to $1,000 or an integral multiple thereof (provided, however, that no Note will be purchased in part if such Note would have a remaining principal amount of less than $2,000)) of that Holder’s Notes for a cash price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to but excluding the date of purchase.

Within 30 days following any Change of Control, the Issuer will mail, or caused to be mailed, to the Holders a notice:

(1) describing the transaction or transactions that constitute the Change of Control;

(2) offering to purchase, pursuant to the procedures required by the Indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice (which shall be a Business Day not earlier than 30 days nor later than 60 days from the date the notice is mailed) and for the Change of Control Purchase Price, all Notes properly tendered by such Holder pursuant to such Change of Control Offer; and

(3) describing the procedures that Holders must follow to accept the Change of Control Offer.

The Change of Control Offer is required to remain open for at least 20 Business Days or for such longer period as is required by law.

The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

In the event that at the time of such Change of Control the terms of the Indebtedness under any Credit Agreement restrict or prohibit the purchasing of the Notes upon a Change of Control, then prior to mailing the notice described above to the Holders, but in any event within 30 days following any Change of Control, the Issuer must either repay in full the Indebtedness and terminate all commitments under the Credit Agreement that contains the prohibition or obtain the requisite consent of the applicable lenders to permit the purchase of Notes. The Issuer shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Notes upon a Change of Control or to send the notice pursuant to the provisions described above. The Issuer’s failure to comply with the covenant described in the second preceding sentence (and any failure to send the notice described above to the Holders because the same is prohibited by the second preceding sentence) may (with notice and lapse of time) constitute an Event of Default described in clause (3) of the definition of “Event of Default” below but shall not constitute an Event of Default described in clause (2) of the definition of “Event of Default” below.

Our existing Credit Agreements may prohibit us from purchasing any Notes, and also provide that some change of control events with respect to us would constitute a default under these Credit Agreements. Any future Credit Agreements or other agreements relating to Indebtedness to which the Issuer becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing Notes, if the Issuer does not obtain all required consents of our lenders to purchase the Notes or repay or refinance the borrowings that contain the prohibition, the Issuer will remain prohibited from purchasing Notes. In that case, our failure to obtain such consents or repay or refinance such borrowings so that we may purchase the Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under the Credit Agreements and any such other Indebtedness.

The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that the Issuer purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer’s obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of “Change of Control” under the Indenture contains important exceptions for certain types of transactions. The occurrence of transactions within these exceptions would not constitute a “Change of

Control” for purposes of the Indenture, and would therefore not trigger the Holders’ right to require the Issuer to purchase Notes as set forth above. The definition of “Change of Control” is set forth below under “— Certain Definitions.”

With respect to any disposition of assets, the phrase “all or substantially all” as used in the Indenture (including as set forth under “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Issuer to purchase Notes.

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-l under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue of this compliance.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitations on Additional Indebtedness

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided, however, that the Issuer or any Restricted Subsidiary may incur additional Indebtedness, and the Issuer or any Restricted Subsidiary may incur Acquired Indebtedness, if, after giving effect thereto, the Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00 (the “Coverage Ratio Exception”).

Notwithstanding the above, each of the following is and will be permitted to be incurred (the “Permitted Indebtedness”):

(1) Indebtedness of the Issuer or any Restricted Subsidiary under any Credit Facility (including any Credit Agreement) (including the issuance or creation of letters of credit and bankers’ acceptances thereunder) so long as the aggregate amount of all Indebtedness of the Issuer and its Restricted Subsidiaries (without duplication) at any time outstanding under all Credit Facilities (including all Credit Agreements) (excluding Hedging Obligations related to the Indebtedness thereunder) does not exceed the greater of (x) $1.75 billion, less the aggregate amount of Net Available Proceeds applied to repayments under the Credit Agreements in accordance with the covenant described under “— Limitations on Asset Sales,” and (y) 85% of the book value of the accounts receivable of the Issuer and the Restricted Subsidiaries plus 65% of the book value of inventory of the Issuer and the Restricted Subsidiaries, in each case calculated on a consolidated basis and in accordance with GAAP as of the last day of the last full fiscal quarter for which financial statements are available;

(2) the Notes issued on the Issue Date and the related Guarantees;

(3) Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clauses (1) and (2) above);

(4) Indebtedness of the Issuer or any Restricted Subsidiary under Hedging Obligations (i) entered into for bona fide purposes of hedging against fluctuations in interest rates with respect to Indebtedness under any Credit Facility (including any Credit Agreement) or (ii) entered into in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation that are designed to protect against fluctuations in interest rates, foreign currency exchange rates and commodity prices, provided that if, in the case of either (i) or (ii), such Hedging Obligations are of the type described in clause (1) of the definition thereof, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(5) Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary, provided that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6) (i) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed), and (ii) Indebtedness of the Issuer or any Restricted Subsidiary consisting of reimbursement obligations with respect to commercial letters of credit and letters of credit issued to landlords, in each case in the ordinary course of business in an aggregate face amount not to exceed $10.0 million at any time;

(7) Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary, and Refinancing Indebtedness with respect thereto, in an aggregate outstanding amount not to exceed $50.0 million at any time;

(8) Indebtedness of the Issuer or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of incurrence;

(9) Indebtedness of the Issuer or any Restricted Subsidiary arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(10) (i) Capitalized Lease Obligations arising under Sale and Leaseback Transactions with respect to any of the real property currently owned by Biosite Incorporated or any of its Restricted Subsidiaries in San Diego, California or San Clemente, California, and Refinancing Indebtedness with respect thereto, in an aggregate outstanding amount for all such transactions under this clause (i) not to exceed $150.0 million at any time and (ii) Capitalized Lease Obligations arising under any other Sale and Leaseback Transactions, and Refinancing Indebtedness with respect thereto, in an aggregate outstanding amount for all such transactions under this clause (ii) not to exceed $50.0 million at any time;

(11) guarantee Obligations of the Issuer or any of its Restricted Subsidiaries with respect to Indebtedness of the Issuer or any of its Restricted Subsidiaries;

(12) (i) Indebtedness incurred by the Issuer or any Restricted Subsidiary for the purpose of financing all or any part of the cost of, or in order to consummate, the acquisition of (x) Equity Interests of another Person engaged in the Permitted Business that becomes a Restricted Subsidiary, (y) all or substantially all of the assets of such a Person or a line of business, division or business unit within the Permitted Business by the Issuer or a Restricted Subsidiary, or (z) any other Permitted Business assets by the Issuer or a Restricted Subsidiary and (ii) Acquired Indebtedness incurred by the Issuer or any Restricted Subsidiary in connection with an acquisition by the Issuer or a Restricted Subsidiary; provided, however, that, in each of the foregoing cases, on the date of the incurrence of such Indebtedness or Acquired Indebtedness, after giving effect to the incurrence thereof and the use of any proceeds therefrom and otherwise determined on a pro forma basis for such transaction in accordance with the provisions set forth in the definition of “Consolidated Interest Coverage Ratio” in “— Certain Definitions” below, either:

(a) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception, or

(b) the Consolidated Interest Coverage Ratio would be greater than the Consolidated Interest Coverage Ratio immediately prior to the incurrence of such Indebtedness;

(13) guarantees by the Issuer or any of its Restricted Subsidiaries of the performance by any Restricted Subsidiary of its obligations under the P&G JV Agreements or the joint venture agreement or other related agreements, instruments or documents relating to any other joint venture entered into by the Issuer of any of its Restricted Subsidiaries in compliance with the Indenture (for the avoidance of doubt this clause shall not be read to allow guarantees of Indebtedness of any joint venture or joint venture partner or their Affiliates);

(14) Refinancing Indebtedness incurred by the Issuer or any Restricted Subsidiary with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or clause (2), (3) or (12) or this clause (14) in this section;

(15) Indebtedness of any Foreign Restricted Subsidiary or of any Domestic Subsidiary that is not a Guarantor in an aggregate outstanding principal amount for all such Indebtedness at any time not to exceed $50.0 million; and

(16) any other Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate outstanding principal amount for all such Indebtedness not to exceed $50.0 million at any time.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and classify (and may later redivide and reclassify) such Indebtedness in more than one of the types of Indebtedness described in this covenant in any manner that complies with this covenant, except that Indebtedness incurred under any Credit Agreement on the Issue Date shall be deemed to have been incurred under clause (1) above. Any item of Indebtedness entitled to be incurred pursuant to the Coverage Ratio Exception and classified by the Issuer within such type of Indebtedness shall retain such classification (and the amount thereof shall not be counted in the determination of the amount of Indebtedness under any of clauses (1) through (16) of this covenant notwithstanding that the Coverage Ratio Exception is not available at any later time). In addition, for purposes of determining any particular amount of Indebtedness under this covenant or any category of Permitted Indebtedness, guarantees, Liens, letter of credit obligations or other obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Equity Interests of the Issuer in the form of additional shares of the same class of Disqualified Equity Interest (or in the form of Qualified Equity Interests) will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Limitations on Layering Indebtedness

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness that by its terms (or by the terms of any agreement governing such Indebtedness) is or purports to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made contractually subordinate in right of payment to the Notes or the Guarantee, if any, of such Restricted Subsidiary to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Issuer or such Restricted Subsidiary, as the case may be.

For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Issuer or any Restricted Subsidiary solely by virtue of being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them or by virtue of structural subordination.

Limitations on Restricted Payments

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1) a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2) the Issuer cannot incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(3) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clauses (2) through (7), (8) (with respect to non-cash dividends only), (10) and (11) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(a) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the first full fiscal quarter commencing after the Issue Date to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(b) 100% of the aggregate net proceeds, including cash and the Fair Market Value of the equity of a Person or of assets used in or constituting a line of business, in each case which becomes or becomes owned by a Restricted Subsidiary, received by the Issuer from the issuance and sale of Qualified Equity Interests after the Issue Date, other than any such proceeds which are used to redeem Notes in accordance with the second paragraph under “Redemption — Redemption with Proceeds from Equity Offerings,” provided that the Issuer delivers to the Trustee:

(x) with respect to any equity or assets with a Fair Market Value in excess of $15.0 million, an Officers’ Certificate setting forth such Fair Market Value and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by a majority of the Independent Directors approving such Fair Market Value; and

(y) with respect to any equity or assets with a Fair Market Value in excess of $50.0 million, the certificates described in the preceding clause (x) and a written opinion as to the Fair Market Value of such equity or assets received by the Issuer from the issuance and sale of such Qualified Equity Interests to the Issuer issued by an Independent Financial Advisor (which opinion may be in the form of a fairness opinion with respect to the transaction in which the equity or assets are acquired), plus

(c) 100% of the aggregate net cash proceeds received by the Issuer as contributions to the common or preferred equity (other than Disqualified Equity Interests) of the Issuer after the Issue Date, other than any such proceeds which are used to redeem Notes in accordance with the second paragraph under “— Redemption — Redemption with Proceeds from Equity Offerings,” plus

(d) the aggregate amount by which Indebtedness incurred by the Issuer or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) of Indebtedness into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange), plus

(e) in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

(f) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

The foregoing provisions will not prohibit:

(1) the payment by the Issuer or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the Indenture;

(2) the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests (and any payment of cash in lieu of delivering fractional shares in connection therewith);

(3) the redemption of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests (and any payment of cash in lieu of delivering fractional shares in connection therewith) or (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under the “— Limitations on Additional Indebtedness” covenant and the other terms of the Indenture;

(4) the redemption of Equity Interests of the Issuer held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) upon their dissolution, death, disability, retirement, severance or termination of employment or service; provided, however, that the aggregate cash consideration paid for all such redemptions shall not exceed $10.0 million during any calendar year;

(5) repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants if the Equity Interests represents a portion of the exercise price thereof;

(6) the redemption of any Indebtedness of the Issuer or any Restricted Subsidiary owing to any Restricted Subsidiary or the Issuer;

(7) upon the occurrence of a Change of Control and within 120 days after the completion of the offer to repurchase the Notes pursuant to the provisions of the Indenture described under “— Change of Control,” any redemption of Indebtedness of the Issuer required pursuant to the terms thereof;

(8) the payment by the Issuer of any dividend on shares of the Series B Preferred Stock, in accordance with the terms thereof set forth in the Issuer’s certificate of incorporation as in effect on the Issue Date (as may be modified thereafter in a manner not adverse to the Holders), whether paid in cash or Equity Interests (other than Disqualified Equity Interests);

(9) payments of dividends on Disqualified Equity Interests issued in compliance with the covenant described under “— Limitations on Additional Indebtedness”;

(10) payments made using any Net Proceeds Deficiency (as such term is defined in “— Limitations on Asset Sales” below); or

(11) other Restricted Payments in an amount which, when taken together with all other Restricted Payments made pursuant to this clause (11), does not exceed $50.0 million in the aggregate (with the amount of each Restricted Payment being determined as of the date made and without regard to subsequent changes in value);

provided, however, that (a) in the case of any Restricted Payment pursuant to clause (3)(b), (10) or (11) above, no Default shall have occurred and be continuing or will occur as a consequence thereof and (b) no issuance and sale of Qualified Equity Interests pursuant to clause (2) or (3) above shall increase the Restricted Payments Basket, except to the extent the proceeds thereof exceed the amounts used to effect the transactions described therein.

Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on or in respect of its Equity Interests;

(b) make loans or advances, or pay any Indebtedness or other obligation owed, to the Issuer or any other Restricted Subsidiary; or

(c) transfer any of its assets to the Issuer or any other Restricted Subsidiary;

except for:

(1) encumbrances or restrictions existing under or by reason of applicable law;

(2) encumbrances or restrictions existing under the Indenture (including the Guarantees) and the Notes;

(3) non-assignment provisions or other restrictions on transfer contained in any lease, license or other contract;

(4) encumbrances or restrictions existing under agreements existing on the date of the Indenture (including any Credit Facility or Credit Agreement, and including the Senior Subordinated Notes Indenture) (with similar restrictions under any such agreement applicable to future Restricted Subsidiaries being permitted hereunder);

(5) encumbrances or restrictions under any Credit Facility (including any Credit Agreement) (including with regard to future Restricted Subsidiaries);

(6) restrictions on the transfer of assets subject to any Lien imposed by the holder of such Lien;

(7) restrictions on the transfer of assets imposed under any agreement to sell such assets to any Person pending the closing of such sale;

(8) encumbrances or restrictions under any instrument governing Acquired Indebtedness that are not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(9) encumbrances or restrictions under any other agreement entered into after the Issue Date that are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary (or any future Restricted Subsidiary) pursuant to agreements in effect on the Issue Date (including the Indenture, the Senior Subordinated Notes Indenture and the Credit Agreements);

(10) restrictions under customary provisions in partnership agreements, limited liability company organizational or governance documents, joint venture agreements, corporate charters, stockholders’ agreements, and other similar agreements and documents on the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(11) encumbrances or restrictions imposed under Purchase Money Indebtedness on the assets acquired that are of the nature described in clause (c) above, provided such Purchase Money Indebtedness is incurred in compliance with the covenant described under “— Limitations on Additional Indebtedness”;

(12) restrictions of the nature described in clause (c) above contained in any security agreement or mortgage securing Indebtedness or other obligations of the Issuer or any Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreement or mortgage; and

(13) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided, however, that such encumbrances or restrictions are, in the good faith judgment of the Issuer, no more materially restrictive, taken as a whole, than those in effect prior to such amendment or refinancing.

Limitations on Transactions with Affiliates

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

(2) the Issuer delivers to the Trustee:

(a) with respect to any Affiliate Transaction involving aggregate value expended by the Issuer or any Restricted Subsidiary in a consecutive twelve-month period in excess of $15.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by a majority of the Independent Directors approving such Affiliate Transaction; and

(b) with respect to any Affiliate Transaction involving aggregate value expended by the Issuer or any Restricted Subsidiary in a consecutive twelve-month period of $50.0 million or more, the certificates described in the preceding clause (a) and a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor.

The foregoing restrictions shall not apply to:

(1) transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries, provided in each case, that no Affiliate of the Issuer (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary;

(2) director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification and insurance arrangements;

(3) the entering into of any tax sharing agreement, or the making of payments pursuant to any such agreement, between the Issuer and/or one or more Subsidiaries, on the one hand, and any other Person with which the Issuer or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Issuer or such Subsidiaries are part of a consolidated group for tax purposes, on the other hand, which payments by the Issuer and the Subsidiaries are not materially in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(4) any Permitted Investments;

(5) Restricted Payments which are made in accordance with the covenant described above under “— Limitations on Restricted Payments” (including payments and transactions that would constitute Restricted Payments but for the exclusions in clauses (1) and (2) of the definition thereof);

(6) any transaction with an Affiliate where the only consideration paid by the Issuer or any Restricted Subsidiary is Qualified Equity Interests (and any payments of cash in lieu of delivering fractional shares in connection therewith);

(7) the sale to an Affiliate of the Issuer of Equity Interests of the Issuer that do not constitute Disqualified Equity Interests, and the sale to an Affiliate of the Issuer of Indebtedness (including Disqualified Equity Interests) of the Issuer in connection with an offering of such Indebtedness in a market transaction and on terms substantially identical to those of other purchasers in such market transaction who are not Affiliates;

(8) any transaction with a joint venture in which the Issuer or a Restricted Subsidiary is a joint venturer and no other Affiliate is a joint venturer, or with any Subsidiary thereof or other joint venturer therein, pursuant to the joint venture agreement or related agreements for such joint venture, including any transfers of any equity or ownership interests in any such joint venture to any other joint venturer therein pursuant to the performance or exercise of any rights or obligations to make such transfer under the terms of the agreements governing such joint venture; or

(9) without limiting clause (8) immediately above, (a) any transaction with a P&G JV Company or any Subsidiary or member thereof pursuant to the P&G JV Agreements or (b) any other transactions with a P&G JV Company or any Subsidiary or member thereof for the manufacturing, packaging, supply or distribution of products or materials, or the provision of other administrative or operational services (whether on a transitional or ongoing basis), solely with respect to the consumer diagnostic business, so long as, with respect to this clause (b), the charges for manufacturing such products are on a “cost-plus” basis.

The foregoing restrictions in clause (2) of the first paragraph of this covenant shall not apply to ordinary course transactions between the Issuer or any Restricted Subsidiary and an Unrestricted Subsidiary.

Limitations on Liens

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever (other than Permitted Liens) against any assets of the Issuer or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, in each case securing an obligation that ranks pari passu in right of payment with, or that is subordinated in right of payment to, the Notes or any Guarantee, unless contemporaneously therewith:

(1) in the case of any Lien securing an obligation that ranks pari passu in right of payment with the Notes or any Guarantee, effective provision is made to secure the Notes or such Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2) in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Guarantee, effective provision is made to secure the Notes or such Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

Limitations on Asset Sales

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and

(2) at least 75% (or, solely in the case of any Asset Sale to create any Health Management Joint Venture, 50%) of the total consideration received in such Asset Sale consists of cash or Cash Equivalents.

For purposes of clause (2) (and not for purposes of determining the Net Available Proceeds with respect to the application and purchase offer provisions in this covenant), the following shall be deemed to be cash:

(a) the amount (without duplication) of any Indebtedness of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is released by the holder of such Indebtedness;

(b) the amount of any obligations received from such transferee that are within 180 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received);

(c) the Fair Market Value of (i) any assets (other than securities) received by the Issuer or any Restricted Subsidiary to be used by it in the Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Issuer or (iii) a combination of (i) and (ii); and

(d) the Fair Market Value of any Equity Interests for which the Issuer or such Restricted Subsidiary has a contractual right to require the registration of such Equity Interests under the Securities Act or the applicable securities laws of the jurisdiction in which such Securities are listed on a Major Foreign Exchange (“Designated Non-Cash Consideration”); provided, however, that no consideration received in an Asset Sale will constitute Designated Non-Cash Consideration if and to the extent that the classification of such consideration as Designated Non-Cash Consideration would cause the aggregate amount of all such Designated Non-Cash Consideration outstanding at that time to exceed 2.5% of Consolidated Total Assets (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

If at any time any non-cash consideration (including any Designated Non-Cash Consideration) received by the Issuer or any Restricted Subsidiary of the Issuer, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, no later than 360 days following the consummation thereof, apply all or any (or, in the Issuer’s discretion, none) of the Net Available Proceeds therefrom to:

(1) repay (a) Indebtedness under any Credit Facility (including any Credit Agreement), (b) other Indebtedness (other than Subordinated Indebtedness) of the Issuer or any Restricted Subsidiary that is secured by a Lien permitted by clause (14) or (27) of the definition of “Permitted Liens,” or (c) Indebtedness of a Restricted Subsidiary that is not a Guarantor (so long as the assets subject to such Asset Sale are assets of a Subsidiary that is not a Guarantor), and in the case of any such repayment under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, in each case if and to the extent permitted under the terms of such Indebtedness;

(2) repay any Indebtedness which was secured by the assets sold in such Asset Sale; and/or

(3) (a) invest all or any part of the Net Available Proceeds thereof in assets (other than securities), including expenditures for research and development activities, to be used by the Issuer or any Restricted Subsidiary in the Permitted Business, (b) acquire Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (c) a combination of (a) and (b).

The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute “Excess Proceeds.” The Issuer or such Restricted Subsidiary may repay Indebtedness under a revolving Credit Facility during the 360 days following the consummation of such Asset Sale without effecting a permanent reduction in the availability under such revolving credit facility, pending application of such proceeds pursuant to clause (1), (2) or (3) above or their use as Excess Proceeds in accordance with the next paragraph, and such repayment shall not be considered an application of Net Available Proceeds for purposes of this paragraph; provided, however, that, if such Net Available Proceeds are not applied after 360 days for any purpose other than the repayment of a revolving credit facility, a permanent reduction in the availability under such revolving credit facility shall then be required in order for such repayment to be considered an application of Net Available Proceeds for purposes of this paragraph.

When the aggregate amount of Excess Proceeds equals or exceeds $50.0 million, the Issuer will be required to make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness of the Issuer the provisions of which require the Issuer to redeem such Pari Passu Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

(1) the Issuer will (a) make an offer to purchase (a “Net Proceeds Offer”) to all Holders in accordance with the procedures set forth in the Indenture, and (b) redeem (or make an offer to do so) any such other Pari Passu Indebtedness, on a pro rata basis (or on as nearly a pro rata basis as is practicable) in proportion to the respective principal amounts of the Notes and such other Pari Passu Indebtedness required to be redeemed, the maximum principal amount of Notes (in each case in whole in a principal amount of $1,000 or integral multiples thereof; provided, however, that no Note will be purchased in part if such Note would have a remaining amount of less than $2,000) and Pari Passu Indebtedness that may be redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(2) the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture and the redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(3) if the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis (or on as nearly a pro rata basis as is practicable); and

(4) upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Deficiency”), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of the Indenture, and the amount of Excess Proceeds with respect to such Net Proceeds Offer shall be deemed to be zero.

The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the covenant described under “— Limitations on Asset Sales,” the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described under “— Limitations on Asset Sales” by virtue of this compliance.

Limitations on Designation of Unrestricted Subsidiaries

The Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2) the Issuer would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to the first paragraph of “— Limitations on Restricted Payments” above, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date less, for this purpose, the amount of any intercompany loan from the Issuer or any Restricted Subsidiary to such Subsidiary that was treated as a Restricted Payment.

No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are no less favorable to the Issuer or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates;

(3) is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any Restricted Subsidiary in excess of $25.0 million in the aggregate, except for any guarantee given solely to support the pledge by the Issuer or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Issuer or any Restricted Subsidiary, and except to the extent the amount thereof constitutes a Restricted Payment permitted pursuant to the covenant described under “— Limitations on Restricted Payments.”

If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date of such cessation and, if the Indebtedness is not permitted to be incurred under the covenant described under “— Limitations on Additional Indebtedness” above, or the Lien is not permitted under the covenant described under “— Limitations on Liens” above, the Issuer shall be in default of the applicable covenant.

The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

All Designations and Redesignations must be evidenced by (1) resolutions of the Board of Directors of the Issuer, and (2) an Officer’s Certificate certifying compliance with the foregoing provisions, in each case delivered to the Trustee.

Limitations on Sale and Leaseback Transactions

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction; provided, however, that the Issuer or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(1) the Issuer or such Restricted Subsidiary could have (a) incurred the Indebtedness attributable to such Sale and Leaseback Transaction pursuant to the covenant described under “— Limitations on Additional Indebtedness” and (b) incurred a Lien to secure such Indebtedness without equally and ratably securing the Notes pursuant to the covenant described under “— Limitations on Liens”;

(2) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the asset that is the subject of such Sale and Leaseback Transaction; and

(3) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Issuer or the applicable Restricted Subsidiary applies the proceeds of such transaction in accordance with, the covenant described under “— Limitations on Asset Sales.”

Limitations on the Issuance or Sale of Equity Interests of Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell or issue any shares of Equity Interests of any Restricted Subsidiary except (1) by any Wholly-Owned Restricted Subsidiary to the Issuer or any Restricted Subsidiary, (2) to the Issuer, a Restricted Subsidiary or the minority stockholders of any Restricted Subsidiary, on a pro rata basis, at Fair Market Value, or (3) to the extent such shares represent directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Wholly-Owned Restricted Subsidiary. The sale of all the Equity Interests of any Restricted Subsidiary is permitted by this covenant but is subject to the covenant described under “— Limitations on Asset Sales.”

Limitations on Mergers, Consolidations, Etc.

The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into any other Person (other than a merger with a Wholly-Owned Restricted Subsidiary solely for the purpose of changing the Issuer’s name or jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) to any other Person or (b) effect a Plan of Liquidation unless, in either case:

(1) either (x) the Issuer will be the surviving or continuing Person or (y) the Person formed by or surviving such consolidation or merger (if not the Issuer) or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of the Issuer under the Notes and the Indenture;

(2) immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(y) above, if applicable, and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing; and

(3) except in the case of the consolidation or merger of any Restricted Subsidiary with or into the Issuer, immediately after giving effect to such transaction and the assumption of the obligations set forth in clause (1)(y) above, if applicable, and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (a) the Consolidated Net Worth of the Issuer or the Successor, as the case may be, would be at least equal to the Consolidated Net Worth of the Issuer immediately prior to such transaction and (b) either (i) the Issuer or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (ii) the Consolidated Interest Coverage Ratio of the Issuer or the Successor, as the case may be, determined on a pro forma basis for such transaction, would not be lower than the Consolidated Interest Coverage Ratio of the Issuer immediately prior to such transaction.

For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

Except as provided under the caption “— Guarantees of the Notes,” no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person (other than the Issuer or another Guarantor), whether or not affiliated with such Guarantor, unless:

(1) either:

(a) such Guarantor will be the surviving or continuing Person; or

(b) the Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture in the form of Exhibit B attached to the Indenture, all of the obligations of such Guarantor under the Guarantee of such Guarantor and the Indenture; and

(2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

For purposes of this covenant, the sale, lease, transfer, conveyance or other disposition or assignment of all or substantially all of the assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the assets of the Issuer, will be deemed to be the transfer of all or substantially all of the assets of the Issuer.

Except as provided under the caption “— Guarantees of the Notes,” upon any consolidation, combination or merger of the Issuer or a Guarantor, or any sale, lease, transfer, conveyance or other disposition or assignment of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor or continuing guarantor, as the case may be, under the Notes or its Guarantee, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or the entity to which the sale, lease, transfer, conveyance or other disposition or assignment is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the Indenture, the Notes and the Guarantee with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor, and, except in the case of a lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Notes, the Indenture and its Guarantee, if applicable.

Notwithstanding the foregoing, any Restricted Subsidiary may merge into the Issuer or another Restricted Subsidiary.

Additional Guarantees

If, after the Issue Date, (1) the Issuer or any Restricted Subsidiary acquires or creates a Domestic Subsidiary that guarantees any Indebtedness or other Obligation under any Credit Agreement (other than a Subsidiary that has been designated an Unrestricted Subsidiary), (2) any Unrestricted Subsidiary that is a Domestic Subsidiary that guarantees any Indebtedness or other Obligation under any Credit Agreement is redesignated a Restricted Subsidiary, or (3) if the proviso in the definition of “Domestic Subsidiary” shall cease to apply with respect to Inverness Medical Investments, LLC, BBI Research, Inc. or Seravac USA Inc. such that any such Subsidiary shall become a Domestic Subsidiary (and provided that such Domestic Subsidiary is a Restricted Subsidiary and guarantees any Indebtedness or other Obligations under any Credit Agreement), then, in each such case, the Issuer shall cause such Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture in the form of Exhibit B attached to the Indenture, pursuant to which such Restricted Subsidiary shall unconditionally and irrevocably guarantee all of the Issuer’s obligations under the Notes and the Indenture. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

Conduct of Business

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Permitted Business.

SEC Reports

Whether or not required by the SEC’s rules and regulations, so long as any Notes are outstanding, the Issuer will furnish to the Holders of Notes, cause the Trustee to furnish to the Holders, or file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system, including the Interactive Data Electronic Applications System), within the time periods (including any extensions thereof) applicable to (or that would be applicable to) the Issuer under the SEC’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q or 10-K (or any successor forms), as the case may be, if the Issuer were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K (or any successor form) if the Issuer were required to file these reports.

In addition, whether or not required by the SEC’s rules and regulations, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods applicable to the Issuer under Section 13(a) or 15(d) of the Exchange Act (unless the SEC will not accept the filing, in which case the Issuer shall make the information available to securities analysts and prospective investors upon request). The Issuer also shall comply with the other provisions of Trust Indenture Act § 314(a).

Suspension of Covenants

During any period of time following the issuance of the Notes that (i) the Notes have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, if both will not make a rating on the Notes publicly available, from a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer that will be substituted for Moody’s or S&P or both, as the case may be (Moody’s, S&P or such other agency or agencies, as the case may be, the “Rating Agencies”), an equivalent rating by such other agency or agencies, as the case may be (any such rating, an “Investment Grade Rating”), and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Restricted Subsidiaries will not be subject to the covenants described above under the following headings:

(1) ‘‘— Limitations on Additional Indebtedness”;

(2) “— Limitations on Restricted Payments”;

(3) “— Limitations on Dividend and other Restrictions Affecting Restricted Subsidiaries”;

(4) ‘‘— Limitations on Transactions with Affiliates”;

(5) ‘‘— Limitations on Asset Sales”;

(6) ‘‘— Limitations on Sale and Leaseback Transactions”; and

(7) clause (3) under “— Limitations on Mergers, Consolidations, Etc.”

(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, the amount of Net Available Proceeds with respect to any applicable Asset Sale will be set at zero at such date (the “Suspension Date”). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating or a Default occurs and is continuing, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, but only with respect to events after the Reversion Date. The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

On the Reversion Date, all Indebtedness incurred during the Suspension Period will be subject to the covenant described above under the caption “— Limitations on Additional Indebtedness.” To the extent such Indebtedness would not be so permitted to be incurred pursuant to the covenant described below under the caption “— Limitations on Additional Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of the definition of “Permitted Indebtedness.”

Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described above under the caption “— Limitations on Restricted Payments” will be made as though such covenant had been in effect from the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will be deemed to have been permitted but will reduce the amount available to be made as Restricted Payments under the first paragraph of the covenant described below under the caption “— Limitations on Restricted Payments.”

During a Suspension Period, the Issuer may not designate a Subsidiary as an Unrestricted Subsidiary under the covenant described under the caption “— Limitations on Designation of Unrestricted Subsidiaries.”

Notwithstanding the foregoing, neither (1) the continued existence, after the Reversion Date, of facts and circumstances or obligations that occurred, were incurred or otherwise came into existence during a Suspension Period nor (2) the performance of any such obligations, shall constitute a breach of any Suspended Covenant set forth in the Indenture or cause a Default thereunder, provided that (i) the Issuer and the Restricted Subsidiaries did not incur or otherwise cause such facts and circumstances or obligations to exist in anticipation of a withdrawal or downgrade by the applicable Rating Agency below an Investment Grade Rating and (ii) the Issuer reasonably believed that such incurrence or actions would not result in such withdrawal or downgrade.

Events of Default

Each of the following is an “Event of Default”:

(1) failure by the Issuer to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 consecutive days;

(2) failure by the Issuer to pay the principal on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase, if required);

(3) failure by the Issuer to comply with any other agreement or covenant in the Indenture and the continuance of any such failure for 60 consecutive days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding (except in the case of a default with respect to the covenant described under “— Limitations on Mergers, Consolidations, Etc.” which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Issuer or any Restricted Subsidiary, whether such Indebtedness exists on the Issue Date or is incurred after the Issue Date, which default:

(a) is caused by a failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) principal on such Indebtedness, or

(b) results in the acceleration of such Indebtedness prior to its express final maturity,

and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a) or (b) has occurred and is continuing, aggregates $50.0 million or more;

(5) entry by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary of one or more final judgments or orders for the payment of money that exceed $50.0 million in the aggregate (net of amounts covered by insurance or bonded) and such judgments or orders have not been satisfied, stayed, annulled or rescinded within 60 days of entry (or such longer period as may be permitted for timely appeal under applicable law);

(6) the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(d) makes a general assignment for the benefit of its creditors;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Issuer or any Significant Subsidiary as debtor in an involuntary case,

(b) appoints a Custodian of the Issuer or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary, or

(c) orders the liquidation of the Issuer or any Significant Subsidiary,

and the order or decree remains unstayed and in effect for 60 days; or

(8) (a) the Guarantee of any Significant Subsidiary (i) ceases to be in full force and effect (other than in accordance with the terms of the Indenture (including such Guarantee)) or (ii) is declared null and void and unenforceable or found to be invalid, and such circumstance or event remains uncured for a period of 30 days, or (b) any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the Indenture (including such Guarantee)).

If an Event of Default (other than an Event of Default specified in clause (6) or (7) above with respect to the Issuer), shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare all amounts owing under the Notes to be due and payable, which notice shall specify each applicable Event of Default and that it is a “notice of acceleration” (an “Acceleration Notice”). Upon proper delivery of an Acceleration Notice, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall become due and payable immediately, but, in any case, only if one or more of the Events of Default specified in such Acceleration Notice are then continuing; provided, however, that after such declaration of acceleration, but before a judgment or decree based on acceleration, the Holders of at least a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances and on behalf of all the Holders, rescind and annul such declaration of acceleration and its consequences if all existing Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (6) or (7) with respect to the Issuer occurs, all outstanding Notes shall become immediately due and payable without any further action or notice.

The Trustee shall, within 30 days after the occurrence of any Default with respect to the Notes or, if later, after a responsible officer of the Trustee has knowledge of such Default, give the Holders notice of all uncured Defaults thereunder of which it received written notice; provided, however, that, except in the case of a Default in payment with respect to the Notes or a Default in complying with “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.,” the Trustee will be protected in withholding such notice if and so long as the board of directors, the executive committee or a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee:

(1) has failed to act for a period of 60 consecutive days after receiving written notice of a continuing Event of Default from such Holder and a request to act by Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(2) has been offered indemnity satisfactory to it in its reasonable judgment; and

(3) has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this “— Events of Default” section).

The Issuer and each Guarantor (to the extent that such Guarantor is so required under the Trust Indenture Act) is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes and the Guarantees (“Legal Defeasance”). Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and the Guarantees, except as to:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below;

(2) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trust, duties, and immunities of the Trustee under the Indenture and the Issuer’s obligation in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and the obligations of each of the Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment and, solely for a period of 91 days following the deposit referred to in clause (1) of the next paragraph, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. Covenant Defeasance will not be effective until such bankruptcy, receivership, rehabilitation and insolvency events no longer apply. The Issuer may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, funds in Dollars or U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify to the Trustee whether the Notes are being defeased to such stated date for payment or to a particular redemption date, as the case may be, and the Issuer must specify to the Trustee whether the Notes are being defeased to such stated date for payment or particular redemption date and the Holders must have a valid, perfected, exclusive security interest in such trust;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

(b) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under (other than a default resulting solely from the borrowing of funds to be applied to such deposit and the grant of any Lien on such deposit in favor of the Trustee and/or the Holders), any Credit Agreement or any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others; and

(7) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, stating, in the case of the Officers’ Certificate, that the conditions provided for in clauses (1) through (6) of this paragraph have been complied with and stating, in the case of the opinion of counsel, that clause (1) (with respect to the validity and perfection of the security interest) and the conditions provided for in clause (2) or (3), as applicable, and clause (5) of this paragraph have been complied with.

Notwithstanding anything to the contrary herein, the borrowing of funds to be applied to any deposit, and the grant of any Lien securing such borrowing, in order to effect any Legal Defeasance or Covenant Defeasance will not constitute a Default under the Indenture.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then the Issuer’s obligations and the obligations of the Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

The Indenture and the Guarantees will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled) as to all outstanding Notes when either:

(1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation; or

(2) (a) all Notes that have not been delivered to the Trustee for cancellation either (i) have become due and payable by reason of the mailing of a notice of redemption as described in “— Redemption” or otherwise or (ii) will become due and payable within one year, and in each of the foregoing cases the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders funds in Dollars or U.S. Government Obligations in amounts sufficient (without reinvestment) to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation to the date of maturity or redemption,

(b) the Issuer or any Guarantor has paid or caused to be paid all other sums payable by the Issuer under the Indenture,

(c) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be, and

(d) the Holders have a valid, perfected, exclusive security interest in this trust.

In addition, the Issuer must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and Exchange

A Holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Issuer, the Registrar is not required (1) to register the transfer of or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed, (2) to register the transfer of or exchange any Note selected for redemption or (3) to register the transfer or exchange of a Note between a record date for the payment of interest and the next succeeding interest payment date.

The Notes will be issued in registered form and the registered Holder will be treated as the owner of such Notes for all purposes.

The Notes will be initially issued in the form of one or more global notes in registered form and deposited with the Trustee as custodian for the Depository.

Amendment, Supplement and Waiver

Subject to certain exceptions, the Indenture (including the Guarantees) or the Notes may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal or interest on the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in aggregate principal amount of the Notes then outstanding; provided, however, that without the consent of each Holder affected, no amendment or waiver may:

(1) reduce the principal, or change the stated maturity of any Note;

(2) reduce the rate or extend the time for payment of interest on any Note;

(3) reduce any premium payable upon optional redemption of the Notes, change the date on which any Notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the Notes (other than provisions relating to the purchase of Notes described above under “— Change of Control” and “— Certain Covenants — Limitations on Asset Sales,” except that if a Change of Control has occurred, no amendment or other modification of the obligation of the Issuer to make a Change of Control Offer relating to such Change of Control shall be made without the consent of each Holder of the Notes affected);

(4) make the principal of or interest, if any, on any Note payable in money or currency other than that stated in the Notes;

(5) modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes or the Guarantees in a manner that adversely affects the Holders in any material respect;

(6) release any Guarantor which is a Significant Subsidiary from any of its obligations under its guarantee or Indenture other than as provided in the Indenture;

(7) waive a Default in the payment of principal of or interest on any Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of the outstanding Notes as provided in the Indenture and a waiver of the payment Default that resulted from such acceleration);

(8) impair the rights of Holders to receive payments of principal of or interest on the Notes on or after the due date therefor;

(9) reduce the principal amount of outstanding Notes whose Holders must consent to an amendment, supplement or waiver to or under the Indenture (including the Guarantees) or the Notes; or

(10) make any change in (a) certain provisions of the Indenture relating to the right of Holders to receive payments when due or (b) these amendment or waiver provisions.

Notwithstanding the foregoing, the Issuer, the Guarantors and the Trustee, together, may amend or supplement the Indenture, the Guarantees or the Notes without the consent of any Holder, to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of the Issuer’s assets, to add Guarantees with respect to the Notes, to release any Guarantor from its Guarantee or any of its other obligations under the Indenture (to the extent permitted by the Indenture), to make any change that would provide any additional rights or benefits to the Holders or that adds covenants of the Issuer or any Guarantor for the benefit of the Holders, to surrender any right or power conferred upon the Issuer or any Guarantor, to make any change that does not materially adversely affect the rights of any Holder, to maintain the qualification of the Indenture under, or otherwise comply with, the Trust Indenture Act, to conform the text of the Indenture or the Notes to any provision of the “Description of Notes” section of the August 2009 Prospectus to the extent that such provision in such “Description of Notes” section was intended to be a substantially verbatim recitation of a provision of the Indenture or the Notes, or to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Notes and to add or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee.

No Personal Liability of Directors, Officers, Employees, Stockholders, Members or Managers

No director, officer, employee, incorporator, stockholder, member or manager of the Issuer or any Guarantor will have any liability for any obligations of the Issuer under the Notes or the Indenture or of any Guarantor under its Guarantee or the Indenture for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that this type of waiver is against public policy.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

The Holders of at least a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it, subject to certain exceptions. The Indenture provides that, in case a Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his or her own affairs.

Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder offers to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law

The Indenture (including the Guarantees) and the Notes are and will be governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

“2007 Convertible Notes” means those certain 3% convertible senior subordinated notes due 2016 in the aggregate principal amount of $150.0 million issued by the Issuer to certain holders thereof under that certain Indenture between the Issuer and U.S. Bank Trust National Association, as trustee, dated as of May 14, 2007.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into, or consolidated with, the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of any Person or any asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger, consolidation or acquisition.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of the covenant described under “— Certain Covenants — Limitations on Transactions with Affiliates,” Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referenced Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlling,” “controlled by,” and “under common control” shall have correlative meanings.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify; and “amendment” shall have a correlative meaning.

“Applicable Premium” means, with respect to the principal amount of any Note to be redeemed on any redemption date, the greater of:

(1) 1.0% of the principal amount (or portion thereof) of such Note to be redeemed; and

(2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such Note (or portion of the principal amount thereof to be redeemed) at February 1, 2013 (such redemption price being set forth in the table appearing above in “— Redemption — Optional Redemption”), plus (ii) all required interest payments due on such Note (or portion of the principal amount thereof to be redeemed) through February 1, 2013 (excluding accrued but unpaid interest to such redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount (or portion thereof) of such Note to be redeemed.

“asset” means any asset or property.

“Asset Acquisition” means:

(1) an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer; or

(2) the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means any sale, conveyance, transfer, lease, assignment, license or other disposition on or after the Issue Date by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1) transfers of cash or Cash Equivalents;

(2) transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the covenant described under “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.”;

(3) Permitted Investments, Restricted Payments permitted under the covenant described under “— Certain Covenants — Limitations on Restricted Payments” and transfers that would constitute Restricted Payments but for the exclusions in clauses (1) and (2) of the definition thereof; provided, however, that any sale, conveyance, contribution, transfer, lease, assignment, license or other disposition of assets by the Issuer or any of its Restricted Subsidiaries to any Health Management Joint Venture pursuant to clause (13) of the definition of “Permitted Investments” in connection with the creation thereof shall be deemed to be an “Asset Sale” for purposes of this definition;

(4) the creation or realization of any Permitted Lien;

(5) transfers of damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer used or useful in the business of the Issuer or the Restricted Subsidiaries;

(6) any license of intellectual property not otherwise in the ordinary course of business, other than the license of all or substantially all of the rights associated with any intellectual property owned or controlled by the Issuer or any of the Restricted Subsidiaries if (i) such rights are used or could be used in a line of business then being conducted by the Issuer or any of the Restricted Subsidiaries and such rights and line of business are material to the business of the Issuer and the Restricted Subsidiaries taken as a whole, as reasonably determined by the Issuer, (ii) such license is for all or substantially all of the remaining contractual or useful life of such intellectual property, whichever is shorter, determined as of the date such license is granted, and (iii) the Fair Market Value of such license, together with that of any other such licenses meeting the criteria in clauses (i) and (ii) (with the Fair Market Value of any such license being determined at the time thereof and without regard to subsequent changes in value), exceeds $25.0 million in any fiscal year of the Issuer; and

(7) any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed, in the aggregate with all other such transactions or series of related transactions (with the Fair Market Value of any such transaction being determined at the time thereof and without regard to subsequent changes in value), $25.0 million in any fiscal year of the Issuer.

“Attributable Indebtedness,” when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Issuer’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-

annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“August 2009 Prospectus” means the prospectus, dated August 4, 2009, as supplemented by the prospectus supplement dated August 5, 2009, under which the pre-existing notes were offered.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing, or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in The City of New York, New York are authorized or required by law to close.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable obligations with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States of America or issued by any agency or instrumentality thereof and the full faith and credit of the United States of America is pledged in support thereof;

(2) any marketable direct obligations issued by any other agency of the United States of America, any State of the United States of America or the District of Columbia, or any political subdivision of any such state or instrumentality thereof, in each case having one of the two highest ratings obtainable from either S&P or Moody’s;

(3) demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500.0 million;

(4) commercial paper maturing no more than one year from the date of creation thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(5) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (3) above;

(6) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (5) above; and

(7) other short-term investments utilized by any Foreign Subsidiary in accordance with normal investment practices for cash management, and other investments by Foreign Subsidiaries in or with foreign obligors that, in the reasonable judgment of the Issuer, are of a credit quality comparable to those listed in clauses (1) through (6) above.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act

(except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time)), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Issuer;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Issuer’s Board of Directors (together with any new directors whose election to the Issuer’s Board of Directors or whose nomination for election by the Issuer’s stockholders was approved by a vote of at least a majority of the directors of the Issuer then still in office either who were directors of the Issuer at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute a majority of the Issuer’s Board of Directors;

(3) consummation of (a) any share exchange, consolidation or merger of the Issuer or series of such related transactions (excluding a merger with a Wholly-Owned Restricted Subsidiary solely for the purpose of changing the Issuer’s name or jurisdiction of incorporation) or (b) any sale, lease or other transfer, in one transaction or a series of related transactions, of all or substantially all of the consolidated assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any “person” or “group” within the meaning thereof in Section 13(d) of the Exchange Act, other than one or more of the Wholly-Owned Restricted Subsidiaries; provided, however, that a transaction described in foregoing clause (a) or (b) where the holders of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Issuer immediately prior to such transaction own, directly or indirectly, Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the continuing, surviving or resulting entity or the transferee immediately after such event shall not be a Change of Control; or

(4) the Issuer shall adopt a Plan of Liquidation or dissolution or any such plan shall be approved by the stockholders of the Issuer.

Notwithstanding anything herein to the contrary, neither the creation by the Issuer or any of its Subsidiaries of any Health Management Joint Venture nor the sale, conveyance, contribution, transfer, lease, assignment, license or other disposition by the Issuer or any of its Subsidiaries of any Health Management Business assets to any such Health Management Joint Venture in connection with such creation shall constitute a Change of Control for purposes of clause (3)(b) of this definition, so long as (i) the holders of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Issuer immediately prior to such transaction own, directly or indirectly, Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Issuer immediately after such transaction and (ii) on the date of such transaction, after giving effect to such transaction, the Consolidated Total Leverage Ratio would be less than or equal to 4.0 to 1.0.

“Consolidated Amortization Expense” for any period means the amortization expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow” for any period means, without duplication, the sum of the amounts for such period of:

(1) Consolidated Net Income; plus

(2) in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders,

(a) Consolidated Income Tax Expense,

(b) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(c) Consolidated Depreciation Expense,

(d) Consolidated Interest Expense, and

(e) all other non-cash items reducing Consolidated Net Income for such period, including any stock-based compensation expense,

in each case determined on a consolidated basis in accordance with GAAP; minus

(3) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income (including the reversal of accruals or reserves for charges that increased Consolidated Net Income at any time during the Four-Quarter Period ending on the Issue Date or thereafter) for such period; minus

(4) cash disbursements in respect of previously accrued or reserved items increasing Consolidated Cash Flow in that or prior periods.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means the ratio of (x) Consolidated Cash Flow during the Four-Quarter Period ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”) to (y) Consolidated Interest Expense for such Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any Preferred Stock of any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or the redemption of any Preferred Stock of any Restricted Subsidiary (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, issuance, redemption or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first (1st) day of the Four-Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Acquired Indebtedness) occurred on the first (1st) day of the Four-Quarter Period.

If the Issuer or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3) notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication:

(1) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness;

(2) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings;

(3) the net costs associated with Hedging Obligations;

(4) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses (other than the write-off of deferred debt issuance costs resulting from the initial offering of the Notes);

(5) the interest portion of any deferred payment obligations;

(6) all other non-cash interest expense;

(7) capitalized interest;

(8) the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Issuer or a Wholly-Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal;

(9) all interest payable with respect to discontinued operations; and

(10) all interest on any Indebtedness of any other Person guaranteed by the Issuer or any Restricted Subsidiary.

Consolidated Interest Expense shall be calculated after giving effect to Hedging Obligations (including associated costs) described in clause (1) of the definition of “Hedging Obligations,” but excluding unrealized gains and losses with respect to Hedging Obligations.

“Consolidated Net Income” for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Wholly-Owned Restricted Subsidiaries during such period;

(2) except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3) the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, except that the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(4) for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(5) other than for purposes of calculating the Restricted Payments Basket, any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale by the Issuer or any Restricted Subsidiary;

(6) any gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(7) any unrealized gains and losses with respect to Hedging Obligations;

(8) any extraordinary, unusual or nonrecurring gain, charges and losses (including all restructuring costs, facilities relocation costs, acquisition integration costs and fees, including cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of Equity Interests or warrants or options to purchase Equity Interests), and the related tax effects according to GAAP;

(9) any acquisition-related expenses expensed in accordance with Statement of Financial Accounting Standards No. 141(R) promulgated by the Financial Accounting Standards Board (“SFAS 141(R)”) and any gains or losses on any earn-out payments, contingent consideration or deferred purchase price in conjunction with any Asset Acquisition determined in accordance with SFAS 141(R);

(10) any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(11) any non-cash compensation charges and deferred compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction; provided, however, that Consolidated Net Income for any period shall be reduced by any cash payments made during such period by the Issuer or any Restricted Subsidiary in connection with any such deferred compensation, whether or not such reduction is in accordance with GAAP; and

(12) inventory purchase accounting adjustments and amortization and impairment charges resulting from other purchase accounting adjustments in connection with acquisition transactions.

In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3)(e) of the first paragraph under “— Certain Covenants — Limitations on Restricted Payments” or decreased the amount of Investments outstanding pursuant to clause (15) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

“Consolidated Net Worth” means, with respect to any Person as of any date, the consolidated stockholders’ equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) (1) any amounts thereof attributable to Disqualified Equity Interests of such Person or its Subsidiaries or any amount attributable to Unrestricted Subsidiaries and (2) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a Subsidiary of such Person.

“Consolidated Secured Debt” means all Secured Indebtedness, without duplication, that is Indebtedness of a type described in clause (1), (2), (3), (4)(i), (5), (6), (7), (8) or (9) of the definition thereof, in each case of the Issuer and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP and treating any commitment to provide any Indebtedness under a revolving credit facility as though such commitment were fully drawn.

“Consolidated Secured Leverage Ratio” means the ratio of (x) Consolidated Secured Debt as of the last day of the most recent fiscal quarter of the Issuer for which financial statements are available ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Secured Leverage Ratio (the “Secured Transaction Date”) to (y) Consolidated Cash Flow for the Four-Quarter Period ending on or prior to the Secured Transaction Date. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated Secured Debt” and “Consolidated Cash Flow” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any Preferred Stock of any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or the redemption of any Preferred Stock of any Restricted Subsidiary (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Secured Transaction Date, as if such incurrence, issuance, redemption or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first (1st) day of the Four-Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring any secured Acquired Indebtedness, and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with or attributable to any such Asset Sale or Asset Acquisition or the assets which are the subject of any such Asset Sale or Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Secured Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Acquired Indebtedness) occurred on the first (1st) day of the Four-Quarter Period.

If the Issuer or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

“Consolidated Total Assets” means, at any time of determination, the consolidated total assets of the Issuer and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP as of the most recent date for which financial statements of the Issuer are then available.

“Consolidated Total Debt” means all Indebtedness of a type described in clause (1), (2), (3), (4)(i), (6), (7) or (9) of the definition thereof and all guarantee Obligations with respect to any such Indebtedness of another Person, in each case of the Issuer and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio” means the ratio of (x) Consolidated Total Debt as of the last day of the most recent fiscal quarter of the Issuer for which financial statements are available ending on or prior to the date of the Health Management Joint Venture transaction giving rise to the need to calculate the Consolidated Total Leverage Ratio (the “HMJV Transaction Date”) to (y) Consolidated Cash Flow for the Four-Quarter Period ending on or prior to the HMJV Transaction Date. In addition to and without limitation of the foregoing, for purposes of this definition, (i) there shall deducted from “Consolidated Total Debt” in the calculation thereof the amount of all cash and Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries as consideration in connection with the relevant Health Management Joint Venture transaction and not applied by the Issuer or any of its Restricted Subsidiaries on the HMJV Transaction Date to repay Indebtedness of the Issuer or any of its Restricted Subsidiaries of any type included within the definition of “Consolidated Total Debt”, and (ii) “Consolidated Total Debt” and “Consolidated Cash Flow” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any Preferred Stock of any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or the redemption of any Preferred Stock of any Restricted Subsidiary (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the HMJV Transaction Date, as if such incurrence, issuance, redemption or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first (1st) day of the Four-Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including any Asset Sale constituting a Health Management Joint Venture transaction described in the last paragraph of the definition of “Change of Control” above giving rise to the need to make such calculation, also including any Asset Acquisition resulting in the Issuer or any Restricted Subsidiary incurring any Acquired Indebtedness, and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with or attributable to any such Asset Sale or Asset Acquisition or the assets which are the subject of any such Asset Sale or Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the HMJV Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Acquired Indebtedness) occurred on the first (1st) day of the Four-Quarter Period.

If the Issuer or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

“Coverage Ratio Exception” has the meaning set forth in the proviso in the first paragraph of the covenant described under “— Certain Covenants — Limitations on Additional Indebtedness.”

“Credit Agreements” means the First Lien Credit Agreement and the Second Lien Credit Agreement, and “Credit Agreement” means the First Lien Credit Agreement or the Second Lien Credit Agreement.

“Credit Facilities” means, with respect to the Issuer or any Subsidiary, one or more debt facilities (including any Credit Agreement) or commercial paper facilities with banks or institutional or other similar lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other similar debt financing arrangements, in each case, as amended, restated, supplemented, modified, extended, renewed, refunded, replaced, refinanced or otherwise restructured (including any increase in the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) in whole or in part from time to time.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Depository” means The Depository Trust Company, New York, New York, or a successor thereto that is a clearing agency registered under the Exchange Act or other applicable statute or regulation.

“Designation” has the meaning given to this term in the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries.”

“Designation Amount” has the meaning given to this term in the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries.”

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof (but excluding redemption at the option of such Person), or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests (other than the payment of cash in lieu of delivery of fractional shares of Equity Interests), and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests (other than the payment of cash in lieu of delivery of fractional shares of Equity Interests); provided further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change of control or an asset disposition occurring prior to the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control or asset disposition provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under “— Change of Control” and “— Certain Covenants — Limitations on Asset Sales,” respectively, and such Equity Interests specifically provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under “— Change of Control” and “— Certain Covenants — Limitations on Asset Sales,” respectively; provided further, however, in no event shall the Series B Preferred Stock on the terms thereof existing on the Issue Date (or any other Preferred Stock issued by the Issuer on substantially similar terms with regard to the foregoing matters in this definition) be deemed to be Disqualified Equity Interests.

“Dollars” and “$” means the currency of The United States of America.

“Domestic Subsidiary” means any Subsidiary of the Issuer that is not a Foreign Subsidiary; provided, however, that (without limiting the definition of “Foreign Subsidiary” below) each of Inverness Medical Investments, LLC, BBI Research, Inc. and Seravac USA Inc., respectively, shall not be a Domestic Subsidiary for so long as it is a Subsidiary of a Foreign Subsidiary.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person; provided, however, that no Indebtedness under the 2007 Convertible Notes or any other Indebtedness of the Issuer or any Subsidiary of the Issuer that is convertible into Equity Interests of such Person shall be deemed to be Equity Interests of such Person prior to conversion thereof into such Equity Interests.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the Board of Directors of the Issuer or a duly authorized committee thereof, as evidenced by a resolution of such Board of Directors or committee.

“First Lien Credit Agreement” means that certain First Lien Credit Agreement dated as of June 26, 2007 among, inter alia, the Issuer, the lenders party thereto and General Electric Capital Corporation as administrative agent, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended, restated, supplemented or otherwise modified from time to time before, on or after the date of the Indenture, including any agreement extending the maturity of, refinancing, refunding, replacing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other agent or agents, creditor, lender or group of creditors or lenders.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Subsidiary of such Foreign Subsidiary.

“Four-Quarter Period” means the most recent four consecutive full fiscal quarters of the Issuer for which financial statements are available.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), and “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantee” means the guarantee by each of the Guarantors of the Issuer’s obligations under the Indenture and the Notes as provided under the section of the Indenture described under “— Guarantees of the Notes.”

“Guarantors” means (1) each party named as such on the signature pages of the Indenture, which (subject to the proviso below), collectively, consist of each Domestic Subsidiary on the Issue Date that guarantees any Indebtedness or other Obligation under any Credit Agreement, and (2) each other Person that is required to, or at the election of the Issuer does, become a Guarantor by the terms of the Indenture after the Issue Date, in each case, until such Person is released from its Guarantee in accordance with the terms of the Indenture; provided, however, in each case, that in any event neither of the following shall be a Guarantor unless the Issuer so elects by notice to the Trustee delivered in accordance with the Indenture (in which case such Subsidiary shall become a Guarantor as provided in the section of the Indenture described under “— Certain Covenants — Additional Guarantees”):

(a) the Issuer’s Subsidiary SPDH, Inc.; and

(b) the Issuer’s former Subsidiary Diamics, Inc. (which ceased to be a Subsidiary on a date after the issuance of the pre-existing notes pursuant to the August 2009 Senior Notes Indenture), until such time, if ever, that it becomes a Wholly-Owned Restricted Subsidiary of the Issuer.

“Health Management Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date focused on wellness, disease and condition management, productivity enhancement or informatics, any businesses that are otherwise within any of such business fields (whether or not engaged in by the Issuer on the Issue Date), and any businesses that are a reasonable extension, development or expansion of, any of the foregoing (whether or not engaged in by the Issuer on the Issue Date).

“Health Management Joint Venture” means a single joint venture (which may be conducted through more than one joint venture entity) created by the Issuer or any of its Restricted Subsidiaries, on the one hand, and any joint venture partner or partners who are not Affiliates of the Issuer, on the other hand, for the purpose of developing or conducting any business within the fields of business described or otherwise included in the definition of “Health Management Business” above.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to (1) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to alter the risks to that Person arising from fluctuations in interest rates, (2) agreements or arrangements designed to alter the risks to that Person arising from fluctuations in foreign currency exchange rates in the conduct of its operations, or (3) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices, in each case entered into in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation.

“Holder” means any registered holder, from time to time, of the Notes.

“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided, however, that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary at such time and (2) neither the accrual of interest nor the accretion of original issue discount shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(4) (i) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, and (ii) all obligations of such Person under conditional sale or other title retention agreements relating to the assets purchased by such Person; provided, however, that in no event shall the following constitute “Indebtedness” under the Indenture: (x) trade payables and other accrued liabilities incurred by such Person in the ordinary course of business and (y) customary adjustments of purchase price, contingent payments, earnout payments or similar obligations of such Person arising under any of the documents pertaining to any acquisition of any Person or assets or Equity Interests of any Person or any sale, transfer or other disposition of assets to any Person, in each case to the extent not yet determined, due and payable;

(5) the maximum fixed involuntary redemption or repurchase price of all Disqualified Equity Interests of such Person;

(6) all Capitalized Lease Obligations of such Person;

(7) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided, however, that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(9) all Attributable Indebtedness; and

(10) to the extent not otherwise included in this definition, Hedging Obligations of such Person, determined as the net amount of all payments that would be required to be made in respect thereof in the event of a termination (including an early termination) on the date of determination.

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the “maximum fixed involuntary redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed involuntary redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.

“Independent Director” means a director of the Issuer who:

(1) is independent with respect to the transaction at issue;

(2) does not have any material financial interest in the Issuer or any of its Affiliates (other than as a result of holding securities of the Issuer); and

(3) has not and whose Affiliates or affiliated firm has not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, any compensation, payment or other benefit, of any type or form, from the Issuer or any of its Affiliates, other than customary directors’ fees for serving on the Board of Directors of the Issuer or any Affiliate and reimbursement of out-of-pocket expenses for attendance at the Issuer’s or Affiliate’s board and board committee meetings.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of recognized standing that is, in the reasonable judgment of the Issuer’s Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuer and its Affiliates.

“Investments” of any Person means:

(1) all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(3) all other items that would be classified as investments (including purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP; and

(4) the Designation after the Issue Date of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of any Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries.” Notwithstanding the foregoing, neither (a) purchases or redemptions of Equity Interests of the Issuer nor (b) acquisitions of assets by any Person shall be deemed to be Investments.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, charge, security interest or other similar encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof.

“Major Foreign Exchange” means an exchange which is the primary non-U.S. trading location for one or more stocks included in the Morgan Stanley Capital International Europe, Australasia and Far East Index (or if such index does not exist a comparable then existing index).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of:

(1) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) incurred in connection with such Asset Sale;

(2) provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3) amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 180 days after the date of, such Asset Sale; and

(5) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Non-Recourse Debt” means Indebtedness of an Unrestricted Subsidiary:

(1) as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; provided, however, that an intercompany loan from the Issuer or any Restricted Subsidiary to an Unrestricted Subsidiary shall be deemed Non-Recourse Debt if such loan at the time such Subsidiary is designated an Unrestricted Subsidiary or if made later, at the time such intercompany loan is made, was permitted under and made in compliance with the covenant described under “— Certain Covenants — Limitations on Restricted Payments”; and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder or holders of any other Indebtedness (other than the Notes) of the Issuer or any Restricted Subsidiary in an aggregate principal amount of $50.0 million or more to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary.

“Officers’ Certificate” means a certificate signed by two Officers.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu in right of payment with the Notes or the Guarantees, as applicable.

“Permitted Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in the August 2009 Prospectus, businesses that are otherwise within the healthcare, life sciences or diagnostic industries and businesses that are reasonably similar, ancillary or related to, or that are a reasonable extension, development or expansion of, any of the foregoing.

“Permitted Indebtedness” has the meaning given to such term in the second paragraph of the covenant described under “— Certain Covenants — Limitations on Additional Indebtedness.”

“Permitted Investments” means:

(1) Investments by the Issuer or any Restricted Subsidiary (a) in any Restricted Subsidiary or (b) including the purchase price paid for and reasonable transaction costs related thereto, in any Person that is or will become immediately after or substantially concurrent with such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer or a Restricted Subsidiary (including the exercise or performance of any rights or obligations to acquire any equity or ownership interest in any joint venture under the terms of the agreements governing such joint venture);

(2) Investments in the Issuer by any Restricted Subsidiary;

(3) loans and advances to directors, employees and officers of the Issuer and the Restricted Subsidiaries for (a) bona fide business purposes and (b) to purchase Equity Interests of the Issuer not in excess of $5.0 million at any one time outstanding, in each case, in addition to any such loans outstanding on the Issue Date;

(4) Hedging Obligations incurred pursuant to clause (4) of the second paragraph under the covenant described under “— Certain Covenants — Limitations on Additional Indebtedness”;

(5) cash and Cash Equivalents;

(6) receivables owing to the Issuer or any Restricted Subsidiary and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(8) Investments made by the Issuer or any Restricted Subsidiary in compliance with the covenant described under “— Certain Covenants — Limitations on Asset Sales” using consideration received in connection with an Asset Sale;

(9) lease, utility and other similar deposits in the ordinary course of business;

(10) Investments made by the Issuer or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests of the Issuer;

(11) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(12) Investments existing on the Issue Date;

(13) non-cash and non-Cash Equivalents Investments by the Issuer or any Restricted Subsidiary in a single Health Management Joint Venture (which may be conducted through more than one joint venture entity) in connection with the creation thereof;

(14) acquisitions (including the purchase price paid for and reasonable transaction costs related thereto) by the Issuer or any Restricted Subsidiary of (i) Equity Interests of another Person engaged in the Permitted Business and who will thereafter become a Restricted Subsidiary (including the exercise or performance of any rights or obligations to acquire any equity or ownership interest in any joint venture under the terms of the agreements governing such joint venture), (ii) all or a substantial portion of the assets of a Person engaged in or of a line of business, in each case, within the Permitted Business, or (iii) any other assets within the Permitted Business; and

(15) other Investments having an aggregate Fair Market Value at any one time outstanding not to exceed 3.0% of Consolidated Total Assets (with the Fair Market Value of each Investment being determined as of the date made and without regard to subsequent changes in value) (it being understood that any Investment permitted under this clause (15) shall remain so permitted notwithstanding any decrease in Consolidated Total Assets). (For avoidance of doubt, in determining the amount of any Investments made and outstanding under this clause (15) in any joint venture in connection with any contribution, transfer or other disposition of assets by the Issuer or any of its Restricted Subsidiaries to such joint venture, the aggregate amount of cash and Cash Equivalents received by the Issuer and its Restricted Subsidiaries in consideration for such contribution, transfer or disposition shall be netted against the Fair Market Value of the assets so contributed, transferred or disposed of.)

The amount of Investments outstanding at any time pursuant to clause (15) above shall be deemed to be reduced:

(a) upon the disposition or repayment of or return on any Investment made pursuant to clause (15) above, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

(b) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (15) above.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or payable without penalty or (b) contested in good faith by appropriate proceedings and as to which the Issuer or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory, contractual or common law Liens of landlords and mortgagees of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or workmen and other Liens imposed by law or arising in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens arising or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security or other types of government insurance benefits, or made in lieu of, or to secure the performance of tenders, statutory obligations, surety, customs, reclamation, performance or appeal bonds, bids, leases, government, sales or other trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) Liens upon specific items of inventory, equipment or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5) attachment or judgment Liens not giving rise to a Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired, and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in connection with the foregoing;

(6) easements, rights-of-way, zoning restrictions and other similar charges, restrictions, licenses, reservations, covenants, encroachments or other similar encumbrances in respect of real property or immaterial imperfections of title which are customary or do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

(7) (i) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents, goods covered thereby, and other assets relating to such letters of credit and products and proceeds thereof and (ii) Liens securing reimbursement obligations with respect to letters of credit issued to landlords in an aggregate face amount not exceeding $10.0 million at any time;

(8) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(9) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements (including any Liens securing Permitted Indebtedness incurred in reliance on clause (8) of the definition thereof in the covenant described under “— Certain Covenants — Limitations on Additional Indebtedness” above); provided, however, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness (except such Permitted Indebtedness expressly referenced above);

(10) leases or subleases (or any Liens on the property related thereto) granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

(11) licenses and sublicenses of intellectual property granted to third parties in the ordinary course of business;

(12) Liens arising from filing Uniform Commercial Code financing statements regarding leases or other transactions that are not secured transactions;

(13) Liens securing all of the Notes and Liens securing any Guarantee;

(14) (i) Liens securing Indebtedness under any Credit Facility (including any Credit Agreement) incurred under clause (1) in “— Certain Covenants — Limitations on Additional Indebtedness” (including with respect to letters of credit or bankers’ acceptances issued thereunder)); and (ii) Liens securing Hedging Obligations permitted under clause (4)(i) in “— Certain Covenants — Limitations on Additional Indebtedness” with respect to Indebtedness under any Credit Facility or Credit Agreement, which Liens in this clause (ii) extend only to assets securing such Indebtedness under such Credit Facility or Credit Agreement;

(15) Liens securing Indebtedness of any Domestic Subsidiary that is not a Guarantor (other than Indebtedness that is subordinated to the Notes or any Guarantee), provided that such Liens do not extend to the assets of a Person who is not liable for such Indebtedness, whether as a borrower, a guarantor or otherwise;

(16) Liens securing Indebtedness of Foreign Subsidiaries that relate solely to the Equity Interests or assets of Foreign Subsidiaries;

(17) Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date;

(18) Liens in favor of the Issuer or a Restricted Subsidiary;

(19) Liens securing Purchase Money Indebtedness;

(20) Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided, however, that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

(21) Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(22) Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (17), (20) and (21) and this clause (22); provided, however, that in each case such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

(23) Liens to secure Attributable Indebtedness and/or that are incurred pursuant to a Sale and Leaseback Transaction that complies with the covenant described under “— Certain Covenants — Limitations on Sale and Leaseback Transactions”; provided, however, that any such Lien shall not extend to or cover any assets of the Issuer or any Restricted Subsidiary other than the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred;

(24) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(25) Liens securing Permitted Indebtedness incurred in reliance on clause (16) in the “— Certain Covenants — Limitations on Additional Indebtedness” covenant; provided, however, that this clause (25) shall not permit Liens on the assets of any Domestic Subsidiary to secure Indebtedness of any Foreign Subsidiary;

(26) Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary with respect to obligations (other than Indebtedness) that do not in the aggregate exceed $25.0 million at any one time outstanding; and

(27) Liens incurred to secure Obligations in respect of any Indebtedness that is permitted to be incurred pursuant to the “— Certain Covenants — Limitations on Additional Indebtedness” covenant, provided that, with respect to any Lien permitted under this clause (27), at the time of incurrence of such Lien, the Consolidated Secured Leverage Ratio would, after giving effect to the incurrence of such Indebtedness, be no greater than 5.00 to 1.00 (it being understood that, in the case of any Lien incurred to secure Indebtedness under a revolving credit facility, such determination of the Consolidated Senior Secured Ratio shall be made only at the time of the obtaining of the commitment for such revolving credit facility (and not at the time of any subsequent draw under such revolving credit facility), and for the purpose of such determination, such commitment shall be treated as fully drawn).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“P&G Joint Venture” means the joint venture between the Issuer and The Proctor & Gamble Company conducted through the P&G JV Companies pursuant to the P&G JV Agreements for the purpose of developing,

acquiring and marketing consumer diagnostic and monitoring products (excluding products in the cardiology, diabetes and oral care fields).

“P&G JV Agreements” means the various joint venture, limited liability company, asset transfer and contribution agreements dated on or about May 17, 2007 among the Issuer and certain of its Subsidiaries and Procter & Gamble RHD, Inc., Proctor & Gamble International Operations, SA and certain of their Affiliates, and the other agreements, instruments and documents executed or delivered in connection therewith on or after such date.

“P&G JV Companies” means US CD LLC, a Delaware limited liability company, and SPD Swiss Precision Diagnostics GmbH, a company organized under the laws of Switzerland, and any subsidiaries of either of them.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

“principal” of a Note means the principal of the Note plus, when appropriate, the premium, if any, on the Note.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall not be secured by any asset other than the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property to which such asset is attached and (3) such Indebtedness shall be incurred within 180 days before or after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” means Equity Interests of the Issuer other than Disqualified Equity Interests.

“Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests of the Issuer.

“redeem” means to redeem, repurchase, purchase, defease, discharge or otherwise acquire or retire for value, and “redemption” has a correlative meaning; provided, however, that this definition shall not apply for purposes of the provisions described under “— Redemption — Optional Redemption.”

“Redesignation” has the meaning given to such term in the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries.”

“refinance” means to refinance, repay, prepay, replace, renew or refund.

“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to redeem or refinance in whole or in part, or constituting an amendment of, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided, however, that:

(1) the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(2) the Refinancing Indebtedness is the obligation of the same Person as that of the Refinanced Indebtedness;

(3) if the Refinanced Indebtedness was subordinated to the Notes or the Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(4) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the Notes;

(5) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and

(6) the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets, that the Refinanced Indebtedness being repaid or amended is secured.

“Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary (in respect of such Equity Interests) by the Issuer or any Restricted Subsidiary, including any payment in connection with any merger or consolidation involving the Issuer, but excluding (a) dividends, distributions or payments payable or paid solely in Qualified Equity Interests (and payments of cash in lieu of delivering fractional shares in connection therewith) and (b) in the case of Restricted Subsidiaries, dividends, distributions or payments payable or paid to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

(2) the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary, including any payment by the Issuer or any Restricted Subsidiary in connection with any merger or consolidation involving the Issuer, but excluding (i) any such Equity Interests held by the Issuer or any Restricted Subsidiary and (ii) any redemptions to the extent payable or paid in Equity Interests of the Issuer or of an acquirer of the Issuer (and payments of cash in lieu of delivering fractional shares in connection therewith), in either case in this clause (ii) other than Disqualified Equity Interests;

(3) any Investment other than a Permitted Investment; or

(4) any redemption prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness, but excluding (i) any redemptions to the extent payable or paid in Qualified Equity Interests (and payments of cash in lieu of delivering fractional shares in connection therewith), (ii) any redemptions of any Indebtedness the incurrence of which is permitted pursuant to clause (5) of the definition of Permitted Indebtedness, or (iii) any redemption of Indebtedness of the Issuer or any Restricted Subsidiary purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of such redemption.

“Restricted Payments Basket” has the meaning given to such term in the first paragraph of the covenant described under “— Certain Covenants — Limitations on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transactions” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary’s Certificate” means a certificate signed by the Secretary or Assistant Secretary of the Issuer.

“Second Lien Credit Agreement” means that certain Second Lien Credit Agreement dated as of June 26, 2007 among, inter alia, the Issuer, the lenders party thereto and General Electric Capital Corporation as administrative agent, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended, restated, supplemented or otherwise modified from time to time before, on or after the date of the Indenture, including any agreement extending the maturity of, refinancing, refunding, replacing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other agent or agents, creditor, lender or group of creditors or lenders.

“Secured Indebtedness” of any Person at any date means Indebtedness of such Person that is secured by a Lien on any assets of such Person or any of its Restricted Subsidiaries.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Subordinated Notes” means those certain 9% senior subordinated notes due 2016 issued by the Issuer to certain holders thereof under the Senior Subordinated Notes Indenture.

“Senior Subordinated Notes Indenture” means that certain Indenture between the Issuer and U.S. Bank Trust National Association, as trustee, dated as of May 12, 2009, as amended, supplemented and modified by that certain First Supplemental Indenture among the Issuer, the guarantors named therein and U.S. Bank Trust National Association, as trustee, dated as of May 12, 2009, as further amended, supplemented and modified to date and as may be further amended, supplemented and modified.

“Series B Preferred Stock” means the Series B Convertible Perpetual Preferred Stock, par value $0.001 per share, of the Issuer.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (6) or (7) under “— Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary that is subordinated in right of payment to the Notes or the Guarantees, respectively, including the Senior Subordinated Notes and the 2007 Convertible Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer. Based on the capital structure and ownership of the P&G JV Companies as of the Issue Date, the P&G JV Companies are not Subsidiaries of the Issuer.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to February 1, 2013; provided, however, that if the period from such redemption date to February 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means The Bank of New York Mellon Trust Company, N.A. until a successor Trustee shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Trustee” shall mean such Person who is then a Trustee under the Indenture.

“Unrestricted Subsidiary” means, (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary. As of the Issue Date, no Subsidiary has been designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly-Owned Restricted Subsidiaries.

Book-Entry, Delivery and Form of Securities

The pre-existing notes are, and the new notes will be, represented by one or more global notes (the “Global Notes”) in definitive form. The Global Note representing the new notes will be deposited on the date the new notes are issued with, or on behalf of, the Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”). DTC will maintain the Notes in minimum denominations of $2,000 and integral multiples of $1,000 through its book-entry facilities.

The new notes will bear the same CUSIP and ISIN numbers as the pre-existing notes, and they will be fungible with the pre-existing notes for trading purposes, except that if additional interest has accrued on the old notes and remains unpaid at the time of the completion of the exchange offer, then, in order to identify the new notes that are entitled to receive such accrued and unpaid additional interest after the completion of the exchange offer, the new notes will have temporary CUSIP and ISIN numbers different from those of the pre-existing notes. In such case, following the first interest payment date after the consummation of the exchange offer, after payment of the interest on the new notes (including such accrued and unpaid additional interest), the new notes will be reassigned the same CUSIP and ISIN numbers as those of the pre-existing notes without any further action on the part of the holders.

DTC has advised the Issuer as follows:

DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including Euroclear and Clearstream (collectively, the “Participants” or the “Depository’s Participants”), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository’s Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depository’s Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depository’s Participants or the Depository’s Indirect Participants. Pursuant to procedures established by DTC, ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depository’s Participants) and the records of the Depository’s Participants (with respect to the interests of the Depository’s Indirect Participants).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the Notes is limited to such extent.

So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder of outstanding Notes represented by such Global Notes under the Indenture. Except as provided below, owners of Notes will not be entitled to have Notes registered in their names and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions, or approvals to the Trustee thereunder. None of the Issuer, the Guarantors or the Trustee has any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee may treat the persons in whose names any Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Issuer nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest). The Issuer believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depository’s Participants and the Depository’s Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depository’s Participants or the Depository’s Indirect Participants.

Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee and confirmation of such beneficial interest by the Depository or its Participants or Indirect Participants, exchange such beneficial interest for Notes in definitive form. Upon any such issuance, the Trustee is required to register such Notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if either (i) the Depository notifies the Issuer in writing that DTC is no longer willing or able to act as a depositary and the Issuer is unable to locate a qualified successor within 90 days or (ii) a Default has occurred and is continuing and the Registrar has received a written request from any owner of a beneficial interest in a Global Note to issue Notes in definitive form, then, upon surrender by the relevant Global Note Holder of its Global Note, Notes in such form will be issued to each person that such Global Note Holder and DTC identifies as being the beneficial owner of the related Notes.

Neither the Issuer nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Notes, and the Issuer and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

DESCRIPTION OF OLD NOTES

The terms of the old notes are identical in all material respects to those of the new notes, except that (1) the old notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the registration rights agreement (which rights will terminate upon consummation of the exchange offer, except under limited circumstances); and (2) after payment of the unpaid additional interest, if any, that has accrued on the old notes, the new notes will not provide for any additional interest as a result of our failure to fulfill certain registration obligations with respect to the old notes. The old notes provide that, in the event that the registration statement that includes this prospectus is not filed with the SEC on or before February 25, 2010 or is not declared effective by the SEC on or before May 26, 2010, or the exchange offer is not consummated by June 25, 2010, then we will pay additional interest to each holder of old notes, with respect to the first 90-day period immediately following the occurrence of such event in an amount equal to 0.25% per annum (in addition to the interest rate on the old notes) on the principal amount of old notes held by such holder. In addition, the amount of the additional interest will increase by an additional 0.25% per annum on the principal amount of old notes with respect to each subsequent 90-day period until such failure has been cured, up to a maximum amount of additional interest of 1.00% per annum. After payment of the unpaid additional interest, if any, that has accrued on the old notes, the new notes will not be entitled to any such additional interest. Accordingly, holders of old notes should review the information set forth under “Risk Factors” and “Description of New Notes.”

DESCRIPTION OF OTHER INDEBTEDNESS

Secured Credit Facilities

On June 26, 2007, we entered into a secured First Lien Credit Agreement, which we refer to as our senior secured credit facility, with certain lenders, General Electric Capital Corporation as administrative agent and collateral agent, and certain other agents and arrangers, a secured Second Lien Credit Agreement, which we refer to as our junior secured credit facility (and together with the senior secured credit facility, as our secured credit facilities), with certain lenders, General Electric Capital Corporation as administrative agent and collateral agent, and certain other agents and arrangers, and certain related guaranty and security agreements. On November 15, 2007, we amended the senior secured credit facility. As amended, the senior secured credit facility provides for term loans in the aggregate amount of $975.0 million and, subject to our continued compliance with the senior secured credit facility, a $150.0 million revolving line of credit. The junior secured credit facility provides for term loans in the aggregate amount of $250.0 million.

As of December 31, 2009, aggregate outstanding borrowings under the secured credit facilities included $951.0 million under the senior secured credit facility term loans, $142.0 million under the senior secured credit facility revolving line of credit and $250.0 million in borrowings under the junior secured credit facility term loans. Interest expense (including amortized deferred borrowing costs) related to our secured credit facilities, which included the term loans and revolving line of credit, for the year ended December 31, 2009 was $64.3 million. As of December 31, 2009, we were in compliance with all debt covenants related to the secured credit facilities, which consisted principally of maximum consolidated leverage and minimum interest coverage requirements.

We must repay the senior secured credit facility term loans as follows: (a) in two initial installments in the amount of $2,250,000 each on September 30, 2007 and December 31, 2007 (each of which installment payment has been made), (b) in twenty-five consecutive quarterly installments, beginning on March 31, 2008 and continuing through March 31, 2014, in the amount of $2,437,500 each (each of which installment payments through December 31, 2009 has been made) and (c) in a final installment on June 26, 2014 in an amount equal to the then outstanding principal balance of the senior secured credit facility term loans. We may repay borrowings under the senior secured credit facility revolving line of credit at any time, but in no event later than June 26, 2013. We must repay the entire junior credit facility term loans on June 26, 2015.

In August 2007, we entered into interest rate swap contracts, with an effective date of September 28, 2007, that fix our floating rate interest obligations under the secured credit facilities with respect to a total notional value of $350.0 million and have a maturity date of September 28, 2010. In January 2009, we entered into additional interest rate swap contracts, with an effective date of January 14, 2009, that fix our floating rate interest obligations under the secured credit facilities with respect to a total notional value of $500.0 million and have a maturity date of January 5, 2011.

We are required to make mandatory prepayments of the term loans and the revolving credit loans in various amounts under the secured credit facilities if we make certain sales of assets outside the ordinary course of business above certain thresholds, if we suffer certain property loss events above certain thresholds, if we issue certain types of debt or if we have excess cash flow, as that term is defined in the secured credit facilities. We may make optional prepayments of the term loans under either secured credit facility from time to time without premium or penalty. Once repaid in full or in part, no reborrowings of the term loans under either secured credit facility may be made.

The senior secured credit facility term loans bear interest at a rate per annum of, at our option, either (a) the base rate, as defined in the secured credit facilities, plus 1.00%, or (b) LIBOR plus 2.00%. The borrowings pursuant to the revolving line of credit under the senior secured credit facility bear interest at a rate per annum of, at our option, either (a) the base rate plus an applicable margin, which varies between 0.75% and 1.25% depending on our consolidated leverage ratio, or (b) LIBOR plus an applicable margin, which varies between 1.75% and 2.25% depending on our consolidated leverage ratio. We are obligated to pay fees on the unused portion of our revolving line of credit at a rate per annum of 0.50%. The junior secured credit facility term loan bears interest at a rate per annum of, at our option, either (a) the base rate plus 3.25%, or (b) LIBOR plus 4.25%.

Under the secured credit facilities, we must comply with various customary financial and non-financial covenants. The primary financial covenants under the senior secured credit facility consist of a maximum consolidated leverage ratio, a minimum consolidated interest coverage ratio and a limit on capital expenditures. The primary financial covenants under the junior secured credit facility consist of a maximum consolidated leverage ratio and a limit on capital expenditures. The primary non-financial covenants under the secured credit facilities limit our ability to pay dividends or other distributions on our capital stock, to repurchase our capital stock, to conduct mergers or acquisitions, to make investments and loans, to incur future indebtedness, to place liens on assets, to prepay other indebtedness, to alter our capital structure and to sell assets. The non-financial covenants under both the senior secured credit facility and the junior secured credit facility are substantially similar, with the non-financial covenants under the junior secured credit facility providing us some increased flexibility in some respects.

The respective lender groups under the secured credit facilities are entitled to accelerate repayment of the loans under the respective secured credit facilities upon the occurrence of any of various customary events of default, which include, among other events, failure to pay when due any principal, interest or other amounts in respect of the loans, breach of any of our covenants (subject, in some cases, to certain grace periods) or representations under the loan documents, default under any other of our or our material subsidiaries’ significant indebtedness agreements, a bankruptcy or insolvency event with respect to us or any of our material subsidiaries, a significant unsatisfied judgment against us or any of our material subsidiaries, any exercise by P&G of its option to put its joint venture interest back to us if we are not then in pro forma compliance with our financial covenants under the secured credit facilities, or if we undergo a change of control (including any “fundamental change” or “termination of trading” event as defined under the indenture governing our senior subordinated convertible notes).

Borrowings under the secured credit facilities are guaranteed by us and substantially all of our United States subsidiaries, and are secured by the stock of substantially all of our United States subsidiaries, portions of the stock of certain of our foreign subsidiaries, substantially all of the intellectual property rights of our United States subsidiaries and substantially all of the other assets of our businesses in the United States. Pursuant to the terms of an inter-creditor agreement entered into at the closing of the secured credit facilities between the administrative agents for the respective lender groups under the secured credit facilities, the liens securing the loans and other obligations arising under senior secured credit facility are senior to the liens securing the loans and other obligations arising under the junior secured credit facility.

7.875% Senior Notes Due 2016

On August 11, 2009, we issued $150.0 million in aggregate principal amount of 7.875% senior notes due 2016, which we refer to as our pre-existing notes, at an initial offering price of 98.144%. The pre-existing notes were issued in a registered offering and the terms of the pre-existing notes are identical in all respects to the terms of the new notes offered hereby. Interest expense related to the pre-existing notes for the year ended December 31, 2009, including amortized deferred borrowing costs and original issue discount, was $7.3 million.

9.00% Senior Subordinated Notes Due 2016

On May 12, 2009, we issued $400.0 million in aggregate principal amount of 9.00% senior subordinated notes due 2016, which we refer to as our senior subordinated notes, at an initial offering price of 96.865%.

The senior subordinated notes are our senior subordinated unsecured obligations and are subordinated in right of payment to all of our existing and future senior debt, including the new notes, the old notes, the pre-existing notes and the secured credit facilities, and are pari passu and equal in right of payment with all of our existing senior subordinated debt, including the senior subordinated convertible notes. Our obligations under the senior subordinated notes and the indenture under which they were issued are fully and unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis by certain of our domestic subsidiaries as provided in the senior subordinated notes indenture, and the subsidiary guarantors’ obligations under such guarantees are subordinated in right of payment to all of their existing and future senior debt, including their guarantees of the new notes, the old notes, the pre-existing notes and the secured credit facilities and equal in right of payment to all of their existing and future senior subordinated debt. The senior subordinated notes will mature on May 15, 2016 and bear interest at a rate of 9.00% per annum, payable on May 15 and November 15 of each year.

We may, at our option, redeem the senior subordinated notes, in whole or part, at any time (which may be more than once) on or after May 15, 2013, by paying the principal amount of the senior subordinated notes being redeemed plus a declining premium, plus accrued and unpaid interest to (but excluding) the redemption date. The premium declines from 4.50% during the twelve months on or after May 15, 2013 to 2.25% during the twelve months on or after May 15, 2014 to zero on and after May 15, 2015.

We may, at our option, at any time (which may be more than once) prior to May 15, 2012, redeem up to 35% of the senior subordinated notes (including any applicable senior subordinated notes issued after May 12, 2009) with money that we raise in certain qualifying equity offerings, so long as:

•	we pay 109.00% of the principal amount of the senior subordinated notes being redeemed, plus accrued and unpaid interest to (but excluding) the redemption date;

•	we redeem the senior subordinated notes within 90 days of completing such equity offering; and

•	at least 65% of the aggregate principal amount of the senior subordinated notes (including any senior subordinated notes issued after May 12, 2009) remains outstanding afterwards.

We may, at our option, at any time (which may be more than once) prior to May 15, 2013, redeem some or all of the senior subordinated notes by paying the principal amount of the senior subordinated notes being redeemed plus the payment of a make-whole premium, plus accrued and unpaid interest to (but excluding) the redemption date.

If a change of control occurs, subject to specified conditions, we must give holders of the senior subordinated notes an opportunity to sell the senior subordinated notes to us at a purchase price of 101% of the principal amount of the senior subordinated notes, plus accrued and unpaid interest to (but excluding) the date of the purchase.

If we or our subsidiaries engage in asset sales, we or they generally must either invest the net cash proceeds from such sales in our or their businesses within a specified period of time, prepay senior debt or make an offer to purchase a principal amount of the senior subordinated notes equal to the excess net cash proceeds, subject to certain exceptions. The purchase price of the senior subordinated notes will be 100% of their principal amount, plus accrued and unpaid interest.

The senior subordinated notes indenture provides that we and our subsidiaries must comply with various customary covenants. The covenants under the indenture limit, among other things, our ability and the ability of our subsidiaries to:

•	incur additional debt;

•	pay dividends on our or their capital stock or redeem, repurchase or retire our or their capital stock or subordinated debt;

•	make certain investments;

•	create liens on our or their assets;

•	transfer or sell assets;

•	engage in transactions with our or their affiliates;

•	create restrictions on the ability of our or their subsidiaries to pay dividends or make loans, asset transfers or other payments to us and our subsidiaries;

•	issue capital stock of their subsidiaries;

•	engage in any business, other than our and their existing businesses and related businesses;

•	enter into sale and leaseback transactions;

•	incur layered indebtedness; and

•	consolidate or merge with any person (other than certain affiliates) or transfer all or substantially all of our assets or the aggregate assets of us and our subsidiaries.

These covenants are subject to important exceptions and qualifications, which are set forth in the senior subordinated notes indenture.

At any time the senior subordinated notes are rated investment grade, certain covenants will be suspended with respect to them.

As of December 31, 2009, $400.0 million in principal amount of the senior subordinated notes was outstanding. Interest expense related to the senior subordinated notes for the year ended December 31, 2009, including amortized deferred borrowing costs and original issue discount, was $25.0 million.

3.00% Convertible Senior Subordinated Notes Due 2016

On May 14, 2007, we sold $150.0 million in principal amount of 3.00% convertible senior subordinated notes due May 15, 2016, which we refer to as our senior subordinated convertible notes, in a private placement to qualified institutional buyers pursuant to the terms of Securities Purchase Agreements dated May 9, 2007. The senior subordinated convertible notes pay interest semiannually at a rate of 3.00% per annum and were initially convertible into shares of our common stock at a conversion price of approximately $52.30 per share.

At the initial conversion price, the senior subordinated convertible notes were convertible into an aggregate 2,868,120 shares of our common stock. On May 9, 2008, pursuant to the terms of the indenture governing the terms of the senior subordinated convertible notes, the conversion price was adjusted to $43.98. At the adjusted conversion price, the senior subordinated convertible notes are convertible into an aggregate 3,410,641 shares of our common stock.

We may not redeem the senior subordinated convertible notes prior to their stated maturity. In the event of certain fundamental changes, as defined in the indenture governing the senior subordinated convertible notes, we may be required to repurchase the senior subordinated convertible notes for cash at a price equal to 100% of the unconverted principal plus any accrued but unpaid interest. The senior subordinated convertible notes are subordinate in right of payment to the prior payment of our senior indebtedness, including the new notes, the old notes, the pre-existing notes and the secured credit facilities, and pari passu and equal in right of payment to the senior subordinated notes. The senior subordinated convertible notes contain customary events of default entitling the trustee or the holders thereof to declare all amounts owed pursuant to the senior subordinated convertible notes immediately payable if we violate certain of our obligations.

As of December 31, 2009, $150.0 million in principal amount of the senior subordinated convertible notes was outstanding. Interest expense related to the senior subordinated convertible notes for the year ended December 31, 2009, including amortized deferred borrowing costs, was $5.1 million.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material United States federal income tax consequences of the exchange of unregistered old notes for registered new notes pursuant to the exchange offer and the ownership and disposition of the notes by U.S. holders and non-U.S. holders, each as defined below. Old notes and new notes are referred to collectively in this discussion as a “note” or the “notes.”

This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the final, temporary and proposed Treasury regulations promulgated under the Code, and administrative and judicial interpretations thereof, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or different interpretations.

This discussion is limited to holders who hold the notes as capital assets within the meaning of section 1221 of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular holders in light of their specific circumstances or to certain types of holders subject to special treatment under United States federal tax laws (such as U.S. holders having a functional currency other than the United States dollar, taxpayers holding the notes through a partnership or similar pass-through entity, persons subject to special rules applicable to former citizens and residents of the United States, persons subject to the alternative minimum tax, grantor trusts, real estate investment trusts, certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or currencies, persons holding the notes in connection with a hedging transaction, straddle, conversion or other integrated transaction, controlled foreign corporations, passive foreign investment companies or non-U.S. holders that are owned or controlled by U.S. holders).

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. We suggest that partners of a partnership holding notes consult their tax advisors.

Holders of notes should consult their own tax advisors as to the particular tax consequences to them of their participation in the exchange offer and their ownership and disposition of the notes, including the applicability of any United States income, estate, gift or other federal tax laws and any state, local or foreign tax laws or any treaty, and any changes (or proposed changes) in applicable tax laws or interpretations thereof.

Exchange of Old Notes for New Notes

The exchange of unregistered old notes for registered new notes in the exchange offer will not constitute a sale or exchange for United States federal income tax purposes because the new notes will not be considered to differ materially in kind or extent from the old notes. Accordingly, the exchange offer will not have any United States federal income tax consequences to holders of old notes and a holder will not recognize gain or loss if the holder exchanges the holder’s unregistered old note for a registered new note.

The new notes will be treated for United States federal income tax purposes as a continuation of the old notes. Accordingly, the new notes will have the same tax attributes as the old notes exchanged therefor, including without limitation the same issue price, adjusted issue price, adjusted tax basis and holding period, and the United States federal income tax consequences of holding and disposing of registered new notes will be the same as those applicable to the holder’s unregistered old notes.

Additional Payments

Under certain circumstances, we may be required to pay holders of notes amounts in excess of the stated interest and principal payable on the notes. We have determined (and this discussion assumes) that as of the date of issuance of the notes, the possibility that amounts will be paid in such circumstances is a “remote” or “incidental” contingency within the meaning of applicable Treasury regulations. Based on this determination, we do not intend to treat the possibility of such payments as either affecting the determination of the yield to maturity of (or original issue discount, or OID, on) the notes or resulting in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. Our determination that such possibility is a remote or incidental contingency is binding on each holder of a note unless the holder explicitly discloses on a statement attached to the holder’s timely filed income tax return that the holder’s determination is different. However, the IRS may take a different position, in which case the tax consequences to a holder could differ materially and adversely from those described below. Holders are urged to consult their own tax advisors regarding the potential effect, if any, of these matters on their particular situation.

Qualified Reopening

We intend to treat the notes as issued pursuant to a “qualified reopening” of our pre-existing notes. For United States federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under the treatment described in this paragraph, the notes have the same issue date, the same issue price and (with respect to holders) the same adjusted issue price as the pre-existing notes for United States federal income tax purposes, and will therefore be treated as having been issued with the same amount of OID as the pre-existing notes, as discussed below. The issue price of the pre-existing notes was 98.144%. The remainder of this discussion assumes the correctness of the treatment discussed in this paragraph.

Pre-Issuance Accrued Stated Interest

A portion of the price paid for an old note at issuance was allocable to stated interest that “accrued” prior to the date the old note was issued (the “pre-issuance accrued stated interest”). We intend to take the position that a portion of the stated interest received, in an amount equal to the pre-issuance accrued stated interest, on the first interest payment date of a note should be treated as a return of the pre-issuance accrued stated interest and not as a payment of stated interest on the note. Amounts treated as a return of pre-issuance accrued stated interest should not be taxable when received but should reduce a holder’s adjusted tax basis in the note by a corresponding amount.

U.S. Holders

As used in this section, the term “U.S. holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for United States federal income tax purposes, regardless of its source; or

•	a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

This discussion assumes that a U.S. holder has not made an election to treat stated interest on the notes as OID.

Stated Interest

The stated interest on the notes will be included in income by a U.S. holder in accordance with such U.S. holder’s usual method of accounting for United States federal income tax purposes. Interest income generally is taxed as ordinary income.

Original Issue Discount

In addition to bearing stated interest, as discussed above, all of the notes will be considered to have been issued with the same amount of OID for United States federal income tax purposes as the pre-existing notes.

The amount of remaining OID in respect of an old note as of the date the old notes were issued equaled the difference between the old note’s stated principal amount and the “adjusted issue price” of a pre-existing note on such date. The adjusted issue price of a pre-existing note as of any date is equal to its issue price, increased by any previously accrued OID and reduced by any prior payments made on such note (other than payments of qualified stated interest). Stated interest on the pre-existing notes will be treated as qualified stated interest.

A U.S. holder of a note generally must include OID in income as it accrues, based on a constant yield method (which includes at least annual compounding) and regardless of the U.S. holder’s regular method of tax accounting. Thus, U.S. holders generally will be taxed on OID income in advance of the receipt of cash attributable to that income (but will not be taxed again when such cash is received).

A U.S. holder generally may elect to treat all interest on a note as OID and calculate the amount includible in gross income under the constant yield method described above. U.S. holders should consult their own tax advisors about this election.

Market Discount

Because the issue price of the old notes (excluding amounts attributable to pre-issuance accrued stated interest) was less than their adjusted issue price by more than a de minimis amount, the amount of such difference is treated as “market discount” for United States federal income tax purposes. The adjusted issue price of an old note for these purposes is equal to the adjusted issue price of the pre-existing notes on September 28, 2009. In addition, if, subsequent to the initial offering of the old notes, a note is acquired for an amount (excluding amounts attributable to pre-issuance accrued stated interest) that is less than the adjusted issue price of such note on the date of purchase, the difference (if more than a de minimis amount) will be treated as market discount.

Under the market discount rules of the Code, a U.S. holder of a note is required to treat any partial payment of principal on a note, and any gain on the sale, exchange, retirement or other taxable disposition of a note, as ordinary income to the extent of the accrued market discount that has not been previously included in income. In addition, if a U.S. holder disposes of a note with market discount in certain otherwise nontaxable transactions, such holder may be required to include accrued market discount as ordinary income as if the holder had sold the note at its then fair market value. In general, market discount accrues on a ratable basis over the remaining term of the note unless a U.S. holder makes an irrevocable election to accrue market discount on a constant yield to maturity basis. A U.S. holder may elect to include market discount in income currently as it accrues. An election made to include market discount in income as it accrues will apply to all debt instruments that a U.S. holder acquires on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS.

A U.S. holder might be required to defer all or a portion of the interest expense on indebtedness incurred or continued to purchase or carry a note with market discount unless such U.S. holder has elected to include market discount in income as it accrues.

Amortizable Bond Premium

If a U.S. holder purchases a note for an amount in excess of the sum of all amounts payable on the note after the date of acquisition (other than payments of qualified stated interest), the holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to the excess, and generally will not be required to include any OID in income. Generally, a U.S. holder may elect to amortize the premium as an offset to qualified stated interest income, using a constant yield method similar to that described above, over the remaining term of the note. A U.S. holder who elects to amortize bond premium must reduce the holder’s tax basis in the note by the amount of the premium used to offset qualified stated interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations held or subsequently acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS.

Acquisition Premium

If a U.S. holder purchases a note issued with OID at an “acquisition premium,” the amount of OID that the U.S. holder includes in gross income is reduced to reflect the acquisition premium. A note is purchased at an acquisition premium if its adjusted basis, immediately after its purchase, is (a) less than or equal to the sum of all amounts payable on the note after the purchase date (other than payments of qualified stated interest) and (b) greater than the note’s adjusted issue price.

If a note is purchased at an acquisition premium, the U.S. holder reduces the amount of OID that otherwise would be included in income during an accrual period by an amount equal to (i) the amount of OID otherwise includible in income multiplied by (ii) a fraction, the numerator of which is the excess of the adjusted basis of the note immediately after its acquisition by the U.S. holder over the adjusted issue price of the note at such time and the denominator of which is the excess of the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, over the note’s adjusted issue price immediately after it was acquired. As an alternative to reducing the amount of OID that otherwise would be included in income by this fraction, the U.S. holder may elect to compute OID accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above.

Election to Treat All Interest as OID

U.S. holders may elect to include in gross income all interest that accrues on a note, including any stated interest, OID, market discount, de minimis market discount and unstated interest, as adjusted by amortizable bond premium and acquisition premium, by using the constant yield method mentioned above under the heading “— Original issue discount.” This election for a note with amortizable bond premium will result in a deemed election to amortize bond premium for all taxable debt obligations held or subsequently acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS. Similarly, this election for a note with market discount will result in a deemed election to accrue market discount in income currently for the note and for all other debt instruments acquired by the U.S. holder with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with the consent of the IRS.

Sale, Exchange, Redemption or Other Disposition

Unless a nonrecognition provision applies, the sale, exchange, redemption or other disposition of a note will be a taxable event for United States federal income tax purposes. In such event, a U.S. holder generally will recognize gain or loss equal to the difference between (a) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid stated interest, which will be taxable as ordinary income to the extent not previously included in income) and (b) such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will equal the price paid for the note by such U.S. holder, increased by any OID and market discount previously included in income with respect to such note (including OID and market discount accrued to such U.S. holder in the year of the disposition) and decreased by the amount of any cash payments (including any payment attributable to pre-issuance accrued stated interest) previously received with respect to the note (other than payments of stated interest). Subject to the market discount rules discussed above, gain or loss recognized on the disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the U.S. holder’s holding period for the note is more than one year. For non-corporate taxpayers, net long-term capital gains are generally subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

As used in this section, the term “non-U.S. holder” means a beneficial owner of a note that is an individual, corporation, trust or estate for United States federal income tax purposes and is not a U.S. holder.

Interest on Notes

Generally, any interest (including OID) paid to a non-U.S. holder of a note that is not effectively connected with a United States trade or business will not be subject to United States federal income (including withholding) tax if the interest qualifies as “portfolio interest.” Interest on the notes generally will qualify as portfolio interest if (a) the non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all our voting stock, (b) such holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code, (c) either the beneficial owner, under penalties of perjury, certifies that the beneficial owner is not a United States person and such certificate provides the beneficial owner’s name and address, or a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes certifies, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and (d) the non-U.S. holder is not a bank receiving interest on the extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business.

The gross amount of payments to a non-U.S. holder of interest (including OID) that is not effectively connected with a United States trade or business and that does not qualify for the portfolio interest exemption will be subject to United States withholding tax at the rate of 30%, unless a United States income tax treaty applies to reduce or eliminate such withholding tax.

Payments of interest (including OID) that are effectively connected with the conduct of a United States trade or business by a non-U.S. holder and, to the extent an applicable treaty so provides, are attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States will be taxed on a net basis at regular United States rates in the same manner as such payments to U.S. holders. In the case of a non-U.S. holder that is a corporation, such effectively connected income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to United States trade or business income) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if a recipient is a qualified resident of certain countries with which the United States has an income tax treaty. If payments of interest (including OID) are effectively connected with a non-U.S. holder’s conduct of a United States trade or business (whether or not a treaty applies), the 30% withholding tax discussed above will not apply provided the appropriate certification discussed below is provided.

To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with a non-U.S. holder’s conduct of a United States trade or business, the non-U.S. holder must provide a properly executed IRS Form W-8BEN or W-8ECI (or such successor forms as the IRS designates), as applicable, prior to the payment of interest. These forms must be periodically updated. A non-U.S. holder who is claiming the benefits of a treaty may be required in certain instances to obtain a United States taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Sale, Exchange, Redemption or Other Disposition

A non-U.S. holder generally will not be subject to United States federal income tax with respect to any gain realized on the sale, exchange, redemption or other disposition of a note unless:

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a flat 30% United States federal income tax on any gain recognized (except to the extent otherwise provided by an applicable income tax treaty), which may be offset by certain United States losses; or

•	such gain is effectively connected with the conduct of a United States trade or business by a non-U.S. holder and, to the extent an applicable treaty so provides, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States, in which case such gain will be taxable in the same manner as effectively connected interest, as discussed above.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. holder may be subject to United States backup withholding tax on these payments if it fails to provide its correct taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A non-U.S. holder may be subject to United States backup withholding tax on these payments unless the non-U.S. holder complies with certification procedures to establish that it is not a United States person. The certification procedures required of non-U.S. holders to claim the exemption from withholding tax on certain payments on the notes, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of at least 45 days after the date of effectiveness of the registration statement of which this prospectus forms a part, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the new notes may be required to deliver a prospectus during the time periods prescribed by applicable securities laws.

We will not receive any proceeds from the sale of new notes by broker-dealers. New notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of at least 45 days after the date of effectiveness of the registration statement of which this prospectus forms a part, we will promptly send a reasonable number of additional copies of the prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify certain holders of the new notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes and the guarantees and certain other legal matters have been passed upon for us by Foley Hoag LLP, Boston, Massachusetts. Certain legal matters with respect to California law and Washington law have been passed upon for us by Perkins Coie LLP, special counsel to the Company. Certain legal matters with respect to Florida law and Georgia law have been passed upon for us by Greenberg Traurig

P.A. and Greenberg Traurig LLP, respectively, each special counsel to the Company. Certain legal matters with respect to Louisiana law, North Carolina law, Oklahoma law and Virginia law have been passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., Troutman Sanders LLP, Crowe & Dunlevy, a Professional Corporation, and Venable LLP, respectively, each special counsel to the Company.

EXPERTS

The consolidated financial statements of our company as of December 31, 2008 and 2009, and for each of the three years in the period ended December 31, 2009, included in this prospectus have been audited by BDO Seidman, LLP, our independent registered public accounting firm, to the extent and for the periods set forth in its report included herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Laboratory Specialists of America, Inc. as of December 31, 2009 and for the year then ended, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs noting Laboratory Specialists of America, Inc. was a wholly owned subsidiary of Marsh & McLennan Companies, Inc. and was subsequently acquired by Inverness Medical Innovations, Inc. on February 17, 2010), which is included herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Free & Clear, Inc. as of December 31, 2008, and for the year then ended, have been audited by Stonefield Josephson, Inc., Free & Clear, Inc.’s independent registered public accounting firm, as set forth in its report included herein, and are included herein in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

The combined statements of assets acquired and liabilities assumed of the Second Territory Business of ACON Laboratories, Inc., AZURE Institute, Inc., Oakville Hong Kong Co., Ltd., and ACON Biotech (Hangzhou) Co., Ltd. as of December 31, 2008 and December 31, 2007, and the related statements of revenue and direct expenses for the years ended December 31, 2008 and December 31, 2007, have been included herein in reliance upon the report of Grant Thornton Zhonghua, independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Biosite Incorporated as of December 31, 2005 and 2006, and for each of the three years in the period ended December 31, 2006 appearing in this prospectus, have been audited by Ernst & Young LLP, Biosite Incorporated’s independent registered public accounting firm, as set forth in its report appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Page

Free & Clear, Inc. (historical financial statements):

Report of Independent Registered Public Accounting Firm	F-141
Balance Sheets as of September 28, 2009 (unaudited) and December 31, 2008	F-142
Statements of Income for the period ended September 28, 2009 (unaudited), the nine months ended September 30, 2008 (unaudited) and the year ended December 31, 2008	F-143
Statements of Changes in Stockholders’ Deficit for the period ended September 28, 2009 (unaudited) and the year ended December 31, 2008	F-144
Statements of Cash Flows for the period ended September 28, 2009 (unaudited), the nine months ended September 30, 2008 (unaudited) and the year ended December 31, 2008	F-145
Notes to Financial Statements	F-146

Laboratory Specialists of America, Inc. (historical financial statements):

Report of Independent Registered Public Accounting Firm	F-159
Consolidated Statement of Income for the year ended December 31, 2009	F-160
Consolidated Balance Sheet as of December 31, 2009	F-161
Consolidated Divisional Equity for the year ended December 31, 2009	F-162
Consolidated Statement of Cash Flows for the year ended December 31, 2009	F-163
Notes to Consolidated Financial Statements	F-164

Inverness Medical Innovations, Inc.

Historical Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Inverness Medical Innovations, Inc.:

We have audited the accompanying consolidated balance sheets of Inverness Medical Innovations, Inc. and Subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Inverness Medical Innovations, Inc. and Subsidiaries at December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 4 of the financial statements, the Company adopted the accounting standards related to Business Combinations, effective for business combinations entered into after January 1, 2009.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated February 26, 2010, expressed an unqualified opinion thereon.

/s/  BDO Seidman, LLP

Boston, Massachusetts
February 26, 2010

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	2009	2008	2007
	(In thousands, except per share amounts)

Net product sales	$1,365,079	$1,151,265	$728,091
Services revenue	528,487	405,462	16,646
License and royalty revenue	29,075	25,826	21,979

Net revenue	1,922,641	1,582,553	766,716

Cost of net product sales	619,503	543,317	365,545
Cost of services revenue	240,026	177,098	5,261
Cost of license and royalty revenue	8,890	8,620	9,149

Cost of net revenue	868,419	729,035	379,955

Gross profit	1,054,222	853,518	386,761
Operating expenses:
Research and development	112,848	111,828	69,547
Purchase of in-process research and development	—	—	173,825
Sales and marketing	441,646	381,939	163,028
General and administrative	357,033	295,059	155,153
Gain on disposition	(3,355)	—	—

Operating income (loss)	146,050	64,692	(174,792)
Interest expense, including amortization of original issue discounts and write-off of deferred financing costs	(106,798)	(101,132)	(82,987)
Other income (expense), net	996	(1,807)	9,424

Income (loss) from continuing operations before provision (benefit) for income taxes	40,248	(38,247)	(248,355)
Provision (benefit) for income taxes	15,627	(16,644)	(1,049)

Income (loss) from continuing operations before equity earnings of unconsolidated entities, net of tax	24,621	(21,603)	(247,306)
Equity earnings of unconsolidated entities, net of tax	7,626	1,050	4,372

Income (loss) from continuing operations	32,247	(20,553)	(242,934)
Income (loss) from discontinued operations, net of tax	1,934	(1,048)	(418)

Net income (loss)	34,181	(21,601)	(243,352)
Less: Net income attributable to non-controlling interests	465	167	1,401

Net income (loss) attributable to Inverness Medical Innovations, Inc. and subsidiaries	33,716	(21,768)	(244,753)
Preferred stock dividends	(22,972)	(13,989)	—

Net income (loss) available to common stockholders	$10,744	$(35,757)	$(244,753)

Basic net income (loss) per common share attributable to Inverness Medical Innovations, Inc. and subsidiaries:
Income (loss) from continuing operations	$0.11	$(0.45)	$(4.74)

Income (loss) from discontinued operations	$0.02	$(0.01)	$(0.01)

Net income (loss) per common share	$0.13	$(0.46)	$(4.75)

Diluted net income (loss) per common share attributable to Inverness Medical Innovations, Inc. and subsidiaries:
Income (loss) from continuing operations	$0.11	$(0.45)	$(4.74)

Income (loss) from discontinued operations	$0.02	$(0.01)	$(0.01)

Net income (loss) per common share	$0.13	$(0.46)	$(4.75)

Weighted average common shares — basic	80,572	77,778	51,510

Weighted average common shares — diluted	81,967	77,778	51,510

The accompanying notes are an integral part of these consolidated financial statements.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
	(in thousands, except par value amounts)

ASSETS
Current assets:
Cash and cash equivalents	$492,773	$141,324
Restricted cash	2,424	2,748
Marketable securities	947	1,763
Accounts receivable, net of allowances of $12,462 and $9,961 at December 31, 2009 and 2008, respectively	354,453	261,369
Inventories, net	221,539	173,585
Deferred tax assets	66,492	104,311
Income tax receivable	1,107	6,406
Receivable from joint venture, net	—	12,018
Prepaid expenses and other current assets	73,075	74,033
Assets held for sale	54,148	58,166

Total current assets	1,266,958	835,723
Property, plant and equipment, net	324,388	274,478
Goodwill	3,463,358	3,045,883
Other intangible assets with indefinite lives	43,644	42,909
Core technology and patents, net	421,719	459,307
Other intangible assets, net	1,264,708	1,166,536
Deferred financing costs, net, and other non-current assets	72,762	46,778
Investments in unconsolidated entities	63,965	68,832
Marketable securities	1,503	591
Deferred tax assets	20,987	14,323

Total assets	$6,943,992	$5,955,360

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$18,970	$19,058
Current portion of capital lease obligations	899	451
Accounts payable	126,322	96,582
Accrued expenses and other current liabilities	279,732	230,090
Payable to joint venture, net	533	—
Liabilities related to assets held for sale	11,558	19,193

Total current liabilities	438,014	365,374

Long-term liabilities:
Long-term debt, net of current portion	2,128,515	1,500,557
Capital lease obligations, net of current portion	940	468
Deferred tax liabilities	442,049	462,787
Deferred gain on joint venture	288,767	287,030
Other long-term liabilities	116,818	59,437

Total long-term liabilities	2,977,089	2,310,279

Commitments and contingencies (Notes 8, 9 and 11)
Stockholders’ equity:
Series B preferred stock, $0.001 par value (liquidation preference, $793,696 at December 31, 2009 and $751,479 at December 31, 2008); Authorized: 2,300 shares; Issued and outstanding: 1,984 shares at December 31, 2009 and 1,879 shares at December 31, 2008	694,427	671,501
Common stock, $0.001 par value;
Authorized: 150,000 shares;
Issued and outstanding: 83,567 at December 31, 2009 and 78,431 at December 31, 2008	84	78
Additional paid-in capital	3,195,372	3,029,694
Accumulated deficit	(359,874)	(393,590)
Accumulated other comprehensive loss	(2,454)	(28,845)

Total stockholders’ equity	3,527,555	3,278,838
Non-controlling interests	1,334	869

Total equity	3,528,889	3,279,707

Total liabilities and equity	$6,943,992	$5,955,360

The accompanying notes are an integral part of these consolidated financial statements.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME (LOSS)

	Preferred Stock		Common Stock				Accumulated
		$0.001		$0.001	Additional		Other	Total			Total
	Number of	Par	Number of	Par	Paid-in	Accumulated	Comprehensive	Stockholders’	Non-controlling	Total	Comprehensive
	Shares	Value	Shares	Value	Capital	Deficit	Income	Equity	Interest	Equity	Loss
	(In thousands, except par value amounts)

BALANCE, DECEMBER 31, 2006	—	$—	39,215	$39	$826,987	$(127,069)	$14,181	$714,138	$170	$714,308
Issuance of common stock in connection with acquisitions and equity offerings, net of issuance costs of $44,204	—	—	35,204	35	1,859,985	—	—	1,860,020	—	1,860,020
Exercise of common stock options and warrants and shares issued under employee stock purchase plan	—	—	2,370	3	55,095	—	—	55,098	—	55,098
Stock-based compensation related to grants of common stock options	—	—	—	—	57,480	—	—	57,480	—	57,480
Fair value associated with options exchanged in acquisitions	—	—	—	—	135,022	—	—	135,022	—	135,022
Stock option income tax benefits	—	—	—	—	2,574	—	—	2,574	—	2,574
Minimum pension liability adjustment	—	—	—	—	—	—	341	341	—	341	$341
Changes in cumulative translation adjustment	—	—	—	—	—	—	12,758	12,758	—	12,758	12,758
Unrealized loss on interest rate swap (Note 10)	—	—	—	—	—	—	(9,518)	(9,518)	—	(9,518)	(9,518)
Unrealized gain on available-for-sale securities	—	—	—	—	—	—	3,507	3,507	—	3,507	3,507
Earnings associated with non-controlling interest	—	—	—	—	—	—	—	—	1,401	1,401
Acquisition of non-controlling interests	—	—	—	—	—	—	—	—	(702)	(702)
Net loss	—	—	—	—	—	(244,753)	—	(244,753)	—	(244,753)	(244,753)

Total comprehensive loss											$(237,665)

BALANCE, DECEMBER 31, 2007	—	$—	76,789	$77	$2,937,143	$(371,822)	$21,269	$2,586,667	$869	$2,587,536

The accompanying notes are an integral part of these consolidated financial statements.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME (LOSS)
(Continued)

			Common Stock				Accumulated
	Preferred Stock			$0.001	Additional		Other	Total			Total
	Number of		Number of	Par	Paid-in	Accumulated	Comprehensive	Stockholders’	Non-controlling	Total	Comprehensive
	Shares	Amount	Shares	Value	Capital	Deficit	Income (Loss)	Equity	Interest	Equity	Loss
	(In thousands, except par value amounts)

BALANCE, DECEMBER 31, 2007	—	$—	76,789	$77	$2,937,143	$(371,822)	$21,269	$2,586,667	$869	$2,587,536
Issuance of Series B preferred stock in connection with acquisition of Matria Healthcare, Inc., net of issuance costs of $350	1,788	657,573	—	—	—	—	—	657,573	—	657,573
Issuance of common stock in connection with acquisitions, net of issuance costs of $219	—	—	580	—	20,945	—	—	20,945	—	20,945
Exercise of common stock options and warrants and shares issued under employee stock purchase plan	—	—	1,062	1	20,712	—	—	20,713	—	20,713
Preferred stock dividends (Note 15)	91	13,928	—	—	(14,026)	—	—	(98)	—	(98)
Fair value associated with options exchanged in acquisitions	—	—	—	—	20,973	—	—	20,973	—	20,973
Stock-based compensation related to grants of common stock options	—	—	—	—	26,405	—	—	26,405	—	26,405
Stock option income tax benefits	—	—	—	—	17,542	—	—	17,542	—	17,542
Minimum pension liability adjustment	—	—	—	—	—	—	(562)	(562)	—	(562)	$(562)
Changes in cumulative translation adjustment	—	—	—	—	—	—	(32,889)	(32,889)	—	(32,889)	(32,889)
Unrealized loss on interest rate swap (Note 10)	—	—	—	—	—	—	(11,614)	(11,614)	—	(11,614)	(11,614)
Unrealized loss on available-for-sale securities	—	—	—	—	—	—	(5,049)	(5,049)	—	(5,049)	(5,049)
Earnings associated with non-controlling interests	—	—	—	—	—	—	—	—	167	167
Acquisition of non-controlling interests	—	—	—	—	—	—	—	—	(167)	(167)
Net loss	—	—	—	—	—	(21,768)	—	(21,768)	—	(21,768)	(21,768)

Total comprehensive loss											$(71,882)

BALANCE, DECEMBER 31, 2008	1,879	$671,501	78,431	$78	$3,029,694	$(393,590)	$(28,845)	$3,278,838	$869	$3,279,707

The accompanying notes are an integral part of these consolidated financial statements.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME (LOSS)
(Continued)

			Common Stock				Accumulated
	Preferred Stock			$0.001	Additional		Other	Total			Total
	Number of		Number of	Par	Paid-in	Accumulated	Comprehensive	Stockholders’	Non-controlling	Total	Comprehensive
	Shares	Amount	Shares	Value	Capital	Deficit	(Loss)	Equity	Interest	Equity	Income
	(In thousands, except par value amounts)

BALANCE, DECEMBER 31, 2008	1,879	$671,501	78,431	$78	$3,029,694	$(393,590)	$(28,845)	$3,278,838	$869	$3,279,707
Issuance of common stock and warrants in connection with acquisitions,	—	—	3,431	4	117,815	—	—	117,819	—	117,819
Exercise of common stock options and shares issued under employee stock purchase plan	—	—	1,705	2	30,013	—	—	30,015	—	30,015
Preferred stock dividends (Note 15)	105	22,926	—	—	(23,079)	—	—	(153)	—	(153)
Fair value associated with options exchanged in acquisitions	—	—	—	—	2,881	—	—	2,881	—	2,881
Stock-based compensation related to grants of common stock options	—	—	—	—	28,220	—	—	28,220	—	28,220
Stock option income tax benefits	—	—	—	—	9,828	—	—	9,828	—	9,828
Minimum pension liability adjustment	—	—	—	—	—	—	(1,137)	(1,137)	—	(1,137)	$(1,137)
Changes in cumulative translation adjustment	—	—	—	—	—	—	15,171	15,171	—	15,171	15,171
Unrealized gain on interest rate swap (Note 10)	—	—	—	—	—	—	11,389	11,389	—	11,389	11,389
Unrealized gain on available-for-sale securities	—	—	—	—	—	—	968	968	—	968	968
Earnings associated with non-controlling interest	—	—	—	—	—	—	—	—	465	465	—
Net income	—	—	—	—	—	33,716	—	33,716	—	33,716	33,716

Total comprehensive income											$60,107

BALANCE, DECEMBER 31, 2009	1,984	$694,427	83,567	$84	$3,195,372	$(359,874)	$(2,454)	$3,527,555	$1,334	$3,528,889

The accompanying notes are an integral part of these consolidated financial statements.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	2009	2008	2007
	(In thousands)

Cash Flows from Operating Activities:
Net income (loss)	$34,181	$(21,601)	$(243,352)
Income (loss) from discontinued operations, net of tax	1,934	(1,048)	(418)

Income (loss) from continuing operations	32,247	(20,553)	(242,934)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities:
Interest expense related to amortization of original issue discounts and write-off of deferred financing costs	10,423	5,930	10,963
Depreciation and amortization	312,435	265,654	97,982
Non-cash stock-based compensation expense	28,220	26,405	52,210
Charge for in-process research and development	—	—	173,825
Impairment of inventory	1,467	4,193	—
Impairment of long-lived assets	6,983	20,031	3,872
Loss on sale of fixed assets	1,205	777	59
Equity earnings of unconsolidated entities, net of tax	(7,626)	(1,050)	(4,372)
Deferred and other non-cash income taxes	(9,124)	(41,714)	(28,008)
Other non-cash items	3,264	4,378	197
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, net	(36,455)	(39,546)	46,152
Inventories, net	(16,425)	(41,945)	(2,670)
Prepaid expenses and other current assets	9,081	(7,386)	15,196
Accounts payable	2,117	7,193	(2,156)
Accrued expenses and other current liabilities	(45,445)	(29,091)	(33,836)
Other non-current liabilities	(2,709)	3,400	1,783

Net cash provided by continuing operations	289,658	156,676	88,263
Net cash (used in) provided by discontinued operations	(2,127)	(8,832)	492

Net cash provided by operating activities	287,531	147,844	88,755

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(100,606)	(65,699)	(35,831)
Proceeds from sale of property, plant and equipment	803	1,070	264
Cash paid for acquisitions and transactional costs, net of cash acquired	(468,527)	(649,899)	(2,036,116)
Cash received, net of cash paid, from formation of joint venture	—	—	324,170
Cash received from (paid for) investments in minority interests and marketable Securities	12,560	12,133	(10,177)
Increase in other assets	(27,720)	(10,500)	(28,373)

Net cash used in continuing operations	(583,490)	(712,895)	(1,786,063)
Net cash used in discontinued operations	(237)	(437)	(467)

Net cash used in investing activities	(583,727)	(713,332)	(1,786,530)

Cash Flows from Financing Activities:
Proceeds from borrowing under long-term debt	631,177	—	—
Decrease (increase) in restricted cash	418	139,204	(141,869)
Issuance costs associated with preferred stock	—	(350)	—
Cash paid for financing costs	(17,756)	(1,401)	(40,675)
Proceeds from issuance of common stock, net of issuance costs	30,015	20,675	1,122,852
Repayments on long-term debt	(11,055)	(13,787)	(22,326)
Net (repayments) proceeds from revolving lines-of-credit	(7,251)	137,242	1,114,171
Tax benefit on exercised stock options	9,269	17,542	867
Principal payments of capital lease obligations	(798)	(958)	(94)
Other	(153)	(56)	—

Net cash provided by continuing operations	633,866	298,111	2,032,926
Net cash used in discontinued operations	(12)	(342)	(542)

Net cash provided by financing activities	633,854	297,769	2,032,384

Foreign exchange effect on cash and cash equivalents	13,791	(5,689)	9,019

Net increase (decrease) in cash and cash equivalents	351,449	(273,408)	343,628
Cash and cash equivalents, beginning of period	141,324	414,732	71,104

Cash and cash equivalents, end of period	$492,773	$141,324	$414,732

The accompanying notes are an integral part of these consolidated financial statements.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Description of Business and Basis of Presentation

By developing new capabilities in near-patient diagnosis, monitoring and health management, Inverness Medical Innovations, Inc. and subsidiaries enable individuals to take charge of improving their health and quality of life at home. Our global leading products and services, as well as our new product development efforts, focus on cardiology, women’s health, infectious disease, oncology and drugs of abuse.

Our business is organized into three primary operating segments: (i) professional diagnostics, (ii) health management and (iii) consumer diagnostics. The professional diagnostics segment includes an array of innovative rapid diagnostic test products and other in vitro diagnostic tests marketed to medical professionals and laboratories for detection of cardiac conditions, pregnancy, infectious diseases, oncology and drugs of abuse. The health management segment provides comprehensive, integrated programs and services focused on wellness, disease and condition management, productivity enhancement and informatics, all designed to reduce health-related costs and enhance the health and quality of life of the individuals we serve. The consumer diagnostics segment consists primarily of manufacturing operations related to our role as the exclusive manufacturer of products for SPD Swiss Precision Diagnostics, or SPD, our 50/50 joint venture with The Procter & Gamble Company, or P&G. SPD has significant operations in the worldwide over-the-counter pregnancy and fertility/ovulation test market.

On January 15, 2010, we completed the sale of our vitamins and nutritional supplements business (Note 24). The sale included our entire private label and branded nutritionals businesses and represents the complete divestiture of our entire vitamins and nutritional supplements business segment. The results of the vitamins and nutritional supplements business are included in income (loss) from discontinued operations, net of tax, for all periods presented. The assets and liabilities associated with the vitamins and nutritional supplements business have been reclassified to assets held for sale and liabilities related to assets held for sale as of December 31, 2009 and 2008 on our accompanying consolidated balance sheets.

Acquisitions are an important part of our growth strategy. When we acquire businesses, we seek to complement existing products and services, enhance or expand our product lines and/or expand our customer base. We determine what we are willing to pay for each acquisition partially based on our expectation that we can cost effectively integrate the products and services of the acquired companies into our existing infrastructure. In addition, we utilize existing infrastructure of the acquired companies to cost effectively introduce our products to new geographic areas. All of these factors contributed to the acquisition prices of acquired businesses that were in excess of the fair value of net assets acquired and the resultant goodwill (Note 4).

Following the completion of our 50/50 joint venture with P&G on May 17, 2007, we ceased to consolidate the operating results of our consumer diagnostics business, which represented $76.1 million of net product sales in 2007 (through the date the joint venture was formed), and instead account for our 50% interest in the results of the joint venture under the equity method of accounting. In our capacity as the manufacturer of products for the joint venture, we supply product to the joint venture and record revenue on those sales. No gain on the proceeds that we received from P&G through the formation of our joint venture will be recognized in our financial statements until P&G’s option to require us to purchase its interest in the joint venture at market value expires after the fourth anniversary of the closing.

The consolidated financial statements include the accounts of Inverness Medical Innovations, Inc. and its subsidiaries. Intercompany transactions and balances are eliminated and net earnings are reduced by the portion of the net earnings of subsidiaries applicable to non-controlling interests. Equity investments in which we exercise significant influence but do not control and are not the primary beneficiary are accounted for using the equity method. Investments in which we are not able to exercise significant influence over the investee and which do not have readily determinable fair values are accounted for under the cost method.

Certain amounts for prior periods have been reclassified to conform to the current period classification.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)	Summary of Significant Accounting Policies

(a) Use of Estimates

To prepare our financial statements in conformity with accounting principles generally accepted in the United States of America, our management must make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from such estimates.

(b) Foreign Currencies

In general, the functional currencies of our foreign subsidiaries are the local currencies. For purpose of consolidating the financial statements of our foreign subsidiaries, all assets and liabilities of the foreign subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date while the stockholders’ equity accounts are translated at historical exchange rates. Translation gains and losses that result from the conversion of the balance sheets of the foreign subsidiaries into U.S. dollars are recorded to cumulative translation adjustment which is a component of accumulated other comprehensive income within stockholders’ equity (Note 17).

The revenue and expenses of our foreign subsidiaries are translated using the average rates of exchange in effect during each fiscal month during the year. Net realized and unrealized foreign currency exchange transaction gains of $1.3 million during 2009, losses of $0.5 million during 2008 and losses of $2.0 million during 2007, are included as a component of other income (expense), net in the accompanying consolidated statements of operations.

(c) Cash and Cash Equivalents

We consider all highly-liquid investments purchased with original maturities of three months or less at the date of acquisition to be cash equivalents. Cash equivalents consisted of money market funds at December 31, 2009 and 2008.

(d) Restricted Cash

We had restricted cash of $2.4 million and $2.7 million as of December 31, 2009 and 2008, respectively.

(e) Marketable Securities

Securities classified as available-for-sale or trading are carried at estimated fair value, as determined by quoted market prices at the balance sheet date. Realized gains and losses on securities are included in earnings and are determined using the specific identification method. Unrealized holding gains and losses (except for other than temporary impairments) on securities classified as available for sale, are excluded from earnings and are reported in accumulated other comprehensive income, net of related tax effects. Unrealized gains and losses on actively-traded securities are included in earnings. Marketable securities that are held indefinitely are classified in our accompanying consolidated balance sheets as long-term marketable securities.

(f) Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market and made up of raw material, work-in-process and finished goods. The cost elements of work-in-process and finished goods inventory consist of raw material, direct labor and manufacturing overhead. Where finished goods inventory is purchased from third-party manufacturers, the costs of such finished goods inventory represent the costs to acquire such inventory.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(g) Property, Plant and Equipment

We record property, plant and equipment at historical cost or, in the case of a business combination, at fair value on the date of the business combination. Depreciation is computed using the straight-line method based on the following estimated useful lives of the related assets: machinery, laboratory equipment and tooling, 2-21 years; buildings, 20-50 years; leasehold improvements, lesser of remaining term of lease or estimated useful life of asset; computer software and equipment, 1-5 years and furniture and fixtures, 2-15 years. Land is not depreciated. Depreciation expense related to property, plant and equipment amounted to $54.3 million, $49.7 million and $25.4 million in 2009, 2008 and 2007, respectively. Expenditures for repairs and maintenance are expensed as incurred.

(h) Goodwill and Other Intangible Assets with Indefinite Lives

Goodwill and indefinite-lived intangible assets are required to be tested for impairment annually, in lieu of being amortized, using a fair value approach at the reporting unit level. Furthermore, testing for impairment is required on an interim basis if an event or circumstance indicates that it is more likely than not an impairment loss has been incurred. An impairment loss shall be recognized to the extent that the carrying amount of goodwill or any indefinite-lived intangible asset exceeds its implied fair value. Impairment losses shall be recognized in operating results.

Our valuation methodology for assessing impairment, using both the discounted cash flows approach and the market approach, requires management to make judgments and assumptions based on historical experience and projections of future operating performance. Our annual impairment review performed on September 30, 2009 did not indicate that goodwill or other indefinite-lived intangible assets related to our professional diagnostics, health management or our consumer diagnostics reporting units were impaired, with the fair value of our professional and consumer diagnostics segments exceeding their carrying value by greater than 10% and the fair value of our health management segment exceeding its carrying value by approximately 9%.

We based our fair value estimates on assumptions we believe to be reasonable but that are unpredictable and inherently uncertain, including estimates of future growth rates and operating margins and assumptions about the overall economic climate and the competitive environments for our business units. There can be no assurances that our estimates and assumptions made for purposes of our goodwill and identifiable intangible testing as of September 30, 2009 will prove accurate predictions in the future. If our assumptions regarding business plans, competitive environments or anticipated growth rates are not achieved or change, we may be required to record goodwill and/or intangible asset impairment charges in future periods, whether in connection with our next annual impairment testing or earlier, if an indicator of an impairment is present outside of the timing of our next annual evaluation.

(i) Impairment of Other Long-Lived Tangible and Intangible Assets

We evaluate long-lived tangible and intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators of impairment are present with respect to long-lived tangible and intangible assets used in operations and undiscounted future cash flows are not expected to be sufficient to recover the assets’ carrying amount, additional analysis is performed as appropriate and the carrying value of the long-lived asset is reduced to the estimated fair value, if this is lower, and an impairment loss would be charged to expense in the period the impairment is identified. We believe that the carrying values of our other long-lived tangible and intangible assets were realizable as of December 31, 2009.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(j) Business Acquisitions

On January 1, 2009, we adopted a new accounting standard issued by the Financial Accounting Standards Board, or FASB, related to accounting for business combinations using the acquisition method of accounting (previously referred to as the purchase method). Among the significant changes, this standard requires a redefining of the measurement date of a business combination, expensing direct transaction costs as incurred, capitalizing in-process research and development costs as an intangible asset and recording a liability for contingent consideration at the measurement date with subsequent re-measurements recorded as general and administrative expense. This standard also requires costs for business restructuring and exit activities related to the acquired company to be included in the post-combination financial results of operations and also provides new guidance for the recognition and measurement of contingent assets and liabilities in a business combination. Acquisitions consummated prior to January 1, 2009 were accounted for in accordance with the previously applicable guidance. During 2009, we incurred $15.9 million of acquisition-related costs, of which $3.8 million was capitalized as of December 31, 2008.

Significant judgment is required in estimating the fair value of intangible assets and in assigning their respective useful lives. The fair value estimates are based on available historical information and on future expectations and assumptions deemed reasonable by management, but are inherently uncertain.

We generally employ the income method to estimate the fair value of intangible assets, which is based on forecasts of the expected future cash flows attributable to the respective assets. Significant estimates and assumptions inherent in the valuations reflect a consideration of other marketplace participants, and include the amount and timing of future cash flows (including expected growth rates and profitability), the underlying product life cycles, economic barriers to entry, a brand’s relative market position and the discount rate applied to the cash flows. Unanticipated market or macroeconomic events and circumstances may occur, which could affect the accuracy or validity of the estimates and assumptions.

(k) Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are expected more likely than not to be realized in the future (Note 18).

In 2006, the FASB issued a new accounting standard which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with income tax accounting. In accordance with this update, we recognize some or all of the benefit of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position (Note 18).

(l) Revenue Recognition

We primarily recognize revenue when the following four basic criteria have been met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services rendered, (3) the fee is fixed and determinable and (4) collection is reasonably assured.

The majority of our revenue is derived from product revenue. We recognize revenue upon title transfer of the products to third-party customers, less a reserve for estimated product returns and allowances. Determination of the reserve for estimated product returns and allowances is based on our management’s analyses and judgments regarding certain conditions. Should future changes in conditions prove management’s conclusions

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and judgments on previous analyses to be incorrect, revenue recognized for any reporting period could be adversely affected.

Additionally, we generate services revenue in connection with contracts with leading healthcare organizations whereby we distribute clinical expertise through fee-based arrangements. Revenue for fee-based arrangements is recognized over the period in which the services are provided. Some contracts provide that a portion of our fees are at risk if our customers do not achieve certain financial cost savings over a period of time, typically one year. Revenue subject to refund is not recognized if (i) sufficient information is not available to calculate performance measurements or (ii) interim performance measurements indicate that we are not meeting performance targets. If either of these two conditions exists, we record the amounts as other current liabilities in the consolidated balance sheet, deferring recognition of the revenue until we establish that we have met the performance criteria. If we do not meet the performance targets at the end of the contractual period we are obligated under the contract to refund some or all of the at risk fees.

We also receive license and royalty revenue from agreements with third-party licensees. Revenue from fixed fee license and royalty agreements are recognized on a straight-line basis over the obligation period of the related license agreements. License and royalty fees that the licensees calculate based on their sales, which we have the right to audit under most of our agreements, are generally recognized upon receipt of the license or royalty payments unless we are able to reasonably estimate the fees as they are earned. License and royalty fees that are determinable prior to the receipt thereof are recognized in the period they are earned.

(m) Employee Stock-Based Compensation Arrangements

We account for share-based payments in accordance with Accounting Standards Codification, or ASC 718-10, Compensation — Stock Compensation. Compensation cost associated with stock options includes: (i) amortization related to the remaining unvested portion of all stock option awards granted prior to January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123, and (ii) amortization related to all stock option awards granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123-R. In addition, we record expense over the offering period in connection with shares issued under our employee stock purchase plan. Compensation expense for stock-based compensation awards includes an estimate for forfeitures and is recognized over the expected term of the options using the straight-line method.

Our stock option plans provide for grants of options to employees to purchase common stock at the fair market value of such shares on the grant date of the award. The options generally vest over a four-year period, beginning on the date of grant, with a graded vesting schedule of 25% at the end of each of the four years. The fair value of each option grant is estimated on the date of grant using a Black-Scholes option-pricing method. We use historical data to estimate the expected price volatility and the expected forfeiture rate. The contractual term of our stock option awards is ten years. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant with a remaining term equal to the expected term of the option. We have not made any dividend payments nor do we have plans to pay dividends in the foreseeable future.

(n) Net Income (Loss) per Common Share

Net income (loss) per common share is based upon the weighted average number of outstanding common shares and the dilutive effect of common share equivalents, such as options and warrants to purchase common stock, convertible preferred stock and convertible notes, if applicable, that are outstanding each year (Note 14).

(o) Other Operating Expenses

We expense advertising costs as incurred. In 2009, 2008 and 2007, advertising costs amounted to $15.4 million, $15.7 million and $15.7 million, respectively, and are included in sales and marketing expenses in the accompanying consolidated statements of operations.

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Shipping and handling costs are included in cost of net revenue in the accompanying consolidated statements of operations. Additionally, to the extent that we charge our customers for shipping and handling costs, these costs are recorded as product revenues.

(p) Concentration of Credit Risk, Off-Balance Sheet Risks and Other Risks and Uncertainties

Financial instruments that potentially subject us to concentration of credit risk primarily consist of cash and cash equivalents and accounts receivable. We invest our excess cash primarily in high quality securities and limit the amount of our credit exposure to any one financial institution. We do not require collateral or other securities to support customer receivables; however, we perform on-going credit evaluations of our customers and maintain allowances for potential credit losses.

At December 31, 2009, no one individual customer accounts receivable balance was in excess of 10%. At December 31, 2008, we had one individual customer accounts receivable balance outstanding that represented 15% of the gross accounts receivable balance. During 2009, 2008 and 2007, we had one customer that represented 15%, 23% and 17% of our net revenue, respectively, and purchased our professional diagnostics products.

We rely on a number of third parties to manufacture certain of our products. If any of our third-party manufacturers cannot, or will not, manufacture our products in the required volumes, on a cost-effective basis, in a timely manner, or at all, we will have to secure additional manufacturing capacity. Any interruption or delay in manufacturing could have a material adverse effect on our business and operating results.

(q) Financial Instruments and Fair Value of Financial Instruments

Our primary financial instruments at December 31, 2009 and 2008 consisted of cash equivalents, restricted cash, marketable securities, accounts receivable, accounts payable, debt and our interest rate swap contract. We apply fair value measurement accounting to value our financial assets and liabilities. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value hierarchy requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value. The estimated fair value of these financial instruments approximates their carrying values at December 31, 2009 and 2008.

(r) Recent Accounting Pronouncements

Recently Issued Standards

In December 2009, the FASB issued Accounting Standards Update No. 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, or ASU 2009-17. The amendments in this update replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which reporting entity has a controlling financial interest in a variable interest entity. The amendments in this update also require additional disclosures about a reporting entity’s involvement in variable interest entities, which will enhance the information provided to users of financial statements. This standard is effective for fiscal years beginning on or after December 15, 2009. We are currently evaluating the potential impact of this standard.

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In December 2009, the FASB issued ASU No. 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets, or ASU 2009-16. The amendments in this update improve financial reporting by eliminating the exceptions for qualifying special-purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets. In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. Comparability and consistency in accounting for transferred financial assets will also be improved through clarifications of the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting. This standard is effective January 1, 2010. The adoption of this standard will not have any impact on our financial position, results of operations or cash flows.

In October 2009, the FASB issued ASU No. 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing, or ASU 2009-15. ASU 2009-15 provides guidance on equity-classified share-lending arrangements on an entity’s own shares when executed in contemplation of a convertible debt offering or other financing. This standard is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those years for arrangements outstanding as of the beginning of those fiscal years. The adoption of this standard will not have any impact on our financial position, results of operations or cash flows.

In October 2009, the FASB issued ASU No. 2009-14, Software (Topic 985): Certain Revenue Arrangements That Include Software Elements — a consensus of the FASB EITF, or ASU 2009-14. ASU 2009-14 changes the accounting model for revenue arrangements that include tangible products and software elements. The amendments of this update provide additional guidance on how to determine which software, if any, relating to the tangible product also would be excluded from the scope of the software revenue recognition guidance. The amendments in this update also provide guidance on how a vendor should allocate arrangement consideration to deliverables in an arrangement that includes both tangible products and software as well as arrangements that have deliverables both included and excluded from the scope of software revenue recognition guidance. This standard is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. We are currently evaluating the potential impact of this standard.

In October 2009, the FASB issued ASU No. 2009-13, Revenue Recognition (Topic 650): Multiple-Deliverable Revenue Arrangements — a consensus of the FASB EITF, or ASU 2009-13. ASU 2009-13 will separate multiple-deliverable revenue arrangements. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The amendments of this update will replace the term “fair value” in the revenue allocation guidance with “selling price” to clarify that the allocation of revenue is based on entity-specific assumptions rather than assumptions of a marketplace participant. The amendments of this update will eliminate the residual method of allocation and require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. The amendments in this update will require that a vendor determine its best estimated selling price in a manner consistent with that used to determine the price to sell the deliverable on a standalone basis. This standard is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. We are currently evaluating the potential impact of this standard.

Recently Adopted Standards

Effective December 31, 2009, we adopted ASU No. 2009-12, Fair Value Measurements and Disclosure, or ASU 2009-12. This standard provides additional guidance on using the net asset value per share, provided by an investee, when estimating the fair value of an alternate investment that does not have a readily determinable fair value and enhances the disclosures concerning these investments. Examples of alternate investments, within the scope of this standard, include investments in hedge funds and private equity, real

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estate and venture capital partnerships. The adoption of this standard did not have any impact on our financial position, results of operations or cash flows.

Effective October 1, 2009, we adopted ASU No. 2009-05, Measuring Liabilities at Fair Value, or ASU 2009-05. ASU 2009-05 amends Accounting Standards Codification, or the Codification, Topic 820, Fair Value Measurements. Specifically, ASU 2009-05 provides clarification that, in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following methods: (i) a valuation technique that uses a) the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets and/or (ii) a valuation technique that is consistent with the principles of Topic 820 of the Codification (e.g. an income approach or market approach). ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to adjust to include inputs relating to the existence of transfer restrictions on that liability. The adoption of this standard did not have any impact on our financial position, results of operations or cash flows.

Effective July 1, 2009, we adopted The “FASB Accounting Standards Codification” and the Hierarchy of Generally Accepted Accounting Principles. This standard establishes only two levels of U.S. generally accepted accounting principles (“GAAP”), authoritative and non-authoritative. The FASB Codification became the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the Securities Exchange Commission, or SEC, which are sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the Codification became non-authoritative. As the Codification was not intended to change or alter existing GAAP, it did not have any impact on the Company’s consolidated financial statements.

Effective June 30, 2009, we adopted a new accounting standard for subsequent events. This standard establishes general guidance of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this standard sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The adoption of this standard did not have any impact on our financial position, results of operations or cash flows.

Effective June 30, 2009, we adopted three new accounting standards which provide additional application guidance and enhanced disclosures regarding fair value measurements and impairments of securities. They also provide additional guidelines for estimating fair value in accordance with fair value accounting. The first accounting standard provides additional guidelines for estimating fair value in accordance with fair value accounting. The second accounting standard changes accounting requirements for other-than-temporary-impairment for debt securities by replacing the current requirement that a holder have the positive intent and ability to hold an impaired security to recovery in order to conclude an impairment was temporary with a requirement that an entity conclude it does not intend to sell an impaired security and it will not be required to sell the security before the recovery of its amortized cost basis. The third accounting standard increases the frequency of fair value disclosures. These standards were effective for fiscal years and interim periods ended after June 15, 2009. The adoption of these accounting standards did not have any impact on our financial position, results of operation or cash flows.

Effective January 1, 2009, we adopted a new accounting standard which addresses the accounting for certain instruments as derivatives. Under this new standard, specific guidance is provided regarding requirements for an entity to consider embedded features as indexed to the entity’s own stock. The adoption of this standard did not have any impact on our financial position, results of operations or cash flows.

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Effective January 1, 2009, we adopted a new accounting standard for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). This standard specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. This standard should be applied retrospectively for all periods presented. The adoption of this standard did not have any impact on our financial position, results of operations or cash flows.

Effective January 1, 2009, we adopted a new accounting standard related to fair value accounting for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, at least annually. These include goodwill and other non-amortizable intangible assets. The adoption of this standard did not have a material impact on our financial position, results of operations or cash flows.

Effective January 1, 2009, we adopted a new accounting standard which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The adoption of this standard did not have any impact on our financial position, results of operations or cash flows.

Effective January 1, 2009, we adopted a new accounting standard which requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit-risk-related contingent features contained within derivatives. It also requires entities to disclose additional information about the amounts and location of derivatives located within the financial statements and the impact that hedges have on an entity’s financial position, financial performance and cash flows. As this standard only required additional disclosure, the adoption did not impact our consolidated results of operations, financial condition or cash flows.

Effective January 1, 2009, we adopted a new accounting standard for collaborative arrangements related to the development and commercialization of intellectual property. The standard concluded that a collaborative arrangement is one in which the participants are actively involved and are exposed to significant risks and rewards that depend on the ultimate commercial success of the endeavor. The nature and purpose of collaborative arrangements are to be disclosed along with the accounting policies and the classification and amounts of significant financial statement amounts related to the arrangements. Activities in the arrangement conducted in a separate legal entity should be accounted for under other accounting literature; however required disclosure under this new standard applies to the entire collaborative agreement. This standard is to be applied retrospectively to all periods presented for all collaborative arrangements existing as of the effective date. The adoption of this standard did not have any impact on our current or prior consolidated results of operations, financial condition or cash flows.

Effective January 1, 2009, we adopted a new accounting standard issued to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity and should therefore be reported as equity in the consolidated financial statements. The standard also establishes guidance for presentation and disclosure of the non-controlling results on the consolidated statement of operations, on a retrospective basis. The adoption of this standard did not have a material impact on our financial position, results of operations or cash flows.

Effective January 1, 2009, we adopted a new accounting standard for business combinations. This standard requires an acquiring company to measure all assets acquired and liabilities assumed, including contingent considerations and all contractual contingencies, at fair value as of the acquisition date. In addition, an acquiring company is required to capitalize in-process research and development, or IPR&D, and either amortize it over the life of the product or write it off if the project is abandoned or impaired. The standard also amended accounting for uncertainty in income taxes as required by the Codification. Previously,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accounting standards generally required post-acquisition adjustments related to business combination deferred tax asset valuation allowances and liabilities for uncertain tax positions to be recorded as an increase or decrease to goodwill. This new standard does not permit this accounting and, generally, requires any such changes to be recorded in current period income tax expense. Thus, all changes to valuation allowances and liabilities for uncertain tax positions established in acquisition accounting, whether the business combination was originally accounted for under this guidance or not, will be recognized in current period income tax expense. See Note 4 for further description of the impact of this new accounting standard.

Effective January 1, 2009, we adopted a new accounting standard which provides guidance on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. Early adoption of this statement was not permitted. The impact of adopting this accounting standard on our consolidated financial statements will depend on the economic terms of any future business combinations.

(3)	Other Balance Sheet Information

Components of selected captions in the consolidated balance sheets consist of (in thousands):

	December 31,
	2009	2008

Inventories, net:
Raw materials	$62,397	$35,324
Work-in-process	56,338	33,346
Finished goods	102,804	104,915

	$221,539	$173,585

Property, plant and equipment, net:
Machinery, laboratory equipment and tooling	$183,490	$135,667
Land and buildings	135,644	133,274
Leasehold improvements	22,841	18,995
Computer software and equipment	96,950	58,797
Furniture and fixtures	19,340	15,116

	458,265	361,849
Less: Accumulated depreciation and amortization	(133,877)	(87,371)

	$324,388	$274,478

Accrued expenses and other current liabilities:
Compensation and compensation-related	$76,360	$60,495
Advertising and marketing	6,155	5,639
Professional fees	9,743	7,721
Interest payable	16,661	4,459
Royalty obligations	17,451	13,757
Deferred revenue	23,095	21,977
Taxes payable	33,511	47,643
Acquisition-related obligations	55,496	29,107
Other	41,260	39,292

	$279,732	$230,090

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(4)	Business Combinations

(a) Acquisitions in 2009

(i) Acquisition of Tapestry Medical

On November 6, 2009, we acquired Tapestry Medical, Inc., or Tapestry, located in Livermore, California, a privately-owned company that is a provider of products and related services designed to support anti-coagulation disease management for patients at risk for stroke and other clotting disorders. The preliminary aggregate purchase price was $50.8 million, which consisted of an initial cash payment totaling $34.8 million and a contingent consideration obligation with a fair value of $16.0 million payable in shares of our common stock, except in the case that the 2010 financial targets defined under the earn-out agreement are exceeded, in which case the seller may elect to be paid the 2010 earn-out in cash. In addition, we assumed and immediately repaid debt totaling approximately $2.4 million.

We determined the acquisition date fair value of the contingent consideration obligation based on a probability-weighted income approach derived from 2010-2011 revenue and EBITDA (earnings before interest, taxes, depreciation and amortization) estimates and a probability assessment with respect to the likelihood of achieving the various earn-out criteria. The fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in fair value measurement accounting. The resultant probability-weighted cash flows were then discounted using a discount rate of 16%. At each reporting date, we revalue the contingent consideration obligation to the fair value and record increases and decreases in the fair value as income or expense in our consolidated statements of operations. Increases or decreases in the fair value of the contingent consideration obligations may result from changes in discount periods and rates, changes in the timing and amount of revenue estimates and changes in probability assumptions with respect to the likelihood of achieving the various earn-out criteria. We recorded expense of approximately $0.7 million in our consolidated statement of operations during the year ended December 31, 2009, as a result of a decrease in the discount period since the acquisition date. As of December 31, 2009, the fair value of the contingent consideration obligation was approximately $16.7 million which is recorded as a liability.

Included in our consolidated statement of operations for the year ended December 31, 2009 is revenue totaling approximately $1.8 million related to Tapestry. The operating results of Tapestry are included in our health management reporting unit and business segment.

A summary of the preliminary aggregate purchase price allocation for this acquisition is as follows (in thousands):

Current assets	$2,684
Property, plant and equipment	5,026
Goodwill	39,351
Intangible assets	10,680
Other non-current assets	25

Total assets acquired	57,766

Current liabilities	4,691
Non-current liabilities	2,242

Total liabilities assumed	6,933

Net assets acquired	50,833
Less:
Fair value of contingent consideration obligation	16,000

Cash consideration	$34,833

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The amount allocated to goodwill from this acquisition is deductible for tax purposes.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be realized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable Life

Customer relationships	$6,500	14 years
Trade names	3,000	3 years
Non-compete agreements	1,180	3 years

Total intangible assets with finite lives	$10,680

(ii) Acquisition of Free & Clear

On September 28, 2009, we acquired Free & Clear, Inc., or Free & Clear, located in Seattle, Washington, a privately-owned company that specializes in behavioral coaching to help employers, health plans and government agencies improve the overall health and productivity of their covered populations. The preliminary aggregate purchase price was $121.1 million, which consisted of an initial cash payment totaling $105.3 million and a contingent consideration obligation with a fair value of $15.8 million. In addition, we assumed and immediately repaid debt totaling approximately $1.3 million.

We determined the acquisition date fair value of the contingent consideration obligation based on a probability-weighted income approach derived from 2010 revenue and EBITDA estimates and a probability assessment with respect to the likelihood of achieving the various earn-out criteria. The fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in fair value measurement accounting. The resultant probability-weighted cash flows were then discounted using a discount rate of 13%. At each reporting date, we revalue the contingent consideration obligation to the fair value and record increases and decreases in the fair value as income or expense in our consolidated statements of operations. Increases or decreases in the fair value of the contingent consideration obligations may result from changes in discount periods and rates, changes in the timing and amount of revenue estimates and changes in probability assumptions with respect to the likelihood of achieving the various earn-out criteria. We recorded expense of approximately $0.5 million in our consolidated statement of operations during the year ended December 31, 2009, as a result of a decrease in the discount period since the acquisition date. As of December 31, 2009, the fair value of the contingent consideration obligation was approximately $16.3 million which is recorded as a liability.

Included in our consolidated statement of operations for the year ended December 31, 2009 is revenue totaling approximately $14.3 million related to Free & Clear. The operating results of Free & Clear are included in our health management reporting unit and business segment.

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A summary of the preliminary aggregate purchase price allocation for this acquisition is as follows (in thousands):

Current assets	$17,183
Property, plant and equipment	1,224
Goodwill	83,054
Intangible assets	44,100
Other non-current assets	885

Total assets acquired	146,446

Current liabilities	8,237
Non-current liabilities	17,155

Total liabilities assumed	25,392

Net assets acquired	121,054
Less:
Fair value of contingent consideration obligation	15,753

Cash consideration	$105,301

We do not expect the amount allocated to goodwill to be deductible for tax purposes.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be realized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable Life

Customer relationships	$36,100	18 years
Core technology	4,600	3 years
Trade names	3,400	3 years

Total intangible assets with finite lives	$44,100

(iii) Acquisition of Concateno

On August 11, 2009, we acquired Concateno plc, or Concateno, a publicly-traded company headquartered in the United Kingdom that specializes in the manufacture and distribution of rapid drugs of abuse diagnostic products used in health care, criminal justice, workplace and other testing markets. The preliminary aggregate purchase price was $211.4 million, which consisted of $138.3 million in cash, including $0.5 million of cash paid for shares of Concateno common stock which we acquired prior to the acquisition date, 2,091,080 shares of our common stock with an aggregate fair value of $70.2 million and $2.9 million of fair value associated with Concateno employee stock options exchanged as part of the transaction. In addition, we assumed and immediately repaid debt totaling approximately $40.5 million.

Our consolidated statement of operations for the year ended December 31, 2009 included revenue totaling approximately $33.3 million related to Concateno. The operating results of Concateno are included in our professional diagnostics reporting unit and business segment.

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A summary of the preliminary aggregate purchase price allocation for this acquisition is as follows (dollars in thousands):

Current assets	$40,433
Property, plant and equipment	5,192
Goodwill	159,281
Intangible assets	102,734

Total assets acquired	307,640

Current liabilities	62,339
Non-current liabilities	33,950

Total liabilities assumed	96,289

Net assets acquired	211,351
Less:
Fair value of common stock issued (2,091,080 shares)	70,218
Fair value of stock options exchanged (315,227 options)	2,881

Cash consideration	$138,252

We do not expect the amount allocated to goodwill to be deductible for tax purposes.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be realized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable Life

Customer relationships	$77,051	10-18 years
Core technology	500	5 years
Trademarks and trade names	25,183	15-20 years

Total intangible assets with finite lives	$102,734

(iv) Acquisition of ACON’s Second Territory Business

On April 30, 2009, we completed our acquisition of the assets of ACON Laboratories, Inc.’s and certain related entities’ (collectively, “ACON”) business of researching, developing, manufacturing, distributing, marketing and selling lateral flow immunoassay and directly-related products (the “Business”) for the remainder of the world outside of the First Territory (as defined below), including China, Asia Pacific, Latin America, South America, the Middle East, Africa, India, Pakistan, Russia and Eastern Europe (the “Second Territory Business”). We acquired ACON’s Business in the United States, Canada, Western Europe (excluding Russia, the former Soviet Republics that are not part of the European Union and Turkey), Israel, Australia, Japan and New Zealand (the “First Territory”) in March 2006. The preliminary aggregate purchase price for the Second Territory Business was approximately $191.1 million ($189.1 million present value), which consisted of cash payments totaling $104.7 million, 1,202,691 shares of our common stock with an aggregate fair value of $42.1 million and deferred purchase price consideration payable in cash and common stock with an aggregate fair value of $42.3 million.

Our consolidated statement of operations for the year ended December 31, 2009 included revenue totaling approximately $38.0 million related to the Second Territory Business. The operating results of the Second Territory Business are included in our professional diagnostics reporting unit and business segment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We expect to pay an amount equal to $15.5 million in shares of our common stock as settlement of a portion of the deferred purchase price consideration. The deferred payments will bear interest at a rate of 4%. The remainder of the purchase price will be due in two installments, each comprising 7.5% of the total purchase price, or approximately $28.9 million, on the dates 15 and 30 months after the acquisition date. These amounts do not bear interest and may be paid in cash or a combination of cash and up to approximately 29% of each of these payments in shares of our common stock. For purposes of determining the preliminary aggregate purchase price of $189.1 million, we present valued the final two installment payments totaling $28.9 million using a discount rate of 4%, resulting in a reduction in the deferred purchase price consideration of approximately $2.0 million.

A summary of the preliminary aggregate purchase price allocation for this acquisition is as follows (dollars in thousands):

Current assets	$4,156
Property, plant and equipment	305
Goodwill	84,149
Intangible assets	100,600

Total assets acquired	189,210

Current liabilities	117

Total liabilities assumed	117

Net assets acquired	189,093
Less:
Fair value of common stock issued (1,202,691 shares)	42,142
Present value of deferred purchase price consideration	42,261

Cash consideration paid at closing	$104,690

Goodwill resulting from this acquisition is generally not expected to be deductible for tax purposes depending on the tax jurisdiction.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be realized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable Life

Customer relationships	$94,200	13-19 years
Patents	3,000	10 years
Trademarks and trade names	1,900	3 years
Non-compete agreements	1,500	2 years

Total intangible assets with finite lives	$100,600

(v) Other acquisitions in 2009

During 2009, we acquired the following assets and businesses for a preliminary aggregate purchase price of $80.5 million ($78.6 million present value), which consisted of $41.7 million in cash, 128,513 shares of our common stock with an aggregate fair value of $5.1 million, notes payable totaling $7.8 million, deferred purchase price consideration payable in cash with an aggregate fair value of $14.3 million, warrants with a fair value of $0.1 million and contingent consideration obligations with an aggregate fair value of $9.6 million

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

which is recorded as a liability of which $5.4 million is payable in shares of our common stock. In addition, we assumed and immediately repaid debt totaling approximately $0.9 million.

We determined the acquisition date fair value of the contingent consideration obligations based on a probability-weighted approach derived from earn-out criteria estimates and a probability assessment with respect to the likelihood of achieving the various earn-out criteria. The fair value measurements are based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in fair value measurement accounting. The resultant probability-weighted cash flows were then discounted using discount rates ranging from 6%-18%. At each reporting date, we revalue the contingent consideration obligations to the fair value and record increases and decreases in the fair values as income or expense in our consolidated statement of operations. Increases or decreases in the fair value of the contingent consideration obligations may result from changes in discount periods and rates, changes in the timing and amount of revenue estimates and changes in probability assumptions with respect to the likelihood of achieving the various earn-out criteria. We recorded expense of approximately $0.6 million in our consolidated statement of operations during the year ended December 31, 2009, as a result of a decrease in the discount period and an changes in the discount rates since the various acquisition dates. As of December 31, 2009, the fair value of the contingent consideration obligations was approximately $10.2 million, of which $5.8 million is payable in shares of our common stock.

•	GeneCare Medical Genetics Center, Inc., or GeneCare, located in Chapel Hill, North Carolina, a medical genetics testing and counseling business (Acquired July 2009)

•	Certain assets from CVS Caremark’s Accordant Common disease management programs, or Accordant, whereby chronically-ill patients served by Accordant Common disease management programs will be managed and have access to expanded offerings provided by Alere (Acquired August 2009)

•	ZyCare, Inc., or ZyCare, located in Chapel Hill, North Carolina, a provider of technology and services used to help manage many chronic illnesses (Acquired August 2009)

•	Medim Schweiz GmbH., or Medim, located in Zug, Switzerland, a distributor of point-of-care diagnostics testing products primarily to the Swiss marketplace (Acquired September 2009)

•	Biosyn Diagnostics Limited, or Biosyn, located in Belfast, Ireland, a distributor of point-of-care diagnostics testing products primarily to the Irish marketplace (Acquired October 2009)

•	Mologic Limited, or Mologic, located in Sharnbrook, United Kingdom, a research and development entity having a wide immunoassay experience, as well as a broad understanding of medical diagnostic devices and antibody development (Acquired October 2009)

•	Jinsung Meditech, Inc., or JSM, located in Seoul, Korea, a distributor of point-of-care diagnostics testing products primarily to the South Korean marketplace (Acquired December 2009)

•	Biolinker S.A., or Biolinker, located in Buenos Aires, Argentina, a distributor of point-of-care diagnostics testing products primarily to the Argentinean marketplace (Acquired December 2009)

•	51.0% share in Long Chain International Corp., or Long Chain, located in Taipei, Taiwan, a distributor of point-of-care diagnostics testing products primarily to the Taiwanese marketplace (Acquired December 2009). In January 2010, we acquired the remaining 49.0% interest in Long Chain.

The operating results of Medim, Biosyn, Mologic, JSM, Biolinker and Long Chain are included in our professional diagnostics reporting unit and business segment. The operating results of GeneCare, Accordant and Zycare are included in our health management reporting unit and business segment. Our consolidated statement of operations for the year ended December 31, 2009 included revenue totaling approximately $19.6 million related to these businesses.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the preliminary aggregate purchase price allocation for these acquisitions is as follows (in thousands):

Current assets	$23,231
Property, plant and equipment	1,272
Goodwill	35,358
Intangible assets	39,414
Other non-current assets	631

Total assets acquired	99,906

Current liabilities	15,134
Non-current liabilities	6,213

Total liabilities assumed	21,347

Net assets acquired	78,559
Less:
Fair value of common stock issued (128,513 shares)	5,115
Fair value of warrants issued	57
Notes payable	7,819
Present value of deferred purchase price consideration	14,264
Fair value of contingent consideration obligation	9,606

Cash consideration	$41,698

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be realized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable Life

Core technology	$5,220	5-10 years
Supplier relationships	1,581	8 years
Trade names	270	2 years
Customer relationships	30,043	5.33-16.25 years
Non-compete agreements	1,600	2-5 years
In-process research and development	700	N/A

Total intangible assets with finite lives	$39,414

Goodwill has been recognized in all transactions and amounted to approximately $35.4 million. Goodwill related to the acquisitions of GeneCare and Accordant, which totaled $12.7 million, is expected to be deductible for tax purposes. Goodwill related to all other acquisitions is not deductible for tax purposes.

(b) Acquisitions in 2008

(i) Acquisition of Matria

On May 9, 2008, we acquired Matria Healthcare Inc., or Matria, a national provider of health improvement, disease management and high-risk pregnancy management programs and services. The aggregate purchase price was $834.6 million, which consisted of $141.3 million in cash, Series B convertible preferred

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

stock with a fair value of approximately $657.9 million, $17.3 million of fair value associated with Matria employee stock options exchanged as part of the transaction and $18.0 million for direct acquisition costs. In addition, we assumed and immediately repaid debt totaling approximately $279.2 million. The operating results of Matria are included in our health management reporting unit and business segment.

A summary of the purchase price allocation for this acquisition is as follows (in thousands):

Current assets	$121,399
Property, plant and equipment	23,659
Goodwill	844,301
Intangible assets	325,385
Other non-current assets	35,063

Total assets acquired	1,349,807

Current liabilities	377,909
Non-current liabilities	137,346

Total liabilities assumed	515,255

Net assets acquired	834,552
Less:
Acquisition costs	17,956
Fair value of Series B convertible preferred stock issued (1,787,834 shares)	657,923
Fair value of stock options exchanged (1,490,655 options)	17,334

Cash consideration	$141,339

We expect that all of the amount allocated to goodwill will not be deductible for tax purposes.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be utilized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable Life

Core technology	$31,000	3 years
Database	25,000	10 years
Trade names	1,185	5 months
Customer relationships	253,000	13 years
Non-compete agreements	15,200	0.75-3 years

Total intangible assets with finite lives	$325,385

(ii) Acquisition of BBI

On February 12, 2008, we acquired BBI Holdings Plc, or BBI, a publicly-traded company headquartered in the United Kingdom that specializes in the development and manufacture of non-invasive lateral flow tests and gold reagents. The aggregate purchase price was $163.2 million, which consisted of $138.6 million in cash, including $14.7 million of cash paid for shares of BBI common stock which we owned prior to the acquisition date, common stock with an aggregate fair value of $14.4 million, $6.6 million for direct acquisition costs and $3.6 million of fair value associated with BBI employee stock options exchanged as part of the transaction. The operating results of BBI are included in our professional and consumer diagnostics reporting units and business segments.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the purchase price allocation for this acquisition is as follows (in thousands):

Current assets	$22,421
Property, plant and equipment	7,603
Goodwill	89,626
Intangible assets	90,201
Other non-current assets	3,001

Total assets acquired	212,852

Current liabilities	15,668
Non-current liabilities	33,953

Total liabilities assumed	49,621

Net assets acquired	163,231
Less:
Acquisition costs	6,601
Fair value of common stock issued (251,085 shares)	14,397
Fair value of stock options/awards exchanged (329,612 options/25,626 awards)	3,639

Cash consideration	$138,594

We expect that all of the amount allocated to goodwill will not be deductible for tax purposes.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be utilized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable Life

Core technology	$28,043	15-20 years
Trade names and other intangible assets	16,180	10-25 years
Customer relationships	45,978	7-25 years

Total intangible assets with finite lives	$90,201

(iii) Acquisition of Panbio

On January 7, 2008, we acquired Panbio Limited, or Panbio, an Australian publicly-traded company headquartered in Brisbane, Australia, that develops and manufactures diagnostic tests for use in the diagnosis of a broad range of infectious diseases. The aggregate purchase price was $36.5 million, which consisted of $35.9 million in cash and $0.6 million for direct acquisition costs. In June 2008, we sold certain assets totaling $1.8 million related to a particular product line. The sale of these assets, at their acquisition date fair values, is reflected in the purchase price allocation. The operating results of Panbio are included in our professional diagnostics reporting unit and business segment.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the purchase price allocation for this acquisition is as follows (in thousands):

Current assets	$12,835
Property, plant and equipment	2,080
Goodwill	13,968
Intangible assets	17,717
Other non-current assets	246

Total assets acquired	46,846

Current liabilities	3,527
Non-current liabilities	6,810

Total liabilities assumed	10,337

Net assets acquired	36,509
Less:
Acquisition costs	566

Cash consideration	$35,943

We expect that all of the amount allocated to goodwill will not be deductible for tax purposes.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be utilized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable Life

Core technology	$4,154	5-7 years
Trade name	2,382	10 years
Customer relationships	11,181	17-25 years

Total intangible assets with finite lives	$17,717

(iv) Other acquisitions in 2008

During 2008, we acquired the following assets and businesses for an aggregate purchase price of $50.6 million, in which we paid $49.0 million in cash, $1.8 million in direct acquisition costs, and accrued contingent consideration and milestone payments totaling $0.1 million. Upon settlement of certain milestones, we recognized a $0.2 million foreign currency exchange loss which was included in the aggregate purchase price.

•	Certain assets from Mochida Pharmaceutical Co., Ltd, or Mochida. As part of the acquisition of certain assets, Mochida transferred the exclusive distribution rights in Japan for certain Osteomark products (Acquired April 2008)

•	Privately-owned provider of care and health management services (Acquired July 2008)

•	Vision Biotech Pty Ltd, or Vision, located in Cape Town, South Africa, a privately-owned distributor of rapid diagnostic products predominantly to the South African marketplace (Acquired September 2008)

•	Global Diagnostics CC, or Global, located in Johannesburg, South Africa, a privately-owned contract manufacturer and distributor of high quality rapid diagnostic tests predominantly to the South African marketplace (Acquired September 2008)

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	DiaTeam Diagnostika und Arzneimittel Großhandel GmbH, or DiaTeam, located in Linz, Austria, a privately-owned distributor of high quality rapid diagnostic tests predominantly to the Austrian marketplace (Acquired September 2008)

•	Prodimol Biotecnologia S.A., or Prodimol, located in Brazil, a privately-owned distributor of high quality rapid diagnostic tests predominantly to the Brazilian marketplace (Acquired October 2008)

•	Ameditech, Inc., or Ameditech, located in San Diego, California, a leading manufacturer of high quality drugs of abuse diagnostic tests (Acquired December 2008)

A summary of the purchase price allocation for these acquisitions is as follows (in thousands):

Current assets	$10,960
Property, plant and equipment	770
Goodwill	15,623
Other non-current assets	67
Intangible assets	37,085

Total assets acquired	64,505

Current liabilities	5,830
Non-current liabilities	8,033

Total liabilities assumed	13,863

Net assets acquired	50,642
Less:
Acquisition costs	1,767
Realized foreign currency exchange loss	(179)
Accrued earned milestone and contingent consideration	57

Cash consideration	$48,997

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be utilized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable Life

Core technology	$3,066	6-10 years
Trade names	2,690	10 years
Customer relationships	29,424	3.5-14 years
Non-compete agreements	1,063	2-5 years
Manufacturing know-how	842	5 years

Total intangible assets	$37,085

Mochida, Vision, Global, DiaTeam, Prodimol and Ameditech are included in our professional diagnostics reporting unit and business segment; and our privately-owned health management acquisition is included in our health management reporting unit and business segment. Goodwill has been recognized in the Vision, Global, DiaTeam, Prodimol, Ameditech and our privately-owned health management business transactions and amounted to approximately $15.6 million. Goodwill related to these acquisitions, excluding Ameditech and the privately-owned health management acquisition, is not deductible for tax purposes.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(c) Acquisitions in 2007

(i) Acquisition of ParadigmHealth

On December 21, 2007, we acquired ParadigmHealth, Inc., or ParadigmHealth, a privately-owned leading provider of precise medical management to provide optimal health outcomes for acutely ill and clinically complex patients. The aggregate purchase price was $236.8 million, which consisted of $236.0 million in cash and $0.8 million for direct acquisition costs. The operating results of ParadigmHealth are included in our health management reporting unit and business segment.

A summary of the purchase price allocation for this acquisition is as follows (in thousands):

Current assets	$34,498
Property, plant and equipment	2,163
Goodwill	161,916
Intangible assets	61,449

Total assets acquired	260,026

Current liabilities	1,094
Non-current liabilities	22,141

Total liabilities assumed	23,235

Net assets acquired	236,791
Less:
Acquisition costs	844

Cash consideration	$235,947

We expect that substantially all of the amount allocated to goodwill will not be deductible for tax purposes.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be utilized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable Life

Core technology	$6,900	5-10 years
Trademarks	249	9 months
Software	5,100	8 years
Non-compete agreements	2,700	2 years
Customer relationships	46,500	6-21 years

Total intangible assets with finite lives	$61,449

(ii) Acquisition of Redwood

On December 20, 2007, we acquired Redwood Toxicology Laboratories, Inc., or Redwood, a privately-owned drugs of abuse diagnostics and testing company. The aggregate purchase price was $53.8 million, which consisted of $53.3 million in cash and $0.5 million for direct acquisition costs. In addition, we assumed and paid debt of $47.7 million. The operating results of Redwood are included in our professional diagnostics reporting unit and business segment.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the purchase price allocation for this acquisition is as follows (in thousands):

Current assets	$11,234
Property, plant and equipment	5,653
Goodwill	37,296
Intangible assets	66,020
Other non-current assets	84

Total assets acquired	120,287

Current liabilities	2,947
Non-current liabilities	63,533

Total liabilities assumed	66,480

Net assets acquired	53,807
Less:
Acquisition costs	546

Cash consideration	$53,261

We expect that substantially all of the amount allocated to goodwill will not be deductible for tax purposes.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be utilized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable Life

Trademarks	$5,970	10 years
Non-compete agreements	2,800	2-5 years
Customer relationships	57,250	11-12.5 years

Total intangible assets with finite lives	$66,020

(iii) Acquisition of Alere

On November 16, 2007, we acquired Alere Medical, Inc., or Alere Medical, a privately-held leading provider of care and health management services. The aggregate purchase price was $311.3 million, which consisted of $128.6 million in cash, common stock with an aggregate fair value of $161.1 million, $1.0 million for direct acquisition costs and $20.6 million of fair value associated with Alere Medical employee stock options which were exchanged as part of the transaction. The operating results of Alere Medical are included in our health management reporting unit and business segment.

With respect to Alere Medical, the terms of the acquisition agreement provided for contingent consideration payable to each Alere Medical stockholder who owned shares of our common stock or retained the option to purchase shares of our common stock on the six-month anniversary of the closing of the acquisition. The contingent consideration, payable in cash or stock at our election, was equal to the number of such shares of our common stock or options to purchase our common stock held on the six-month anniversary multiplied by the amount that $58.31 exceeded the greater of the average price of our common stock for the ten business days preceding the six-month anniversary date, or 75% of $58.31. Accordingly, based on the price of our common stock for the ten business days preceding the six-month anniversary of the closing of the acquisition, we issued approximately 0.1 million shares of our common stock on May 30, 2008 to the Alere Medical stockholders based on the remaining outstanding shares at that time. Payment of this contingent consideration did not impact the purchase price for this acquisition.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the purchase price allocation for this acquisition is as follows (dollars in thousands):

Current assets	$13,332
Property, plant and equipment	8,897
Goodwill	254,842
Intangible assets	55,500
Other non-current assets	5,523

Total assets acquired	338,094

Current liabilities	10,651
Non-current liabilities	16,157

Total liabilities assumed	26,808

Net assets acquired	311,286
Less:
Acquisition costs	959
Fair value of common stock issued (2,762,182 shares)	161,086
Fair value of stock options exchanged (380,894 options)	20,614

Cash consideration	$128,627

We expect that substantially all of the amount allocated to goodwill will not be deductible for tax purposes.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be utilized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable Life

Core technology	$6,100	3-6 years
Trademarks	1,500	10 years
Customer relationships	46,300	9 years
Non-compete agreements	1,600	0.5-1 year

Total intangible assets with finite lives	$55,500

(iv) Acquisition of HemoSense

On November 6, 2007, we acquired HemoSense, Inc., or HemoSense, a publicly-traded developer and marketer of point-of-care testing products for therapeutic drug monitoring. The aggregate purchase price was $244.0 million, which consisted of common stock with an aggregate fair value of $226.4 million, $0.9 million for direct acquisition costs and $16.7 million of fair value associated with HemoSense employee stock options which were exchanged as part of the transaction. The operating results of HemoSense are included in our professional diagnostics reporting unit and business segment.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the purchase price allocation for this acquisition is as follows (dollars in thousands):

Current assets	$23,399
Property, plant and equipment	1,936
Goodwill	148,840
Intangible assets	100,670
Other non-current assets	232

Total assets acquired	275,077

Current liabilities	15,217
Non-current liabilities	15,811

Total liabilities assumed	31,028

Net assets acquired	244,049
Less:
Acquisition costs	939
Fair value of common stock issued (3,691,369 shares)	226,415
Fair value of stock options exchanged (380,732 options)	16,695

Cash consideration	$—

We expect that substantially all of the amount allocated to goodwill will not be deductible for tax purposes.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be utilized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable Life

Core technology	$24,130	1-10 years
Trademarks	7,100	10 years
Customer relationships	69,100	20 years
Non-compete agreements	300	1 year
Internally-developed software	40	10 years

Total intangible assets with finite lives	$100,670

(v) Acquisition of Cholestech

On September 12, 2007, we acquired Cholestech Corporation, or Cholestech, a publicly-traded leading provider of diagnostic tools and information for immediate risk assessment and therapeutic monitoring of heart disease and inflammatory disorders. The aggregate purchase price was $354.7 million, which consisted of common stock with an aggregate fair value of $329.8 million, $4.6 million for direct acquisition costs and $20.3 million of fair value associated with the Cholestech employee stock options and restricted stock awards which were exchanged as part of the transaction. The operating results of Cholestech are included in our cardiology reporting unit of our professional diagnostics business segment.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the purchase price allocation for this acquisition is as follows (dollars in thousands):

Current assets	$83,377
Property, plant and equipment	6,643
Goodwill	140,395
Intangible assets	209,078
Other non-current assets	669

Total assets acquired	440,162

Current liabilities	17,434
Non-current liabilities	68,067

Total liabilities assumed	85,501

Net assets acquired	354,661
Less:
Acquisition costs	4,556
Fair value of common stock issued (6,840,361 shares)	329,774
Fair value of stock options/awards exchanged (733,077 options/awards)	20,331

Cash consideration	$—

We expect that substantially all of the amount allocated to goodwill will not be deductible for tax purposes.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be utilized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable Life

Core technology	$83,833	13 years
Trademarks	20,590	10 years
Customer relationships	99,060	26 years
License agreement	355	7 years
Non-compete agreements	5,040	1.5-2 years
Internally-developed software	200	7 years

Total intangible assets with finite lives	$209,078

(vi) Acquisition of Biosite

On June 29, 2007, we completed our acquisition of Biosite Incorporated, or Biosite, a publicly-traded global medical diagnostic company utilizing a biotechnology approach to create products for the diagnosis of critical diseases and conditions. The aggregate purchase price was $1.8 billion, which consisted of $1.6 billion in cash, $68.9 million in estimated direct acquisition costs and $77.4 million of fair value associated with Biosite employee stock options which were exchanged as part of the transaction. In connection with our acquisition of Biosite, we also recorded $45.2 million of compensation expense associated with unvested stock options. The operating results of Biosite are included in our cardiology reporting unit of our professional diagnostics business segment.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the purchase price allocation for this acquisition is as follows (dollars in thousands):

Current assets	$325,804
Property, plant and equipment	145,144
Goodwill	784,623
Intangible assets	663,891
In-process research and development	169,000
Other non-current assets	102,343

Total assets acquired	2,190,805

Current liabilities	128,971
Non-current liabilities	272,510

Total liabilities assumed	401,481

Net assets acquired	1,789,324
Less:
Acquisition costs	68,897
Cash settlement of vested stock options	51,503
Non-cash income tax benefits on stock options	2,574
Fair value of stock options exchanged (753,863 options)	25,879

Cash consideration	$1,640,471

As part of the purchase price allocation, IPR&D projects have been valued at $169.0 million. These are projects that have not yet achieved technological feasibility as of the date of our acquisition of Biosite.

We expect that substantially all of the amount allocated to goodwill will not be deductible for tax purposes.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be utilized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their and respective amortizable lives (dollars in thousands):

	Amount	Amortizable Life

Core technology	$237,691	5-19.5 years
Trademarks	78,100	10.5 years
Customer relationships	348,100	1.5-22.5 years

Total intangible assets with finite lives	$663,891

(vii) Acquisition of Instant

On March 12, 2007, we acquired 75% of the issued and outstanding capital stock of Instant Technologies, Inc., or Instant, a privately-owned distributor of rapid drugs of abuse diagnostic products used in the workplace, criminal justice and other testing markets. On December 28, 2007, we acquired the remaining 25% interest, bringing the aggregate purchase price to $60.8 million, which consisted of $38.9 million in cash, common stock with an aggregate fair value of $21.5 million and $0.3 million in direct acquisition costs. In addition, we assumed and paid debt of $4.9 million. The operating results of Instant are included in our professional diagnostics reporting unit and business segment.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the purchase price allocation for this acquisition is as follows (dollars in thousands):

Current assets	$9,012
Property, plant and equipment	141
Goodwill	43,321
Intangible assets	28,520

Total assets acquired	80,994

Current liabilities	4,273
Non-current liabilities	15,947

Total liabilities assumed	20,220

Net assets acquired	60,774
Less:
Acquisition costs	348
Fair value of common stock issued (463,399 shares)	21,530

Cash consideration	$38,896

We expect that the amount allocated to goodwill will not be deductible for tax purposes.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be utilized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable Life

Trademarks	$3,170	5 years
Customer relationships	25,350	12 years

Total intangible assets with finite lives	$28,520

(viii) Other acquisitions in 2007

During the year ended December 31, 2007, we acquired the following businesses for an aggregate purchase price of $184.9 million, in which we initially paid $116.0 million in cash, issued 1.0 million shares of our common stock with an aggregate fair value of $54.1 million, issued notes payable totaling $9.6 million, incurred $4.5 million in direct acquisition costs and accrued milestone payments totaling $0.3 million. Subsequently we repaid the $9.6 million notes payable initially issued. In addition, upon settlement of certain milestones, we recognized a $1.9 million foreign currency exchange gain which was included in the aggregate purchase price. The settlement of these milestones, in combination, with certain earn outs achieved and subsequently paid have resulted in net cash payments totaling $124.2 million.

•	Matritech, Inc., or Matritech, located in Newton, Massachusetts and Freiburg, Germany, a biotechnology company principally engaged in the development, manufacturing, marketing, distribution and licensing of cancer diagnostic technologies and products (Acquired December 2007)

•	Aska Diagnostic, Inc., or Aska, located in Tokyo, Japan, a distributor of professional diagnostics in Japan (Acquired December 2007)

•	90.91% share in Biosystems S.A., or Biosystems, located in Cali and Bogota, Colombia, a distributor of diagnostics tests, instruments and reagents throughout Colombia (Acquired December 2007). In October 2008, we acquired the remaining 9.09% interest in Biosystems

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	the assets of Akubio, a research company located in Cambridge, England (Acquired October 2007)

•	Bio-Stat Healthcare Group, or Bio-Stat, located in Cheshire, United Kingdom, a privately-owned distributor of core laboratory and point-of-care diagnostic testing products to the U.K. marketplace (Acquired October 2007)

•	Spectral Diagnostics Private Limited and its affiliate Source Diagnostics (India) Private Limited, or Spectral/Source, located in New Delhi and Shimla, India, distributes professional diagnostics in India (Acquired July 2007)

•	52.45% share in Diamics, Inc., or Diamics, located in Novato, California, a developer of molecular-based cancer screening and diagnostic systems (Acquired July 2007)

•	Quality Assured Services, Inc., or QAS, located in Orlando, Florida, a privately-owned provider of diagnostic home tests and services in the U.S. marketplace (Acquired June 2007)

•	Orange Medical, or Orange, located in Tilburg, The Netherlands, a manufacturer and marketer of rapid diagnostic products to the Benelux marketplace (Acquired May 2007)

•	Promesan S.r.l., or Promesan, located in Milan, Italy, a distributor of point-of-care diagnostic testing products to the Italian marketplace (Acquired January 2007)

•	First Check Diagnostics LLC, or First Check, located in Lake Forrest, California, a privately-held diagnostics company in the field of home testing for drugs of abuse, including marijuana, cocaine, methamphetamines and opiates (Acquired January 2007)

•	the assets of Nihon Schering K.K., or NSKK, located in Japan, a diagnostic distribution business (Acquired January 2007)

•	Gabmed GmbH, or Gabmed, located in Nettetal, Germany, a distributor of point-of-care diagnostic testing products in the German marketplace (Acquired January 2007)

•	Med-Ox Chemicals Limited, or Med-Ox, located in Ottawa, Canada, a distributor of professional diagnostic testing products in the Canadian marketplace (Acquired January 2007)

A summary of the purchase price allocation for these acquisitions is as follows (in thousands):

Current assets	$38,518
Property, plant and equipment	4,145
Goodwill	110,556
Intangible assets	74,557
In-process research and development	4,826
Other non-current assets	183

Total assets acquired	232,785

Current liabilities	29,100
Non-current liabilities	18,786

Total liabilities assumed	47,886

Net assets acquired	184,899
Less:
Acquisition costs	4,491
Realized foreign currency gain	1,879
Accrued earned milestones	194
Fair value of common stock issued (1,017,244 shares)	54,111

Cash consideration	$124,224

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NSKK and Promesan are included in our professional and consumer diagnostics reporting units and business segments; Matritech, Aska, Biosystems, Bio-Stat, Akubio, Spectral/Source, Orange, Gabmed and Med-Ox are included in our professional diagnostics reporting unit and business segment; QAS is included in our health management reporting unit and business segment; and First Check is included in our consumer diagnostics reporting unit and business segment. Diamics is consolidated and included in our professional diagnostics reporting unit and business segment. Goodwill has been recognized in all transactions excluding NSKK and amounted to approximately $110.6 million. Goodwill related to these acquisitions, with the exception of Matritech and First Check, is not deductible for tax purposes.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be utilized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable Life

Core technology	$4,234	7.0-13.5 years
Supplier relationships	3,882	15 years
Trademarks	9,278	2-10 years
License agreements	920	15 years
Customer relationships	53,294	10-20 years
Non-compete agreements	801	3-4 years
Internally-developed software	1,910	7 years

Total intangible assets with finite lives	74,319

Trademark	238	N/A

Total intangible assets with indefinite lives	238

Total intangible assets	$74,557

(d) Restructuring Plans Related to Business Combinations

In connection with several of our acquisitions, we initiated integration plans to consolidate and restructure certain functions and operations, including the relocation and termination of certain personnel of these acquired entities and the closure of certain of the acquired entities’ leased facilities. These costs have been recognized as liabilities assumed, in connection with the acquisition of these entities and are subject to potential adjustments as certain exit activities are confirmed or refined. The following table summarizes the liabilities established for exit activities related to these acquisitions (in thousands):

	Severance	Facility	Total Exit
	Related	And Other	Activities

Balance at December 31, 2006	$1,494	$789	$2,283
Acquisitions	19,823	1,327	21,150
Payments	(6,763)	(218)	(6,981)
Currency adjustments	25	—	25

Balance at December 31, 2007	14,579	1,898	16,477
Acquisitions	19,561	3,897	23,458
Payments	(23,407)	(854)	(24,261)
Currency adjustments	(385)	(15)	(400)

Balance at December 31, 2008	10,348	4,926	15,274
Adjustments to prior year acquisitions	203	5,317	5,520

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Severance	Facility	Total Exit
	Related	And Other	Activities

Payments	(5,182)	(3,243)	(8,425)
Currency adjustments	—	2	2

Balance at December 31, 2009	$5,369	$7,002	$12,371

(i) 2008 Acquisitions

In connection with our acquisition of Matria, we implemented an integration plan to improve operating efficiencies and eliminate redundant costs resulting from the acquisition. The restructuring plan impacted all cost centers within the Matria organization, as activities were combined with our existing business operations. We recorded $20.2 million in exit costs, of which $15.4 million relates to change in control and severance costs to involuntarily terminate employees and $4.8 million related to facility exit costs. As of December 31, 2009, $5.8 million in exit costs remain unpaid. See Note 22 for additional restructuring charges related to the Matria facility exit costs, within the health management reporting unit.

In conjunction with our acquisition of Panbio, we formulated a restructuring plan to realize efficiencies and cost savings. In February 2008, we agreed upon a plan to close Panbio’s facility located in Columbia, Maryland. The manufacturing operation at the Maryland-based facility has transferred to a third-party manufacturer, the sales of the products at this facility has transferred to our shared services center in Orlando, Florida and the distribution operations has transferred to our distribution facility in Freehold, New Jersey. We recorded $1.0 million in exit costs, including $0.8 million related to facility and other exit costs and $0.2 million related to severance costs to involuntarily terminate employees. As of December 31, 2009, $0.5 million in exit costs remain unpaid. See Note 22 for additional restructuring charges related to the Panbio facility closure and integration.

Although we believe our plan and estimated exit costs for our 2008 acquisitions are reasonable, actual spending for exit activities may differ from current estimated exit costs.

(ii) 2007 Acquisitions

In conjunction with our acquisition of Biosite, we implemented an integration plan to improve efficiencies and eliminate redundant costs resulting from the acquisition. The restructuring plan impacted all cost centers within the Biosite organization, as activities were combined with our existing business operations. Since the inception of the plan, we recorded $15.4 million in exit costs, of which $15.1 million relates to change in control and severance costs to involuntarily terminate employees and $0.3 million relates to facility and other exit costs. As of December 31, 2009, all exit costs have been paid.

During 2007, we formulated restructuring plans in connection with our acquisition of Cholestech, consistent with our acquisition strategy to realize operating efficiencies and cost savings. Additionally, in March 2008, we announced plans to close the Cholestech facility in Hayward, California. We are transitioning the manufacturing of the related products to our Biosite facility in San Diego, California and have transitioned the sales and distribution of the products to our shared services center in Orlando, Florida. Since inception of the plans, we recorded $9.2 million in exit costs, of which $6.5 million relates to executive change in control agreements and severance costs to involuntarily terminate employees and $2.7 million relates to facility exit costs. As of December 31, 2009, $5.2 million in exit costs remain unpaid.

In conjunction with our acquisition of HemoSense, we formulated restructuring plans during 2007 to realize operating efficiencies and cost savings. Additionally, in March 2008, we announced plans to close the HemoSense facility in San Jose, California. We transitioned the manufacturing of the related products to our Biosite facility in San Diego, California and transitioned the sales and distribution of the products to our shared services center in Orlando, Florida. Since inception of the plans, we recorded $1.5 million in exit costs,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of which $1.3 million relates to severance costs to involuntarily terminate employees and $0.2 million relates to facility and other exit costs. As of December 31, 2009, all costs have been paid.

See Note 22 for additional restructuring charges related to the Cholestech and HemoSense facility closures and integrations.

In conjunction with our acquisition of Matritech, we formulated a plan to exit the leased facility of Matritech in Newton, Massachusetts and recorded $1.5 million in facility exit costs. As of December 31, 2009, $0.6 million of the facility exit costs remain unpaid.

In conjunction with our acquisition of Alere Medical and ParadigmHealth, we recorded $2.2 million related to executive change in control agreements and severance costs to involuntarily terminate employees. As of December 31, 2009, all costs have been paid.

Although we believe our plans and estimated exit costs for our 2007 acquisitions are reasonable, actual spending for exit activities may differ from current estimated exit costs.

(iii) Other Acquisitions

As a result of our acquisition of Ostex in 2003, we established a restructuring plan whereby we exited the facilities of Ostex in Seattle, Washington, and combined the activities of Ostex with our existing manufacturing and distribution facilities. Total severance costs associated with involuntarily terminated employees were $1.6 million, all of which has been paid as of December 31, 2006. Facility exit costs, including costs to vacate the Ostex facilities and lease commitments, were $2.4 million, of which $0.4 million remains unpaid as of December 31, 2009.

(e) Pro Forma Financial Information

The following table presents selected unaudited financial information, including the assets of Matria and the ACON Second Territory Business, as if the acquisition of these entities had occurred on January 1, 2008. Pro forma results exclude adjustments for various other less significant acquisitions completed since January 1, 2008, as these acquisitions did not materially affect our results of operations. The less significant 2008 and 2009 acquisitions contributed $173.5 million of net revenue in 2009.

The pro forma results are derived from the historical financial results of the acquired businesses for the periods presented and are not necessarily indicative of the results that would have occurred had the acquisitions been consummated on January 1, 2008 (in thousands, except per share amount).

	2009	2008
	(unaudited)

Pro forma net revenue	$1,937,529	$1,740,825

Pro forma net income (loss)	$34,049	$(29,199)

Pro forma net income (loss) per common share — basic(1)	$0.14	$(0.62)

Pro forma net income (loss) per common share — diluted(1)	$0.14	$(0.62)

(1)	Net income (loss) per common share amounts are computed as described in Note 14.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(5)	Goodwill and Other Intangible Assets

The following is a summary of goodwill and other intangible assets as of December 31, 2009 (in thousands, except useful life):

	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Value	Useful Life

Amortized intangible assets:
Core technology and patents	$558,036	$136,317	$421,719	1-20 years

Other intangible assets:
Supplier relationships	18,939	11,781	7,158	1.8-15 years
Trademarks and trade names	174,856	37,720	137,136	2-25 years
License agreements	10,825	9,881	944	5-8.5 years
Customer relationships	1,395,786	343,728	1,052,058	1.5-26 years
Manufacturing know-how	7,259	4,190	3,069	5-15 years
Other	103,642	39,299	64,343	0.5-11 years

Total other intangible assets	1,711,307	446,599	1,264,708

Total intangible assets with finite lives	$2,269,343	$582,916	$1,686,427

Intangible assets with indefinite lives:
Goodwill	$3,463,358	$—	$3,463,358
Other intangible assets(1)	43,644	—	43,644

Total intangible assets with indefinite lives	$3,507,002	$—	$3,507,002

(1)	Primarily includes trademarks and trade names.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a summary of goodwill and other intangible assets as of December 31, 2008 (in thousands, except useful life):

	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Value	Useful Life

Amortized intangible assets:
Core technology and patents	$547,816	$88,509	$459,307	1-20 years

Other intangible assets:
Supplier relationships	17,167	10,477	6,690	1.8-15 years
Trademarks and trade names	142,867	22,028	120,839	2-25 years
License agreements	10,445	9,655	790	5-8.5 years
Customer relationships	1,151,893	175,150	976,743	1.5-26 years
Manufacturing know-how	7,208	3,825	3,383	5-15 years
Other	78,469	20,378	58,091	0.5-11 years

Total other intangible assets	1,408,049	241,513	1,166,536

Total intangible assets with finite lives	$1,955,865	$330,022	$1,625,843

Intangible assets with indefinite lives:
Goodwill	$3,045,883	$—	$3,045,883
Other intangible assets(1)	42,909	—	42,909

Total intangible assets with indefinite lives	$3,088,792	$—	$3,088,792

(1)	Primarily includes trademarks and trade names.

We amortize intangible assets with finite lives, except customer relationships, using primarily the straight-line method over the above estimated useful lives of the respective intangible asset. We believe that the straight-line method is appropriate, as it approximates the pattern in which economic benefits are consumed in circumstances where such patterns can be reliably determined. In certain circumstances, such as certain customer relationship assets, accelerated amortization is recognized which reflect estimate of the cash flows. Amortization expense of intangible assets, which in the aggregate amounted to $255.4 million, $213.8 million and $61.4 million in 2009, 2008 and 2007, respectively, is included in cost of net revenue, research and development, sales and marketing and general and administrative in the accompanying consolidated statements of operations. The allocation of amortization expense to the expense categories is based on the intended usage and the expected benefits of the intangible assets in relation to the expense categories.

The following is a summary of estimated aggregate amortization expense of intangible assets for each of the five succeeding fiscal years as of December 31, 2009 (in thousands):

2010	$270,655
2011	$231,792
2012	$196,035
2013	$164,816
2014	$143,373

We perform annual impairment tests of the carrying value of our goodwill by reporting unit. Our annual impairment review on September 30, 2009 did not indicate that goodwill related to our professional diagnostics, health management and consumer diagnostics reporting units were impaired. For further discussion see Note 2(h).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We allocate goodwill by reporting unit based on the relative percentage of estimated future revenues generated for the respective reporting unit as of the acquisition date. Goodwill amounts allocated to our professional diagnostics, health management and consumer diagnostics reporting units are summarized as follows (in thousands):

	Professional	Health	Consumer
	Diagnostics	Management	Diagnostics	Total

Goodwill at December 31, 2007	$1,634,600	$463,066	$50,984	$2,148,650
Acquisitions(1)	93,473	817,113	1,497	912,083
Other(2)	(14,850)	—	—	(14,850)

Goodwill at December 31, 2008	$1,713,223	$1,280,179	$52,481	$3,045,883
Acquisitions(1)	262,567	141,964	—	404,531
Other(2)	13,133	62	(251)	12,944

Goodwill at December 31, 2009	$1,988,923	$1,422,205	$52,230	$3,463,358

(1)	Includes initial purchase price allocation, purchase accounting adjustments recorded to the acquired entities’ opening balance sheet and additional payments made for earn-outs and milestones achieved.

(2)	These amounts relate primarily to adjustments resulting from fluctuations in foreign currency exchange rates.

We generally expense costs incurred to internally-develop intangible assets, except for costs that are incurred to establish patents and trademarks, such as legal fees for initiating, filing and obtaining the patents and trademarks. As of December 31, 2009, we had approximately $8.8 million of costs capitalized, net of amortization, in connection with establishing patents and trademarks which are included in other intangible assets, net, in the accompanying consolidated balance sheets. Upon the initial filing of the patents and trademarks, we commence amortization of such intangible assets over their estimated useful lives. Costs incurred to maintain the patents and trademarks are expensed as incurred.

(6)	Long-term Debt

We had the following long-term debt balances outstanding (in thousands):

	December 31,
	2009	2008

First Lien Credit Agreement — Term loans	$951,000	$960,750
First Lien Credit Agreement — Revolving line-of-credit	142,000	142,000
Second Lien Credit Agreement	250,000	250,000
3% Senior subordinated convertible notes	150,000	150,000
9% Senior subordinated notes	388,278	—
7.875% Senior notes	243,959	—
Lines-of-credit	2,902	3,503
Other	19,346	13,362

	2,147,485	1,519,615
Less: Current portion	(18,970)	(19,058)

	$2,128,515	$1,500,557

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following describes each of the above listed debt instruments:

(a) First Lien Credit Agreement and Second Lien Credit Agreement

On June 26, 2007, in conjunction with our acquisition of Biosite, we entered into a First Lien Credit Agreement, or senior secured credit facility, and a Second Lien Credit Agreement, or junior secured credit facility, collectively, secured credit facility, with certain lenders, General Electric Capital Corporation as administrative agent and collateral agent, and certain other agents and arrangers, and certain related guaranty and security agreements. The senior secured credit facility initially provided for term loans in the aggregate amount of $900.0 million and, subject to our continued compliance with the senior secured credit facility, a $150.0 million revolving line-of-credit. The junior secured credit facility provides for term loans in the aggregate amount of $250.0 million. We may repay any future borrowings under the senior secured credit facility revolving line-of-credit at any time, but in no event later than June 26, 2013. We must repay the entire junior facility term loan on June 26, 2015. As of December 31, 2009, the term loans and the revolving line-of-credit under the senior secured credit facility bore interest at 2.24% and 2.23%, respectively. The term loan under the junior secured credit facility bore interest at 4.48%.

On November 15, 2007, we amended the senior secured credit facility, increasing the total amount of credit available to us to $1,125,000,000 resulting from the increase in the term loans to the aggregate amount of $975.0 million. Additionally, under the amendment, we must repay the senior secured credit facility term loans as follows: (a) in two initial installments in the amount of $2,250,000 each on September 30, 2007 and December 31, 2007 (each of which installment payment has been made), (b) in twenty-five consecutive quarterly installments, beginning on March 31, 2008 and continuing through March 31, 2014, in the amount of $2,437,500 each and (c) in a final installment on June 26, 2014 in an amount equal to the then outstanding principal balance of the senior secured credit facility term loans.

As of December 31, 2009, aggregate borrowings amounted to $142.0 million under the senior secured credit facility revolving line-of-credit and $1.2 billion under the term loans. Interest expense related to the secured credit facility for the year ended December 31, 2009, including amortized deferred financing costs, was $64.3 million. As of December 31, 2009, accrued interest related to the secured credit facility amounted to $0.9 million. As of December 31, 2009, we were in compliance with all debt covenants related to the above debt, which consisted principally of maximum consolidated leverage and minimum interest coverage requirements.

In August 2007, we entered into interest rate swap contracts, with an effective date of September 28, 2007, that have a total notional value of $350.0 million and have a maturity date of September 28, 2010. These interest rate swap contracts pay us variable interest at the three-month LIBOR rate, and we pay the counterparties a fixed rate of 4.85%. These interest rate swap contracts were entered into to convert $350.0 million of the $1.2 billion variable rate term loan under the senior credit facility into fixed rate debt.

In January 2009, we entered into interest rate swap contracts, with an effective date of January 14, 2009, that have a total notional value of $500.0 million and have a maturity date of January 5, 2011. These interest rate swap contracts pay us variable interest at the one-month LIBOR rate, and we pay the counterparties a fixed rate of 1.195%. These interest rate swap contracts were entered into to convert $500.0 million of the $1.2 billion variable rate term loan under the secured credit facility into fixed rate debt.

(b) 3% Senior Subordinated Convertible Notes, Principal Amount $150.0 million

On May 14, 2007, we sold $150.0 million principal amount of 3% senior subordinated convertible notes due 2016 (the “Convertible Notes”) in a private placement to qualified institutional buyers. At the initial conversion price of $52.30, the Convertible Notes were convertible into an aggregate 2,868,120 shares of our common stock. The conversion price was subject to adjustment one year from the date of sale. Based upon the

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

daily volume-weighted price per share of our common stock for the thirty consecutive trading days ending May 9, 2008, the conversion price decreased from $52.30 to $43.98 in May 2008. The decrease in conversion price resulted in additional shares of our common stock becoming issuable upon conversion of our senior subordinated convertible notes. The senior subordinated convertible notes are now convertible into 3.4 million shares of our common stock at a conversion price of $43.98. Interest accrues at 3% per annum, compounded daily, on the outstanding principal amount and is payable in arrears on May 15th and November 15th, which started on November 15, 2007. Interest expense for the year ended December 31, 2009 and 2008, including amortized deferred costs, was $5.1 million and $5.0 million, respectively.

(c) 9% Senior Subordinated Notes

On May 12, 2009, we completed the sale of $400.0 million aggregate principal amount of 9% senior subordinated notes due 2016, or the 9% subordinated notes, in a public offering. Net proceeds from this offering amounted to $379.5 million, which was net of underwriters’ commissions totaling $8.0 million and original issue discount totaling $12.5 million. The net proceeds are intended to be used for general corporate purposes. At December 31, 2009, we had $388.3 million in indebtedness under our 9% subordinated notes.

The 9% subordinated notes, which were issued under an Indenture dated May 12, 2009, as amended or supplemented, the Indenture, accrue interest from the date of their issuance, or May 12, 2009, at the rate of 9% per year. Interest on the notes are payable semi-annually on May 15 and November 15, commencing on November 15, 2009. The notes mature on May 15, 2016, unless earlier redeemed.

We may redeem the 9% subordinated notes, in whole or part, at any time on or after May 15, 2013, by paying the principal amount of the notes being redeemed plus a declining premium, plus accrued and unpaid interest to ,but excluding, the redemption date. The premium declines from 4.50% during the twelve months after May 15, 2013 to 2.25% during the twelve months after May 15, 2014 to zero on and after May 15, 2015. At any time prior to May 15, 2012, we may redeem up to 35% of the aggregate principal amount of the 9% subordinated notes with money that we raise in certain equity offerings so long as (i) we pay 109% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to (but excluding) the redemption date; (ii) we redeem the notes within 90 days of completing such equity offering; and (iii) at least 65% of the aggregate principal amount of the 9% subordinated notes remains outstanding afterwards. In addition, at any time prior to May 15, 2013, we may redeem some or all of the 9% subordinated notes by paying the principal amount of the notes being redeemed plus the payment of a make-whole premium, plus accrued and unpaid interest to, but excluding, the redemption date.

If a change of control occurs, subject to specified conditions, we must give holders of the 9% subordinated notes an opportunity to sell their notes to us at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the date of the purchase.

If we, or our, subsidiaries engage in asset sales, we, or they, generally must either invest the net cash proceeds from such sales in our or their businesses within a specified period of time, prepay senior debt or make an offer to purchase a principal amount of the 9% subordinated notes equal to the excess net cash proceeds, subject to certain exceptions. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest.

The 9% subordinated notes are unsecured and are subordinated in right of payment to all of our existing and future senior debt, including our borrowing under our secured credit facilities. Our obligations under the 9% subordinated notes and the Indenture are fully and unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis by certain of our domestic subsidiaries, and the obligations of such domestic subsidiaries under their guarantees are subordinated in right of payment to all of their existing and future senior debt. See Note 28 for guarantor financial information.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Indenture contains covenants that will limit our ability, and the ability of our subsidiaries, to, among other things, incur additional debt; pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated debt; make certain investments; create liens on assets; transfer or sell assets; engage in transactions with affiliates; create restrictions on our or their ability pay dividends or make loans, asset transfers or other payments to us or them; issue capital stock; engage in any business, other than our or their existing businesses and related businesses; enter into sale and leaseback transactions; incur layered indebtedness and consolidate, merge or transfer all or substantially all of our, or their, assets, taken as a whole. These covenants are subject to certain exceptions and qualifications.

Interest expense related to our 9% subordinated notes for the year ended December 31, 2009, including amortization of deferred financing costs and original issue discounts, was $25.0 million. As of December 31, 2009, accrued interest related to the senior subordinated notes amounted to $5.0 million.

(d) 7.875% Senior Notes

During the third quarter of 2009, we sold a total of $250.0 million aggregate principal amount of 7.875% senior notes due 2016, or the 7.875% senior notes, in two separate transactions. On August 11, 2009, we sold $150.0 million aggregate principal amount of 7.875% senior notes in a public offering. Net proceeds from this offering amounted to approximately $145.0 million, which was net of underwriters’ commissions totaling $2.2 million and original issue discount totaling $2.8 million. The net proceeds were used to fund our acquisition of Concateno. At December 31, 2009, we had $147.3 million in indebtedness under this issuance of our 7.875% senior notes.

On September 28, 2009, we sold $100.0 million aggregate principal amount of 7.875% senior notes in a private placement to initial purchasers, who agreed to resell the notes only to qualified institutional buyers. We also agreed to file a registration statement with the SEC so that the holders of these notes may exchange the notes for registered notes that have substantially identical terms as the original notes. Net proceeds from this offering amounted to approximately $95.0 million, which was net of the initial purchasers’ original issue discount totaling $3.5 million and offering expenses totaling approximately $1.5 million. The net proceeds were used to partially fund our acquisition of Free & Clear. At December 31, 2009, we had $96.6 million in indebtedness under this issuance of our 7.875% senior notes.

The 7.875% senior notes were issued under an Indenture dated August 11, 2009, as amended or supplemented, the Indenture. The 7.875% senior notes accrue interest from the dates of their respective issuances at the rate of 7.875% per year. Interest on the notes are payable semi-annually on February 1 and August 1, commencing on February 1, 2010. The notes mature on February 1, 2016, unless earlier redeemed.

We may redeem the 7.875% senior notes, in whole or part, at any time on or after February 1, 2013, by paying the principal amount of the notes being redeemed plus a declining premium, plus accrued and unpaid interest to ,but excluding, the redemption date. The premium declines from 3.938% during the twelve months on and after February 1, 2013 to 1.969% during the twelve months on and after February 1, 2014 to zero on and after February 1, 2015. At any time prior to August 1, 2012, we may redeem up to 35% of the aggregate principal amount of the 7.875% senior notes with money that we raise in certain equity offerings, so long as (i) we pay 107.875% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date; (ii) we redeem the notes within 90 days of completing such equity offering; and (iii) at least 65% of the aggregate principal amount of the 7.875% senior notes remains outstanding afterwards. In addition, at any time prior to February 1, 2013, we may redeem some or all of the 7.875% senior notes by paying the principal amount of the notes being redeemed plus the payment of a make-whole premium, plus accrued and unpaid interest to, but excluding, the redemption date.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

If a change of control occurs, subject to specified conditions, we must give holders of the 7.875% senior notes an opportunity to sell their notes to us at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the date of the purchase.

If we, or our, subsidiaries engage in asset sales, we, or they, generally must either invest the net cash proceeds from such sales in our or their businesses within a specified period of time, prepay certain indebtedness or make an offer to purchase a principal amount of the 7.875% senior notes equal to the excess net cash proceeds, subject to certain exceptions. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest.

The 7.875% senior notes are unsecured and are equal in right of payment to all of our existing and future senior debt, including our borrowing under our secured credit facilities. Our obligations under the 7.875% senior notes and the Indenture are fully and unconditionally guaranteed, jointly and severally, on an unsecured senior basis by certain of our domestic subsidiaries, and the obligations of such domestic subsidiaries under their guarantees are equal in right of payment to all of their existing and future senior debt. See Note 28 for guarantor financial information.

The Indenture contains covenants that will limit our ability, and the ability of our subsidiaries, to, among other things, incur additional debt; pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated debt; make certain investments; create liens on assets; transfer or sell assets; engage in transactions with affiliates; create restrictions on our or their ability pay dividends or make loans, asset transfers or other payments to us or them; issue capital stock; engage in any business, other than our or their existing businesses and related businesses; enter into sale and leaseback transactions; incur layered indebtedness and consolidate, merge or transfer all or substantially all of our, or their, assets, taken as a whole. These covenants are subject to certain exceptions and qualifications.

Interest expense related to our 7.875% senior notes for the year ended December 31, 2009, including amortization of deferred financing costs and original issue discounts, was $7.3 million. As of December 31, 2009, accrued interest related to the senior notes amounted to $7.8 million.

(e) Prior Senior Credit Facility

As of December 31, 2006, $44.8 million of borrowings were outstanding under our then senior credit facility dated June 30, 2005. On February 1, 2007, using a portion of the proceeds from our January 2007 sale of 6.9 million shares of common stock, we paid the remaining principal balance outstanding and accrued interest under the June 2005 senior credit facility. We terminated our June 2005 senior credit facility in conjunction with our refinancing activities discussed above. We had no outstanding loans under the June 2005 senior credit facility at the time it was terminated. For the year ended December 31, 2007, interest expense, including amortization of deferred financing costs, under this senior credit facility was $4.7 million. Included in interest expense is the write-off of $2.6 million in unamortized deferred financing costs.

(f) Senior Subordinated Notes, 8.75%, Principal Amount $150.0 million

On June 26, 2007, we fully repaid our 8.75% senior subordinated notes due 2012. The total amount repaid, including principal of $150.0 million and a prepayment premium of $9.3 million, was $159.3 million. Accrued interest of $4.8 million was also paid as part of the final settlement of these Notes and unamortized deferred financing costs of $3.7 million were written off as a result of the repayment.

(g) Lines-of-credit

Some of our subsidiaries maintain a local line-of-credit for short-term advances. At December 31, 2009, a total of $2.9 million was borrowed against these local lines-of-credit.

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(h) Other Debt

Included in other debt above, for the year ended December 31, 2009, are borrowings by certain of our subsidiaries from various financial institutions. The borrowed funds are used to fund capital expenditure and working capital requirements. Interest expense on these borrowings was $1.5 million for the year ended December 31, 2009.

(i) Maturities of Long-term Debt

The following is a summary of the maturities of long-term debt outstanding on December 31, 2009 (in thousands):

2010	$18,970
2011	12,372
2012	10,382
2013	152,005
2014	912,000
Thereafter	1,059,519

2,165,248
Less: Original issue discounts	(17,763)

$2,147,485

(7)	Fair Value Measurements

We apply fair value measurement accounting to value our financial assets and liabilities. Fair value measurement accounting provides a framework for measuring fair value under U.S. GAAP and requires expanded disclosures regarding fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value hierarchy requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value.

Described below are the three levels of inputs that may be used to measure fair value:

Level 1 Quoted prices in active markets for identical assets or liabilities. Our Level 1 assets and liabilities include investments in marketable securities related to a deferred compensation plan assumed in a business combination. The liabilities associated with this plan relate to deferred compensation, which is indexed to the performance of the underlying investments.

Level 2 Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Our Level 2 liabilities include interest rate swap contracts.

Level 3 Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The fair value of the contingent consideration obligations related to the acquisitions of Accordant, Free & Clear, JSM, Mologic and Tapestry are valued using Level 3 inputs.

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The following table presents information about our assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2009, and indicates the fair value hierarchy of the valuation techniques we utilized to determine such fair value (in thousands):

		Quoted Prices in	Significant Other
	December 31,	Active Markets	Observable Inputs	Unobservable Inputs
Description	2009	(Level 1)	(Level 2)	(Level 3)

Assets:
Marketable securities	$2,450	$2,450	$—	$—

Total assets	$2,450	$2,450	$—	$—

Liabilities:
Interest rate swap liability(1)	$15,945	$—	$15,945	$—
Contingent consideration obligations(2)	43,178	—	—	43,178

Total liabilities	$59,123	$—	$15,945	$43,178

(1)	Included in other long-term liabilities on our accompanying consolidated balances sheets.

(2)	The fair value measurement of the contingent consideration obligations related to the acquisitions of Accordant, Free & Clear, JSM, Mologic and Tapestry are valued using Level 3 inputs. We determine the fair value of the contingent consideration obligations based on a probability-weighted approach derived from earn-out criteria estimates and a probability assessment with respect to the likelihood of achieving the various earn-out criteria. The measurement is based upon significant inputs not observable in the market. Changes in the value of these contingent consideration obligations are recorded as income or expense, a component of operating income in our accompanying consolidated statements of operations.

Changes in the fair value of our Level 3 contingent consideration obligations during the year ended December 31, 2009 were as follows (in thousands):

Fair value of contingent consideration obligations, January 1, 2009	$—
Acquisition date fair value of contingent consideration obligations recorded	41,359
Payments	—
Adjustments, net (income) expense	1,819

Fair value of contingent consideration obligations, December 31, 2009	$43,178

At December 31, 2009, the carrying amounts of cash and cash equivalents, restricted cash, marketable securities, receivables, accounts payable and other current liabilities approximated their estimated fair values because of the short maturity of these financial instruments.

Both the carrying amounts and estimated fair values of our long-term debt were $2.1 billion at December 31, 2009. The estimated fair value of our long-term debt was determined using market sources that were derived from available market information and may not be representative of actual values that could have been or will be realized in the future.

During 2009, we wrote down long-lived assets by $7.0 million, primarily as a result of various restructuring plans, as well as a write-down recorded in connection with an idle facility. These write-downs were based upon Level 3 inputs.

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(8)	Capital Leases

The following is a schedule of the future minimum lease payments under the capital leases, together with the present value of such payments as of December 31, 2009 (in thousands):

2010	$920
2011	658
2012	179
2013	82
2014	18

Total future minimum lease payments	1,857
Less: Imputed interest	(18)

Present value of future minimum lease payments	1,839
Less: Current portion	(899)

$940

At December 31, 2009, the capitalized amounts of the building, machinery and equipment and computer equipment under capital leases were as follows (in thousands):

Machinery, laboratory equipment and tooling	$2,917
Computer equipment	217
Furniture and fixtures	43
Leasehold improvements	57

3,234
Less: Accumulated amortization	(1,183)

$2,051

The amortization expense of assets recorded under capital leases is included in depreciation and amortization expense of property, plant and equipment.

(9)	Postretirement Benefit Plans

(a) Employee Savings Plans

Our company and several of our U.S.-based subsidiaries sponsor various 401(k) savings plans, to which eligible domestic employees may voluntarily contribute a portion of their income, subject to statutory limitations. In addition to the participants’ own contributions to these 401(k) savings plans, we match such contributions up to a designated level. Total matching contributions related to employee savings plans were $6.4 million, $4.6 million and $1.5 million in 2009, 2008 and 2007, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(b) U.K. Pension Plans

Changes in benefit obligations, plan assets, funded status and amounts recognized on the accompanying balance sheet as of and for the years ended December 31, 2009 and 2008, for our Defined Benefit Plan, were as follows (in thousands):

	2009	2008

Change in projected benefit obligation
Benefit obligation at beginning of year	$9,078	$12,627
Interest cost	596	677
Actuarial loss	1,990	534
Benefits paid	(127)	(182)
Curtailment loss (gain)	313	(1,113)
Foreign exchange impact	1,059	(3,465)

Benefit obligation at end of year	$12,909	$9,078

Change in accumulated benefit obligation
Benefit obligation at beginning of year	$6,567	$9,159
Interest cost	596	677
Actuarial loss	1,990	534
Benefits paid	(127)	(182)
Curtailment loss (gain)	313	(1,113)
Foreign exchange impact	784	(2,508)

Benefit obligation at end of year	$10,123	$6,567

Change in plan assets
Fair value of plan assets at beginning of year	$5,928	$9,143
Actual return on plan assets	1,477	(1,543)
Employer contribution	854	835
Benefits paid	(127)	(182)
Foreign exchange impact	701	(2,325)

Fair value of plan assets at end of year	$8,833	$5,928

Funded status at end of year	$(4,076)	$(3,150)

The net amounts recognized in the accompanying consolidated balance sheets are as follows (in thousands):

	2009	2008

Accrued benefit liability	$(1,250)	$(603)
Long-term benefit liability	(7,080)	(5,498)
Intangible asset	4,254	2,951

Net amount recognized	$(4,076)	$(3,150)

The measurement date used to determine plan assets and benefit obligations for the Defined Benefit Plan was December 31, 2009 and 2008.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table provides the weighted-average actuarial assumptions:

	2009	2008

Assumptions used to determine benefit obligations:
Discount rate	5.70%	6.10%
Rate of compensation increase	4.25%	3.85%
Assumptions used to determine net periodic benefit cost:
Discount rate	6.10%	5.80%
Expected return on plan assets	6.55%	7.20%
Rate of compensation increase	3.85%	4.15%

The actuarial assumptions are reviewed on an annual basis. The overall expected long-term rate of return on plan assets assumption was determined based on historical investment return rates on portfolios with a high proportion of equity securities.

The annual cost of the Defined Benefit Plan is as follows (in thousands):

	2009	2008	2007

Interest cost	$596	$677	$660
Expected return on plan assets	(444)	(634)	(620)
Amortization of net loss	—	(80)	(90)
Curtailment loss (gain)	313	(1,113)	—

Net periodic benefit cost (benefit)	$465	$(1,150)	$(50)

The plan assets of the Defined Benefit Plan comprise of a mix of stocks and fixed income securities and other investments. At December 31, 2009, these stocks and fixed income securities represented 68% and 32%, respectively, of the market value of the pension assets. We expect to contribute approximately 0.5 million British Pounds Sterling (or $0.9 million at December 31, 2009) to the Defined Benefit Plan in 2010. We expect benefits to be paid to plan participants of approximately $0.2 million per year for each of the next five years and for benefits totaling $0.2 million to be paid annually for the five years thereafter.

Our overall investment strategy is to ensure the investments are spread across a range of investments varying by both investment class and geographical location which is achieved by investing largely in sub-funds of legal and general trading funds. Spreading the investments in this manner reduces the risk of a decline in a particular market having a substantial impact on the whole fund. The target allocation for the plan assets is a 70% holding in equities (both in the U.K. and overseas), with the remaining assets invested in investment grade corporate bonds.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair values of our pension plan assets at December 31, 2009 by asset category are presented in the following table. All fair values are based on quoted prices in active markets for identical assets (Level 1 in the fair value hierarchy).

	Plan Assets at December 31,
Asset Category	2009	2008

Equity securities:
U.K. equities	$2,997	$1,773
Overseas equities	3,037	1,955
Debt securities — corporate bonds	2,581	1,857
Other — cash	218	342

Total plan assets	$8,833	$5,928

Unipath Limited, or Unipath, contributed $0.8 million in 2009, $1.0 million in 2008 and $1.2 million in 2007 to a Defined Contribution Plan, which was recognized as an expense in the accompanying consolidated statement of operations.

(10)	Derivative Financial Instruments

The following tables summarize the fair value of our derivative instruments and the effect of derivative instruments on/in our accompanying consolidated balance sheets and consolidated statements of operations and in accumulated other comprehensive income (loss) (in thousands):

		Fair Value at	Fair Value at
		December 31,	December 31,
Derivative Instruments	Balance Sheet Caption	2009	2008

Interest rate swap contracts(1)	Other long-term liabilities	$15,945	$21,132

		Amount of Gain	Amount of Loss
		Recognized	Recognized
		During the Year	During the Year
		Ended	Ended
	Location of Gain (Loss)	December 31,	December 31,
Derivative Instruments	Recognized in Income	2009	2008

Interest rate swap contracts(1)	Other comprehensive income (loss)	$5,187	$(11,614)

(1)	See Note 6(a) regarding our interest rate swaps which qualify as cash flow hedges.

We use derivative financial instruments (interest rate swap contracts) in the management of our interest rate exposure related to our secured credit facilities. We do not hold or issue derivative financial instruments for speculative purposes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(11)	Commitments and Contingencies

(a) Operating Leases

We have operating lease commitments for certain of our facilities and equipment that expire on various dates through 2020. The following schedule outlines future minimum annual rental payments under these leases at December 31, 2009 (in thousands):

2010	$29,628
2011	25,533
2012	21,155
2013	17,646
2014	25,493
Thereafter	37,105

$156,560

Rent expense relating to operating leases was approximately $37.3 million, $34.2 million and $16.3 million during 2009, 2008 and 2007, respectively.

(b) Contingent Consideration Obligations

Effective January 1, 2009, we adopted changes issued by the FASB to accounting for business combinations. These changes apply to all assets acquired and liabilities assumed in a business combination that arise from certain contingencies and requires: (i) an acquirer to recognize at fair value, at the acquisition date, an asset acquired or liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period; otherwise the asset or liability should be recognized at the acquisition date if certain defined criteria are met and (ii) contingent consideration arrangements of an acquiree assumed by the acquirer in a business combination be recognized initially at fair value. The adoption of this guidance was done on a prospective basis. For acquisitions completed prior to January 1, 2009, contingent consideration will be accounted for as an increase in the aggregate purchase price, if and when the contingencies occur.

We have contractual contingent consideration terms related to our acquisitions of Accordant, Ameditech, Binax, Inc., or Binax, Free & Clear, Gabmed, JSM, Mologic, Tapestry, Vision and our privately-owned health management business acquired in 2008.

(i) Accordant

With respect to Accordant, the terms of the acquisition agreement require us to pay an earn-out upon successfully meeting certain revenue and cash collection targets starting after the second anniversary of the acquisition date and completed prior to the third anniversary date of the acquisition. The maximum amount of the earn-out payment is $6.0 million and, if earned, payment will be made during 2012 and 2013.

We determined the acquisition date fair value of the contingent consideration obligation based on a probability-weighted income approach derived from revenue estimates and a probability assessment with respect to the likelihood of achieving the various earn-out criteria. The fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in fair value measurement accounting. The resultant probability-weighted cash flows were then discounted using a discount rate of 18%. At each reporting date, we revalue the contingent consideration obligation to the reporting date fair value and record increases and decreases in the fair value as income or expense in our consolidated statements of operations. Increases or decreases in the fair value of the contingent consideration obligations may result from changes in discount periods and rates, changes in the timing and amount of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

revenue estimates and changes in probability assumptions with respect to the likelihood of achieving the various earn-out criteria. We recorded expense of approximately $0.2 million in our consolidated statement of operations during the year ended December 31, 2009, as a result of a decrease in the discount period and fluctuations in the discount rate since the acquisition date. As of December 31, 2009, the fair value of the contingent consideration obligation was approximately $3.4 million.

(ii) Ameditech

With respect to Ameditech, the terms of the acquisition agreement require us to pay an earn-out upon successfully meeting certain revenue targets for the one-year period ending on the first anniversary of the acquisition date and the one-year period ending on the second anniversary of the acquisition date. The maximum amount of incremental consideration payable is $4.0 million. The first earn-out was achieved in the fourth quarter of 2009 resulting in an accrual of approximately $23,000. Contingent consideration is accounted for as an increase in the aggregate purchase price, if and when the contingency occurs.

(iii) Binax

With respect to Binax, the terms of the acquisition agreement provide for $11.0 million of contingent cash consideration payable to the Binax shareholders upon the successful completion of certain new product developments during the five years following the acquisition. The second milestone totaling $3.7 million was earned and paid in the fourth quarter of 2009. As of December 31, 2009, the remaining contingent consideration to be earned is approximately $3.7 million. Contingent consideration is accounted for as an increase in the aggregate purchase price, if and when the contingencies occur.

(iv) Free & Clear

With respect to Free & Clear, the terms of the acquisition agreement require us to pay an earn-out upon successfully meeting certain revenue and EBITDA targets during fiscal year 2010. The maximum amount of the earn-out payment is $30.0 million and, if earned, payment will be made in 2011.

We determined the acquisition date fair value of the contingent consideration obligation based on a probability-weighted income approach derived from 2010 revenue and EBITDA estimates and a probability assessment with respect to the likelihood of achieving the various earn-out criteria. The fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in fair value measurement accounting. The resultant probability-weighted cash flows were then discounted using a discount rate of 13%. At each reporting date, we revalue the contingent consideration obligation to the reporting date fair value and record increases and decreases in the fair value as income or expense in our consolidated statements of operations. Increases or decreases in the fair value of the contingent consideration obligations may result from changes in discount periods and rates, changes in the timing and amount of revenue estimates and changes in probability assumptions with respect to the likelihood of achieving the various earn-out criteria. We recorded expense of approximately $0.5 million in our consolidated statement of operations during the year ended December 31, 2009, as a result of a decrease in the discount period since the acquisition date. As of December 31, 2009, the fair value of the contingent consideration obligation was approximately $16.3 million.

(v) Gabmed

With respect to Gabmed, the terms of the acquisition agreement provide for contingent consideration totaling up to €750,000 payable in up to five annual amounts beginning in 2007, upon successfully meeting certain revenue and EBIT (earnings before interest and taxes) milestones in each of the respective annual periods. The first milestone, totaling €0.1 million ($0.2 million), was earned and paid during 2008. The second milestone totaling €0.2 million ($0.2 million) was earned and accrued during the fourth quarter of 2009. As of December 31, 2009, the remaining contingent consideration to be earned is approximately €0.5 million

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

($0.7 million). Contingent consideration is accounted for as an increase in the aggregate purchase price, if and when the contingencies occur.

(vi) JSM

With respect to JSM, the terms of the acquisition agreement require us to pay an earn-out upon successfully meeting certain revenue and operating income targets during each of the fiscal years 2010-2012. The maximum amount of the earn-out payments is approximately $3.0 million.

We determined the acquisition date fair value of the contingent consideration obligation based on a probability-weighted income approach derived from revenue estimates and a probability assessment with respect to the likelihood of achieving the various earn-out criteria. The fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in fair value measurement accounting. The resultant probability-weighted cash flows were then discounted using a discount rate of 16%. At each reporting date, we revalue the contingent consideration obligation to the reporting date fair value and record increases and decreases in the fair value as income or expense in our consolidated statements of operations. Increases or decreases in the fair value of the contingent consideration obligations may result from changes in discount periods and rates, changes in the timing and amount of revenue estimates and changes in probability assumptions with respect to the likelihood of achieving the various earn-out criteria. We recorded income of approximately $8,000 in our consolidated statement of operations during the year ended December 31, 2009, as a result of a decrease in the discount period and fluctuations in the discount rate since the acquisition date. As of December 31, 2009, the fair value of the contingent consideration obligation was approximately $1.1 million.

(vii) Mologic

With respect to Mologic, the terms of the acquisition agreement require us to pay earn-outs upon successfully meeting five R&D project milestones during the four years following the acquisition. The maximum amount of the earn-out payments is $19.0 million, which will be paid in shares of our common stock.

We determined the acquisition date fair value of the contingent consideration obligation based on a probability-weighted income approach derived from the expected delivery value based upon the overall probability of achieving the targets before the corresponding delivery dates. The fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in fair value measurement accounting. The resultant probability-weighted earn-out amounts were then discounted using a discount rate of 6%. At each reporting date, we revalue the contingent consideration obligation to the reporting date fair value and record increases and decreases in the fair value as income or expense in our consolidated statements of operations. Increases or decreases in the fair value of the contingent consideration obligations may result from changes in discount periods and rates, changes in the timing and amount of revenue estimates and changes in probability assumptions with respect to the likelihood of achieving the various earn-out criteria. We recorded expense of approximately $0.4 million in our consolidated statement of operations during the year ended December 31, 2009, as a result of a decrease in the discount period, fluctuations in the discount rate since the acquisition date and adjustments to certain probability factors. As of December 31, 2009, the fair value of the contingent consideration obligation was approximately $5.8 million.

(viii) Tapestry

With respect to Tapestry, the terms of the acquisition agreement require us to pay an earn-out upon successfully meeting certain revenue and EBITDA targets during each of the fiscal years 2010-2011. The maximum amount of the earn-out payments is $25.0 million which, if earned, will be paid in shares of our

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

common stock, except in the case that the 2010 financial targets defined under the earn-out agreement are exceeded, in which case the seller may elect to be paid the 2010 earn-out in cash.

We determined the acquisition date fair value of the contingent consideration obligation based on a probability-weighted income approach derived from revenue estimates and a probability assessment with respect to the likelihood of achieving the various earn-out criteria. The fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in fair value measurement accounting. The resultant probability-weighted cash flows were then discounted using a discount rate of 16%. At each reporting date, we revalue the contingent consideration obligation to the reporting date fair value and record increases and decreases in the fair value as income or expense in our consolidated statements of operations. Increases or decreases in the fair value of the contingent consideration obligations may result from changes in discount periods and rates, changes in the timing and amount of revenue estimates and changes in probability assumptions with respect to the likelihood of achieving the various earn-out criteria. We recorded expense of approximately $0.7 million in our consolidated statement of operations during the year ended December 31, 2009, as a result of a decrease in the discount period, fluctuations in the discount rate since the acquisition date and adjustments to certain probability factors. As of December 31, 2009, the fair value of the contingent consideration obligation was approximately $16.7 million.

(ix) Vision

With respect to Vision, the terms of the acquisition agreement provide for incremental consideration payable to the former Vision shareholders upon the completion of certain product development milestones and successfully maintaining certain production levels and product costs during each of the two years following the acquisition date. The minimum and maximum amount of incremental consideration payable is approximately $1.0 million and $3.2 million, respectively. The first milestone was achieved during the third quarter of 2009 for which we made payment for $2.0 million during the fourth quarter of 2009. The contingent consideration was accounted for as an increase in the aggregate purchase price.

(x) Privately-owned health management business

With respect to our privately-owned health management business acquired in 2008, the terms of the acquisition agreement provide for contingent consideration payable upon successfully meeting certain revenue and EBITDA targets for the twelve months ending June 30, 2009 and December 31, 2010, respectively. The revenue milestone for the twelve months ended June 30, 2009 totaling approximately €3.0 million ($4.2 million) was earned and accrued as of June 30, 2009. The earn-out totaling approximately €3.0 million ($4.4 million) was paid during the third quarter of 2009. The contingent consideration was accounted for as an increase in the aggregate purchase price.

(c)	Contingent Obligation

In November 2009, we entered into a distribution agreement with Epocal, Inc., or Epocal, to distribute the epoc® Blood Analysis System for blood gas and electrolyte testing for $20.0 million, which is recorded on our accompanying consolidated balance sheet in other intangible assets, net. We also entered into a definitive agreement to acquire all of the issued and outstanding equity securities of Epocal for a total potential purchase price of up to $255.0 million, including a base purchase price of up to $172.5 million if Epocal achieves certain gross margin and other financial milestones on or prior to October 31, 2014, plus additional payments of up to $82.5 million if Epocal achieves certain other milestones relating to its gross margin and product development efforts on or prior to this date. The acquisition will also be subject to other closing conditions, including the receipt of any required antitrust or other approvals.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(d) Legal Proceedings

Healthways, Inc. and Robert Bosch North America Corp., v. Alere, Inc.

Healthways, Inc. and Robert Bosch North America Corp. filed a complaint in U.S. District Court in the Northern District of Illinois on November 5, 2008 against Alere Medical alleging infringement of 11 patents, licensed by Bosch from Healthways. Alere Medical answered the complaint and filed counterclaims seeking declarations that the patents are invalid and not infringed. The plaintiffs subsequently filed an amended complaint substituting Alere LLC, or Alere, our consolidated health management subsidiary, as the defendant in place of Alere Medical. On August 31, 2009, Plaintiffs filed a motion to dismiss Alere’s affirmative defense and counterclaim that the patents-in-suit are unenforceable due to inequitable conduct. Alere opposed the motion and filed a motion to amend the existing pleadings to include newly discovered facts of inequitable conduct. A hearing for those motions is not yet scheduled. A trial date has not yet been scheduled. We believe that we have strong defenses to Healthways’ allegations and we intend to defend them vigorously. However, a ruling against Alere could potentially have a material adverse impact on our sales, operations or financial performance or could limit our current or future business opportunities.

Claims in the Ordinary Course and Other Matters

We are not a party to any other pending legal proceedings that we currently believe could have a material adverse impact on our sales, operations or financial performance. However, because of the nature of our business, we may be subject at any particular time to commercial disputes, consumer product claims, negligence claims or various other lawsuits arising in the ordinary course of our business, including infringement, employment or investor matters, and we expect that this will continue to be the case in the future. Such lawsuits generally seek damages, sometimes in substantial amounts.

As an example, our subsidiary Alere Medical continues to defend infringement claims brought by Health Hero Network, Inc., a subsidiary of Robert Bosch North America Corp., which alleges to have patented certain processes related to home monitoring of patients. Although that matter has been stayed pending reexamination of the Health Hero patents by the U.S. Patent and Trademark Office. Additionally, Alere Medical continue to defend a previously disclosed class action lawsuit brought by the Estate of Melissa Prince Quisenberry which relate to the March 14, 2007 sale of Alere Medical to an unrelated entity. While we believe that we have strong defenses to the claims brought by Health Hero and Quisenberry and we intend to defend them vigorously, these, or other claims, could potentially have a negative impact on our sales, operations or financial performance or could limit our existing or future business opportunities.

In addition, we aggressively defend our patent and other intellectual property rights. This often involves bringing infringement or other commercial claims against third parties. These suits can be expensive and result in counterclaims challenging the validity of our patents and other rights.

(12)	Co-development Agreement with ITI Scotland Limited

On February 25, 2005, we entered into a co-development agreement with ITI Scotland Limited, or ITI, whereby ITI agreed to provide us with £30.0 million over three years to partially fund research and development programs focused on identifying novel biomarkers and near-patient and home-use tests for cardiovascular and other diseases (“the programs”). We agreed to invest £37.5 million in the programs over three years from the date of the agreement. Through our subsidiary, Stirling Medical Innovations Limited, or Stirling, we established a new research center in Stirling, Scotland, where we consolidated many of our existing cardiology programs and will ultimately commercialize products arising from the programs. ITI and Stirling will have exclusive rights to the developed technology in their respective fields of use. As qualified expenditures were made under the co-development arrangement, we recognized the fee earned during the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

period as a reduction of our related expenses, subject to certain limitations. As of December 31, 2007, we had earned full funding under this arrangement in the amount of £30.0 million ($56.0 million) and as such, no funding was earned in 2008. For the fiscal years ended December 31, 2007, we recognized $20.0 million of reimbursements, of which, $18.5 million offset our research and development spending and $1.5 million reduced our general, administrative and marketing spending incurred by Stirling. Though the funding arrangement has completed, Stirling continues to support ITI in exploiting the developed technology into their fields of interest.

(13)	In-Process Research and Development

Effective January 1, 2009, we account for business combinations completed on or after January 1, 2009 in accordance with the revised guidance for accounting for business combinations, which prescribes new accounting treatment associated with acquired IPR&D. Prior to January 1, 2009, we measured acquired IPR&D at fair value and expensed it on acquisition date; however, effective January 1, 2009, acquired IPR&D will be measured at fair value and capitalized as an intangible asset and tested for impairment until completion of the programs and amortized from the date of completion over the estimated useful life.

In connection with two of our acquisitions completed in 2007, we acquired various IPR&D projects which were accounted for under the then authoritative guidance. In connection with the acquired IPR&D projects, substantial additional research and development will be required prior to any of our acquired IPR&D programs and technology platforms reaching technological feasibility. In addition, once research is completed, each product candidate acquired will need to complete a series of clinical trials and receive FDA or other regulatory approvals prior to commercialization. Our current estimates of the time and investment required to develop these products and technologies may change depending on the different applications that we may choose to pursue. We cannot give assurances that these programs will ever reach technological feasibility or develop into products that can be marketed profitably. For example, we have discontinued funding certain of the programs listed below. In addition, we cannot guarantee that we will be able to develop and commercialize products before our competitors develop and commercialize products for the same indications.

The following table sets forth IPR&D projects for companies and certain assets we acquired in 2007 (in thousands):

				Discount Rate
				Used in
Company/				Estimating
Year Assets				Cash	Year of Expected
Acquired	Purchase Price	IPR&D(1)	Programs Acquired	Flows(1)	Launch

Diamics/2007	$4,000	$682	PapMap (Pap Screening Methods)	63%	2009-2010
		1,049	C-Map (Automated Pap Screening)	63%	2009-2010
		3,094	POC (Point of Care Systems)	63%	2009-2010

		$4,825

Biosite/2007	$1,800,000	$13,000	Triage Sepsis Panel	15%	2008-2010
		156,000	Triage NGAL	15%	2008-2010

		$169,000

(1)	Management assumes responsibility for determining the valuation of the acquired IPR&D projects. The fair value assigned to IPR&D for each acquisition is estimated by discounting, to present value, the cash flows expected once the acquired projects have reached technological feasibility. The cash flows are probability adjusted to reflect the risks of advancement through the product approval process. In estimating the future cash flows, we also considered the tangible and intangible assets required for successful

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

exploitation of the technology resulting from the purchased IPR&D projects and adjusted future cash flows for a charge reflecting the contribution to value of these assets.

(14)	Income (Loss) Per Common Share

The following tables set forth the computation of basic and diluted income (loss) per common share (in thousands, except per share amounts):

	2009	2008	2007

Income (loss) per common share — basic:
Numerator — continuing operations:
Income (loss) from continuing operations	$31,782	$(20,720)	$(244,335)
Less: Preferred stock dividends	(22,972)	(13,989)	—

Income (loss) available to common stockholders continuing operations	$8,810	$(34,709)	$(244,335)

Numerator — discontinued operations:
Income (loss) from discontinued operations	1,934	(1,048)	(418)

Numerator — net income (loss):
Income (loss) from continuing operations	$31,782	$(20,720)	$(244,335)
Income (loss) from discontinued operations	1,934	(1,048)	(418)

Net income (loss)	33,716	(21,768)	(244,753)
Less: Preferred stock dividends	(22,972)	(13,989)	—

Net income (loss) available to common stockholders	$10,744	$(35,757)	$(244,753)

Denominator:
Weighted average shares outstanding	80,572	77,778	51,510

Income (loss) per common share from continuing operations	$0.11	$(0.45)	$(4.74)

Income (loss) per common share from discontinued operations	$0.02	$(0.01)	$(0.01)

Net income (loss) per common share	$0.13	$(0.46)	$(4.75)

	2009	2008	2007

Income (loss) per common share — diluted:
Numerator continuing operations:

Income (loss) from continuing operations	$31,782	$(20,720)	$(244,335)
Less: Preferred stock dividends	(22,972)	(13,989)	—

Income (loss) available to common stockholders continuing operations	$8,810	$(34,709)	$(244,335)

Numerator discontinued operations:

Income (loss) from discontinued operations	$1,934	$(1,048)	$(418)

Numerator — net income (loss):
Income (loss) from continuing operations	$31,782	$(20,720)	$(244,335)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2009	2008	2007

Income (loss) from discontinued operations	1,934	(1,048)	(418)

Net income (loss)	$33,716	$(21,768)	$(244,753)
Less: Preferred stock dividends	(22,972)	(13,989)	—

Net income (loss) available to common stockholders	$10,744	$(35,757)	$(244,753)

Denominator:
Weighted average shares outstanding	80,572	77,778	51,510
Stock options	1,228	—	—
Warrants	167	—	—

Total shares	81,967	77,778	51,510

Income (loss) per common share from continuing operations	$0.11	$(0.45)	$(4.74)

Income (loss) per common share from discontinued operations	$0.02	$(0.01)	$(0.01)

Net income (loss) per common share	$0.13	$(0.46)	$(4.75)

We had dilutive securities outstanding on December 31, 2009 consisting of options and warrants to purchase an aggregate of 10.3 million shares of our common stock at a weighted average exercise price of $34.11 per share. We had the following potential dilutive securities outstanding on December 31, 2009: (a) 3.4 million shares issuable upon conversion of our $150.0 million, 3% senior subordinated convertible notes, convertible at $43.98 per share; (b) $1.7 million of subordinated convertible promissory notes, convertible at $61.49 per share; and (c) 2.0 million shares of our Series B convertible preferred stock, with an aggregate liquidation preference of approximately $793.7 million, convertible under certain circumstances at $69.32 per share into 11.4 million shares of our common stock. In addition, at December 31, 2009, we had 0.4 million common stock equivalents from the potential settlement of a portion of the deferred purchase price consideration related to the ACON Second Territory Business. These potential dilutive securities were not included in the computation of diluted net earnings per common share in 2009 because the inclusion thereof would be antidilutive.

We had the following potential dilutive securities outstanding on December 31, 2008: (a) options and warrants to purchase an aggregate of 10.6 million shares of our common stock at a weighted average exercise price of $32.15 per share, (b) 3.4 million shares issuable upon conversion of our $150.0 million, 3% senior subordinated convertible notes and (c) 1.9 million shares of our Series B convertible preferred stock, convertible under certain circumstances at $69.32 per share into 10.8 million shares of our common stock. Potential dilutive securities were not included in the computation of diluted net loss per common share in 2008 because the inclusion thereof would be antidilutive.

We had the following potential dilutive securities outstanding on December 31, 2007: (a) options and warrants to purchase an aggregate of 8.3 million shares of our common stock at a weighted average exercise price of $30.82 per share and (b) 1.8 million shares issuable upon conversion of our $150.0 million, 3% senior subordinated convertible notes. Potential dilutive securities were not included in the computation of diluted loss per common share in 2007 because the inclusion thereof would be antidilutive.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(15)	Stockholders’ Equity

(a) Common Stock

As of December 31, 2009, we had 150.0 million shares of common stock, $0.001 par value, authorized, of which approximately 83.6 million shares were issued and outstanding, 11.0 million shares were reserved for issuance upon grant and exercise of stock options under current stock option plans, 1.1 million shares were reserved for issuance under our employee stock purchase plan and 0.5 million shares were reserved for issuance upon exercise of outstanding warrants. We had the following potential dilutive securities outstanding on December 31, 2009: $150.0 million, 3% senior subordinated convertible notes, convertible at $43.98 per share into 3.4 million shares of our common stock which are reserved; $1.7 million of subordinated convertible promissory notes, convertible at $61.49 per share into 27,647 shares of our common stock which are reserved and 2.0 million shares of our Series B convertible preferred stock, with an aggregate liquidation preference of approximately $793.7 million, convertible under certain circumstances at $69.32 per share into 11.4 million shares of our common stock which are reserved.

(b) Preferred Stock

As of December 31, 2009, we had 5.0 million shares of preferred stock, $0.001 par value, authorized, of which 2.3 million shares were designated as Series B Convertible Perpetual Preferred Stock, or Series B preferred stock. In connection with our acquisition of Matria, we issued shares of the Series B preferred stock and have paid dividends to date in shares of Series B preferred stock. At December 31, 2009, there were 2.0 million shares of Series B preferred stock outstanding with a fair value of approximately $532.8 million (Note 4(b)(i)).

Each share of Series B preferred stock, which has a liquidation preference of $400.00 per share, is convertible, at the option of the holder and only upon certain circumstances, into 5.7703 shares of our common stock, plus cash in lieu of fractional shares. The initial conversion price is $69.32 per share, subject to adjustment upon the occurrence of certain events, but will not be adjusted for accumulated and unpaid dividends. Upon a conversion of shares of the Series B preferred stock, we may, at our option, satisfy the entire conversion obligation in cash or through a combination of cash and common stock. Series B preferred stock outstanding at December 31, 2009 would convert into 11.4 million shares of our common stock which are reserved. There were no conversions as of December 31, 2009.

Generally, the shares of Series B preferred stock are convertible, at the option of the holder, if during any calendar quarter beginning with the second calendar quarter after the issuance date of the Series B preferred stock, if the closing sale price of our common stock for each of 20 or more trading days within any period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price per share of common stock in effect on the last trading day of the immediately preceding calendar quarter. In addition, the shares of Series B preferred stock are convertible, at the option of the holder, in certain other circumstances, including those relating to the trading price of the Series B preferred stock and upon the occurrence of certain fundamental changes or major corporate transactions. We also have the right, under certain circumstances relating to the trading price of our common stock, to force conversion of the Series B preferred stock. Depending on the timing of any such forced conversion, we may have to make certain payments relating to foregone dividends, which payments we can make, at our option, in the form of cash, shares of our common stock, or a combination of cash and shares of our common stock.

Each share of Series B preferred stock accrues dividends at $12.00, or 3%, per annum, payable quarterly on January 15, April 15, July 15 and October 15 of each year, commencing following the first full calendar quarter after the issuance date. Dividends on the Series B preferred stock are cumulative from the date of issuance. For the year ended December 31, 2009, Series B preferred stock dividends amounted to $23.0 million,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

which reduced earnings available to common stockholders for purposes of calculating net income per common share in 2009 (Note 14). Accrued dividends are payable only if declared by our board of directors and, upon conversion by the Series B preferred stockholder, holders will not receive any cash payment representing accumulated dividends. If our board of directors declares a dividend payable, we have the right to pay the dividends in cash, shares of common stock, additional shares of Series B preferred stock or a similar convertible preferred stock or any combination thereof.

The holders of Series B preferred stock have liquidation preferences over the holders of our common stock and other classes of stock, if any, outstanding at the time of liquidation. Upon liquidation, the holders of outstanding Series B preferred stock would receive an amount equal to $400.00 per share of Series B preferred stock, plus any accumulated and unpaid dividends. As of December 31, 2009, the liquidation preference of the outstanding Series B preferred stock was $793.7 million. The holders of the Series B preferred stock have no voting rights, except with respect to matters affecting the Series B preferred stock (including the creation of a senior preferred stock).

We evaluated the terms and provisions of our Series B preferred stock to determine if it qualified for derivative accounting treatment. Based on our evaluation, these securities do not qualify for derivative accounting.

(c) Stock Options and Awards

In 2001, we adopted the 2001 Stock Option and Incentive Plan (as amended, the “2001 Plan”) which currently allows for the issuance of up to 12.1 million shares of common stock and other awards. The 2001 Plan is administered by the Compensation Committee of the Board of Directors in order to select the individuals eligible to receive awards, determine or modify the terms and conditions of the awards granted, accelerate the vesting schedule of any award and generally administer and interpret the 2001 Plan. The key terms of the 2001 Plan permit the granting of incentive or nonqualified stock options with a term of up to ten years and the granting of stock appreciation rights, restricted stock awards, unrestricted stock awards, performance share awards and dividend equivalent rights. The 2001 Plan also provides for option grants to non-employee directors and automatic vesting acceleration of all options and stock appreciation rights upon a change in control, as defined by the 2001 Plan. As of December 31, 2009 and 2008, there were 1.1 million and 0.8 million, respectively, shares available for future grant under the 2001 plan.

The following summarizes all stock option activity during the year ended December 31 (in thousands, except exercise price):

	2009		2008		2007
		Weighted		Weighted		Weighted
		Average		Average		Average
	Options	Exercise Price	Options	Exercise Price	Options	Exercise Price

Outstanding at January 1	10,155	$32.65	7,836	$31.42	3,775	$21.11
Exchanged	315	$29.78	1,820	$30.52	3,606	$23.48
Granted	1,243	$36.28	1,787	$34.13	2,807	$49.53
Exercised	(1,319)	$17.83	(836)	$16.84	(2,204)	$23.70
Canceled/expired/forfeited	(556)	$39.21	(452)	$37.75	(148)	$33.33

Outstanding at December 31	9,838	$34.72	10,155	$32.65	7,836	$31.42

Exercisable at December 31	5,902	$31.71	5,866	$27.08	3,887	$20.03

The aggregate intrinsic value of the options outstanding at December 31, 2009 was $95.4 million. The aggregate intrinsic value of the options exercisable at December 31, 2009 was $72.8 million. The aggregate intrinsic value of stock options exercised during 2009, 2008 and 2007 was $25.7 million, $18.2 million, and

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$62.5 million, respectively. Based on equity awards outstanding as of December 31, 2009, there was $53.3 million of unrecognized compensation costs related to unvested share-based compensation arrangements that are expected to vest. Such costs are expected to be recognized over a weighted average period of 1.5 years.

(d) Warrants

The following is a summary of all warrant activity during the three years ended December 31:

			Weighted
	Number of		Average
	Shares	Exercise Price	Exercise Price
	(in thousands)

Warrants outstanding and exercisable, December 31, 2006	306	$3.81-$24.00	$16.42
Exchanged	285	$14.52-$29.78	$28.98
Exercised	(122)	$13.54-$29.78	$19.31

Warrants outstanding and exercisable, December 31, 2007	469	$3.81-$29.78	$20.80
Exercised	(12)	$13.54-$20.06	$19.64

Warrants outstanding and exercisable, December 31, 2008	457	$3.81-$29.78	$20.83
Issued	4	$50.00	$50.00

Warrants outstanding and exercisable, December 31, 2009	461	$3.81-$50.00	$21.09

The following represents additional information related to warrants outstanding and exercisable at December 31, 2009:

	Outstanding and Exercisable
		Weighted
		Average	Weighted
	Number of	Remaining	Average
Exercise Price	Shares	Contract Life	Exercise Price
	(in thousands)	(in years)

$3.81-$3.93	4	0.48	$3.87
$4.48-$4.57	1	0.54	$4.54
$5.44-$5.57	4	0.58	$5.53
$7.37-$7.55	2	0.66	$7.48
$13.54-$18.12	219	1.97-2.72	$14.41
$20.06-$29.78	152	5.78	$29.66
$24.00	75	5.25	$24.00
$50.00	4	6.50	$50.00

	461	4.05	$21.09

The majority of the warrants included in the table above were issued in connection with debt and equity financings, or amendments thereto, of which warrants to purchase an aggregate of 0.04 million shares of our common stock were issued to officers and directors of our company or entities controlled by these officers and directors and were outstanding at December 31, 2009. All outstanding warrants have been classified in equity.

(e) Employee Stock Purchase Plan

In 2001, we adopted the 2001 Employee Stock Purchase Plan under which eligible employees are allowed to purchase shares of our common stock at a discount through periodic payroll deductions. Purchases may occur at the end of every six month offering period at a purchase price equal to 85% of the market value of our common stock at either the beginning or end of the offering period, whichever is lower. We may issue up to 2.0 million shares of common stock under this plan. At December 31, 2009, 0.9 million shares had been issued under this plan.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(16)	Stock-based Compensation

Our results of operations for the year ended December 31, 2009, 2008 and 2007 reflected compensation expense for new stock options granted since January 1, 2006, and vested under our stock incentive plan and employee stock purchase plan and the unvested portion of previous stock option grants which vested during the years ended December 31, 2009, 2008 and 2007. Stock-based compensation expense in the amount of $28.2 million ($22.6 million, net of tax), $26.4 million ($20.7 million, net of tax) and $57.5 million ($52.7 million, net of tax), was reflected in our consolidated statements of operations for the year ended December 31, 2009, 2008 and 2007, respectively, as follows (in thousands):

	2009	2008	2007

Cost of net revenue	$2,011	$1,504	$608
Research and development	5,246	4,627	2,215
Sales and marketing	4,236	4,264	1,699
General and administrative	16,727	16,010	52,958

	$28,220	$26,405	$57,480

Included in the amount above for general and administrative expense for the year ended December 31, 2009, is $1.0 million related to our assumption of certain Concateno options. The expense relates to the acceleration of certain unvested Concateno employee options. See Note 4(a) regarding our acquisition of Concateno.

Included in the amount above for general and administrative expense for the year ended December 31, 2007, is $45.2 million related to our assumption of Biosite options. The expense relates to the acceleration of unvested Biosite employee options. See Note 4(c) regarding our acquisition of Biosite.

For the year ended December 31, 2009, 2008 and 2007, the presentation of our cash flows reports the excess tax benefits from the exercise of stock options as financing cash flows. For the year ended December 31, 2009, 2008 and 2007, excess tax benefits generated from option exercises amounted to $9.3 million, $17.5 million and $0.9 million, respectively.

The following assumptions were used to estimate the fair value of options granted during the year ended December 31, 2009, 2008 and 2007, using a Black-Scholes option-pricing model:

	2009	2008	2007

Risk-free interest rate	1.92-2.58%	2.39-3.14%	3.15-5.00%
Expected dividend yield	—	—	—
Expected life	5.20 years	5.19 years	6.25 years
Expected volatility	43-45%	37-43%	44%

The weighted average fair value under a Black-Scholes option pricing model of options granted to employees during 2009, 2008 and 2007 was $15.11, $10.66 and $24.05 per share, respectively. All options granted during these periods were granted at fair market value on the date of grant.

For the year ended December 31, 2009, we recorded compensation expense of $2.7 million related to our Employee Stock Purchase Plan. The fair value of the option component of the Employee Stock Purchase Plan shares were estimated at the date of grant using a Black-Scholes pricing model and assumed an expected volatility of 72% and 43%, a risk-free interest rate of 0.28% and 0.33% and an expected life of 181 days and 184 days, for each of the two respective offering periods. The charge is included in general and administrative in the table above.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the year ended December 31, 2008, we recorded compensation expense of $2.8 million related to our Employee Stock Purchase Plan. The fair value of the option component of the Employee Stock Purchase Plan shares was estimated at the date of grant using a Black-Scholes pricing model and assumed an expected volatility of 43% and 54%, a risk-free interest rate of 3.32% and 2.13%, and an expected life of 181 days and 184 days, for each of the two respective offering periods. The charge is included in general and administrative in the table above.

For the year ended December 31, 2007, we recorded compensation expense of $1.5 million related to our Employee Stock Purchase Plan. The fair value of the option component of the Employee Stock Purchase Plan shares was estimated at the date of grant using a Black-Scholes pricing model and assumed an expected volatility of 33% and 69%, a risk-free interest rate of 4.94% and 4.17% and an expected life of 181 days and 184 days, for each of the two respective offering periods. The charge is included in general and administrative in the table above.

(17)	Other Comprehensive Income

In general, comprehensive income combines net income and other changes in equity during the year from non-owner sources. Accumulated other comprehensive income is recorded as a component of stockholders’ equity. The following is a summary of the components of and changes in accumulated other comprehensive income as of December 31, 2009 and in each of the three years then ended (in thousands):

	Cumulative	Pension		Accumulated
	Translation	Liability		Other
	Adjustment	Adjustment		Comprehensive
	(Note 2(b))	(Note 9(b))	Other(1)	Income (loss)(2)

Balance at December 31, 2006	17,875	(3,738)	44	14,181
Period change	12,758	341	(6,011)	7,088

Balance at December 31, 2007	30,633	(3,397)	(5,967)	21,269
Period change	(32,889)	(562)	(16,663)	(50,114)

Balance at December 31, 2008	(2,256)	(3,959)	(22,630)	(28,845)

Period change	15,171	(1,137)	12,357	26,391

Balance at December 31, 2009	$12,915	$(5,096)	$(10,273)	$(2,454)

(1)	Other represents (realization of) unrealized gains on available-for-sale securities and interest rate swap.

(2)	All of the components of accumulated other comprehensive income relate to our foreign subsidiaries, except item (1) above. No adjustments for income taxes were recorded against other comprehensive income of our foreign subsidiaries, as we intend to permanently invest in our foreign subsidiaries in the foreseeable future.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(18)	Income Taxes

Our income tax provision (benefit) in 2009, 2008 and 2007 mainly represents those recorded by us and certain of our U.S. subsidiaries and by our foreign subsidiaries Unipath, Inverness Medical France, Inverness Medical Italia, Orgenics, Inverness Medical Japan, Inverness Medical UK, BBI, Inverness Medical Beijing, ABON and Inverness Medical Switzerland. Income (loss) before provision (benefit) for income taxes consists of the following (in thousands):

Continuing Operations:

	2009	2008	2007

United States	$(14,032)	$(52,805)	$(236,487)
Foreign	54,280	14,558	(11,868)

	$40,248	$(38,247)	$(248,355)

Discontinued Operations:

	2009	2008	2007

United States	$2,069	$(107)	$180
Foreign	33	(983)	(528)

	$2,102	$(1,090)	$(348)

Our primary temporary differences that give rise to the deferred tax asset and liability are NOL carryforwards, nondeductible reserves, accruals and differences in bases of the tangible and intangible assets, and the gain on the joint venture transaction. The income tax effects of these temporary differences are as follows (in thousands):

	2009	2008

NOL and capital loss carryforwards	$96,355	$102,484
Tax credit carryforwards	26,316	15,884
Nondeductible reserves	16,151	9,488
Nondeductible accruals	39,505	67,142
Difference between book and tax bases of tangible assets	13,662	3,133
Difference between book and tax bases of intangible assets	38,956	35,986
Gain on joint venture	33,709	33,264
All other	30,476	1,162

Gross deferred tax asset	295,130	268,543
Less: Valuation allowance	(37,524)	(12,740)

Total deferred tax assets	257,606	255,803

Deferred tax liabilities:
Difference between book and tax bases of tangible assets	32,248	10,824
Difference between book and tax bases of intangible assets	571,611	588,766
Other	8,317	366

Total deferred tax liability	612,176	599,956

Net deferred tax liability	$354,570	$344,153

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2009	2008

Reported as:
Deferred tax assets, current portion	$66,492	$104,311
Deferred tax assets, long-term	20,987	14,323
Deferred tax liabilities, current portion	—	—
Deferred tax liabilities, long-term	(442,049)	(462,787)

Net deferred tax liability	$(354,570)	$(344,153)

As of December 31, 2009, we had approximately $184.5 million of domestic NOL and domestic capital loss carryforwards and $33.5 million of foreign NOL and foreign capital loss carryforwards, which either expire on various dates through 2028 or can be carried forward indefinitely. As of December 31, 2009, we had approximately $26.3 million of domestic R&D, foreign tax and AMT credits which either expire on various dates through 2029 or can be carried forward indefinitely. These loss carryforwards and tax credits are available to reduce future federal, state and foreign taxable income, if any. These loss carryforwards and tax credits are subject to review and possible adjustment by the appropriate tax authorities. The domestic NOL carryforwards include approximately $143.3 million of pre-acquisition losses at Matria, QAS, Paradigm Health, Biosite, Cholestech, Redwood, HemoSense, IMN, Ischemia and Ostex. Our domestic NOLs and tax credits are subject to the Internal Revenue Service, or IRS, Code Section 382 limitation. Section 382 imposes an annual limitation on the use of these losses to an amount equal to the value of the company at the time of the ownership change multiplied by the long-term tax exempt rate. The acquired Section 382 limited amount for 2010 is approximately $79.6 million. In addition, the total NOL available for use in 2010 is approximately $128.4 million.

We have recorded a valuation allowance of $37.5 million as of December 31, 2009 due to uncertainties related to the future benefits, if any, from our deferred tax assets related primarily to our foreign businesses and certain U.S. net operating losses and tax credits. This is an increase of $24.8 million from the valuation allowance of $12.7 million as of December 31, 2008. The increase is primarily related to domestic state NOLs and domestic state credits. The valuation allowance is based on our estimates of taxable income by jurisdiction in which we operate and the period over which our deferred tax assets will be recoverable. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to establish an additional valuation allowance or reduce our current valuation allowance which could materially impact our tax provision.

The accounting for the tax benefits of acquired deductible temporary differences and NOL carryforwards, which are not recognized at the acquisition date because a valuation allowance is established and which are recognized subsequent to the acquisitions, will be applied to reduce our income tax expense as required under a new accounting standard for business combinations, adopted January 1, 2009. As of December 31, 2009, $8.9 million of deferred tax assets with a valuation allowance pertains to acquired companies.

Our China-based manufacturing subsidiaries qualify for a reduced income tax rate in 2009 and in 2008. The general income tax rate is 25%. The income tax rate for ABON is 12.5% for 2009 and 2010, and for IM Shanghai it is 10% for 2009, 11% for 2010 and 24% for 2011. The reduced rates for 2009, 2010 and 2011 are grandfathered in the China Tax Reform Act. A tax rate of 15% or 25% will apply to 2011 and future years. The tax rate of 15% applies to companies with high technology status. ABON has been approved for high technology status. The reduced tax rate produced a tax expense of approximately $1.6 million in 2009. In the absence of the reduced tax rate for 2009 a tax rate of 25% would apply which would have resulted in a tax expense of approximately $3.4 million in 2009. The earnings per common share effect of the reduced tax rate is $0.02 for 2009. The reduced tax rate produced a tax expense of approximately $1.0 million in 2008. In the absence of the reduced tax rate for 2008 a tax rate of 25% would apply which would have resulted in a tax

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expense of approximately $2.0 million in 2008. The earnings per common share effect of the reduced tax rate was $0.01 for 2008.

The estimated amount of undistributed earnings of our foreign subsidiaries is $179.2 million at December 31, 2009. No amount for U.S. income tax has been provided on undistributed earnings of our foreign subsidiaries because we consider such earnings to be indefinitely reinvested. In the event of distribution of those earnings in the form of dividends or otherwise, we would be subject to both U.S. income taxes, subject to an adjustment, if any, for foreign tax credits, and foreign withholding taxes payable to certain foreign tax authorities. Determination of the amount of U.S. income tax liability that would be incurred is not practicable because of the complexities associated with this hypothetical calculation, however, unrecognized foreign tax credit carryforwards may be available to reduce some portion of the U.S. tax liability, if any.

The following table presents the components of our (benefit) provision for income taxes (in thousands) for continuing operations:

	2009	2008	2007

Current:
Federal	$(1,409)	$7,433	$2,434
State	2,435	7,250	2,073
Foreign	23,725	10,387	22,406

	24,751	25,070	26,913

Deferred:
Federal	8,170	(5,859)	(5,024)
State	(3,017)	(4,233)	(1,530)
Foreign	(14,277)	(31,622)	(21,408)

	(9,124)	(41,714)	(27,962)

Total tax (benefit) provision	$15,627	$(16,644)	$(1,049)

The following table presents the components of our (benefit) provision for income taxes (in thousands) for discontinued operations:

	2009	2008	2007

Current:
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	—

	—	—	—

Deferred:
Federal	738	(38)	63
State	(269)	(4)	7
Foreign	(301)	0	0

	168	(42)	70

Total tax (benefit) provision	$168	$(42)	$70

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents a reconciliation from the U.S. statutory tax rate to our effective tax rate:

	2009	2008	2007

Statutory rate	35%	35%	35%
Effect of Biosite in-process R&D write-off	—	—	(24)
Effect of Diamics in-process R&D write-off	—	—	(1)
Effect of Biosite compensation charges and other non-cash compensation	—	—	(6)
Effect of losses and expenses not benefited	—	—	—
Stock-based compensation	10	(10)	—
Rate differential on foreign earnings	(8)	3	—
Research and development benefit	(4)	6	1
State income taxes, net of federal benefit	—	2	(1)
Acquisition costs	6	—	—
Deferred tax on indefinite-lived assets	—	—	—
Accrual to return reconciliation	—	—	—
Other permanent items	3	(4)	1
Change in valuation allowance	(3)	11	(4)

Effective tax rate	39%	43%	1%

During the year ended December 31, 2009, we decreased the liability for income taxes associated with uncertain tax positions by $6.2 million to a total of $4.9 million at December 31, 2009. The primary reasons for the decrease are due to our settlement of the allowable interest expense in a United Kingdom tax audit, which decreased the liability for income taxes associated with uncertain tax positions by $1.7 million, and the reclass of the acquired Biosite income tax reserve on R&D credits to valuation allowance, since these credits have not been used in a return, which decreased the liability for income taxes associated with uncertain tax positions by $3.5 million. In addition, we classified $4.9 million of income tax liabilities as non-current income tax liabilities because a payment of cash is not anticipated within one year of the balance sheet date. These non-current income tax liabilities are recorded in other long-term liabilities in our consolidated balance sheet at December 31, 2009. We anticipate an increase every quarter to the total amount of unrecognized tax benefits. We do not anticipate a significant increase or decrease of the total amount of unrecognized tax benefits within twelve months of the reporting date.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Amount

Balances as of January 1, 2007	$2,248
Additions for tax positions taken during prior years	53
Additions for tax positions in current year acquisitions	6,229
Additions for tax positions taken during current year	235
Expiration of statutes of limitations or closure of tax audits	—

Balances as of December 31, 2007	8,765
Additions for tax positions taken during prior years	63
Additions for tax positions in current and prior year acquisitions	2,296
Additions for tax positions taken during current year	143
Expiration of statutes of limitations or closure of tax audits	(134)

Balances as of December 31, 2008	11,133
Reductions for tax positions taken during prior years	(728)
Reductions for tax positions in current and prior year acquisitions	(3,535)
Additions for tax positions taken during current year	360
Expiration of statutes of limitations or closure of tax audits	(2,325)

Balance as of December 31, 2009	$4,905

Interest and penalties related to income tax liabilities are included in income tax expense. The interest and penalties recorded in 2009 amounted to $0.9 million. The balance of accrued interest and penalties recorded on the consolidated balance sheet at December 31, 2009 was $0.5 million.

With limited exceptions, we are subject to U.S. federal, state and local or non-U.S. income tax audits by tax authorities for 2004 through 2008. We are currently under income tax examination by the IRS and a number of state and foreign tax authorities and anticipate these audits will be completed by the end of 2010. We cannot currently estimate the impact of these audits due to the uncertainties associated with tax examinations.

(19)	Financial Information by Segment

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. Our chief operating decision-making group is composed of the chief executive officer and members of senior management. Our reportable operating segments are Professional Diagnostics, Health Management, Consumer Diagnostics and Corporate and Other. Our operating results include license and royalty revenue which are allocated to Professional Diagnostics and Consumer Diagnostics on the basis of the original license or royalty agreement.

On January 15, 2010, we completed the sale of our vitamins and nutritional supplements business (Note 24). The sale included all of our private label and branded nutritionals businesses and represents the complete divestiture of our entire vitamins and nutritional supplements business segment. The results of the vitamins and nutritional supplements business, which represents our entire vitamins and nutritional supplements business segment, are included in income (loss) from discontinued operations, net of tax, for all periods presented. The net assets and net liabilities associated with the vitamins and nutritional supplements business have been reclassified to assets held for sale and liabilities related to assets held for sale within current assets

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and current liabilities, respectively, and have been presented in Corporate and Other as of December 31, 2009 and 2008.

Operating loss of $250.7 million for the year ended December 31, 2007 in our Corporate and Other segment includes the write-off of $173.8 million of IPR&D incurred in connection with our acquisitions of Biosite and Diamics and $45.2 million of stock-based compensation related to employee stock options assumed in the acquisition of Biosite.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. We evaluate performance of our operating segments based on revenue and operating income (loss). Revenues are attributed to geographic areas based on where the customer is located. Segment information for 2009, 2008 and 2007 are as follows (in thousands):

				Corporate
	Professional	Health	Consumer	and
2009	Diagnostics	Management	Diagnostics	Other	Total

Net revenue to external customers	$1,263,511	$521,947	$137,183	$—	$1,922,641
Operating income (loss)	$235,412	$(6,829)	$(2,008)	$(80,525)	$146,050
Depreciation and amortization	$187,907	$116,800	$6,637	$1,091	$312,435
Restructuring charge	$14,536	$2,291	$563	$—	$17,390
Stock-based compensation	$—	$—	$—	$28,220	$28,220
Assets	$4,261,716	$2,031,260	$219,647	$431,369	$6,943,992
Expenditures for property, plant and equipment	$45,588	$50,871	$3,536	$611	$100,606

				Corporate
	Professional	Health	Consumer	and
2008	Diagnostics	Management	Diagnostics	Other	Total

Net revenue to external customers	$1,051,301	$392,399	$138,853	$—	$1,582,553
Operating income (loss)	$97,994	$11,241	$9,505	$(54,048)	$64,692
Depreciation and amortization	$171,980	$85,990	$6,821	$863	$265,654
Restructuring charge	$36,196	$—	$238	$—	$36,434
Stock-based compensation	$—	$—	$—	$26,405	$26,405
Assets	$3,687,685	$1,850,236	$223,383	$194,056	$5,955,360
Expenditures for property, plant and equipment	$46,859	$7,935	$1,917	$8,988	$65,699

				Corporate
	Professional	Health	Consumer	and
2007	Diagnostics	Management	Diagnostics	Other	Total

Net revenue to external customers	$582,250	$23,374	$161,092	$—	$766,716
Operating income (loss)	$61,067	$(498)	$15,332	$(250,693)	$(174,792)
Depreciation and amortization	$82,797	$4,487	$8,892	$1,806	$97,982
Restructuring charge	$3,965	$—	$2,737	$—	$6,702
Stock-based compensation	$—	$—	$—	$57,480	$57,480
Expenditures for property, plant and equipment	$30,581	$2,257	$1,434	$1,559	$35,831

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2009	2008	2007

Revenue by Geographic Area:
United States	$1,329,747	$1,121,477	$463,390
Europe	316,623	285,696	194,739
Other	276,271	175,380	108,587

	$1,922,641	$1,582,553	$766,716

	2009	2008

Long-lived Tangible Assets by Geographic Area:
United States	$238,475	$212,445
United Kingdom	15,807	12,113
China	22,112	19,491
Other	47,994	30,429

	$324,388	$274,478

(20) Related Party Transactions

In November 2008, the Zwanziger Family Trust, a trust established for the benefit of the children of Ron Zwanziger, our Chairman, Chief Executive Officer and President, and the trustee of which is Mr. Zwanziger’s sister, purchased certain of our securities from third parties in market transactions. The purchase consisted of approximately $1.0 million of each of the following securities: our common stock, our Series B Preferred Stock, our Convertible Notes, interests in our First Lien Credit Agreement and interests in our Second Lien Credit Agreement. To the extent we make principal and interest payments under the Convertible Notes and the credit facilities in accordance with their terms, the Zwanziger Family Trust, as a holder of Convertible Notes and as a lender under the credit facilities, will receive its proportionate share. In connection with its purchases of interests under our First Lien Credit Agreement and Second Lien Credit Agreement, the Trust agreed that, whenever the consent or vote of the lenders is required under the credit facilities, it will vote the outstanding principal amount of its holdings in the same proportion as the votes cast by the other lenders under these credit facilities.

In May 2007, we completed our 50/50 joint venture with P&G, or SPD, for the development, manufacturing, marketing and sale of existing and to-be-developed consumer diagnostic products, outside the cardiology, diabetes and oral care fields. Upon completion of the arrangement to form the joint venture, we ceased to consolidate the operating results of our consumer diagnostic products business related to the joint venture and instead account for our 50% interest in the results of the joint venture under the equity method of accounting.

At December 31, 2009, we had a net payable to the joint venture of $0.5 million as compared to a net receivable of $12.0 million from the joint venture as of December 31, 2008. Additionally, customer receivables associated with revenue earned after the joint venture was completed have been classified as other receivables within prepaid and other current assets on our accompanying consolidated balance sheets in the amount of $12.3 million and $16.2 million as of December 31, 2009 and 2008, respectively. In connection with the joint venture arrangement, the joint venture bears the collection risk associated with these receivables. Sales to the joint venture under our manufacturing agreement totaled $103.1 million, $103.0 million and $65.0 million during the year ended December 31, 2009, 2008 and 2007, respectively. Additionally, services revenue generated pursuant to the long-term services agreement with the joint venture totaled $1.8 million, $2.4 million and $2.5 million during the year ended December 31, 2009, 2008 and 2007, respectively. Sales under our

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

manufacturing agreement and long-term services agreement are included in net product sales and services revenue, respectively, in our accompanying consolidated statements of operations.

Under the terms of our product supply agreement, SPD purchases products from our manufacturing facilities in the U.K. and China. SPD in turn sells a portion of those tests back to us for final assembly and packaging. Once packaged, the tests are sold to P&G for distribution to third-party customers in North America. As a result of these related transactions, we have recorded $14.5 million and $15.6 million of trade receivables which are included in accounts receivable on our accompanying consolidated balance sheets as of December 31, 2009 and 2008, respectively, and $23.2 million and $18.9 million of trade accounts payable which are included in accounts payable on our accompanying consolidated balance sheets as of December 31, 2009 and 2008, respectively. During 2009, we received $10.0 million in cash from SPD as a return of capital.

In July 2009, we sold one of our consumer-related Australian subsidiaries to SPD for approximately $0.2 million in connection with the original terms of the joint venture agreement to transition the distribution responsibilities of certain consumer diagnostic products to SPD. The sale of the subsidiary was completed at net book value resulting in no gain or loss on the transaction.

On March 22, 2007, we entered into a convertible loan agreement with BBI whereby we loaned them £7.5 million ($14.7 million as of the transaction date). Under the terms of the agreement, the loan amount would simultaneously convert into shares of BBI common stock per the prescribed conversion formula defined in the loan agreement, in the event the BBI consummated a specific target acquisition on or before September 30, 2007. On May 15, 2007, BBI consummated a specific target acquisition and the loan converted into 5,208,333 shares of BBI’s common stock which is included in investments in unconsolidated entities on our accompanying consolidated balance sheet at December 31, 2007. In February 2008, we acquired the remaining outstanding shares of BBI common stock in connection with our acquisition of BBI (Note 4).

(21)	Valuation and Qualifying Accounts

We have established reserves against accounts receivable for doubtful accounts, product returns, discounts and other allowances. The activity in the table below includes all accounts receivable reserves. Provisions for doubtful accounts are recorded as a component of general and administrative expenses. Provisions for returns, discounts and other allowances are charged against net product sales. The following table sets forth activities in our accounts receivable reserve accounts (in thousands):

			Amounts
	Balance at		Charged	Balance at
	Beginning of		Against	End of
	Period	Provision	Reserves	Period

Year ended December 31, 2007	$5,324	$18,841	$(17,318)	$6,847
Year ended December 31, 2008	$6,847	$9,328	$(6,214)	$9,961
Year ended December 31, 2009	$9,961	$9,314	$(6,813)	$12,462

We have established reserves against obsolete and slow-moving inventories. The activity in the table below includes all inventory reserves. Provisions for obsolete and slow-moving inventories are recorded as a component of cost of net product sales. The following table sets forth activities in our inventory reserve accounts (in thousands):

			Amounts
	Balance at		Charged	Balance at
	Beginning of		Against	End of
	Period	Provision	Reserves	Period

Year ended December 31, 2007	$6,879	$6,371	$(6,613)	$6,637
Year ended December 31, 2008	$6,637	$8,023	$(5,042)	$9,618
Year ended December 31, 2009	$9,618	$6,954	$(3,940)	$12,632

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(22)	Restructuring Activities

The following table sets forth the aggregate charges associated with restructuring plans recorded in operating income (loss) for the years ended December 31, (in thousands):

	2009	2008	2007

Cost of net revenue	$9,451	$17,894	$2,007
Research and development	1,076	7,230	2,518
Sales and marketing	1,856	4,219	772
General and administrative	5,009	7,091	1,405

	$17,392	$36,434	$6,702

(a) 2009 Restructuring Plans

In 2009, management developed plans to reduce costs and improve efficiencies in our health management reporting unit and business segment, as well as reduce costs and consolidate operating activities among several of our professional diagnostics related German subsidiaries. As a result of these plans, we recorded $3.2 million in restructuring charges during the year ended December 31, 2009, which included $2.5 million in severance costs, $0.5 million in contract cancellation costs, $0.1 million in present value accretion on facility exit costs and $0.1 million in fixed asset impairment costs. Of the $3.1 million included in operating income, $2.3 million and $0.8 million was included in our health management and professional diagnostics business segments, respectively. We also recorded $0.1 million in present value accretion related to Matria’s facility exit costs to interest expense. As of December 31, 2009, $1.3 million in exit costs remain unpaid. We expect to incur an additional $0.5 million in facility exit costs under these plans during 2010, which will be included primarily in our professional diagnostics business segment.

(b) 2008 Restructuring Plans

In May 2008, we decided to close our facility located in Bedford, England and initiated steps to cease operations at this facility and transition the manufacturing operations principally to our manufacturing facilities in Shanghai and Hangzhou, China. Based upon this decision, during the year ended December 31, 2009, we recorded $5.5 million in restructuring charges, of which $2.8 million related primarily to severance-related costs, $1.3 million related to transition costs, $0.7 million related to fixed asset and inventory write-offs, $0.3 million related to a pension plan curtailment charge and $0.4 million related to the acceleration of facility restoration costs. During the year ended December 31, 2008, we recorded $12.6 million in restructuring charges, including $6.9 million related to the acceleration of facility restoration costs, $4.8 million of fixed asset impairments, $1.1 million in severance costs, $0.7 million in early termination lease penalties and $0.9 million related to a pension plan curtailment gain associated with the Bedford employees being terminated. Of the $5.1 million included in operating income for the year ended December 31, 2009, $0.6 million and $4.5 million was charged to our consumer diagnostics and professional diagnostics business segments, respectively. The $5.7 million included in operating income for the year ended December 31, 2008 was charged to our professional diagnostics business segment. We also recorded $0.4 million and $6.9 million during the years ended December 31, 2009 and 2008, respectively, related to the accelerated present value accretion of our lease restoration costs due to the early termination of our facility lease, to interest expense.

In addition to the restructuring charges discussed above, $10.4 million and $14.5 million of charges associated with the Bedford facility closure was borne by SPD during the years ended December 31, 2009 and 2008, respectively. Included in the $10.4 million charges for the year ended December 31, 2009, was $7.3 million in severance and retention costs, $1.2 million of fixed asset and inventory impairments, $1.7 million in transition costs and $0.2 million in acceleration of facility exit costs. Included in the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$14.5 million charges for the year ended December 31, 2008, was $8.4 million of fixed asset impairments, $3.2 million in early termination lease penalties, $2.6 million in severance and retention costs, $0.2 million facility exit costs and $0.1 million related to the acceleration of facility restoration costs. Of these restructuring charges, 50%, or $5.2 million and $7.2 million, has been included in equity earnings of unconsolidated entities, net of tax, in our consolidated statements of operations for the years ended December 31, 2009 and 2008, respectively. Of the total exit costs incurred jointly with SPD under this plan, including severance-related costs, lease penalties and restoration costs, $14.9 million remains unpaid as of December 31, 2009.

Since inception of the plan, we recorded $18.1 million in restructuring charges, including $7.3 million related to the acceleration of facility restoration costs, $5.5 million of fixed asset and inventory impairments, $3.9 million in severance costs, $0.7 million in early termination lease penalties, $1.3 million in transition costs and $0.6 million related to a pension plan curtailment gain associated with the Bedford employees being terminated. SPD has been allocated $24.9 million in restructuring charges since the inception of the plan, including $9.6 million of fixed asset and inventory impairments, $9.9 million in severance and retention costs, $2.9 million in early termination lease penalties, $2.2 million in facility exit costs and $0.3 million related to the acceleration of facility exit costs. We anticipate incurring additional costs of approximately $11.0 million related to the closure of this facility, including, but not limited to, severance and retention costs, rent obligations, transition costs and incremental interest expense associated with our lease obligations which will terminate the end of 2011. Of these additional anticipated costs, approximately $8.1 million will be borne by SPD and $2.9 million will be borne by us and included primarily in our professional diagnostics business segment. We expect the majority of these costs to be incurred by the end of the first half of 2010, which is our anticipated facility closure date.

In February 2008, we decided to cease research and development activities for one of the products in development at our Bedford, England facility, based upon comparison of the product under development with existing products acquired in the HemoSense acquisition. During the year ended December 31, 2008 and since inception of the plan, we recorded restructuring charges of $9.4 million, of which $6.8 million related to the impairment of fixed assets, $1.9 million related to the write-off of inventory, $0.5 million related to contractual obligations with suppliers and $0.2 million related to severance costs to involuntarily terminate employees working on the development of this product. The $9.4 million was included in our professional diagnostics business segment. Of the $0.7 million in contractual obligations and severance costs, all has been paid as of December 31, 2008. We do not expect to incur significant additional charges under this plan.

On March 18, 2008, we announced our plans to close our BioStar, Inc., or BioStar, facility in Louisville, Colorado and exit production of the BioStar OIA product line, along with our plans to close two of our newly-acquired facilities in the San Francisco, California area, relating to Cholestech and HemoSense and our newly-acquired facility in Columbia, Maryland, relating to Panbio. The Cholestech operation, which was acquired in September 2007 and manufactures and distributes the Cholestech LDX system, a point-of-care monitor of blood cholesterol and related lipids used to test patients at risk of, or suffering from, heart disease and related conditions, has moved to our Biosite facility in San Diego, California as of the end of 2009. The HemoSense operation, which was acquired in November 2007 and manufactures and distributes the INRatio System, an easy-to-use, hand-held blood coagulation monitoring system for use by patients and healthcare professionals in the management of warfarin, a commonly-prescribed medication used to prevent blood clots, has moved to our Biosite facility. The operations of the Panbio distribution facility, which was acquired in January 2008, have transferred to our distribution center in Freehold, New Jersey.

BioStar manufacturing ceased at the end of June 2008, with BioStar OIA products available for purchase through the end of the first quarter of 2009. During the year ended December 31, 2009, we incurred $0.1 million in severance-related restructuring charges. During the year ended December 31, 2008, we incurred $10.6 million in restructuring charges related to this plan, which consisted of $5.1 million of intangible asset impairments, $1.4 million in severance-related costs, $0.6 million in fixed asset impairments, $1.2 million in

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

facility exit costs and $2.3 million related to the write-off of inventory. Since the inception of the plan, we incurred $10.7 million in restructuring charges related to this plan, which consisted of $5.1 million of intangible assets impairment, $1.5 million in severance-related costs, $0.6 million in fixed asset impairments, $1.2 million in facility exit costs and $2.3 million related to the write-off of inventory. All costs related to this plan have been included in our professional diagnostics business segment. We do not expect to incur additional charges under this plan. As of December 31, 2009, all costs have been paid.

As a result of our plans to transition the businesses of Cholestech and HemoSense to Biosite and Panbio to Orlando, Florida and close these facilities, we incurred $8.2 million in restructuring charges during the year ended December 31, 2009, of which $2.4 million relates to fixed asset impairments, $1.7 million relates to severance and retention costs, $2.6 million in transition costs, $1.3 million in inventory write-offs and $0.2 million in present value accretion of facility lease costs. We incurred $3.8 million in restructuring charges during the year ended December 31, 2008, of which $2.7 million relates to severance and retention costs, $0.4 million in fixed asset impairments, $0.5 million in transition costs and $0.2 million in present value accretion of facility lease costs related to these plans. During the years ended December 31, 2009 and 2008, respectively, $8.0 million and $3.6 million in charges were included in operating income of our professional diagnostics business segment. We charged $0.2 million, related to the present value accretion of facility lease costs, to interest expense for each of the years ended December 31, 2009 and 2008. Since the inception of the plan, we incurred $12.0 million in restructuring charges, of which $4.4 million relates to severance and retention costs, $2.8 million in fixed asset impairments, $3.1 million in transition costs, $1.3 million in inventory write-offs and $0.4 million in present value accretion of facility lease costs related to these plans. Of the $7.9 million in severance and exit costs, $2.2 million remains unpaid as of December 31, 2009.

We anticipate incurring an additional $2.3 million in restructuring charges under our Cholestech plan, primarily related to severance, retention and outplacement benefits, along with other costs to transition the Cholestech operations to our Biosite facility and will be included in our professional diagnostics business segment. See Note 4(d) for further information and costs related to these plans.

In addition to transitioning the businesses of Cholestech and HemoSense to Biosite, we also made the decision to close our Innovacon facility in San Diego, California and move the operating activities to Biosite; the Innovacon business is the rapid diagnostics business that we acquired from ACON in March 2006. During the year ended December 31, 2008 and since inception, we recorded $0.6 million in restructuring charges, of which $0.5 million related to facility lease and exit costs and $0.1 million related to impairment of fixed assets. These charges are included in our professional diagnostics business segment. As of December 31, 2009, all costs have been paid. We vacated the facility in August 2008 and do not anticipate incurring additional costs under this plan.

In April 2008, we initiated cost reduction efforts at our facilities in Stirling, Scotland, consolidating our business activities into one facility and with our Biosite operations. As a result of these efforts, we recorded $3.3 million in restructuring charges for the year ended December 31, 2008 and since inception of the plan, consisting of $2.0 million in fixed asset impairments, $1.0 million in severance costs and $0.3 million in facility exit costs. All costs related to this plan are included in our professional diagnostics business segment. Of the $1.3 million in severance and facility exit costs, $0.1 million remains unpaid at December 31, 2009. We do not expect to incur significant additional charges under this plan.

(c) 2007 Restructuring Plans

During 2007, we committed to several plans to restructure and integrate our worldwide sales, marketing, order management and fulfillment operations, as well as to evaluate certain research and development projects. The objectives of the plans were to eliminate redundant costs, improve customer responsiveness and improve operational efficiencies. As a result of these restructuring plans, we recorded $1.1 million in restructuring charges during the year ended December 31, 2009, primarily related to severance charges and outplacement

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

services. We recorded $3.0 million in restructuring charges during the year ended December 31, 2008, including $2.6 million related to severance charges and outplacement services and $0.4 million related to facility exit costs. During the year ended December 31, 2007, we recorded $5.2 million in restructuring charges, including $1.2 million in severance costs and $4.0 million in fixed asset impairments. Since inception of the plan, we have recorded $9.3 million in restructuring charges, including $4.9 million related to severance charges and outplacement services, $0.4 million related to facility exit costs and $4.0 million related to impairment charges on fixed assets. The restructuring charges related to this plan are included in our professional diagnostics business segment. As of December 31, 2009, $0.4 million of severance-related charges and facility exit costs remain unpaid. We do not anticipate incurring significant additional charges related to this plan.

In addition, we recorded restructuring charges associated with the formation of our joint venture with P&G. In connection with the joint venture, we committed to a plan to close our sales offices in Germany and Sweden, as well as to evaluate redundancies in all departments of the consumer diagnostics business segment that are impacted by the formation of the joint venture. For the year ended December 31, 2008, we recorded $0.2 million in severance costs related to this plan. For the year ended December 31, 2007, we recorded $1.2 million in restructuring charges, of which $0.8 million relates to severance costs and $0.4 million relates to facility and other exit costs. We have recorded $1.4 million in restructuring charges since inception of the plan, of which $1.0 million relates to severance costs and $0.4 million relates to facility and other exit costs. Of the total $1.4 million in exit costs, $0.1 million remains unpaid as of December 31, 2009. We do not anticipate incurring additional charges related to this plan.

(d) 2006 Restructuring Plans

In May 2006, we committed to a plan to cease operations at our ABI manufacturing facility in San Diego, California and to write off certain excess manufacturing equipment at other impacted facilities. Additionally, in June 2006, we committed to a plan to reorganize the sales and marketing and customer service functions in certain of our U.S. professional diagnostics companies. For the year ended December 31, 2007, we recorded $0.4 million in net restructuring charges under these plans, which primarily relates to $0.6 million in facility exit costs, offset by a $0.2 million adjustment due to the finalization of fixed asset write-offs. Of the $0.4 million net charge, the $0.2 million adjustment was included in our consumer diagnostics segment, and $0.6 million was included in our professional diagnostics business segment.

Net restructuring charges since the commitment date consist of $6.7 million related to impairment of fixed assets and inventory, $2.7 million related to an impairment charge on an intangible asset, $2.5 million related to severance, and $0.6 million related to facility closing costs. Of the $12.5 million recorded in operating income, $8.2 million, $1.7 million and $2.6 million were included in our professional diagnostics, consumer diagnostics, and corporate and other business segments, respectively. As of December 31, 2009, substantially all costs have been paid.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(e) Restructuring Reserves

The following table summarizes our liabilities related to the restructuring activities associated with the plans discussed above (in thousands):

	Balance at	Additions			Balance at
	Beginning	to the	Amounts		End of
	of Period	Reserve	Paid	Other(1)	Period

Year ended December 31, 2007	$1,565	$2,828	$(3,264)	$(6)	$1,123
Year ended December 31, 2008	$1,123	$25,642	$(9,148)	$(2,823)	$14,794
Year ended December 31, 2009	$14,794	$22,730	$(18,021)	$(597)	$18,906

(1)	Represents foreign currency translation adjustment.

(23)	Equity Investments

We account for the results from our equity investments under the equity method of accounting in accordance with ASC 323, Investments — Equity Methods and Joint Ventures, based on the percentage of our ownership interest in the business. Our equity investments primarily include the following:

(i) Joint Venture with P&G

In May 2007, we completed our 50/50 joint venture with P&G for the development, manufacturing, marketing and sale of existing and to-be-developed consumer diagnostic products, outside the cardiology, diabetes and oral care fields. Upon completion of the arrangement to form the joint venture, we ceased to consolidate the operating results of our consumer diagnostics business related to the joint venture. For the years ended December 31, 2009 and 2007, we recorded earnings of $5.7 million, and $3.0 million, respectively, in equity earnings (losses) of unconsolidated entities, net of tax, in our accompanying consolidated statements of operations, which represented our 50% share of the joint venture’s net income for the respective periods. For the year ended December 31, 2008, we recorded a loss of $0.9 million in equity earnings (losses) of unconsolidated entities, net of tax, in our accompanying consolidated statements of operations, which represented our 50% share of the joint venture’s net loss for the respective period.

(ii)	TechLab

In May 2006, we acquired 49% of TechLab, Inc., or TechLab, a privately-held developer, manufacturer and distributor of rapid non-invasive intestinal diagnostics tests in the areas of intestinal inflammation, antibiotic associated diarrhea and parasitology. For the years ended December 31, 2009, 2008 and 2007, we recorded earnings of $1.6 million, $1.5 million and $1.0 million, respectively, in equity earnings (losses) of unconsolidated entities, net of tax, in our accompanying consolidated statements of operations, which represented our minority share of TechLab’s net income for the respective period.

(iii)	Vedalab

In November 2006, we acquired our 40% investment in Vedalab S.A., or Vedalab, a French manufacturer and supplier of rapid diagnostic tests in the professional market. For the years ended December 31, 2009, 2008 and 2007, we recorded $0.4 million, $0.5 million and $0.3 million, respectively, in equity earnings (losses) of unconsolidated entities, net of tax, in our accompanying consolidated statements of operations, which represented our minority share of Vedalab’s net income for the respective period.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summarized financial information for the P&G joint venture and TechLab on a combined basis is as follows (in thousands):

Combined condensed results of operations:

	For The Years Ended December 31,
	2009	2008	2007

Net revenue	$203,812	$204,912	$122,305

Gross profit	$134,351	$108,979	$62,011

Net income after taxes	$14,821	$1,209	$8,183

Combined condensed balance sheets:

	As of December 31,
	2009	2008

Current assets	$87,880	$78,752
Non-current assets	26,881	25,269

Total assets	$114,761	$104,021

Current liabilities	$61,959	$59,655
Non-current liabilities	1,492	$847

Total liabilities	$63,451	$60,502

(24) Gain on Disposition

In September 2009, we disposed of our majority ownership interest in our Diamics operation, which was part of our professional diagnostics reporting unit and business segment. Since the date of acquisition, July 2007, under the principles of consolidation, we consolidated 100% of the operating results of the Diamics operations in our consolidated statement of operations. As a result of disposition, we recorded a gain of $3.4 million during the year ended December 31, 2009.

(25) Discontinued Operations

On January 15, 2010, we completed the sale of our vitamins and nutritional supplements business, for a purchase price of approximately $63.4 million in cash, subject to customary post-closing adjustments. The sale included all of our private label and branded nutritionals businesses and represents the complete divestiture of our entire vitamins and nutritional supplements business segment. We expect to recognize a pre-tax gain of approximately $19.8 million in the first quarter of 2010, subject to the post-closing adjustments. The results of the vitamins and nutritional supplements business, which represents our entire vitamins and nutritional supplements business segment, are included in income (loss) from discontinued operations, net of tax, for all periods presented. The net assets and net liabilities associated with the vitamins and nutritional supplements business have been reclassified to assets held for sale and liabilities related to assets held for sale as of December 31, 2009 and 2008.

The following assets and liabilities have been segregated and classified as assets held for sale and liabilities related to assets held for sale, as appropriate, in the consolidated balance sheets as of December 31, 2009 and 2008. The amounts presented below were adjusted to exclude cash, intercompany receivables and payables and certain assets and liabilities between the business held for sale and the Company, which were excluded from the transaction (amounts in thousands).

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,
	2009	2008

Assets
Accounts receivable, net of allowances of $2,919 and $2,874 at December 31, 2009 and 2008, respectively	$21,100	$19,239
Inventories, net	21,500	25,546
Prepaid expenses and other current assets	160	201
Property, plant and equipment, net	8,368	10,005
Goodwill	200	200
Other intangible assets with indefinite lives	135	75
Other intangible assets, net	2,581	2,794
Other non-current assets	104	106

Total assets held for sale	$54,148	$58,166

Liabilities
Accounts payable	$8,299	$16,122
Accrued expenses and other current liabilities	3,230	3,042
Other long-term liabilities	29	29

Total liabilities related to assets held for sale	$11,558	$19,193

The following summarized financial information related to the vitamins and nutritionals supplements businesses have been segregated from continuing operations and reported as discontinued operations (amounts in thousands).

	2009	2008	2007

Net revenue	99,517	88,873	72,824
Income (loss) from discontinued operations before income taxes	2,102	(1,090)	(348)
Provision (benefit) for income taxes	168	(42)	70
Net income (loss) from discontinued operations	1,934	(1,048)	(418)

(26)	Supplemental Cash Flow Information

Cash Paid for Interest and Income Taxes:

During fiscal 2009, 2008 and 2007, we made cash payments for interest totaling $87.3 million, $88.6 million and $65.0 million, respectively.

During fiscal 2009, 2008 and 2007, total net cash paid (received) for income taxes was $49.2 million, $5.5 million and $(31.5) million, respectively.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Non-cash Investing Activities:

During fiscal 2009, 2008 and 2007, we issued shares of our common stock and exchanged employee stock options in connection with several of our acquisitions (dollars in thousands):

				Employee Stock Options/
				Restricted Stock Awards
		Common Stock Issued		Exchanged
		Number of	Fair Value of	Number of	Fair Value of
Company Acquired	Date of Acquisition	Shares	Shares	Shares	Shares

Mologic Limited	October 6, 2009	128,513	$5,115	—	$—
Concateno plc	August 11, 2009	2,091,800	$70,218	315,227	$2,881
GeneCare Medical Genetics Center, Inc.	July 1, 2009	4,000	$57	—	$—
ACON Second Territory Business	April 30, 2009	1,210,842	$42,427	—	$—
Matria Healthcare, Inc.	May 9, 2008	—	$—	1,490,655	$17,334
BBI Holdings Plc	February 12, 2008	251,085	$14,397	355,238	$3,639
Matritech, Inc.	December 12, 2007	616,671	$35,592	—	$—
Biosystems S.A.	December 11, 2007	33,373	$1,948	—	$—
Alere Medical, Inc.	November 16, 2007	2,762,182	$161,086	380,894	$20,614
HemoSense, Inc.	November 6, 2007	3,691,369	$226,415	380,732	$16,695
Cholestech Corporation	September 12, 2007	6,840,361	$329,774	733,077	$20,331
Spectral Diagnostics Private Limited(1)	July 27, 2007	93,558	$3,737	—	$—
Biosite Incorporated(2)	June 29, 2007	—	$—	753,863	$28,453
Quality Assured Services, Inc.	June 7, 2007	273,642	$12,834	—	$—
Instant Technologies, Inc.	December 28, 2007	463,399	$21,530	—	$—

(1)	The acquisition of Spectral Diagnostics Private Limited also included its affiliate Source Diagnostics (India) Private Limited.

(2)	The value includes $2.6 million associated with net operating loss carryforwards related to stock options issued to Biosite Incorporated employees.

Non-cash Financing Activities:

During 2009 and 2008, we recorded non-cash charges to accumulated other comprehensive income of $11.4 million and $11.6 million, respectively, representing the change in fair market value of our interest rate swap agreement.

(27)	Subsequent Event

We evaluated subsequent events occurring after the balance sheet date and up to the time of filing with the SEC our Annual Report on Form 10-K for the year ended December 31, 2009, and concluded there was no event of which management was aware that occurred after the balance sheet date that would require any adjustment to the accompanying consolidated financial statements.

In February 2010, we acquired Kroll Laboratory Specialists, Inc. located in Gretna, Louisiana, which provides forensic quality substance abuse testing products and services across the United States. The purchase price is approximately $110.0 million in cash and is subject to a customary working capital adjustment.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In February 2010, we acquired a 61.92% ownership interest in Standard Diagnostics, Inc. via a tender offer for approximately $165.0 million. Standard Diagnostics, a publicly-traded Korean company, specializes in the medical diagnostics industry. Its main product lines relate to diagnostic reagents and devices for hepatitis, infectious diseases, tumor markers, fertility, drugs of abuse, urine strips and protein strips.

(28)	Guarantor Financial Information

Our 9% senior subordinated notes due 2016, as well as our 7.875% senior notes due 2016, are guaranteed by certain of our consolidated subsidiaries, or the Guarantor Subsidiaries. The guarantees are full and unconditional and joint and several. The following supplemental financial information sets forth, on a consolidating basis, audited balance sheets as of December 31, 2009, and 2008, and the related audited statements of operations and cash flows for each of the three years in the period ended December 31, 2009 for the Company, the Guarantor Subsidiaries and our other subsidiaries, or the Non-Guarantor Subsidiaries. The supplemental financial information reflects the investments of the Company and the Guarantor Subsidiaries in the Guarantor and Non-Guarantor Subsidiaries using the equity method of accounting.

We have extensive transactions and relationships between various members of the consolidated group. These transactions and relationships include intercompany pricing agreements, intellectual property royalty agreements and general and administrative and research and development cost-sharing agreements. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2009

		Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Net product sales	$—	$877,135	$597,266	$(109,322)	$1,365,079
Services revenue	—	521,509	6,978	—	528,487
License and royalty revenue	—	6,441	26,470	(3,836)	29,075

Net revenue	—	1,405,085	630,714	(113,158)	1,922,641

Cost of net product sales	4,069	429,336	333,842	(147,744)	619,503
Cost of services revenue	700	236,016	3,310	—	240,026
Cost of license and royalty revenue	—	(16)	12,742	(3,836)	8,890

Cost of net revenue	4,769	665,336	349,894	(151,580)	868,419

Gross profit	(4,769)	739,749	280,820	38,422	1,054,222
Operating expenses:
Research and development	27,503	59,137	26,208	—	112,848
Sales and marketing	8,239	310,986	122,421	—	441,646
General and administrative	68,909	213,346	74,778	—	357,033
Gain on dispositions	(2,682)	—	(673)	—	(3,355)

Operating (loss) income	(106,738)	156,280	58,086	38,422	146,050
Interest expense, including amortization and write-off of deferred financing costs	(102,627)	(50,261)	(11,505)	57,595	(106,798)
Other income (expense), net	55,476	(4,584)	7,699	(57,595)	996

(Loss) income from continuing operations before (benefit) provision for income taxes	(153,889)	101,435	54,280	38,422	40,248
(Benefit) provision for income taxes	(31,695)	36,144	10,987	191	15,627

(Loss) income from continuing operations before equity earnings (loss) of unconsolidated entities, net of tax	(122,194)	65,291	43,293	38,231	24,621
Equity in earnings of subsidiaries, net of tax	155,725	—	—	(155,725)	—
Equity earnings of unconsolidated entities, net of tax	1,747	—	5,972	(93)	7,626

Income (loss) from continuing operations	35,278	65,291	49,265	(117,587)	32,247
Income (loss) from discontinued operations, net of tax	(1,097)	2,689	334	8	1,934

Net income (loss)	34,181	67,980	49,599	(117,579)	34,181
Less: Net income attributable to non-controlling interests	—	—	465	—	465

Net income (loss) attributable to Inverness Medical Innovations, Inc. and subsidiaries	34,181	67,980	49,134	(117,579)	33,716
Preferred stock dividends	(22,972)	—	—	—	(22,972)

Net income (loss) available to common stockholders	$11,209	$67,980	$49,134	$(117,579)	$10,744

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2008

		Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Net product sales	$—	$782,085	$485,091	$(115,911)	$1,151,265
Services revenue	—	402,758	2,704	—	405,462
License and royalty revenue	—	15,536	10,290	—	25,826

Net revenue	—	1,200,379	498,085	(115,911)	1,582,553

Cost of net product sales	2,541	368,178	285,862	(113,264)	543,317
Cost of services revenue	77	176,421	600	—	177,098
Cost of license and royalty revenue	—	3,759	6,438	(1,577)	8,620

Cost of net revenue	2,618	548,358	292,900	(114,841)	729,035

Gross profit	(2,618)	652,021	205,185	(1,070)	853,518
Operating expenses:
Research and development	27,709	50,631	33,488	—	111,828
Sales and marketing	37,183	254,261	90,363	132	381,939
General and administrative	59,784	167,509	67,766	—	295,059

Operating (loss) income	(127,294)	179,620	13,568	(1,202)	64,692
Interest expense, including amortization and write-off of deferred financing costs	(90,328)	(72,435)	(15,986)	77,617	(101,132)
Other income (expense), net	78,604	(16,281)	13,442	(77,572)	(1,807)

(Loss) income from continuing operations before (benefit) provision for income taxes	(139,018)	90,904	11,024	(1,157)	(38,247)
(Benefit) provision for income taxes	(63,152)	46,709	(201)	—	(16,644)

(Loss) income from continuing operations before equity earnings (loss) of unconsolidated entities, net of tax	(75,866)	44,195	11,225	(1,157)	(21,603)
Equity in earnings of subsidiaries, net of tax	52,743	—	—	(52,743)	—
Equity earnings of unconsolidated entities, net of tax	1,522	(23)	(379)	(70)	1,050

Income (loss) from continuing operations	(21,601)	44,172	10,846	(53,970)	(20,553)
Income (loss) from discontinued operations, net of tax	—	(112)	(891)	(45)	(1,048)

Net income (loss)	(21,601)	44,060	9,955	(54,015)	(21,601)
Less: Net income attributable to non-controlling interests	—	—	167	—	167

Net income (loss) attributable to Inverness Medical Innovations, Inc. and subsidiaries	(21,601)	44,060	9,788	(54,015)	(21,768)
Preferred stock dividends	(13,989)	—	—	—	(13,989)

Net income (loss) available to common stockholders	$(35,590)	$44,060	$9,788	$(54,015)	$(35,757)

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2007

		Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Net product sales	$10,494	$482,171	$318,590	$(83,164)	$728,091
Services revenue	—	14,164	2,482	—	16,646
License and royalty revenue	—	14,047	17,962	(10,030)	21,979

Net revenue	10,494	510,382	339,034	(93,194)	766,716

Cost of net product sales	27,208	230,491	201,164	(93,318)	365,545
Cost of services revenue	—	5,261	—	—	5,261
Cost of license and royalty revenue	—	1,380	7,769	—	9,149

Cost of net revenue	27,208	237,132	208,933	(93,318)	379,955

Gross profit	(16,714)	273,250	130,101	124	386,761
Operating expenses:
Research and development	6,614	27,910	35,023	—	69,547
Purchase of in-process research and development	169,000	—	4,825	—	173,825
Sales and marketing	25,395	93,430	44,203	—	163,028
General and administrative	78,499	40,298	36,356	—	155,153

Operating (loss) income	(296,222)	111,612	9,694	124	(174,792)
Interest expense, including amortization and write-off of deferred financing costs	(77,201)	(49,892)	(21,099)	65,205	(82,987)
Other income (expense), net	71,183	3,979	(573)	(65,165)	9,424

(Loss) income from continuing operations before (benefit) provision for income taxes	(302,240)	65,699	(11,978)	164	(248,355)
(Benefit) provision for income taxes	(12,949)	9,631	2,269	—	(1,049)

(Loss) income from continuing operations before equity earnings (loss) of unconsolidated entities, net of tax	(289,291)	56,068	(14,247)	164	(247,306)
Equity in earnings of subsidiaries, net of tax	44,870	—	—	(44,870)	—
Equity earnings of unconsolidated entities, net of tax	1,069	—	3,348	(45)	4,372

Income (loss) from continuing operations	(243,352)	56,068	(10,899)	(44,751)	(242,934)
Income (loss) from discontinued operations, net of tax	—	195	(528)	(85)	(418)

Net income (loss)	(243,352)	56,263	(11,427)	(44,836)	(243,352)
Less: Net income attributable to non-controlling interests	(243)	—	476	1,168	1,401

Net income (loss) attributable to Inverness Medical Innovations, Inc. and subsidiaries	$(243,109)	$56,263	$(11,903)	$(46,004)	$(244,753)

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING BALANCE SHEET
December 31, 2009

		Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$294,137	$82,602	$116,034	$—	$492,773
Restricted cash	—	1,576	848	—	2,424
Marketable securities	—	947	—	—	947
Accounts receivable, net of allowances	—	197,442	169,291	(12,280)	354,453
Inventories, net	—	122,062	106,544	(7,067)	221,539
Deferred tax assets	36,907	27,947	1,638	—	66,492
Income tax receivable	—	1,107	—	—	1,107
Receivable from joint venture, net	—	—	1,637	(1,637)	—
Prepaid expenses and other current assets	8,160	15,990	36,645	12,280	73,075
Assets held for sale	—	53,545	603	—	54,148
Intercompany receivables	861,596	329,771	12,500	(1,203,867)	—

Total current assets	1,200,800	832,989	445,740	(1,212,571)	1,266,958
Property, plant and equipment, net	1,646	241,732	86,034	(5,024)	324,388
Goodwill	2,187,411	595,612	685,674	(5,339)	3,463,358
Other intangible assets with indefinite lives	700	21,120	21,824	—	43,644
Core technology and patents, net	23,242	319,047	79,430	—	421,719
Other intangible assets, net	79,609	866,104	318,995	—	1,264,708
Deferred financing costs, net, and other non-current assets	43,368	5,640	23,754	—	72,762
Investments in unconsolidated entities	1,525,927	367	38,443	(1,500,772)	63,965
Marketable securities	1,503	—	—	—	1,503
Deferred tax assets	—	—	20,987	—	20,987
Intercompany notes receivable	1,296,373	83,510	—	(1,379,883)	—

Total assets	$6,360,579	$2,966,121	$1,720,881	$(4,103,589)	$6,943,992

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$9,750	$2,392	$6,828	$—	$18,970
Current portion of capital lease obligations	—	499	400	—	899
Accounts payable	2,580	63,204	60,538	—	126,322
Accrued expenses and other current liabilities	(128,488)	278,203	130,017	—	279,732
Payable to joint venture, net	—	(1,242)	3,412	(1,637)	533
Liabilities related to assets held for sale	—	11,556	2	—	11,558
Intercompany payables	306,869	275,316	621,683	(1,203,868)	—

Total current liabilities	190,711	629,928	822,880	(1,205,505)	438,014

Long-term liabilities:
Long-term debt, net of current portion	2,125,006	—	3,509	—	2,128,515
Capital lease obligations, net of current portion	—	698	242	—	940
Deferred tax liabilities	(35,999)	423,303	54,745	—	442,049
Deferred gain on joint venture	16,309	—	272,458	—	288,767
Other long-term liabilities	68,464	16,603	31,751	—	116,818
Intercompany notes payable	503,064	746,456	127,822	(1,377,342)	—

Total long-term liabilities	2,676,844	1,187,060	490,527	(1,377,342)	2,977,089

Equity	3,493,024	1,149,133	407,474	(1,520,742)	3,528,889

Total liabilities and equity	$6,360,579	$2,966,121	$1,720,881	$(4,103,589)	$6,943,992

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING BALANCE SHEET
December 31, 2008

		Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$1,743	$69,798	$69,783	$—	$141,324
Restricted cash	—	1,160	1,588	—	2,748
Marketable securities	—	1,347	416	—	1,763
Accounts receivable, net of allowances	—	180,324	97,281	(16,236)	261,369
Inventories, net	—	106,539	71,311	(4,265)	173,585
Deferred tax assets	80,926	22,334	1,051	—	104,311
Income tax receivable	—	2,792	3,614	—	6,406
Receivable from joint venture, net	—	—	15,227	(3,209)	12,018
Prepaid expenses and other current assets	10,887	20,007	26,903	16,236	74,033
Assets held for sale	—	57,794	372	—	58,166
Intercompany receivables	455,746	248,177	75,686	(779,609)	—

Total current assets	549,302	710,272	363,232	(787,083)	835,723
Property, plant and equipment, net	2,395	211,340	62,422	(1,679)	274,478
Goodwill	2,020,528	599,317	427,251	(1,213)	3,045,883
Other intangible assets with indefinite lives	—	21,120	21,789	—	42,909
Core technology and patents, net	43,700	331,892	83,715	—	459,307
Other intangible assets, net	277,389	769,663	119,484	—	1,166,536
Deferred financing costs, net, and other non-current assets	36,876	6,766	3,136	—	46,778
Investments in unconsolidated entities	872,848	751	57,681	(862,448)	68,832
Marketable securities	591	—	—	—	591
Deferred tax assets	(1,742)	—	16,065	—	14,323
Intercompany notes receivable	1,633,174	(50,660)	2,454	(1,584,968)	—

Total assets	$5,435,061	$2,600,461	$1,157,229	$(3,237,391)	$5,955,360

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$9,750	$2,870	$6,438	$—	$19,058
Current portion of capital lease obligations	—	265	186	—	451
Accounts payable	4,173	56,510	35,899	—	96,582
Accrued expenses and other current liabilities	(120,656)	260,356	93,599	(3,209)	230,090
Liabilities related to assets held for sale	—	19,170	23	—	19,193
Intercompany payables	155,443	198,939	425,229	(779,611)	—

Total current liabilities	48,710	538,110	561,374	(782,820)	365,374

Long-term liabilities:
Long-term debt, net of current portion	1,493,000	2,302	5,255	—	1,500,557
Capital lease obligations, net of current portion	—	66	402	—	468
Deferred tax liabilities	(36,399)	459,501	39,685	—	462,787
Deferred gain on joint venture	16,310	—	270,720	—	287,030
Other long-term liabilities	26,830	17,835	14,772	—	59,437
Intercompany notes payable	607,772	853,470	119,594	(1,580,836)	—

Total long-term liabilities	2,107,513	1,333,174	450,428	(1,580,836)	2,310,279

Equity	3,278,838	729,177	145,427	(873,735)	3,279,707

Total liabilities and equity	$5,435,061	$2,600,461	$1,157,229	$(3,237,391)	$5,955,360

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2009

		Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Cash Flows from Operating Activities:
Net income (loss)	$34,181	$67,980	$49,599	$(117,579)	$34,181
(Loss) Income from discontinued operations, net of tax	(1,097)	2,689	334	8	1,934

Income (loss) from continuing operations	35,278	65,291	49,265	(117,587)	32,247
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Equity in earnings of subsidiaries, net of tax	(155,725)	—	—	155,725	—
Interest expense related to amortization of original issue discounts and write-off of deferred financing costs	9,711	—	712	—	10,423
Depreciation and amortization	8,286	244,691	59,714	(256)	312,435
Non-cash stock-based compensation expense	28,220	—	—	—	28,220
Impairment of inventory	—	—	1,467	—	1,467
Impairment of long-lived assets	—	5,620	1,363	—	6,983
(Gain) loss on sale of fixed assets	4	1,150	51	—	1,205
Equity earnings of unconsolidated entities, net of tax	(1,747)	—	(5,972)	93	(7,626)
Deferred and other non-cash income taxes	(1,983)	(32,979)	44,934	(19,096)	(9,124)
Other non-cash items	292	1,835	1,137	—	3,264
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, net	—	(4,785)	(43,950)	12,280	(36,455)
Inventories, net	—	30,679	(12,666)	(34,438)	(16,425)
Prepaid expenses and other current assets	(4,741)	2,686	11,136	—	9,081
Accounts payable	(1,979)	844	3,252	—	2,117
Accrued expenses and other current liabilities	20,534	12,828	(78,807)	—	(45,445)
Other non-current liabilities	1,651	4,529	(8,889)	—	(2,709)
Intercompany payable (receivable)	(66,894)	(252,414)	319,308	—	—

Net cash (used in) provided by continuing operations	(129,093)	79,975	342,055	(3,279)	289,658
Net cash (used in) provided by discontinued operations	(1,096)	(1,097)	59	7	(2,127)

Net cash provided by (used in) operating activities	(130,189)	78,878	342,114	(3,272)	287,531

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(610)	(70,674)	(32,594)	3,272	(100,606)
Proceeds from sale of property, plant and equipment	—	454	349	—	803
Cash paid for acquisitions and transactional costs, net of cash acquired	(203,460)	15,455	(280,522)	—	(468,527)
Cash received from (paid for) investments in minority interests and marketable securities	980	—	11,580	—	12,560
Increase in other assets	(20,000)	(7,313)	(407)	—	(27,720)

Net cash (used in) provided by continuing operations	(223,090)	(62,078)	(301,594)	3,272	(583,490)
Net cash used in discontinued operations	—	(237)	—	—	(237)

Net cash (used in) provided by investing activities	(223,090)	(62,315)	(301,594)	3,272	(583,727)

Cash Flows from Financing Activities:
Proceeds from borrowing under long-term debt	631,176	312	(311)	—	631,177
(Increase) decrease in restricted cash	4	(417)	831	—	418
Cash paid for financing costs	(17,756)	—	—	—	(17,756)
Proceeds from issuance of common stock, net of issuance costs	30,015	—	—	—	30,015
Repayments on long-term debt	(10,325)	(3,054)	2,324	—	(11,055)
Net proceeds (repayments) from revolving lines-of-credit	—	—	(7,251)	—	(7,251)
Tax benefit on exercised stock options	9,269	—	—	—	9,269
Principal payments of capital lease obligations	—	(584)	(214)	—	(798)
Other	(153)	—	—	—	(153)

Net cash provided by (used in) continuing operations	642,230	(3,743)	(4,621)	—	633,866
Net cash used in discontinued operations	—	(12)	—	—	(12)

Net cash provided by (used in) financing activities	642,230	(3,755)	(4,621)	—	633,854

Foreign exchange effect on cash and cash equivalents	3,443	—	10,348	—	13,791

Net (decrease) increase in cash and cash equivalents	292,394	12,808	46,247	—	351,449
Cash and cash equivalents, beginning of period	1,743	69,794	69,787	—	141,324

Cash and cash equivalents, end of period	$294,137	$82,602	$116,034	$—	$492,773

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2008

		Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)
Cash Flows from Operating Activities:
Net (loss) income	$(21,601)	$44,060	$9,955	$(54,015)	$(21,601)
Income (loss) from discontinued operations, net of tax	—	(112)	(891)	(45)	(1,048)

(Loss) Income from continuing operations	(21,601)	44,172	10,846	(53,970)	(20,553)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Equity in earnings of subsidiaries, net of tax	(52,743)	—	—	52,743	—
Interest expense related to amortization of deferred financing costs	5,930	—	—	—	5,930
Depreciation and amortization	48,754	173,963	42,937	—	265,654
Non-cash stock-based compensation expense	26,405	—	—	—	26,405
Impairment of inventory	—	2,300	1,893	—	4,193
Impairment of long-lived assets	—	6,117	13,914	—	20,031
(Gain) loss on sale of fixed assets	(1)	255	523	—	777
Equity earnings of unconsolidated entities, net of tax	(1,522)	23	379	70	(1,050)
Deferred and other non-cash income taxes	(957)	(25,455)	(15,302)	—	(41,714)
Other non-cash items	2,714	1,680	(16)	—	4,378
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, net	—	(28,321)	(12,225)	1,000	(39,546)
Inventories, net	—	(24,331)	(12,677)	(4,937)	(41,945)
Prepaid expenses and other current assets	616	11,645	(24,758)	5,111	(7,386)
Accounts payable	(84)	9,669	(2,392)	—	7,193
Accrued expenses and other current liabilities	(154,680)	111,764	15,476	(1,651)	(29,091)
Other non-current liabilities	(1,104)	139	4,365	—	3,400
Intercompany payable (receivable)	224,208	(282,185)	54,036	3,941	—

Net cash provided by continuing operations	75,935	1,435	76,999	2,307	156,676
Net cash used in discontinued operations	—	(7,348)	(1,439)	(45)	(8,832)

Net cash provided by (used in) operating activities	75,935	(5,913)	75,560	2,262	147,844

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(1,009)	(42,149)	(24,220)	1,679	(65,699)
Proceeds from sale of property, plant and equipment	—	96	974	—	1,070
Cash paid for acquisitions and transactional costs, net of cash acquired	(470,393)	10,185	(189,691)	—	(649,899)
Cash received from (paid for) investments in minority interests and marketable securities	1,372	(1,113)	11,874	—	12,133
Increase in other assets	(1,000)	(4,932)	(4,568)	—	(10,500)

Net cash (used in) provided by continuing operations	(471,030)	(37,913)	(205,631)	1,679	(712,895)
Net cash used in discontinued operations	—	(437)	—	—	(437)

Net cash (used in) provided by investing activities	(471,030)	(38,350)	(205,631)	1,679	(713,332)

Cash Flows from Financing Activities:
(Increase) decrease in restricted cash	—	(1,145)	140,349	—	139,204
Issuance costs associated with preferred stock	(350)	—	—	—	(350)
Cash paid for financing costs	(1,401)	—	—	—	(1,401)
Other	(56)	—	—	—	(56)
Proceeds from issuance of common stock, net of issuance costs	20,675	—	—	—	20,675
Net repayments on long-term debt	(9,750)	(4,037)	—	—	(13,787)
Net proceeds (repayments) from revolving lines-of-credit	142,000	(2,320)	(2,438)	—	137,242
Tax benefit on exercised stock options	17,542	—	—	—	17,542
Principal payments of capital lease obligations	—	(362)	(596)	—	(958)

Net cash provided by (used in) continuing operations	168,660	(7,864)	137,315	—	298,111
Net cash used in discontinued operations	—	(342)	—	—	(342)

Net cash provided by (used in) financing activities	168,660	(8,206)	137,315	—	297,769

Foreign exchange effect on cash and cash equivalents	—	(866)	(882)	(3,941)	(5,689)

Net (decrease) increase in cash and cash equivalents	(226,435)	(53,335)	6,362	—	(273,408)
Cash and cash equivalents, beginning of period	228,178	123,133	63,421	—	414,732

Cash and cash equivalents, end of period	$1,743	$69,798	$69,783	$—	$141,324

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2007

		Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands)

Cash Flows from Operating Activities:
Net (loss) income	$(243,352)	$56,263	$(11,427)	$(44,836)	$(243,352)
Income (loss) from discontinued operations, net of tax	—	195	(528)	(85)	(418)

Income (loss) from continuing operations	(243,352)	56,068	(10,899)	(44,751)	(242,934)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Equity in earnings of subsidiaries, net of tax	(44,870)	—	—	44,870	—
Interest expense related to amortization and write-off of deferred financing costs	6,884	2,122	1,957	—	10,963
Depreciation and amortization	43,718	28,174	26,090	—	97,982
Non-cash stock-based compensation expense	52,210	—	—	—	52,210
Charge for in-process research and development	173,825	—	—	—	173,825
Impairment of long-lived assets	—	108	3,764	—	3,872
Loss (gain) on sale of fixed assets	—	115	(56)	—	59
Equity earnings of unconsolidated entities, net of tax	(1,069)	—	(3,348)	45	(4,372)
Interest in minority investments	—	—	—	—	—
Deferred and other non-cash income taxes	(36,291)	3,050	3,694	1,539	(28,008)
Other non-cash items	197	—	—	—	197
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, net	—	25,796	(9,095)	29,451	46,152
Inventories, net	—	6,639	(9,230)	(79)	(2,670)
Prepaid expenses and other current assets	(2,669)	45,319	141	(27,595)	15,196
Accounts payable	2,198	(8,704)	4,350	—	(2,156)
Accrued expenses and other current liabilities	16,714	(34,766)	(12,389)	(3,395)	(33,836)
Other non-current liabilities	407	220	1,156	—	1,783
Intercompany payable (receivable)	1,385,254	(1,385,378)	5,391	(5,267)	—

Net cash provided by (used in) continuing operations	1,353,156	(1,261,237)	1,526	(5,182)	88,263
Net cash provided by (used in) discontinued operations	—	18	559	(85)	492

Net cash provided by (used in) operating activities	1,353,156	(1,261,219)	2,085	(5,267)	88,755

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(1,538)	(12,278)	(22,015)	—	(35,831)
Proceeds from sale of property, plant and equipment	—	171	93	—	264
Cash paid for acquisitions and transactional costs, net of cash acquired	(2,147,492)	179,154	(67,778)	—	(2,036,116)
Cash received, net of cash paid, from formation of joint venture	30,881	—	293,289	—	324,170
Cash (paid for) received from investments in minority interests and marketable securities	(1,471)	1,550	(10,256)	—	(10,177)
(Increase) decrease in other assets	(26,362)	3,316	(5,327)	—	(28,373)

Net cash (used in) provided by continuing operations	(2,145,982)	171,913	188,006	—	(1,786,063)
Net cash used in discontinued operations	—	(467)	—	—	(467)

Net cash (used in) provided by investing activities	(2,145,982)	171,446	188,006	—	(1,786,530)

Cash Flows from Financing Activities:
Increase in restricted cash	—	(15)	(141,854)	—	(141,869)
Cash paid for financing costs	(40,347)	(164)	(164)	—	(40,675)
Proceeds from issuance of common stock, net of issuance costs	1,122,852	—	—	—	1,122,852
Net repayments on long-term debt	—	—	(22,326)	—	(22,326)
Net proceeds (repayments) from revolving lines-of-credit	1,166,601	(47,703)	(4,727)	—	1,114,171
Tax benefit on exercised stock options	867	—	—	—	867
Principal payments of capital lease obligations	—	(12)	(82)	—	(94)
Intercompany notes (receivable) payable	(1,245,000)	1,245,000	—	—	—

Net cash provided by (used in) continuing operations	1,004,973	1,197,106	(169,153)	—	2,032,926
Net cash used in discontinued operations	—	(542)	—	—	(542)

Net cash provided by (used in) financing activities	1,004,973	1,196,564	(169,153)	—	2,032,384

Foreign exchange effect on cash and cash equivalents	—	761	2,991	5,267	9,019

Net increase in cash and cash equivalents	212,147	107,552	23,929	—	343,628
Cash and cash equivalents, beginning of period	16,031	20,074	34,999	—	71,104

Cash and cash equivalents, end of period	$228,178	$127,626	$58,928	$—	$414,732

The ACON Entities

Pro Forma Financial Statements

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Overview

On April 30, 2009, we completed our acquisition of the assets of ACON Laboratories, Inc.’s and certain related entities’ (collectively, “ACON”) business of researching, developing, manufacturing, distributing, marketing and selling lateral flow immunoassay and directly-related products (the “Business”) for the remainder of the world outside of the First Territory (as defined below), including China, Asia Pacific, Latin America, South America, the Middle East, Africa, India, Pakistan, Russia and Eastern Europe (the “Second Territory Business”). We acquired ACON’s Business in the United States, Canada, Western Europe (excluding Russia, the former Soviet Republics that are not part of the European Union and Turkey), Israel, Australia, Japan and New Zealand (the “First Territory”) in March 2006.

The unaudited pro forma condensed combined financial statements (the “Financial Statements”) reflect our acquisition of the Second Territory Business. The Financial Statements are based on the respective historical consolidated financial statements and the notes thereto of Inverness and the Second Territory Business.

For purposes of preparing the Financial Statements, historical financial information of Inverness and the Second Territory is presented for the year ended December 31, 2009. The historical financial information of the Second Territory Business included in the accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 includes results of operations for the pre-acquisition period ended April 30, 2009, which represents the historical pre-acquisition results of the Second Territory Business. Actual operating results of the Second Territory Business are included in Inverness’ historical financial results from the date of the acquisition.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 assume that the acquisition of the Second Territory Business occurred on January 1, 2009.

The Financial Statements are presented for illustrative purposes only and do not purport to be indicative of the results of operations for future periods or the results that would have been realized had the acquisition of the Second Territory Business been consummated as of January 1, 2009. The pro forma adjustments are based upon available information and certain estimates and assumptions as described in the notes to the Financial Statements that management of Inverness believes are reasonable in the circumstances.

The Financial Statements and accompanying notes should be read in conjunction with the historical consolidated financial statements and notes thereto of Inverness and ACON included elsewhere in this prospectus.

The following is a more complete explanation of the completed transaction reflected in the unaudited pro forma condensed combined financial statements.

Acquisition of the Second Territory Business

On April 30, 2009, we completed our acquisition of the assets of ACON Laboratories, Inc.’s and certain related entities’ (collectively, “ACON”) business of researching, developing, manufacturing, distributing, marketing and selling lateral flow immunoassay and directly-related products (the “Business”) for the remainder of the world outside of the First Territory (as defined below), including China, Asia Pacific, Latin America, South America, the Middle East, Africa, India, Pakistan, Russia and Eastern Europe (the “Second Territory Business”). We acquired ACON’s Business in the United States, Canada, Western Europe (excluding Russia, the former Soviet Republics that are not part of the European Union and Turkey), Israel, Australia, Japan and New Zealand (the “First Territory”) in March 2006. The preliminary aggregate purchase price for the Second Territory Business was approximately $191.1 million ($189.1 million present value), which consisted of cash payments totaling $104.7 million, 1,202,691 shares of our common stock with an aggregate fair value of $42.1 million and deferred purchase price consideration payable in cash and common stock with an aggregate fair value of $42.3 million.

We expect to pay an amount equal to $15.5 million in shares of our common stock as settlement of a portion of the deferred purchase price consideration. The deferred payments will bear interest at a rate of 4%. The remainder of the purchase price will be due in two installments, each comprising 7.5% of the total purchase price, or approximately $28.9 million, on the dates 15 and 30 months after the acquisition date. These amounts do not bear interest and may be paid in cash or a combination of cash and up to approximately 29% of each of these payments in shares of our common stock. For purposes of determining the preliminary aggregate purchase price of $189.1 million, we present valued the final two installment payments totaling $28.9 million using a discount rate of 4%, resulting in a reduction in the deferred purchase price consideration of approximately $2.0 million.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2009

		Pro Forma Adjustments
		the Second	the Second
		Territory Business	Territory Business	the Second
		January 1, 2009-	April 1, 2009 -	Territory Business		Pro Forma
	Inverness	March 31, 2009	April 30, 2009	Adjustments		Combined Company
	(In 000s, except per share amounts)

Net product sales and services revenue	$1,893,566	$10,398	$4,490	$—		$1,908,454
License and royalty revenue	29,075	—	—	—		29,075

Net revenue	1,922,641	10,398	4,490	—		1,937,529
Cost of net revenue	868,419	4,857	2,064	368	A, E	875,708

Gross profit	1,054,222	5,541	2,426	(368)		1,061,821
Operating expenses:
Research and development	112,848	146	32	—		113,026
Sales and marketing	441,646	220	113	4,068	A	446,047
General and administrative	357,033	881	454	250	A	358,618
Gain on disposition	(3,355)	—	—	—		(3,355)

Operating income (loss)	146,050	4,294	1,827	(4,686)		147,485
Interest and other income (expense), net	(106,267)	87	(53)	(540)	D	(106,773)

Income (loss) from continuing operations before income taxes	39,783	4,381	1,774	(5,226)		40,712
Income tax provision	15,627	—	—	307	C	15,934

Income (loss) from continuing operations before equity earnings of unconsolidated entities, net of tax	24,156	4,381	1,774	(5,533)		24,778
Equity earnings of unconsolidated entities, net of tax	7,626	—	—	—		7,626

Income (loss) from continuing operations	31,782	4,381	1,774	(5,533)		32,404
Income from discontinued operations, net of tax	1,934	—	—	—		1,934

Net income (loss)	33,716	4,381	1,774	(5,533)		34,338
Preferred stock dividend	(22,972)	—	—	—		(22,972)
Net income (loss) available to common stockholders	$10,744	$4,381	$1,774	$(5,533)		$11,366

Net income per common share:
Basic	$0.13					$0.14

Diluted	$0.13					$0.14

Weighted average shares — basic	80,572			404	B	80,976

Weighted average shares — diluted	81,967			404	B	82,371

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

Note 1 —	Basis Of Presentation

The accompanying unaudited pro forma condensed combined statements of operations for the year ended December 31, 2009 include the historical results of Inverness and the Second Territory Business as if this transaction had occurred on January 1, 2009.

Acquisition of ACON

On April 30, 2009, we completed our acquisition of the assets of ACON Laboratories, Inc.’s and certain related entities’ (collectively, “ACON”) business of researching, developing, manufacturing, distributing, marketing and selling lateral flow immunoassay and directly-related products (the “Business”) for the remainder of the world outside of the First Territory (as defined below), including China, Asia Pacific, Latin America, South America, the Middle East, Africa, India, Pakistan, Russia and Eastern Europe (the “Second Territory Business”). We acquired ACON’s Business in the United States, Canada, Western Europe (excluding Russia, the former Soviet Republics that are not part of the European Union and Turkey), Israel, Australia, Japan and New Zealand (the “First Territory”) in March 2006. The preliminary aggregate purchase price for the Second Territory Business was approximately $191.1 million ($189.1 million present value), which consisted of cash payments totaling $104.7 million, 1,202,691 shares of our common stock with an aggregate fair value of $42.1 million and deferred purchase price consideration payable in cash and common stock with an aggregate fair value of $42.3 million.

A summary of the preliminary aggregate purchase price allocation for this acquisition is as follows (dollars in thousands):

Current assets	$4,156
Property, plant and equipment	305
Goodwill	84,149
Intangible assets	100,600

Total assets acquired	189,210

Current liabilities	117

Total liabilities assumed	117

Net assets acquired	189,093
Less:
Fair value of common stock issued (1,202,691 shares)	42,142
Present value of deferred purchase price consideration	42,261

Cash consideration paid at closing	$104,690

Goodwill resulting from this acquisition is generally not expected to be deductible for tax purposes depending on the tax jurisdiction.

Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be realized. Other finite-lived identifiable assets are amortized on a straight-line

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable Life

Customer relationships	$94,200	13-19 years
Patents	3,000	10 years
Trademarks and trade names	1,900	3 years
Non-compete agreements	1,500	2 years

Total intangible assets with finite lives	$100,600

Note 2 —	Pro Forma Adjustments And Assumptions

The following describes the pro forma adjustments made to the accompanying unaudited pro forma condensed combined financial statements:

A. Represents amortization expense of the estimated value assigned to intangible assets, as discussed in Note 1, acquired in connection with the acquisition of the Second Territory Business. The preliminary fair values of acquired intangible assets in connection with the acquisition of the Second Territory Business and their respective useful lives are as follows:

	Amount	Amortizable Life

Customer relationships	$94,200	13-19 years
Patents	3,000	10 years
Trademarks and trade names	1,900	3 years
Non-compete agreements	1,500	2 years

Total intangible assets with finite lives	$100,600

B. Represents the adjustment to the historical number of basic weighted average Inverness shares outstanding giving effect to the issuance of shares of Inverness common stock as part of the consideration to acquire the Second Territory Business, as if such transaction occurred on January 1, 2009.

C. Reflects the adjustment of the historical tax provision of the Second Territory Business as a result of pro forma combined results.

D. Represents imputed interest expense related to the remaining cash consideration to be paid to the ACON shareholders.

E. Represents estimated cost increase for products supplied under a transitional manufacturing agreement with ACON.

Note 3 —	Pro Forma Net Loss Per Common Share

For the year ended December 31, 2009 the unaudited pro forma combined company basic and diluted net loss per common share amounts are calculated based on the weighted average number of Inverness common shares outstanding prior to the respective acquisition plus the adjustments to such shares giving effect to the Inverness common shares expected to be issued in connection with the respective acquisition, as if such

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

transaction had occurred on January 1, 2009. Included in the weighted average diluted common shares for the calculation of net income per common share for the year ended December 31, 2009, are common stock equivalent shares from the potential exercise of stock options and warrants. Common stock equivalent shares from the potential conversion of convertible debt securities, common stock equivalents from the potential settlement of a portion of the deferred purchase price consideration related to the Second Territory Business and potential common stock equivalent shares from the potential conversion of Series B convertible preferred stock were not included in the calculation of net income per common share for the year ended December 31, 2009 because inclusion thereof would be antidilutive.

The ACON Entities

Unaudited Interim Historical Financial Statements

SECOND TERRITORY BUSINESS OF THE ACON ENTITIES

COMBINED STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
March 31, 2009 and December 31, 2008

	March 31,	December 31,
	2009	2008
	(Unaudited)
	(Dollars in thousands)

Accounts receivable, net of allowance	$3,577	$4,196
Inventory, net of reserve	5,769	5,883
Fixed assets, net	1,051	1,126
Other assets	14	—

Assets acquired	10,411	11,205

Accounts payable	5,654	6,336
Accrued taxation	—	1,202
Advances from customers	—	528
Accrued expenses	1,515	1,205
Commitments and contingencies	—	—

Liabilities assumed	7,169	9,271

Net assets acquired	3,242	1,934

See accompanying notes to these financial statements

SECOND TERRITORY BUSINESS OF THE ACON ENTITIES

UNAUDITED COMBINED STATEMENTS OF REVENUE AND DIRECT EXPENSES
For the Three Months Ended March 31, 2009 and 2008

	2009	2008
	(Dollars in thousands)

Revenue	$10,398	$9,308
Cost of revenue	4,857	4,557

Gross margin	5,541	4,751
Direct expenses	1,247	1,247

Operating income	4,294	3,504
Non-operating expense/(income)	(87)	144

Income before tax	4,381	3,360
Income tax provision	—	236

Net income	$4,381	$3,124

See accompanying notes to these financial statements

SECOND TERRITORY BUSINESS OF THE ACON ENTITIES

NOTES TO UNAUDITED COMBINED STATEMENTS OF ASSETS ACQUIRED AND
LIABILITIES ASSUMED
March 31, 2009 and December 31, 2008
(Dollars in thousands)

1.	Basis Of Presentation

On March 16, 2009, ACON Laboratories, Inc. and certain related entities (collectively the “ACON Entities”) entered into a definitive Acquisition Agreement (the “Agreement”) with Inverness Medical Innovations, Inc. (“Inverness”). The ACON Entities include ACON Laboratories, Inc., (“ACON Lab”), AZURE Institute, Inc. (“Azure”), Oakville Hong Kong Co., Ltd. (“Oakville”) and ACON Biotech (Hangzhou) Co., Ltd. (“ACON Bio”). In connection with the First Territory acquisition executed under the agreement signed dated February 24, 2006 by both parties, as amended, subject to satisfaction of certain financial performance and operational conditions, Inverness shall acquire certain assets and assume certain liabilities of the ACON Entities’ Second Territory Business of researching, developing, manufacturing, marketing and selling lateral flow immunoassay and directly-related products for the remainder of the world. The Agreement sets forth the terms and conditions of Inverness’s acquisition from the ACON Entities of the Second Territory Business, which includes the Business in China, Asia Pacific, Latin America, South America, the Middle East, Africa, India, Pakistan, Russia and Eastern Europe (the “Second Territory Business”). The ACON Entities will retain its other worldwide in-vitro diagnostics businesses including diabetes, clinical chemistry and immunoassay products.

The activities of the Second Territory Business have historically been operated in part by ACON Lab, Azure, Oakville and ACON Bio. All of these entities are under common control of Karsson Overseas Limited. The accompanying combined financial statements of assets acquired and liabilities assumed, of revenue and direct expenses (the “Statements”) have been prepared based upon the carved out of certain historical financial information of these entities for the Second Territory Business from their organization’s financial statements.

The accompanying combined financial statements of the ACON Second Territory Business are unaudited, and have not been reviewed by our independent public accountants or any other auditor. In the opinion of management, the unaudited combined financial statements contain all adjustments considered normal and recurring and necessary for their fair presentation. Interim results are not necessarily indicative of results to be expected for the year. These interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, these combined financial statements do not include all of the information and footnotes necessary for a complete presentation of financial position, results of operations and cash flows. The audited combined financial statements of the ACON Second Territory Business for the year ended December 31, 2008 appear elsewhere in this prospectus. These unaudited combined financial statements should be read in conjunction with those audited combined financial statements and notes thereto for the year ended December 31, 2008.

2.	Organization And Significant Accounting Policies

Description of Business — The ACON Entities are a world-wide provider of diagnostic test kits in the consumer, point-of-care and laboratory markets. The key product segments are fertility, infectious disease and drugs of abuse and are manufactured at the ACON Entities’ facility in Hangzhou, China. The Second Territory Business is sold to end users in China through ACON Bio and to end users outside of China through Oakville.

Basis of Presentation — These unaudited combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All inter Second Territory Business transactions and balances have been eliminated upon combination.

Foreign Currency Translation — The Statements of the ACON Entities are generally measured using the local currency as the functional currency. Net assets denominated in non-U.S.-dollar currencies are translated

SECOND TERRITORY BUSINESS OF THE ACON ENTITIES

NOTES TO UNAUDITED COMBINED STATEMENTS OF ASSETS ACQUIRED AND
LIABILITIES ASSUMED
March 31, 2009 and December 31, 2008 — (Continued)

into U.S. dollar equivalents using year-end foreign exchange rates. Revenue and expenses are translated monthly at amounts that approximate average exchange rates for the period.

Use of Estimates — The preparation of the Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of net assets sold at the date of the Statements, and the reported amounts of net sales and expenses during the reported periods. Actual results could differ from those estimates.

Fixed Assets — Plant and equipment in the Statements represent the Second Territory Business’s fixed assets to be sold to Inverness. The plant and equipment are recorded at cost and are stated net of accumulated depreciation. Depreciation expense is determined using the straight-line method over the estimated useful lives of the assets as follows:

Machinery	10 years
Vehicles	5 years
Other equipments	5 years

Accounts Receivable and Inventory — Accounts Receivable and Inventory in the Statements represent specific customer balances or inventory contractually agreed to be sold. These amounts are not the historical amount of accounts receivable or inventory maintained by the Second Territory Business. Inventory is valued at the lower of cost (weighted average) or market value and includes the cost of materials, labor and manufacturing overhead.

Accrued expenses — Accrued expenses consist of the accrued fringe benefits such as the accrued bonus and vacation accruals for certain staff of Second Territory Business and agreed upon rebates to customers of the Second Territory Business.

Revenue Recognition — Revenue from product sales is recognized upon passage of title and risk of loss to customers. Provisions for returns and other adjustments are recorded as a reduction of gross sales in the period in which the related sales are recorded.

Cost of Sales — Cost of sales includes direct costs to manufacture inventory and includes an allocation of the Second Territory Business’s variable and fixed overhead based on the ACON Entities’ manufacturing costs. In addition, certain costs including manufacturing management, freight and distribution are allocated based on a historical relationship between sales of the Second Territory Business and sales of other similar the ACON Entities’ products. Management believes these allocations to be reasonable.

Direct Expenses — Allocation of indirect selling, general and administrative expenses has been made using a historical relationship between sales of the Second Territory Business and sales of other similar the ACON Entities’ products. Management believes these allocations to be reasonable.

Income Tax — Income tax provision has been allocated according to the taxable income related to the Second Territory Business. The income tax was calculated according to the statutory income tax rates. Management believes these have been calculated appropriately.

3.	Related Party Transactions

There were transactions between the ACON Entities and their related companies, Genclonn Biotech (Hangzhou) Co., Ltd. and Hangzhou Adicon Clinical Laboratories, Inc.. Genclonn Biotech (Hangzhou) Co., Ltd. is identified as a related party due to the fact that it is controlled by the same ultimate holding company as the ACON Entities. Hangzhou Adicon Clinical Laboratories, Inc. is also identified as a related party because 50% of its shares are owned by one of the directors of the ACON entities’ ultimate holding company.

The ACON Entities

Historical Financial Statements

INDEPENDENT AUDITOR’S REPORT

To the managements of ACON Laboratories, Inc., AZURE Institute, Inc., Oakville Hong Kong Co., Ltd., and ACON Biotech (Hangzhou) Co., Ltd.

We have audited the accompanying combined statements of assets acquired and liabilities assumed of the Second Territory Business of ACON Laboratories, Inc., AZURE Institute, Inc., Oakville Hong Kong Co., Ltd., and ACON Biotech (Hangzhou) Co., Ltd. (the “ACON Entities”), as defined in the definitive Acquisition Agreement entered into on March 16, 2009 between Inverness Medical Innovations, Inc. and the ACON Entities, as of December 31, 2008 and 2007, the related statements of revenue and direct expenses for the years ended December 31, 2008 and 2007 (the “Statements”). These Statements are the responsibility of the ACON Entities’ management. Our responsibility is to express an opinion on the Statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The ACON Entities are not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the ACON Entities’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statements were prepared to present the assets acquired and liabilities assumed of the Second Territory Business of the ACON Entities and are not intended to be a complete presentation of the Second Territory Business’s assets, liabilities, revenues or expenses.

In our opinion, the Statements present fairly, in all material respects, the assets acquired and liabilities assumed of the Second Territory Business as of December 31, 2008 and 2007 and the related revenue and direct expenses for the years ended December 31, 2008 and 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/  Grant Thornton Zhonghua
Grant Thornton Zhonghua
Certified Public Accountants

Shanghai, China
May 19, 2009

SECOND TERRITORY BUSINESS OF THE ACON ENTITIES

COMBINED STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
December 31, 2008 and 2007

	2008	2007
	(Dollars in thousands)

Accounts receivable, net of allowance of $150 and $110, respectively	$4,196	$2,054
Inventory, net of reserve of $129 and $139, respectively	5,883	5,490
Fixed assets, net	1,126	1,101

Assets acquired	11,205	8,645

Accounts payable	6,336	4,772
Accrued taxation	1,202	940
Advances from customers	528	562
Accrued expenses	1,205	1,020
Commitments and contingencies	—	—

Liabilities assumed	9,271	7,294

Net assets acquired	1,934	1,351

Approved by:

/s/  LIN, Feng
Director
LIN, Feng

/s/  LIN, Jixun
Director
LIN, Jixun

See accompanying notes to these financial statements

SECOND TERRITORY BUSINESS OF THE ACON ENTITIES

COMBINED STATEMENTS OF REVENUE AND DIRECT EXPENSES
For the Years Ended December 31

	2008	2007
	(Dollars in thousands)

Revenue	45,859	35,834
Cost of revenue	22,718	18,190
Gross margin	23,141	17,644
Direct expenses	5,714	5,290
Operating income	17,427	12,354
Non-operating expense/(income)	(55)	70
Other expenses/(income)	46	(17)
Exchange loss	394	346
Income before tax	17,042	11,955
Income tax provision	1,199	864
Net income	15,843	11,091

Approved by:

/s/  LIN, Feng
Director
LIN, Feng

/s/  LIN, Jixun
Director
LIN, Jixun

See accompanying notes to these financial statements

SECOND TERRITORY BUSINESS OF THE ACON ENTITIES

NOTES TO COMBINED STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
December 31, 2008 and 2007
(Dollars in thousands)

1.	Basis Of Presentation

On March 16, 2009, ACON Laboratories, Inc. and certain related entities (collectively the “ACON Entities”) entered into a definitive Acquisition Agreement (the “Agreement”) with Inverness Medical Innovations, Inc. (“Inverness”). The ACON Entities include ACON Laboratories, Inc., (“ACON Lab”), AZURE Institute, Inc. (“Azure”), Oakville Hong Kong Co., Ltd. (“Oakville”) and ACON Biotech (Hangzhou) Co., Ltd. (“ACON Bio”). In connection with the First Territory acquisition executed under the agreement signed dated February 24, 2006 by both parties, as amended, subject to satisfaction of certain financial performance and operational conditions, Inverness shall acquire certain assets and assume certain liabilities of the ACON Entities’ Second Territory Business of researching, developing, manufacturing, marketing and selling lateral flow immunoassay and directly-related products for the remainder of the world. The Agreement sets forth the terms and conditions of Inverness’s acquisition from the ACON Entities of the Second Territory Business, which includes the Business in China, Asia Pacific, Latin America, South America, the Middle East, Africa, India, Pakistan, Russia and Eastern Europe (the “Second Territory Business”). The ACON Entities will retain its other worldwide in-vitro diagnostics businesses including diabetes, clinical chemistry and immunoassay products.

The activities of the Second Territory Business have historically been operated in part by ACON Lab, Azure, Oakville and ACON Bio. All of these entities are under common control of Karsson Overseas Limited. The accompanying combined financial statements of assets acquired and liabilities assumed, of revenue and direct expenses (the “Statements”) have been prepared based upon the carved out of certain historical financial information of these entities for the Second Territory Business from their organization’s financial statements.

2.	Organization And Significant Accounting Policies

Description of Business — The ACON Entities are a world-wide provider of diagnostic test kits in the consumer, point-of-care and laboratory markets. The key product segments are fertility, infectious disease and drugs of abuse and are manufactured at the ACON Entities’ facility in Hangzhou, China. The Second Territory Business is sold to end users in China through ACON Bio and to end users outside of China through Oakville.

Basis of Presentation — These combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All inter Second Territory Business transactions and balances have been eliminated upon combination.

Foreign Currency Translation — The Statements of the ACON Entities are generally measured using the local currency as the functional currency. Net assets denominated in non-U.S.-dollar currencies are translated into U.S. dollar equivalents using year-end foreign exchange rates. Revenue and expenses are translated monthly at amounts that approximate average exchange rates for the period.

Use of Estimates — The preparation of the Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of net assets sold at the date of the Statements, and the reported amounts of net sales and expenses during the reported periods. Actual results could differ from those estimates.

Fixed Assets — Plant and equipment in the Statements represent the Second Territory Business’s fixed assets to be sold to Inverness. The plant and equipment are recorded at cost and are stated net of accumulated depreciation. Depreciation expense is determined using the straight-line method over the estimated useful lives of the assets as follows:

Machinery	10 years
Vehicles	5 years
Other equipments	5 years

SECOND TERRITORY BUSINESS OF THE ACON ENTITIES

NOTES TO COMBINED STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
December 31, 2008 and 2007 — (Continued)

Accounts Receivable and Inventory — Accounts Receivable and Inventory in the Statements represent specific customer balances or inventory contractually agreed to be sold. These amounts are not the historical amount of accounts receivable or inventory maintained by the Second Territory Business. Inventory is valued at the lower of cost (weighted average) or market value and includes the cost of materials, labor and manufacturing overhead.

Accrued expenses — Accrued expenses consist of the accrued fringe benefits such as the accrued bonus and vacation accruals for certain staff of Second Territory Business and agreed upon rebates to customers of the Second Territory Business.

Revenue Recognition — Revenue from product sales is recognized upon passage of title and risk of loss to customers. Provisions for returns and other adjustments are recorded as a reduction of gross sales in the period in which the related sales are recorded.

Cost of Sales — Cost of sales includes direct costs to manufacture inventory and includes an allocation of the Second Territory Business’s variable and fixed overhead based on the ACON Entities’ manufacturing costs. In addition, certain costs including manufacturing management, freight and distribution are allocated based on a historical relationship between sales of the Second Territory Business and sales of other similar the ACON Entities’ products. Management believes these allocations to be reasonable.

Direct Expenses — Allocation of indirect selling, general and administrative expenses has been made using a historical relationship between sales of the Second Territory Business and sales of other similar the ACON Entities’ products. Management believes these allocations to be reasonable.

Income Tax — Income tax provision has been allocated according to the taxable income related to the Second Territory Business. The income tax was calculated according to the statutory income tax rates. Management believes these have been calculated appropriately.

3.	Related Party Transactions

During the years ended December 31, 2008 and 2007, there were transactions between the ACON Entities and their related companies, Genclonn Biotech (Hangzhou) Co., Ltd. and Hangzhou Adicon Clinical Laboratories, Inc.. Genclonn Biotech (Hangzhou) Co., Ltd. is identified as a related party due to the fact that it is controlled by the same ultimate holding company as the ACON Entities. Hangzhou Adicon Clinical Laboratories, Inc. is also identified as a related party because 50% of its shares are owned by one of the directors of the ACON entities’ ultimate holding company. The related party transactions recorded in the Statements include the following:

During 2008, ACON Bio recorded sales of finished goods to Hangzhou Adicon Clinical Laboratories, Inc. for $240 and sales of raw materials to Genclonn Biotech (Hangzhou) Co., Ltd. for $133. In addition, ACON Bio recorded the purchase of raw materials from Genclonn Biotech (Hangzhou) Co., Ltd. for $3,201. ACON Bio also paid an amount of $19 to Hangzhou Adicon Clinical Laboratories, Inc. for samples and testing fees.

Additionally, during 2007, ACON Bio recorded sales of finished goods to Hangzhou Adicon Clinical Laboratories, Inc. for $132 and sales of raw materials to Genclonn Biotech (Hangzhou) Co., Ltd. for $83. ACON Bio also recorded the purchase of raw materials from Genclonn Biotech (Hangzhou) Co., Ltd. for $3,260. ACON Bio also paid an amount of $29 to Hangzhou Adicon Clinical Laboratories, Inc. for samples and testing fees.

Biosite Incorporated

Historical Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Biosite Incorporated

We have audited the accompanying consolidated balance sheets of Biosite Incorporated as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule on page F-139. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Biosite Incorporated at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006 Biosite Incorporated changed its method of accounting for share-based payments as required by Statement of Financial Accounting Standards No. 123 (revised 2004).

/s/  Ernst & Young LLP

San Diego, California
February 23, 2007

BIOSITE INCORPORATED

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(In thousands, except par value)

ASSETS
Current assets:
Cash and cash equivalents	$34,794	$53,052
Marketable securities	29,435	79,360
Accounts receivable	33,613	30,303
Inventories	33,154	32,627
Income taxes receivable	5,663	329
Deferred income taxes	3,553	3,161
Prepaid expenses and other current assets	5,387	5,932

Total current assets	145,599	204,764
Property and equipment, net	157,945	151,018
Deferred income taxes	9,537	4,269
Patents and license rights, net	9,399	4,764
Deposits and other assets	4,107	3,111

Total assets	$326,587	$367,926

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,844	$13,950
Accrued employee expenses	9,448	10,706
Current portion of equipment financing notes	5,627	6,066
Accrued royalties and deferred revenue	3,085	2,933
Other current liabilities	5,665	5,449

Total current liabilities	34,669	39,104
Equipment financing notes	5,342	10,968
Deferred income taxes	3,880	—
Other long-term liabilities	2,541	2,489
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 5,000 shares authorized; no shares issued and outstanding at December 31, 2006 and 2005	—	—
Common stock, $.01 par value, 60,000 shares authorized at December 31, 2006 and 2005; 15,863 and 17,558 shares issued and outstanding at December 31, 2006 and 2005, respectively	159	176
Additional paid-in capital	91,479	167,657
Accumulated other comprehensive income (loss), net of related tax effect of $(25) and $(146) at December 31, 2006 and 2005, respectively	420	(571)
Retained earnings	188,097	148,103

Total stockholders’ equity	280,155	315,365

Total liabilities and stockholders’ equity	$326,587	$367,926

See accompanying notes.

BIOSITE INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2006	2005	2004
	(In thousands, except per share amounts)

Revenues:
Product sales	$303,261	$282,772	$240,607
Contract revenues	5,331	4,927	4,335

Total revenues	308,592	287,699	244,942
Operating expenses:
Cost of product sales	94,228	85,108	79,388
Selling, general and administrative	97,098	74,758	65,394
Research and development	53,043	42,215	35,694
License and patent disputes	3,142	1,977	178

Total operating expenses	247,511	204,058	180,654

Operating income	61,081	83,641	64,288
Interest and other income, net	4,244	2,722	1,313

Income before provision for income taxes	65,325	86,363	65,601
Provision for income taxes	(25,331)	(32,334)	(24,153)

Net income	$39,994	$54,029	$41,448

Net income per share:
Basic	$2.33	$3.16	$2.61

Diluted	$2.20	$2.92	$2.42

Shares used in calculating per share amounts:
Basic	17,186	17,092	15,889

Diluted	18,186	18,505	17,097

See accompanying notes.

BIOSITE INCORPORATED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

						Accumulated
					Additional	Other		Total
	Preferred Stock		Common Stock		Paid-in	Comprehensive	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Earnings	Equity
	(In thousands)

Balance at December 31, 2003	—	$—	15,618	$156	$99,821	$300	$52,626	$152,903

Components of comprehensive income:
Net income	—	—	—	—	—	—	41,448	41,448
Other comprehensive income:
Change in unrealized net gain (loss) on available-for-sale securities, net of $119 income tax benefit	—	—	—	—	—	(179)	—	(179)
Foreign currency translation gain	—	—	—	—	—	965	—	965

Total comprehensive income								42,234
Issuance of common stock under stock plans, net	—	—	801	8	19,604	—	—	19,612
Compensation related to stock options granted to non-employees	—	—	—	—	4	—	—	4
Income tax benefit from disqualifying dispositions of stock	—	—	—	—	5,584	—	—	5,584

Balance at December 31, 2004	—	$—	16,419	$164	$125,013	$1,086	$94,074	$220,337

Components of comprehensive income:
Net income	—	—	—	—	—	—	54,029	54,029
Other comprehensive income:
Change in unrealized net gain (loss) on available-for-sale securities, net of $93 income tax benefit	—	—	—	—	—	(140)	—	(140)
Foreign currency translation gain	—	—	—	—	—	(1,517)	—	(1,517)

Total comprehensive income								52,372
Issuance of common stock under stock plans, net	—	—	1,139	12	29,284	—	—	29,296
Compensation related to stock options granted to non-employees	—	—	—	—	1	—	—	1
Income tax benefit from disqualifying dispositions of stock	—	—	—	—	13,359	—	—	13,359

Balance at December 31, 2005	—	$—	17,558	$176	$167,657	$(571)	$148,103	$315,365

Components of comprehensive income:
Net income	—	—	—	—	—	—	39,994	39,994
Other comprehensive income:
Change in unrealized net gain (loss) on available-for-sale securities, net of $(121)income tax benefit	—	—	—	—	—	181	—	181
Foreign currency translation gain (loss)	—	—	—	—	—	810	—	810

Total comprehensive income								40,985
Issuance of common stock under stock plans, net	—	—	785	8	22,934	—	—	22,942
Compensation related to stock options granted to non-employees	—	—	—	—	1	—	—	1
Share-based compensation	—	—	—	—	30,522	—	—	30,522
Income tax benefit from disqualifying dispositions of stock	—	—	—	—	340	—	—	340
Repurchases of common stock	—	—	(2,480)	(25)	(129,975)	—	—	(130,000)

Balance at December 31, 2006	—	$—	15,863	$159	$91,479	$420	$188,097	$280,155

See accompanying notes.

BIOSITE INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2006	2005	2004
	(In thousands)

Operating activities:
Net income	$39,994	$54,029	$41,448
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,219	16,355	17,326
Stock-based compensation expense	24,859	—	—
Excess tax benefits from stock-based awards	(5,175)	—	—
Deferred income taxes	(1,780)	3,670	(8,863)
Changes in operating assets and liabilities:
Net purchases of investments classified as trading	(167)	(427)	(429)
Accounts receivable	(2,491)	5,795	(12,616)
Inventories	641	4,381	(9,170)
Income taxes and other current assets	317	9,762	8,503
Accounts payable	(3,363)	(4,528)	11,655
Accrued employee expenses	(1,353)	(146)	2,431
Accrued royalties and other current liabilities	297	2,197	2,151
Long-term liabilities	133	503	56
Foreign currency translation	(42)	(48)	—

Net cash provided by operating activities	75,089	91,543	52,492
Investing activities:
Proceeds from sales and maturities of marketable securities	114,226	65,984	31,452
Purchase of marketable securities	(63,897)	(98,213)	(43,528)
Purchase of property, equipment and leasehold improvements	(24,043)	(53,858)	(55,117)
Patents, license rights, deposits and other assets	(11,942)	(2,603)	(1,429)

Net cash provided by (used in) investing activities	14,344	(88,690)	(68,622)
Financing activities:
Repurchase and retirement of common stock	(130,000)	—	—
Proceeds from issuance of equipment notes payable	—	2,007	7,558
Principal payments under equipment notes payable	(6,066)	(6,014)	(5,338)
Excess tax benefits from stock-based awards	5,175	—	—
Proceeds from issuance of stock under stock plans, net	22,942	29,296	19,612

Net cash provided by (used in) financing activities	(107,949)	25,289	21,832
Effect of exchange rate changes on cash and cash equivalents	258	(735)	406

Increase (decrease) in cash and cash equivalents	(18,258)	27,407	6,108
Cash and cash equivalents at beginning of year	53,052	25,645	19,537

Cash and cash equivalents at end of year	$34,794	$53,052	$25,645

Supplemental disclosures of cash flow information:
Interest paid	$708	$997	$1,001

Income taxes paid	$27,068	$20,101	$20,670

Income tax benefit of disqualifying dispositions of stock	$5,918	$13,359	$5,584

See accompanying notes.

BIOSITE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Organization and Summary of Significant Policies

Organization and Business Activity.  Founded in 1988, Biosite® Incorporated is a global medical diagnostic company utilizing a biotechnology approach to create products for the diagnosis of critical medical diseases and conditions. We operate in one business segment — immunoassay diagnostics. Our business goal is to compile a portfolio of high-value products by leveraging our research and development advances to provide customers with new diagnostic offerings intended to improve upon existing methods and products. To do this, we focus on patenting novel protein biomarker panels, manufacturing complex products at appreciable profit margins, employing strategic clinical studies and trials to validate our products’ diagnostic utilities, and educating healthcare providers on the benefits of our diagnostic tests.

We market diagnostic products in the areas of cardiovascular disease, drug screening and infectious diseases. Today our principal products are the Triage BNP Tests, which measure B-type natriuretic peptide, a hormone present at elevated levels in patients with heart failure, and the Triage Profiler product line, which includes multiple marker panels intended to aid in diagnosis of various cardiovascular conditions. In 2006, sales of the Triage BNP Tests and the Triage Profiler products represented 71% of product sales.

The Fisher HealthCare Division of the Fisher Scientific Company, or Fisher, distributes our products primarily in hospitals in the United States and supports our direct sales force, particularly in smaller hospitals. In November 2006, Fisher completed a merger with Thermo Electron Corporation. We utilize distributor relationships with Physician Sales & Services, or PSS, and Henry Schein, Inc., or Henry Schein, to market our products to physician office laboratories in the United States. In international markets, we have established direct selling efforts in several European countries and utilize a network of country-specific and regional distributors in other areas. Since 2003, we have initiated direct sales and distribution operations in France, Germany, Belgium and Luxembourg, the United Kingdom, Italy, the Netherlands and Switzerland. In the future, we may transition to direct sales and distribution of our products in additional countries.

Principles of Consolidation.  The consolidated financial statements include our financial statements and those of our wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition.  We recognize product sales upon shipment, including to Fisher and our other distributors, unless there are significant post-delivery obligations or collection is not considered probable at the time of shipment. Generally, we do not have any significant post-delivery obligations associated with our product sales and our credit losses have been minimal. We record an estimate of end-user sales rebates as a reduction of product sales at the time of shipment. The sales rebates are primarily earned by the customer under a contract, payable by us at a specified rate and are based on an estimate of the customer’s attainment of a specified minimum purchase level for a specified product over a stated period of time. We do monitor inventory levels of our products at Fisher and historically, those levels have been, on average, approximately one month or less.

Our collaborative development agreements generally contain specific payments for specific activities or elements of the agreements. Among the payments we might receive under the agreements are: up-front technology access fees, research funding, antibody development fees upon the delivery of antibodies, annual maintenance fees on targets for which we have produced antibodies for as long as the targets remain in development by our collaborators, milestone fees on drug targets that reach certain development milestones and royalties should products successfully be commercialized as a result of the collaboration. Up-front technology access fees are recognized over the term of the agreement or ongoing research period, as applicable, unless we have no further continuing performance obligations related to the fees. Research funding is recognized over the applicable research period on a straight-line basis, which approximates the underlying performance. Milestone payments, such as antibody development fees and clinical milestones, are recognized when earned, as the milestone events are substantive and their achievability is not reasonably assured at the

BIOSITE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

inception of the agreement. Contract revenues that are based on the performance of and collection by our collaborators or their partners are deferred until such performance is complete and collection is probable. We believe that each payment element of these agreements represents the fair value of the element at the date of the agreement.

Segment Information, Major Customers and Suppliers.  Financial Accounting Standards Board, or FASB, Statement No. 131, Segment Information, FAS 131, amends the requirements for public enterprises to report financial and descriptive information about their reportable operating segments. Operating segments, as defined in FAS 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by us in deciding how to allocate resources and in assessing performance. FAS 131 also requires disclosures about our products and services, geographic areas and major customers.

Our management has determined that we currently operate principally in one operating segment: the discovery, development, manufacture and marketing of rapid, accurate and cost-effective diagnostics that improve the quality of patient care and simplify the practice of laboratory medicine. Our chief operating decision-making group is the Management Group, which is comprised of the Chief Executive Officer, President, Senior Vice Presidents and Vice Presidents. The Management Group primarily decides how to allocate resources based on the overall operating results and the contribution of each functional area towards achieving our business and financial goals. Our principal functional areas are: 1) Finance and Administration, 2) Sales and Marketing, 3) Research and Development and 4) Manufacturing.

We have a distribution agreement with Fisher that extends through December 31, 2008. Sales to Fisher represented 81%, 84% and 86% of our product sales in 2006, 2005 and 2004, respectively. At December 31, 2006 and 2005, receivable amounts due from Fisher represented approximately 57% and 64%, respectively, of our accounts receivable. Sales to international customers amounted to $44.6 million, $35.9 million and $26.0 million in 2006, 2005 and 2004, respectively.

Certain components and raw materials used in the manufacture of our products are provided by single-source vendors. Any supply interruption in a sole-sourced component or raw material would affect our ability to manufacture these products until a new source of supply is qualified or alternative manufacturing processes are implemented or developed. We generally maintain safety stock inventory levels of these items, which would allow us some additional time should we need to identify and qualify alternative suppliers. LRE Technology Partner GmbH, or LRE, is the sole manufacturer of the fluorescent meters used with our Triage Meter platform products, including the Triage BNP Test, Triage Cardiac Panel, Triage CardioProfiler, Triage Profiler Shortness of Breath Panel, Triage D-Dimer Test and Triage TOX Drug Screen and others currently under development, including the Triage Stroke Panel. Beckman Coulter, Inc. is the sole manufacturer of Biosite’s Triage BNP test for Beckman Coulter Immunoassay Systems, and related calibrations and controls for that product. Other sole-source suppliers provide selected components of our products.

Use of Estimates.  The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents.  Cash and cash equivalents consist of cash and highly liquid investments in debt securities with maturities of 90 days or less when purchased.

Marketable Securities.  Based on the nature of the assets held by us and management’s investment strategy, our investments have been classified as either available-for-sale or trading securities. Management determines the appropriate classification of securities at the time of purchase. Securities classified as available-for-sale or trading are carried at estimated fair value, as determined by quoted market prices at the balance sheet date. The net unrealized gains or losses on available-for-sale securities, net of tax, are reported

BIOSITE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

as a component of comprehensive income. Unrealized gains or losses on trading securities are reported in interest income. At December 31, 2006, we had no investments that were classified as held-to-maturity. The amortized cost of debt securities classified as available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses on sales of available-for-sale securities are computed based upon the amortized cost adjusted for any other than temporary declines in fair value and are included in interest income. The cost of securities sold is based on the specific identification method. Interest on trading securities and securities classified as available-for-sale is included in interest income.

Forward Contracts.  The Company may use derivative financial instruments to offset foreign currency exchange rate exposures on certain transactions denominated in currencies other than the U.S. dollar. All derivatives are recorded on the balance sheet at fair value. As of December 31, 2006, we had outstanding forward exchange contracts with a notional principal value of $2.1 million, settling on various dates through May 2007. The outstanding contracts were not designated as hedges and, therefore, the changes in fair value of these contracts were recognized immediately in earnings.

Accounts Receivable.  Accounts receivable consists of trade receivables due from customers for the sale of our products. Payment terms vary on a customer by customer basis, and generally range from cash on delivery to net, 60 days in the United States and from cash in advance to net, 120 days internationally. We also utilize various programs, including letters of credit and insurance, to reduce risks of uncollectibility. A receivable is considered past due when it has exceeded its payment terms. Accounts receivable has been reduced by an estimated allowance for doubtful accounts. We estimate our allowance for doubtful accounts based on facts, circumstances and judgments regarding each account. Our estimate is determined by analysis of items such as historical bad debts, customer payment history and patterns, customer creditworthiness, economic, political or regulatory factors affecting the customer’s ability to make the required payments and individual circumstances.

Inventories and Related Allowances.  Net inventories are valued at the lower of the first-in, first-out, or FIFO, cost or market value and have been reduced by an allowance for excess, obsolete and potential scrap inventories. The estimated allowance for excess, obsolete and potential scrap inventories is based on inventories on hand compared to estimated future usage and sales, and assumptions about the likelihood of scrap or obsolescence. During our manufacturing processes, some work-in-process inventories require additional testing or re-work to meet technical specifications. These inventories are tracked using a specific identification method and reviewed on a monthly basis to determine their status and an estimated reserve for potential scrap is calculated. Our estimates for potential scrap for these inventories may change as further testing and re-work is performed. If actual scrap is different from our estimates, revisions to the scrap reserve would be required at the time of such determination and could positively or negatively affect our reported operating results.

We regularly review inventory quantities on hand and record an allowance for excess and obsolete inventory based primarily on our estimated forecast of product demand and production requirements for the next two to five years. Future events or factors may affect the net realizable value of our inventories and our estimates and assumptions used to determine our allowance for excess, obsolete and potential scrap inventories. Such events or factors include manufacturing quality, unanticipated acceleration or deceleration of product demand, changes in technology or production methods and new product development. These factors could result in an increase or decrease of our estimates of excess, obsolete or potential scrap inventory on hand. Additionally, our estimates of future product demand may prove to be inaccurate, in which case we may have understated or overstated the allowance required for excess, obsolete and potential scrap inventory. In the future, if we determine that the estimated net realizable value of our inventory may be overstated, we will record such reduction in value as additional cost of sales at the time of such determination. Although we make every effort to ensure the accuracy of our forecasts of future product demand, any significant unanticipated

BIOSITE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

change in demand or technological development could have a significant impact on the value of our inventory and our reported operating results.

We utilize a standard cost system to track our inventories on a part-by-part basis. When necessary, adjustments are made to the standard materials, standard labor and standard overhead costs to approximate actual labor and actual overhead costs on a FIFO cost basis.

Warranty Reserve.  Our warranty reserve primarily relates to warranty coverage that we offer with the placement of the Triage Meter. The Triage Meter is manufactured by LRE who provides Biosite a contractual warranty against manufacturer’s defects and poor workmanship. Should a meter not function to specification and the cause is determined to be due to a manufacturer’s defect or poor workmanship, the malfunctioning meter would be returned to LRE for replacement or repair. LRE would incur and bear all the cost to replace or repair the meter. We have established a warranty allowance for the costs to replace or repair meters that would not be covered by LRE’s warranty. Historical experience and trends detailing returns and replacement activity in total and those that have been covered by LRE’s manufacturer’s warranty are used in estimating our warranty allowance.

Property and Equipment, Net.  Property and equipment are stated at historical cost, net of accumulated depreciation.

Depreciation and Amortization.  Depreciation of equipment is computed using the straight-line method over the estimated useful lives of the assets, generally three to seven years. Building and building improvements are depreciated over their estimated useful lives ranging from five to forty years. Useful lives are based on management’s estimates of the period that the assets will generate revenue directly or indirectly.

License Rights.  License rights related to products for sale are stated at cost and amortized to cost of sales over the life of the license, not to exceed ten years, using a systematic method based on the estimated revenues generated from products during generally the shorter of the license period or ten years from the inception of the license. The estimated revenues used as the base by which we amortize the license rights include only estimated sales for products we are currently selling and do not include any estimated product sales expected to be realized during the license amortization term from products still in development today.

Long-lived and Intangible Assets.  Our policy is to review the carrying amounts of long-lived and intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such events or circumstances might include a significant decline in market share, a significant decline in profits, rapid changes in technology, significant litigation or other items. In evaluating the recoverability of intangible assets, management’s policy is to compare the carrying amounts of such assets with the estimated undiscounted future operating cash flows. In the event impairment exists, an impairment charge would be determined by comparing the carrying amount of the asset to the applicable estimated future cash flows, discounted at a risk-adjusted interest rate. In addition, the remaining amortization period for the impaired asset would be reassessed and revised if necessary. We do not believe the carrying amounts of long-lived and intangible assets are impaired at December 31, 2006.

Stock-Based Compensation.  In December 2004, the FASB issued a revised Statement of Financial Accounting Standards No. 123, or FAS 123(R), Share-Based Payment.  Under FAS 123(R), the estimated fair value of share-based payments is measured at the grant date and is recognized as stock-based compensation expense over the employee’s requisite service period. We adopted the provisions of FAS 123(R) on January 1, 2006 using the modified prospective method, which provides for certain changes to the method for valuing stock-based compensation. Under the modified prospective method, prior periods are not revised for comparative purposes. The valuation provisions of FAS 123(R) apply both to new stock-based awards issued beginning January 1, 2006 and to awards that were already outstanding on January 1, 2006 but are subsequently modified or cancelled. The estimated fair value of new stock-based awards is recognized as stock-based compensation over the requisite service period associated with the award. For awards already

BIOSITE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

outstanding at January 1, 2006, the estimated stock-based compensation is recognized over the remaining service period using the compensation cost calculated for pro forma purposes under FASB Statement No. 123, Accounting for Stock-Based Compensation, or FAS 123.

As a result of the adoption of FAS 123(R), we recorded $24.9 million of stock-based compensation expense in the year ended December 31, 2006. We also recorded a $7.2 million income tax benefit related to stock-based compensation for 2006. Beginning in the first quarter of 2006, we have recognized tax benefits resulting from the exercise of stock-based compensation awards in excess of the tax benefit calculated at the grant date based on the fair value of the award as a cash inflow from financing activities instead of a reduction of cash outflow for income taxes under cash provided by operating activities in the Consolidated Statements of Cash Flows. For 2006, this also includes the tax benefit on options vested prior to the adoption of FAS 123(R). In addition, as also required by FAS 123(R), we capitalized approximately $758,000 of stock-based compensation as part of the cost of our inventory at December 31, 2006.

FAS 123(R) requires the use of a valuation model to calculate the fair value of each stock-based award. Since April 1, 2005, we have used the Aon Actuarial Binomial Model, which was provided by Aon Consulting, to estimate the fair value of stock options granted. For our Employee Stock Purchase Plan, or ESPP, we estimate the fair value of stock purchase rights granted using the Black-Scholes option valuation model. For all stock options and stock purchase rights granted prior to April 1, 2005, the fair value for proforma purposes was determined using the Black-Scholes model. We believe that the binomial model considers characteristics of fair value option pricing that are not available under the Black-Scholes model. Similar to the Black-Scholes model, the binomial model takes into account variables such as expected volatility, expected dividend yield rate and risk free interest rate. However, in addition, the binomial model considers the contractual term of the option, the probability that the option will be exercised prior to the end of its contractual life, and the probability of termination or retirement of the option holder in computing the value of the option.

Stock-Based Compensation Information under FAS 123(R)

For the valuation of stock-based awards granted in 2006, we used the following significant assumptions:

Compensation Amortization Period.  All stock-based compensation is amortized over the requisite service period of the awards, which is generally the same as the vesting period of the awards. For all stock options, we amortize the fair value on a straight-line basis over the service periods.

Expected Term or Life.  The expected term or life of stock options granted or stock purchase rights issued represents the expected weighted average period of time from the date of grant to the estimated date that the stock option or stock purchase right under our ESPP would be fully exercised. To calculate the expected term, we use the historical stock options and stock purchase rights exercise behavior of our employees, and for unexercised options, we assume that unexercised stock options would be exercised at the midpoint between the current date of our analysis and the end of the contractual term of the option.

Expected Volatility.  Expected volatility is a measure of the amount by which our stock price is expected to fluctuate. We estimate the expected volatility of our stock options at their grant date, placing equal weighting on the historical volatility and the implied volatility of our stock. The historical volatility was calculated using the daily stock price of our stock over a recent historical period equal to our expected term. The implied volatility is calculated from the implied market volatility of exchange-traded call options on our common stock. For the valuation of stock purchase rights, we exclusively rely on the implied volatility in estimating the expected volatility of our stock purchase rights since the expected term of our stock purchase rights is more consistent with the contractual terms of the exchange-traded call options.

BIOSITE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Risk-Free Interest Rate.  The risk-free interest rate that we use in determining the fair value of our stock-based awards is based on the implied yield on U.S. Treasury zero-coupon issues with remaining terms equivalent to the expected term of our stock-based awards.

Expected Dividends.  We have never paid any cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. Consequently, we use an expected dividend yield of zero in our valuation models.

Expected Forfeitures.  As stock-based compensation expense recognized in the Consolidated Statements of Income for 2006 is based on awards that are ultimately expected to vest, it is reduced for estimated forfeitures. FAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated to be 5% for stock options granted for 2006 based upon historical forfeitures.

Summary of Significant Assumptions of the Valuation of Stock-Based Awards.  The weighted-average estimated fair value of stock options granted during 2006 was $21.55 per share. The weighted-average estimated fair value of stock purchase rights granted during 2006 was $16.00 per share. The fair value for these stock options and stock purchase rights was estimated at the date of grant with the following weighted-average assumptions for 2006:

2006

Stock Options:
Expected term or life	5.1 years
Expected volatility	46%
Expected dividend yield	0%
Risk-free interest rate	4.82%
Stock Purchase Rights:
Expected term or life	1.26 years
Expected volatility	36%
Expected dividend yield	0%
Risk-free interest rate	4.88%

The assumptions related to expected volatility and risk-free interest rate used for the valuation of stock options under our stock plans differ from those used for the valuation of our stock purchase rights under our ESPP primarily due to the difference in their respective expected lives.

Effect of Stock-Based Compensation on our Condensed Consolidated Statements of Income and Statements of Cash Flows.  As a result of adopting FAS 123(R) for 2006, our pre-tax income and net income were lower by $24.9 million and $17.6 million, respectively, and our basic and diluted earnings per share were lower by $1.02 and $1.01, respectively, than if we had continued to account for stock-based compensation under Accounting Principles Board Opinion No. 25.

BIOSITE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The total estimated stock-based compensation expense related to all of our stock-based awards recognized during 2006 was comprised as follows:

(in thousands, except per share data)	2006

Cost of product sales	$2,728
Selling, general and administrative	15,100
Research and development	7,031

Stock-based compensation expense before taxes	24,859
Related income tax benefits	(7,217)

Stock-based compensation, net of taxes	$17,642

Net stock-based compensation expense per common share:
Basic	$1.02

Diluted	$1.01

The total stock-based compensation capitalized as part of the cost of our inventory at December 31, 2006 was approximately $758,000.

As of December 31, 2006, there was $32.6 million of unrecognized stock-based compensation cost related to stock options which is expected to be recognized over a weighted-average period of 2.5 years and there was $2.1 million of unrecognized stock-based compensation cost related to ESPP stock purchase rights which is expected to be recognized over a weighted-average period of 8.1 months.

The adoption of FAS 123(R) resulted in a change in the presentation within our Statements of Cash Flows of excess tax benefits from stock-based awards exercised during 2006, resulting in a reduction in net cash provided by operating activities of $5.2 million and an equivalent increase in net cash provided by financing activities.

Pro Forma Information under FAS 123 for Periods Prior to 2006

Prior to adopting the provisions of FAS 123(R), we recorded estimated compensation expense for employee stock options based upon their intrinsic value on the date of grant pursuant to APB Opinion No. 25, Accounting for Stock Issued to Employees and provided the required pro forma disclosures of FAS 123. As permitted by FAS 123, through December 31, 2005 we accounted for share-based payments to employees using APB No. 25’s intrinsic value method and, as such, we recognized no compensation cost for employee stock options.

The weighted-average estimated fair value of stock options granted during 2005 and 2004 was $27.29 and $31.17 per share, respectively. The weighted-average estimated fair value of ESPP stock purchase rights granted during 2005 and 2004 was $24.76 and $16.23 per share, respectively. The fair value for these stock

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

options and stock purchase rights was estimated at the date of grant with the following weighted-average assumptions for 2005 and 2004:

	2005	2004

Stock Options:
Expected term or life	5.2 years	6.0 years
Expected volatility	56%	81%
Expected dividend yield	0%	0%
Risk-free interest rate	4.02%	3.66%
Stock Purchase Rights:
Expected term or life	1.25 years	1.25 years
Expected volatility	64%	83%
Expected dividend yield	0%	0%
Risk-free interest rate	3.57%	1.78%

The following table illustrates the effect on our net income and net income per share for 2005 and 2004 as if we had applied the fair value recognition provisions of FAS 123 using the Black-Scholes valuation model (in thousands, except per share data):

	2005	2004

Net income — as reported	$54,029	$41,448
Deduct: Total stock-based compensation expense determined under fair value method for all awards, net of tax	(15,703)	(20,319)

Net income — pro forma	$38,326	$21,129

Basic net income per share — as reported in prior period	$3.16	$2.61

Diluted net income per share — as reported in prior period	$2.92	$2.42

Basic net income per share — pro forma	$2.24	$1.33

Diluted net income per share — pro forma	$2.07	$1.24

Research and Development.  Research and development costs are expensed as incurred. Such costs include personnel costs, supplies, clinical trials, technology access fees, consultants and services, allocated facilities, information systems, depreciation, amortization and other indirect costs.

Concentration of Credit Risk.  We sell our products in the United States primarily to Fisher. Credit is extended based on an evaluation of the customer’s financial condition, and generally collateral is not required. We perform credit evaluations and maintain an allowance for potential credit losses. Credit losses in the United States have been minimal and within management’s expectations. In international markets, we have established direct selling efforts in several countries and utilize a network of country-specific and regional distributors in other areas. Beginning in 2003, we have significantly expanded our direct sales and distribution operations outside of the United States in France, Germany, Belgium and Luxembourg, the United Kingdom, Italy, the Netherlands and Switzerland, and we may expand into additional countries in the future. We also utilize various risk management programs, including letters of credit and insurance, to reduce risks of uncollectibility.

We invest our excess cash in debt instruments of the U.S. Government, state municipalities, financial institutions and corporations with strong credit ratings. We have established guidelines relative to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

diversification and maturities that maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates.

Earnings Per Share.  Basic earnings per share includes no dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in our earnings, such as common stock equivalents which may be issuable upon exercise of outstanding common stock options.

Shares used in calculating basic and diluted earnings per share were as follows (in thousands):

	Years Ended December 31,
	2006	2005	2004

Shares used in calculating per share amounts — Basic (Weighted average common shares outstanding)	17,186	17,092	15,889
Effect of common share equivalents:
Net effect of dilutive common stock options and stock purchase rights using the treasury stock method	1,000	1,413	1,208

Shares used in calculating per share amounts — Diluted	18,186	18,505	17,097

Comprehensive Income.  FASB No. 130, Comprehensive Income, or FAS 130, establishes rules for the reporting and display of comprehensive income and its components. FAS 130 requires the change in net unrealized gains or losses on marketable securities and foreign currency translation adjustments to be included in comprehensive income. Comprehensive income is included in our Consolidated Statements of Stockholders’ Equity. The accumulated unrealized loss on marketable securities, net of tax, was $(37,000) and $(218,000) as of December 31, 2006 and 2005, respectively. The accumulated foreign currency translation gain or (loss) as of December 31, 2006 and 2005 was $457,000 and $(353,000), respectively.

Recent Accounting Pronouncements.  In June 2006, the FASB issued Interpretation No. 48, or FIN 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FAS 109. FIN 48 provides clarification for the financial statement measurement and recognition of tax positions that are taken or expected to be taken in a tax return. FIN 48 is effective in the first quarter of 2007. We are currently evaluating the impact of FIN 48 on our financial statements.

Note 2.	Licensing Rights and Agreements

We have executed agreements to license technologies that are covered by the intellectual property rights of third parties. The financial and commercial terms of each of these agreements vary significantly, and in virtually all cases our payment obligations under any individual agreement are not material to our business as a whole. For the most part, the license agreements call for potential cash outflows for milestone payments and future royalties based on product sales utilizing the licensed technologies. The milestone payments under these agreements are primarily dependent on achieving product development goals, commencement of clinical studies of a product utilizing the licensed technology or meeting commercialization objectives, or any combination thereof. Examples of milestones for which we would make payments would include: 1) initiation of clinical studies of a potential product that is covered by the licensed technologies, 2) FDA clearance to market a product that is covered by the licensed technologies, and 3) the first sale of a product that is covered by the licensed technologies in a specific territory. The attainment of the milestones is highly uncertain and dependent upon many contingencies. Additionally, we exercise discretion whether to continue to utilize the licensed technologies. At any time, we may, for technical or economic reasons, decide to discontinue utilizing the licensed technologies and would incur no further financial obligations beyond those payments already made. As of December 31, 2006, there were no milestones unaccounted for, either individually or in the aggregate, under our licensing and collaborative agreements for which we believe material payments are

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

currently required to be made in the future. At December 31, 2006 and 2005, the total cost of license rights was $21.4 million and $12.3 million, respectively and accumulated amortization of the license rights was approximately $12.0 million and $7.5 million, respectively. Amortization expense of license rights totaled $4.7 million, $1.2 million and $1.2 million for the years ended December 31, 2006, 2005 and 2004, respectively. The estimated aggregate amortization expense related to license rights for the next five years and thereafter is as follows: 2007 — $2.1 million, 2008 — $1.8 million, 2009 — $1.1 million, 2010 - $1.1 million, 2011 — $1.1 million, thereafter — $2.2 million.

In July 2006, we entered into an agreement to settle a patent dispute with Roche Diagnostics Corporation. The settlement involves a worldwide, royalty-free, non-exclusive cross-license of certain patents involved in the two cases. Under the terms of the settlement agreement, both parties dismissed our respective complaints in the lawsuits. We made a one-time license payment of $8.5 million to Roche. Of the $8.5 million license payment, $2.9 million was recognized in the second quarter of 2006 as license amortization expense related to prior periods and charged to license and patent disputes. The remaining $5.6 million was capitalized as the cost of the license and will be amortized to cost of product sales over the remaining life of the Roche patents, the last of which expires in June 2013.

Note 3.	Distribution and Biosite Discovery Collaborative Agreements

Distribution Agreements

We have a distribution agreement under which Fisher distributes our products primarily to hospitals within the United States. The term of our distribution agreement with Fisher expires on December 31, 2008. Under the agreement, Fisher’s distribution rights are semi-exclusive in the U.S. hospital market and non-exclusive in the U.S. physician office market. Either party has the right to terminate the agreement in the case of an uncured breach by the other party. In addition, under certain circumstances, the distribution relationship may become non-exclusive or terminate with prior notice. For instance, if our direct sales to customers in the U.S. hospital market during a six month period exceed a specified percentage of the total sales of our products by both us and Fisher in that market segment, Fisher will have the option of converting the agreement to a mutually non-exclusive arrangement. The specified percentage of direct sales in the contract that would trigger this option far exceeds the current level of direct sales. If Fisher were to exercise the option, either party would have the ability to terminate the agreement upon prior notice to the other party. Similarly, if Fisher elects to promote and sell certain products that are competitive with our products, then we will have the option of converting the agreement to a mutually non-exclusive arrangement. If we were to exercise that option, either party would have the ability to terminate the agreement upon prior notice to the other party. Sales to Fisher represented 81%, 84% and 86% of our product sales in 2006, 2005 and 2004, respectively.

We also have distributor agreements with PSS and Henry Schein to market our products to physician office practices in the United States. Internationally, in addition to utilizing a direct sales force in certain countries, we sell our products to country-specific and regional distributors.

Biosite Discovery

In 1999, we launched Biosite Discovery, a research program dedicated to the identification of new protein targets for acute diseases. Through Biosite Discovery, we conduct analyses on both known proteins that may be markers of disease and proteins accessed from clinical and commercial collaborators in order to determine their diagnostic utility. We offer antibody development services to pharmaceutical and biotechnology companies seeking high-affinity antibodies for use in their drug research. In return, we seek diagnostic licenses to their targets, as well as other potential fees. Among the payments we might receive are: up-front technology access fees, antibody development fees upon the delivery of antibodies, annual maintenance fees on targets for which we have produced antibodies for as long as the targets remain in our collaborator’s drug development program, milestone fees on targets that reach certain clinical milestones and royalties should products

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

successfully be commercialized as a result of the collaboration. Under Biosite Discovery, we have executed agreements with different commercial and clinical collaborators, and we have executed several license or cross-license agreements with other companies.

During 2006, 2005 and 2004, we recognized contract revenues of $5.3 million, $4.9 million and $4.3 million, respectively, related to activities performed or milestones achieved under the collaborative agreements. Under the terms of our agreement with Medarex, Inc., we receive research funding of $3.0 million per year. Our alliance with Medarex expires in May 2008. Costs of the research and development resources performing collaborative and internal Biosite Discovery activities in 2006, 2005 and 2004 were approximately $8.9 million, $8.0 million and $6.5 million, respectively, and are included in research and development expenses.

Note 4.	Cash, Cash Equivalents and Marketable Securities

The following is a summary of cash, cash equivalents and marketable securities by balance sheet classification at December 31, 2006 (in thousands):

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Cash and cash equivalents:
Cash	$20,011	$—	$—	$20,011
Money market fund	14,783	—	—	14,783

	34,794	—	—	34,794
Marketable securities:
Trading securities — mutual funds held for nonqualified deferred compensation plan participants	1,696	742	—	2,438
Trading securities — forward contracts	—	—	(53)	(53)

	1,696	742	(53)	2,385
Available-for-sale securities:
U.S. Municipalities debt securities	27,112	1	(63)	27,050
Corporate debt securities	—	—	—	—
U.S. Government debt securities	—	—	—	—
Certificates of deposit	—	—	—	—

	27,112	1	(63)	27,050

Total cash, cash equivalents and marketable securities	$63,602	$743	$(116)	$64,229

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a summary of cash, cash equivalents and marketable securities by balance sheet classification at December 31, 2005 (in thousands):

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Cash and cash equivalents:
Cash	$22,930	$—	$—	$22,930
Money market fund	30,122	—	—	30,122

	53,052	—	—	53,052
Marketable securities:
Trading securities — mutual funds held for nonqualified deferred compensation plan participants	2,177	174	—	2,351
Available-for-sale securities:
U.S. Municipalities debt securities	53,803	2	(174)	53,631
Corporate debt securities	14,142	1	(96)	14,047
U.S. Government debt securities	8,091	—	(83)	8,008
Certificates of deposit	1,344	—	(21)	1,323

	77,380	3	(374)	77,009

Total cash, cash equivalents and marketable securities	$132,609	$177	$(374)	$132,412

The amortized cost and estimated fair values of available-for-sale marketable securities at December 31, 2006, by contractual maturity, are as follows (in thousands):

	Amortized	Estimated
	Cost	Fair Value

Marketable securities (available-for-sale):
Due in one year or less	$17,943	$17,906
Due after one year through two years	3,763	3,752
Due after two years	5,406	5,392

	$27,112	$27,050

Gross realized gains from the sale of cash equivalents and marketable securities were approximately $83,000, $1,000 and $14,000 for the years ended December 31, 2006, 2005 and 2004, respectively. Gross realized losses from the sale of cash equivalents and marketable securities were approximately $294,000, $0 and $6,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

Note 5.	Balance Sheet Information

Net inventories consist of the following (in thousands):

	December 31,
	2006	2005

Raw materials	$9,781	$8,754
Work in process	17,715	16,098
Finished goods	5,658	7,775

	$33,154	$32,627

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property and equipment consist of the following (in thousands):

	December 31,
	2006	2005

Land	$29,859	$28,161
Buildings and improvements	85,886	56,713
Construction in progress — new corporate complex	529	23,720
Machinery and equipment	63,569	57,759
Computer equipment	13,330	12,559
Furniture and fixtures	3,435	2,671
Leasehold improvements	35	15,421
Construction in progress — manufacturing equipment and other	8,315	8,844

	204,958	205,848
Less accumulated depreciation	(47,013)	(54,830)

	$157,945	$151,018

Depreciation expense was approximately $16.8 million, $13.7 million and $15.4 million for the years ended December 31, 2006, 2005 and 2004, respectively. Cost of equipment under equipment financing notes was approximately $28.4 million and $30.3 million at December 31, 2006 and 2005, respectively.

Accumulated depreciation of equipment under equipment financing notes at December 31, 2006 and 2005 was approximately $18.0 million and $14.0 million, respectively.

Note 6.	Debt and Commitments

Debt consisted of the following (in thousands):

	December 31,
	2006	2005

Equipment financing notes, payable $539,000 monthly including interest at 3.95% to 6.67% due March 2007 to March 2010; secured by equipment	$10,969	$17,034
Less current portion	(5,627)	(6,066)

Total long-term debt	$5,342	$10,968

As of December 31, 2006, approximate future principal payments of the equipment financing notes are due as follows: 2007 — $5.6 million; 2008 — $4.0 million; 2009 — $1.2 million; 2010 — $115,000; and thereafter — $0.

Interest expense was approximately $557,000 for the year ended December 31, 2006. From July 2003 to February 2006, interest incurred was capitalized as part of the costs of our new corporate complex. For the years ended December 31, 2006, 2005 and 2004, we incurred and capitalized interest totaling $139,000, $913,000 and $1.0 million, respectively.

We lease certain office facilities and automobiles under operating leases. The minimum annual rent on the facilities may be subject to increases based on changes in the Consumer Price Index, taxes, insurance and operating costs, subject to certain minimum and maximum annual increases. We record rent expense on a straight-line basis over the term of the leases.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Approximate annual future minimum operating lease payments as of December 31, 2006 are as follows (in thousands):

Operating
Year	Leases

2007	$841
2008	736
2009	524
2010	314
2011	167
Thereafter	12

Total minimum lease payments	$2,594

Rent expense for the years ended December 31, 2006, 2005 and 2004 was approximately $1.2 million, $2.5 million and $2.5 million, respectively.

In December 2006, we entered into an agreement to lease approximately 17.2 acres of land adjacent to our current San Diego corporate complex. The lease is effective February 1, 2007 and expires January 31, 2012, subject to certain early termination rights. Under this agreement, in consideration for an annual non-refundable option payment of $500,000, we also have an option to purchase this property at any time between September 1, 2007 and August 31, 2009. If we elect to exercise the purchase option, the purchase price for the property will be equal to 97% of its fair market value at the time that we exercise the option, but in any event not more than approximately $33.7 million and not less than approximately $26.1 million, and any option payments will be applied to the final purchase price for the property.

In September 2006, we completed our purchase of a facility in San Clemente, California for $6.4 million. The facility is approximately 38,000 square feet and will be utilized primarily to manufacture plastic parts for our diagnostic test kits. We are currently making improvements to the facility and installing equipment needed for its operation. Pending the completion of those tasks and the recruitment and training of additional personnel, we expect manufacturing operations to commence at the San Clemente facility in the first half of 2007.

In October 2003, we completed our purchase of approximately 26.1 usable acres of land for the construction of our corporate complex. This land provides us with the potential for up to 800,000 square feet of space, to be constructed in phases as needed. The first phase, which is now complete, provides us with approximately 350,000 square feet of space. The total cost of the land and the construction of the first phase was approximately $110.0 million. We have relocated all of our operations to the new corporate complex. From time to time we will continue to evaluate the need to commence the next phase of construction of our corporate complex. We also will continue to evaluate the purchase of additional land or improved facilities to meet our future business needs. We expect our future occupancy costs to increase primarily due to increased square footage for our operations.

Note 7.	Stockholders’ Equity

Stock Repurchase Programs.  In October 2006, our Board of Directors approved a $100.0 million stock repurchase program. In connection with this stock repurchase program, we entered into a privately negotiated transaction with Goldman, Sachs & Co. to repurchase $100.0 million of our common stock. The agreement includes collar provisions that establish the minimum and maximum numbers of shares to be repurchased. The specific number of shares to be repurchased is generally based on the volume-weighted average share price of our common shares during the six to nine-month term of the accelerated repurchase agreement, subject to collar limits. In the fourth quarter of 2006, we paid Goldman Sachs $100.0 million in exchange for 1.9 million

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

shares that were received and retired. This repurchase was made using our own cash reserves. Upon termination of the program in July 2007, we may be entitled to additional shares subject to the collar provisions.

During the quarter ended March 31, 2006, we repurchased an aggregate of 575,899 shares of our common stock at a total cost of approximately $30.0 million, including commissions. These repurchases were made using our own cash reserves.

Stock Plans  In December 1996, we adopted the 1996 Stock Incentive Plan (the “1996 Stock Plan”). The 1996 Stock Plan replaced our 1989 Stock Plan. Although future awards will be made under the 1996 Stock Plan, awards made under the 1989 Stock Plan will continue to be administered in accordance with the 1989 Stock Plan. The 1996 Stock Plan provides for awards in the form of restricted shares, stock units, options or stock appreciation rights or any combination thereof. The aggregate number of shares authorized for issuance under the 1996 Stock Plan as of December 31, 2006 was 7,000,000 shares. Furthermore, as of December 31, 2006 there were an additional 142,421 shares of common stock available for issuance under the 1996 Stock Plan that were previously authorized, but never issued, under the 1989 Stock Plan.

In November 2002, the Board of Directors adopted the Biosite Incorporated 2002 Nonqualified Stock Incentive Plan (the “2002 Stock Plan”). The Board of Directors adopted the plan to accommodate Biosite’s continuing growth and expansion. The aggregate number of shares authorized for issuance under the 2002 Stock Plan as of December 31, 2006 was 1,450,000 shares, of which 900,000 shares are solely for use as inducement awards in connection with the recruitment of employees.

Options granted under the stock plans are generally subject to four-year vesting, on a daily or quarterly basis, and expire ten years from the date of grant. As of December 31, 2006, no shares were available for future issuance under the 1989 Stock Plan, 278,143 shares were available for future issuance under the 1996 Stock Plan and 85,137 shares were available for future issuance under the 2002 Stock Plan.

Information under FAS 123(R) for 2006

Information with respect to option activity under our stock option plans for 2006 is as follows:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Term (Years)	Value
	(In thousands)			(In millions)

Balance at December 31, 2005	4,805	$38.68
Granted	514	$47.13
Exercised	(678)	$27.70
Cancelled/forfeited/expired	(269)	$49.68

Outstanding at December 31, 2006	4,372	$40.67	6.4	$42.3

Exercisable at December 31, 2006	3,078	$36.90	5.6	$39.2

The aggregate intrinsic value represents the excess of our closing stock price on the last trading day of the quarter, December 29, 2006, which was $48.85, over the exercise price of each lower-priced option multiplied by the number of shares of each lower-priced option. The total intrinsic value of options exercised was $14.7 million for 2006.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a further breakdown of the options outstanding under the 1989 Stock Plan, 1996 Stock Plan and 2002 Stock Plan as of December 31, 2006 (option amounts in thousands):

	Options outstanding			Options exercisable
	Options			Options
	Outstanding	Weighted Average	Weighted	Exercisable	Weighted
	as of	Remaining	Average	as of	Average
Range of	December 31,	Contractual Life	Exercise	December 31,	Exercise
Exercise Prices	2006	in Years	Price	2006	Price

$3.75-$25.00	658	4.16	$18.78	658	$18.79
$25.05-$40.00	844	4.81	$31.38	789	$31.50
$40.18-$50.00	1,888	6.92	$44.78	1,260	$44.29
$50.30-$69.56	982	8.42	$55.44	371	$55.34

$3.75-$69.56	4,372	6.43	$40.67	3,078	$36.90

Information under FAS 123 for Periods Prior to 2006

Information with respect to option activity under our stock plans for 2005 and 2004 is as follows:

		Weighted
		Average Exercise
	Shares	Price
	(In thousands)

Balance at December 31, 2003	5,098	$29.97
Granted at fair value	845	$43.85
Exercised	(659)	$24.42
Cancelled	(228)	$35.35

Balance at December 31, 2004	5,056	$32.75
Granted at fair value	996	$55.93
Exercised	(1,014)	$25.38
Cancelled	(233)	$42.48

Balance at December 31, 2005	4,805	$38.68

The total intrinsic value of options exercised was $35.1 million and $15.3 million for 2005 and 2004, respectively.

Employee Stock Purchase Plan  In December 1996, we adopted an ESPP which provides all qualifying employees the opportunity to purchase common stock at a discount and pay for such purchases through payroll deductions, subject to certain limitations. As of December 31, 2006, a pool of 1,100,000 shares of common stock has been reserved for issuance under the ESPP (subject to anti-dilution provisions). The ESPP includes an evergreen provision under which, for a period of ten years beginning on January 1, 2005, an increase in the pool of shares of common stock available for issuance under the ESPP occurs annually equal to the lesser of 1) one and one-half percent of the common shares outstanding at the end of the prior year; or 2) 1,500,000 shares of common stock; provided, however, that in no event shall the annual increase cause the shares available for purchase under the ESPP to exceed 5% of our outstanding common shares at the end of the prior year. Under the evergreen provision, the pool of shares of common stock available for issuance under the ESPP was increased by 237,950 shares on January 1, 2007. Shares are issued on the ESPP purchase dates, which are June 30 and December 31. During the years ended December 31, 2006, 2005 and 2004, 107,288, 125,285 and 141,631 shares were issued under the ESPP, respectively. As of December 31, 2006, 166,801 shares of common stock were available for issuance under the ESPP.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2006, a total of 530,081 shares of our common stock were reserved for future issuances under all of our stock plans and the ESPP.

Stockholder Rights Plan  In October 1997, our Board of Directors declared a dividend distribution of one preferred stock purchase right (a “Right”) for each outstanding share of common stock of Biosite held of record at the close of business on November 3, 1997. Each Right represents a contingent right to purchase, under certain circumstances, one-one-thousandth of a share of a new series of Biosite preferred stock at a price of $100.00 per one one-thousandth of a share, subject to adjustment. The Rights would be traded independently from Biosite’s common stock and become exercisable under certain circumstances involving the acquisition or a tender or exchange offer by a person or group for 15% or more of Biosite’s common stock. The Rights expire on June 1, 2011, unless redeemed by our Board of Directors. The Rights can be redeemed by the Board at a price of $0.01 per Right at any time before the Rights become exercisable, and in limited circumstances thereafter.

Note 8.	Income Taxes

Significant components of the income tax provision are as follows (in thousands):

	Year Ended December 31,
	2006	2005	2004

Current:
Federal	$23,889	$24,248	$28,544
State	1,983	4,037	4,220
Foreign	1,239	379	252

	27,111	28,664	33,016
Deferred:
Federal	(2,669)	3,051	(7,931)
State	687	896	(353)
Foreign	202	(277)	(579)

	(1,780)	3,670	(8,863)

	$25,331	$32,334	$24,153

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Significant components of our net deferred tax assets as of December 31, 2006 and 2005 are as follows (in thousands):

	December 31,
	2006	2005

Deferred tax assets:
Tax credits	$101	$703
Reserves and accruals	4,547	3,722
Depreciation and amortization	—	2,062
Net operating loss carryovers	653	856
Stock-based compensation	6,541	—
Other, net	1,248	87

Total deferred tax assets	$13,090	$7,430
Deferred tax liabilities:
Depreciation	(3,880)	—

Total deferred tax liabilities	(3,880)	—

Net deferred tax assets	$9,210	$7,430

As of December 31, 2006, we had $150,000 of California research and development credit carryforwards. These carryovers do not expire. We also had foreign net operating loss carryovers of approximately $1.6 million. These carryovers begin to expire in 2010.

No valuation allowance has been recorded to offset the deferred tax assets as the Company has determined that it is more likely than not that such assets will be realized. We will continue to assess the likelihood of realization of such assets; however, if future events occur which do not make the realization of such assets more likely than not, we will record a valuation allowance against all or a portion of the net deferred tax assets.

The reconciliation of the federal statutory tax rate to our effective tax rate is as follows:

	December 31,
	2006	2005	2004

Tax at federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	5.2	4.5	5.2
Tax credits	(1.5)	(1.5)	(3.0)
Domestic production deduction	(1.0)	(0.5)	0.0
Stock-based compensation adjustment	3.8	0.0	0.0
Other	(2.7)	(0.1)	(0.4)

Effective rate	38.8%	37.4%	36.8%

It is our policy to record tax benefits only if we conclude that it is at least probable that the deduction or credit will be sustained upon examination by tax authorities. In the period that permanent tax benefits, including research and development tax credits, are generated, we recognize the tax benefits at their estimated net realizable value. With regard to research tax credits, the determination of qualified expenses and activities involves judgment. Tax authorities have regularly examined and challenged research and development tax credits claimed by companies and have disallowed tax credit amounts based on the tax authorities’ evaluation and judgment. We reduce tax benefits to their estimated net realizable value based upon management’s assessment of exposure associated with permanent tax differences, tax credits and interest expense applied to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

temporary difference adjustments. The tax benefits are analyzed periodically and adjustments are made as events occur to warrant adjustments to the estimate of the net realizable value of the tax benefits.

During 2006, we finalized audits with both the Internal Revenue Service (years through 2004) and the California Franchise Tax Board (years through 2003). The favorable conclusion of these audits resulted in a release of amounts reserved for exposures mentioned above, of which approximately $1,900,000 reduced our income tax expense.

As of December 31, 2006, we had approximately $3,500,000 of undistributed earnings related to our foreign subsidiaries. Management believes that these earnings will be indefinitely reinvested; accordingly, we have not provided for U.S. federal income taxes related to these earnings. However, upon distribution of these earnings in the form of dividends or otherwise, we would be subject to both U.S. income taxes and withholding taxes payable to the various foreign countries.

Note 9.	Employee Savings Plans

Employee 401(k) Plan

In 1991, we implemented a 401(k) program that allows all qualifying employees to contribute up to a maximum of 20% of their annual salary, subject to annual limits. The Board of Directors may, at its sole discretion, approve contributions by Biosite. No such contributions have been approved or made.

Nonqualified Deferred Compensation Plan

In March 2005, we completed the implementation of a 409A Nonqualified Deferred Compensation Plan, or the Plan, for the benefit of a select group of our management or highly compensated employees, including our executive officers. The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is an unfunded arrangement and any assets that may be set aside to finance the benefit promise are subject to the claims of our general creditors in the event of bankruptcy. The Plan is also intended to be exempt from the requirements of Parts 2, 3 and 4 (relating to participation, vesting, funding and fiduciary requirements) of Title I of the Employee

Retirement Income Security Act of 1974, as amended, or ERISA. The deferred compensation balance at December 31, 2006 and 2005 was approximately $2.9 million and $2.5 million, respectively.

A participant in the Plan may annually elect to defer up to 25% of their base salary, and 100% of bonuses and/or commissions. The deferred compensation is contributed to either an investment designated as retirement account or an in-service account established by the participant at the time the deferral election is made. These marketable securities investments are classified as trading securities. We may also make discretionary contributions to participants’ accounts in the future, although we do not currently do so. Amounts contributed to participants’ accounts through participant deferrals or through our discretionary contributions are generally not subject to income tax until they are distributed from the accounts. All contributions made by participants are vested immediately. Any discretionary contributions made by us in the future, if any, are subject to such vesting arrangements as we may determine.

Amounts credited to a retirement account are distributed upon the retirement of a participant, in a lump sum or in annual installments during a specified number of years after retirement. Amounts credited to an in-service account are distributed at the beginning of a year selected by the participant that is no sooner than a specified number of years after the year the deferral election is made, in a lump sum or in annual installments during a specified number of years after the initial distribution. In the event of a participant’s disability, death or, subject to certain limitations set forth in the Plan, a participant’s termination of employment, all amounts credited to his or her account are distributed immediately in a lump sum. Early distributions may be permitted

BIOSITE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

in the event of unforeseeable emergencies. A participant may from time to time designate one or more persons as his or her beneficiaries entitled to receive distributions under the Plan.

The Plan may be amended or terminated by our Board of Directors at any time, although no such amendment or termination may deprive a participant of any rights accrued under the Plan prior to the date of the amendment or termination. Other amendments may be made to conform the Plan to the provisions of applicable law, including the Code and ERISA.

Note 10.	License and Patent Disputes

Expenses associated with license and patent disputes incurred during the years ended December 31, 2006, 2005 and 2004 totaled $3.1 million, $2.0 million and $178,000, respectively. The expenses in 2006 consisted of legal costs and $2.9 million of the $8.5 million settlement payment related to our litigation with Roche Diagnostics Corporation and its affiliates (see Note 2).

In November 2004, Roche Diagnostics Corporation, together with certain of its affiliates, filed a complaint in the United States District Court, Southern District of Indiana, Indianapolis Division alleging that we infringed two patents, U.S. Patent 5,366,609 and U.S. Patent 4,816,224, owned by Roche and/or its affiliates (the “Indiana Case”). Also, in November 2004, we filed a complaint in the United States District Court, Southern District of California alleging that Roche Diagnostics Corporation and Roche Diagnostics GmbH infringed two patents, U.S. Patent 6,174,686 and U.S. Patent 5,795,725, owned by us. We later amended our complaint to also allege infringement of one additional patent owned by us, U.S. Patent 6,939,678 (the “California Case”).

On July 26, 2006, we and Roche announced that we have entered into an agreement to settle both the Indiana Case and the California Case. The settlement involved a worldwide, royalty-free, non-exclusive cross-license of the patents involved in the two cases. Under the terms of the settlement agreement, both parties dismissed our respective complaints in the Indiana Case and the California Case. In addition, we made a one-time license payment of $8.5 million to Roche in the fourth quarter of 2006. Of the $8.5 million license payment, $2.9 million was recognized in the second quarter of 2006 as license amortization expense related to prior periods and charged to license and patent disputes. The remaining $5.6 million will be charged to cost of product sales over the remaining life of the Roche patents.

Note 11.	Quarterly Information (Unaudited)

The following quarterly information includes all adjustments which management considers necessary for a fair statement of such information. For interim quarterly financial statements, the provision for income taxes is estimated using the best available information for projected results for the entire year.

BIOSITE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2006
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(In thousands, except per share data)

Product sales	$78,157	$76,372	$73,111	$75,621
Contract revenues	1,175	1,395	1,531	1,230
Gross profit — product sales	55,052	52,935	49,417	51,629
Operating income	18,522	13,249	14,329	14,981
Income before income taxes	19,770	14,243	15,641	15,671
Net income	12,557	7,922	9,041	10,474
Net income per share
— Basic	$0.72	$0.46	$0.52	$0.63
— Diluted	$0.68	$0.43	$0.49	$0.60
Shares used in calculating per share amounts
— Basic	17,493	17,241	17,425	16,594
— Diluted	18,601	18,275	18,282	17,571

	2005
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(In thousands, except per share data)

Product sales	$70,496	$71,898	$68,888	$71,490
Contract revenues	1,350	1,866	780	931
Gross profit — product sales	50,256	48,883	47,988	50,537
Operating income	22,072	21,699	19,573	20,297
Income before income taxes	22,131	22,214	20,668	21,350
Net income	13,792	13,972	12,569	13,696
Net income per share
— Basic	$0.83	$0.82	$0.73	$0.79
— Diluted	$0.76	$0.76	$0.68	$0.73
Shares used in calculating per share amounts
— Basic	16,687	16,966	17,268	17,436
— Diluted	18,226	18,343	18,596	18,773

Schedule II

Biosite Incorporated
Valuation and Qualifying Accounts
Years ended December 31, 2006, 2005 and 2004

		Additions
	Balance at	Charged	Charged			Balance at
	Beginning	to Costs and	to Other			End
Description	of Year	Expenses	Accounts	Deductions		of Year

Year ended December 31, 2006
Allowance for doubtful accounts	$1,348,670	$318,873	$—	$251,347	(1)	$1,416,196
Inventory reserve	$618,588	$1,675,372	$—	$1,310,284	(2)	$983,676
Warranty reserve	$792,504	$1,821,471	$—	$1,266,531	(3)	$1,347,444
Year ended December 31, 2005
Allowance for doubtful accounts	$1,189,024	$675,428	$—	$515,782	(1)	$1,348,670
Inventory reserve	$2,946,759	$382,493	$—	$2,710,664	(2)	$618,588
Warranty reserve	$631,674	$1,435,619	$—	$1,274,789	(3)	$792,504
Year ended December 31, 2004
Allowance for doubtful accounts	$849,477	$1,251,234	$—	$911,687	(1)	$1,189,024
Inventory reserve	$639,116	$3,637,525	$—	$1,329,882	(2)	$2,946,759
Warranty reserve	$657,360	$1,348,659	$—	$1,374,345	(3)	$631,674

(1)	Uncollectible accounts written off, net of recoveries

(2)	Write off of obsolete, excess or impaired inventory

(3)	Cost incurred associated with the replacement and repair of the Triage Meters and devices

Free & Clear, Inc.

Historical Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Free & Clear, Inc.
Seattle, Washington

We have audited the accompanying balance sheet of Free & Clear, Inc. (the “Company”) as of December 31, 2008 and the related statements of income, stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Free & Clear, Inc. as of December 31, 2008 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/  Stonefield Josephson, Inc.

Los Angeles, California
February 5, 2010

FREE & CLEAR, INC.

BALANCE SHEETS

	September 28, 2009	December 31,
	(unaudited)	2008

ASSETS
Current assets:
Cash and cash equivalents	$7,537,374	$6,142,213
Accounts receivable, net of allowances of $193,000 and $30,000 at September 28, 2009 (unaudited) and December 31, 2008, respectively	8,616,490	9,665,580
Accounts receivable from related parties	139,000	43,000
Inventory (Note 2)	497,798	521,467
Prepaid expenses	945,677	541,794
State taxes receivable	13,000	4,400
Deferred tax asset — current (Note 5)	447,000	180,700

Total current assets	18,196,339	17,099,154
Furniture, equipment and software, net (Notes 3 & 4)	3,393,152	3,822,555
Deferred tax asset — noncurrent (Note 5)		68,500

Total assets	$21,589,491	$20,990,209

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,095,118	$1,469,466
Accrued expenses	743,808	395,669
Accrues payroll, benefits and taxes	2,473,058	2,104,463
Deferred revenue	872,084	2,895,672
Income taxes payable	288,000	129,500
Current portion of long-term debt (Note 9)	533,333	929,421

Total current liabilities	6,005,401	7,924,191
Deferred rent (Note 7)	529,352	496,857
Deferred tax liability — noncurrent (Note 5)	5,000	0
Long-term debt less current portion (Note 9)	755,556	468,222

Total liabilities	7,295,309	8,889,270

Commitments & contingencies (Notes 7 and 9)
Redeemable preferred stock (Note 10)
Series A-1 — $0.001 par value Authorized, issued and outstanding: 10,125,000 shares	15,821,405	15,069,658
Series B-1 — $0.001 par value Authorized: 2,600,000 shares Issued and outstanding: 2,564,103 shares	10,212,330	9,655,481

Total redeemable preferred stock	26,033,735	24,725,139

Stockholders’ deficit (Note 11)
Common stock — $0.001 par value Authorized: 24,000,000 shares Issued and outstanding: 3,077,321 shares at September 28, 2009 (unaudited) and 2,907,020 shares at December 31, 2008	3,077	2,907
Additional paid in capital	(12,481,096)	(12,615,154)
Costs associated with equity issuance	(11,953)	(11,953)
Retained earnings	750,419	0

Total stockholders’ deficit	(11,739,553)	(12,624,200)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$21,589,491	$20,990,209

The accompanying notes are an integral part of these financial statements.

FREE & CLEAR, INC.

STATEMENTS OF INCOME

	Period from January 1,
	2009 to	Nine Months Ended
	September 28,	September 30,	Year Ended
	2009	2008	December 31,2008
	(unaudited)	(unaudited)

Revenue:
Net service revenue*	$32,938,455	$27,108,346	$37,393,113
Net product revenue*	9,528,737	6,745,291	9,253,907
Grant income	485,170	395,569	498,737

Total Revenue	42,952,362	34,249,206	47,145,757
Cost of Sales:
Direct expenses	10,974,081	8,962,077	12,229,905
Product costs	7,967,670	5,626,803	7,466,511

Total Cost of Sales	18,941,751	14,588,880	19,696,416

Gross Profit	24,010,611	19,660,326	27,449,341
Indirect Expenses:
Salaries and wages	10,638,841	8,947,262	12,317,378
Payroll taxes and benefits	1,739,724	1,613,154	2,106,761
Contractual services	1,318,426	925,661	1,433,168
Other administrative and general	5,348,814	4,568,873	6,374,840
Write-off of previously capitalized software (Note 4)	1,809,330

Total Indirect Expense	20,855,135	16,054,950	22,232,147
Other Income (Expense):
Interest expense	(33,976)	(65,818)	(80,435)
Interest income	12,850	113,825	123,048

Income from Operations Before Income Taxes	3,134,350	3,653,383	5,259,807
Income tax benefit (provision)	(1,075,335)	(4,400)	4,095

Net Income	$2,059,015	$3,648,983	$5,263,902

*	Including sales to related parties in the amount of $1,350,000, $1,102,000 and $1,130,000 for the year ended December 31, 2008, the nine months ended September 30, 2008 (unaudited) and the period January 1, 2009 to September 28, 2009 (unaudited).

The accompanying notes are an integral part of these financial statements.

FREE & CLEAR, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

				Retained
	Common Stock		Additional Paid	Earnings
	Shares	Amount	in Capital	(Deficit)	Offering Costs	Total

Balance, December 31, 2007	1,893,184	$1,893	$(5,095,090)	$(5,245,173)	$(11,953)	$(10,350,323)
Net income				$5,263,902		$5,263,902
Stock options exercised	1,013,836	$1,014	$184,270			$185,284
Stock based compensation			$39,436			$39,436
Increase in redemption value of redeemable preferred stock			$(1,743,770)	$(18,729)		$(1,762,499)
Capital repayment dividend			$(6,000,000)			$(6,000,000)

Balance, December 31, 2008	2,907,020	$2,907	$(12,615,154)	$0	$(11,953)	$(12,624,200)
Net income (unaudited)				$2,059,015		$2,059,015
Stock options exercised (unaudited)	170,301	$170	$61,014			$61,184
Stock based compensation (unaudited)			$73,044			$73,044
Increase in redemption value of redeemable preferred stock (unaudited )				$(1,308,596)		$(1,308,596)

Balance, September 28, 2009 (unaudited)	3,077,321	$3,077	$(12,481,096)	$750,419	$(11,953)	$(11,739,553)

The accompanying notes are an integral part of these financial statements.

FREE & CLEAR, INC.

STATEMENTS OF CASH FLOWS

	Period from
	January 1,
	2009 to	Nine Months Ended
	September 28,	September 30,	Year Ended
	2009	2008	December 31, 2008
	(unaudited)	(unaudited)

Cash Flows from Operating Activities
Net income	$2,059,015	$3,648,983	$5,263,902
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	495,831	666,694	860,688
Impairment of capitalized software	1,809,330
Stock compensation expense	73,044	17,702	39,436
Deferred income taxes	(192,800)		(249,200)
Changes in operating assets and liabilities:
Accounts receivable	953,090	(1,322,798)	(3,442,560)
Inventory	23,669	231,428	201,757
Prepaid expenses	(403,883)	(46,579)	(144,171)
Accounts payable	(374,348)	(551,062)	80,473
Accrued expenses	348,139	18,976	31,799
Accrued payroll, benefits and taxes	368,595	(107,764)	154,757
Income taxes receivable/payable	149,900	(89,473)	122,500
Deferred revenue	(2,023,588)	164,593	1,471,371
Deferred rent	32,495	63,615	77,925

Net Cash Provided by Operating Activities	3,318,489	2,694,315	4,468,677

Cash Flows from Investing Activities
Payments for software development costs and equipment purchases	(1,875,758)	(1,471,259)	(2,123,092)

Net Cash Used in Investing Activities	(1,875,758)	(1,471,259)	(2,123,092)

Cash Flows from Financing Activities
Proceeds from long-term debt	1,600,000	521,853	566,054
Principal payments on long-term debt	(1,708,754)	(515,362)	(779,512)
Proceeds from issuance of common stock	61,184	185,215	185,284
Payments for capital repayment dividend		(6,000,000)	(6,000,000)

Net Cash Used in Financing Activities	(47,570)	(5,808,294)	(6,028,174)

Net Change in Cash and Cash Equivalents	1,395,161	(4,585,238)	(3,682,589)
Cash and Cash Equivalents, beginning of period	$6,142,213	$9,824,802	9,824,802

Cash and Cash Equivalents, end of period	$7,537,374	$5,239,564	$6,142,213

Supplemental Cash Flow Information
Cash paid for interest	$32,131	$58,957	$87,358

Cash paid for income taxes	$1,118,380	$81,950	$119,550

Supplemental disclosure of noncash investing and financing activities:
Increase in redemption value of redeemable preferred stock	$(1,308,596)	$(1,323,082)	$(1,762,499)

The accompanying notes are an integral part of these financial statements.

FREE & CLEAR, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1 —	Nature of Operations and Significant Accounting Policies

Basis of Presentation of Financial Information — The accompanying financial statements include the accounts of of Free & Clear, Inc. (the “Company”). Financial statements for the nine months ended September 30, 2008, and the period from January 1, 2009 to September 28, 2009 are unaudited. The financial statements as of September 28, 2009 reflect amounts immediately prior to the close of the Company’s acquisition by Alere LLC (See Note 13). In the opinion of management, the unaudited financial statements contain all adjustments considered normal and recurring and necessary for their fair presentation. Interim results are not necessarily indicative of results to be expected for the year. These interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information.

Nature of Operations — The Company specializes in phone-based cognitive behavioral coaching and web-based learning to help individuals adopt healthy behaviors to avoid the onset of chronic disease. The Company also offers products as part of the programs. Substantially all of the Company’s revenues are derived in the United States.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Equivalents — The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

Trade Accounts Receivable — Trade accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance. Changes in the valuation allowance have not been material to the financial statements.

Inventories — The Company’s inventory is valued using the average costing method. Shipping and handling costs related to the sale of nicotine replacement therapy products are included in cost of sales in the statement of income and totaled $1,271,209 for the year ended December 31, 2008 and $921,921 and $1,440,158 for the nine months ended September 30, 2008 (unaudited) and the period from January 1, 2009 to September 28, 2009 (unaudited), respectively.

Property and Equipment — The Company capitalizes assets with a cost greater than $500 and an estimated useful life of one or more years. Depreciation is computed utilizing the straight-line method and the following estimated useful lives:

Furniture and equipment	5 years
Computer hardware	3 years
Computer software	3 years

Leasehold improvements are amortized over the shorter of the remaining lease term or the estimated useful life. The costs of repairs and maintenance are expensed as incurred. The costs of renewals, replacements and betterments are capitalized.

Advertising — Advertising costs are expensed as they are incurred and totaled $581,839 for the year ended December 31, 2008, and $346,475 and $707,695 for the nine months ended September 30, 2008 (unaudited) and the period from January 1, 2009 to September 28, 2009 (unaudited), respectively.

FREE & CLEAR, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Concentrations — The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash with FDIC insured financial institutions. At December 31, 2008, the Company had cash on deposit in excess of the federally insured limits.

One customer accounted for approximately 11% and 10% of revenue and had an accounts receivable balance of $1,258,914 and $438,337 as of and for the year ended December 31, 2008 and the period from January 1, 2009 to September 28, 2009 (unaudited), respectively.

Revenue Recognition — The Company recognizes revenue from its various programs as services are provided. Payment for services are generally received in advance and revenues are deferred until earned. Product revenue is recognized when shipments are made. Products include tobacco cessation kits, nicotine replacement therapy products and weight management products. The Company provides both services and products under certain agreements. These agreements are treated as multiple-element arrangements under which the Company defers revenue equal to the fair value of the services and products rendered and recognizes such revenue when the products or services are delivered.

The Company generally bills its customers each month for the entire amount of the fees contractually due for the prior month’s enrollments. Deferred revenues arise from agreements which permit upfront billing and collection of fees covering the entire contractual service period, generally 45 days, and delivery of products used to support the contractual services. Fees for service and delivery of products are typically billed in the month after the services are provided and/or products are delivered.

The Company acts as a liaison between a limited number of clients and their vendors on a cost-plus fee basis. The Company has determined it is not the primary obligor for the services. Accordingly, the Company does not reflect the direct costs paid on behalf of, and billed to, the clients in both revenues and cost of revenues. For the year ended December 31, 2008, the nine months ended September 30, 2008 (unaudited) and the period from January 1, 2009 to September 28, 2009 (unaudited), $610,018, $517,738 and $147,414 of pass through costs, respectively, have been netted with service revenue on the Statement of Income.

Share-Based Compensation — The Company has a share-based employee compensation plan, which is described more fully in Note 11 Compensation costs related to share-based payment transactions are recognized in the financial statements. With limited exceptions, the amount of compensation cost is be measured based on the grant-date fair value of the equity instruments issued. Compensation cost is recognized over the period that an employee provides service, usually the vesting period, in exchange for the award. For all unit options awarded, modified, cancelled or repurchased after January 1, 2006, the Company records compensation expense based upon the fair value method at the date of the option grant. Prior to January 1, 2006, the Company applied APB Opinion 25, Accounting for Stock Issued to Employees, (APB 25) and related interpretations in accounting for its plan.

Financial Instruments and Fair Value of Financial Instruments — The Company’s primary financial instruments at December 31, 2008 and September 28, 2009 (unaudited) consisted of cash equivalents, accounts receivable, accounts payable and debt. The estimated fair value of these financial instruments approximates their carrying values at December 31, 2008 and September 28, 2009 (unaudited). The estimates have been determined through information obtained from market sources.

Impairment of Other Long-Lived Tangible and Intangible Assets — The Company evaluates long-lived tangible and intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators of impairment are present with respect to long-lived tangible and intangible assets used in operations and undiscounted future cash flows are not expected to be sufficient to recover the assets’ carrying amount, additional analysis is performed as appropriate and the carrying value of the long-lived asset is reduced to the estimated fair value, if this is lower, and an impairment loss would be charged to expense in the period the impairment is identified. We believe that the carrying values of our other

FREE & CLEAR, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

long-lived tangible and intangible assets were realizable as of December 31, 2008 and September 28, 2009 (unaudited).

Recent Accounting Pronouncements —

Recently Issued Standards

In September 2009, the FASB issued Accounting Standards Update No. 2009-12, Fair Value Measurements and Disclosure, or ASU 2009-12. This standard provides additional guidance on using the net asset value per share, provided by an investee, when estimating the fair value of an alternate investment that does not have a readily determinable fair value and enhances the disclosures concerning these investments. Examples of alternate investments, within the scope of this standard, include investments in hedge funds and private equity, real estate and venture capital partnerships. This standard is effective for interim and annual periods ending after December 15, 2009. We are currently evaluating the potential impact of this standard.

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, or ASU 2009-05. ASU 2009-05 amends Accounting Standards Codification, or the Codification, Topic 820, Fair Value Measurements. Specifically, ASU 2009-05 provides clarification that, in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following methods: (i) a valuation technique that uses a) the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets and/or (ii) a valuation technique that is consistent with the principles of Topic 820 of the Codification (e.g. an income approach or market approach). ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to adjust to include inputs relating to the existence of transfer restrictions on that liability. This standard is effective for the first reporting period, including interim periods, beginning after issuance. We are currently evaluating the potential impact of this standard.

Recently Adopted Standards

Effective July 1, 2009, we adopted The “FASB Accounting Standards Codification” and the Hierarchy of Generally Accepted Accounting Principles. This standard establishes only two levels of U.S. generally accepted accounting principles (“GAAP”), authoritative and non-authoritative. The FASB Codification became the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the Codification became non-authoritative. As the Codification was not intended to change or alter existing GAAP, it did not have any impact on the Company’s consolidated financial statements.

Effective June 30, 2009, we adopted a new accounting standard for subsequent events. This standard establishes general guidance of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this standard sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The adoption of this standard did not have any impact on our financial position, results of operations or cash flows.

Effective June 30, 2009, we adopted two new accounting standards which provide additional application guidance and enhanced disclosures regarding fair value measurements and impairments of securities. They also provide additional guidelines for estimating fair value in accordance with fair value accounting. The first accounting standard provides additional guidelines for estimating fair value in accordance with fair value

FREE & CLEAR, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

accounting. The second accounting standard increases the frequency of fair value disclosures. These standards were effective for fiscal years and interim periods ended after June 15, 2009. The adoption of these accounting standards did not have any impact on our financial position, results of operation or cash flows.

Effective January 1, 2009, we adopted a new accounting standard related to fair value accounting for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, at least annually. These include goodwill and other non-amortizable intangible assets. The adoption of this standard did not have a material impact on our financial position, results of operations or cash flows.

Effective January 1, 2009, we adopted a new accounting standard which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The adoption of this standard did not have any impact on our financial position, results of operations or cash flows.

Effective January 1, 2009, we adopted a new accounting standard for collaborative arrangements related to the development and commercialization of intellectual property. The standard concluded that a collaborative arrangement is one in which the participants are actively involved and are exposed to significant risks and rewards that depend on the ultimate commercial success of the endeavor. The nature and purpose of collaborative arrangements are to be disclosed along with the accounting policies and the classification and amounts of significant financial statement amounts related to the arrangements. Activities in the arrangement conducted in a separate legal entity should be accounted for under other accounting literature; however required disclosure under this new standard applies to the entire collaborative agreement. This standard is to be applied retrospectively to all periods presented for all collaborative arrangements existing as of the effective date. The adoption of this standard did not have any impact on our current or prior consolidated results of operations, financial condition or cash flows.

Other comprehensive income — For the year ended December 31, 2008, the nine months ended September 30, 2008 (unaudited) and the period January 1, 2009 to September 28, 2009 (unaudited) comprehensive income is equal to net income and the Company does not have any other comprehensive income.

Note 2 —	Inventories

Inventories are all finished goods and consisted of the following at December 31, 2008 and September 28, 2009 (unaudited):

	2009	2008

Tobacco cessation kits	$231,142	$274,581
Nicotine replacement therapy products	216,965	220,520
Weight management products	49,691	26,366

	$497,798	$521,467

FREE & CLEAR, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 3 —	Furniture, Equipment and Software

Property and equipment consisted of the following at December 31, 2008 and September 28, 2009 (unaudited):

	2009	2008

Furniture and equipment	$875,040	$875,040
Computer hardware	3,345,282	2,913,054
Computer software	1,066,686	843,673
Leasehold improvements	17,030	17,030
Software development costs	2,169,145	2,757,958

	7,473,183	7,406,755
Less accumulated depreciation and amortization	(4,080,031)	(3,584,200)

Total Furniture, Equipment and Software	$3,393,152	$3,822,555

Depreciation and amortization expense for the year ended December 31, 2008, the nine months ended September 30, 2008 (unaudited) and the period from January 1, 2009 to September 28, 2009 (unaudited) was $860,688, $666,694 and $495,831, respectively.

Note 4 —	Capitalized Software Costs

The Company capitalizes certain costs incurred to develop internal use software. Capitalization of internally developed software begins upon the establishment of technological feasibility. Costs incurred prior to the establishment of technological feasibility are expensed as incurred. Capitalized development costs are amortized on the straight-line method over the estimated economic life of the software.

Capitalized software development costs subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that the carrying amount may not be recoverable.

Approximately $492,000 in software development costs were capitalized for the replacement of the tobacco cessation program platform during both the year ended December 31, 2008 and the nine months ended September 30, 2008 (unaudited). No amounts were capitalized for this project during the period January 1, 2009 to September 28, 2009 (unaudited). In June 2009, the Company decided to utilize a different technology for the replacement platform and determined that $1,809,330 of software development costs that had previously been capitalized related to this project were no longer recoverable and were charged to expense (unaudited).

Approximately $949,000, $417,000 and $1,220,000 in software development costs were capitalized for the development of the Mind & Body Programtm during the year ended December 31, 2008, the nine months ended September 30, 2008 (unaudited), and the period January 1, 2009 to September 28, 2009 (unaudited), respectively. Software for this project had not been placed in service as of September 28, 2009 and no amortization expense has been recognized.

Note 5 —	Federal Income Taxes

The Company accounts for income taxes based on the accrual basis which uses the liability method. Deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the basis of existing assets and liabilities.

FREE & CLEAR, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the bases of assets and liabilities for financial statement and income tax purposes. The differences in asset and liability bases relate primarily to depreciable assets and deferred rent expense. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future income taxes. The components of the deferred tax asset and liability are classified as current and non-current based on their characteristics. Valuation allowances are provided for deferred tax assets based on management’s projection of the certainty and sufficiency of future taxable income to realize the assets.

The income tax provision is summarized as follows:

December 31,
2008

Current Federal tax provision	$(248,185)
Current State tax provision	(7,200)
Deferred income tax benefit	259,480

Income Tax Benefit	$4,095

The following table presents a reconciliation from the U.S. statutory tax rate to the Company’s effective tax rate for the year ended December 31, 2008:

Statutory rate	(34.0)%
Other	(0.3)
Change in valuation allowance	34.4

Effective tax rate	0.1%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows at December 31, 2008:

Current
Accounts receivable	$10,200
Prepaid expenses	(143,300)
Accruals	125,300
Deferred rent	169,100
Stock options exercised	19,400

Net Current Deferred Tax Asset	$180,700

Noncurrent
Depreciable assets	(30,500)
Amortizable assets	99,000

Net Noncurrent Deferred Tax Asset	$68,500

Net Deferred Tax Assets	$249,200

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary

FREE & CLEAR, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

differences become deductible. The Company provided a valuation allowance of $0 at December 31, 2008, September 28, 2009 (unaudited) and September 30, 2008 (unaudited).

On January 1, 2008, the Company adopted the new accounting requirements for uncertain tax positions, which requires the evaluation of tax positions taken or expected to be taken in the course of preparing the company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. This change did not have a material impact on the Company’s results of operations or financial condition. There are no interest or penalties accrued related to income tax liabilities at December 31, 2008 or September 28, 2009 (unaudited) and there are no such expenses included in income tax expense for the year ended December 31, 2008, the nine months ended September 30, 2008 (unaudited) or the period from January 1, 2009 to September 28, 2009 (unaudited). The Company is subject to U.S. federal, state and local income tax audits by tax authorities for 2006 through 2008. The Company is not currently under any income tax examination by the IRS or any state authorities.

Note 6 —	Qualified Employee Benefit Plan

The Company has a profit sharing plan that includes Internal Revenue Code Section 401(k) provisions for salary deductions. Effective January 1, 2008 the Company amended the plan to provide matching contributions equal to 100% of employee contributions, up to $1,000 annually. All employees are eligible to participate and the Company has made $185,595, $163,868 and $178,912 matching contributions for the year ended December 31, 2008 and the nine months ended September 30, 2008 (unaudited) and the period from January 1, 2009 to September 28, 2009 (unaudited), respectively.

Note 7 —	Lease Commitments

The Company leases office space in Seattle, Washington and Honolulu, Hawaii under cancelable lease agreements expiring June 30, 2015 and September 30, 2009, respectively. The terms of both leases require base rental payments plus provisions for additional payments for increases in real estate taxes, insurance, utilities, maintenance and common area costs. The Seattle lease allows the Company to terminate the lease at the end of the fifth year with at least twelve months notice for a fee of $200,000. The lease terms include scheduled rent increases over the life of the lease. In accordance with generally accepted accounting principles, the Company recognizes the rental expense on a straight-line basis over the lease term. The deferred rent liability resulting from these timing differences totaled approximately $497,000 and $529,000 at December 31, 2008, and September 28, 2009 (unaudited), respectively. Subsequent to September 28, 2009, the Company amended the lease to extend the lease term through June 30, 2020, see Note 13.

Rent expense for operating leases totaled $1,095,381 for the year ended December 31, 2008 and $824,696 and $804,700 for the nine months ended September 30, 2008 (unaudited) and the period January 1, 2009 to September 28, 2009 (unaudited), respectively.

FREE & CLEAR, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

The following is a schedule of future minimum lease payments under the cancelable operating leases for the two office spaces:

Year Ended December 31,

2009	$977,784
2010	993,024
2011	1,034,400
2012	1,075,776
2013	1,117,152
Thereafter	1,748,136

Total Minimum Rental Payments	$6,946,272

Note 8 —	Line of Credit

The Company has a line of credit with Comerica Bank providing for advances up to $2,500,000. Advances may not exceed 85% of eligible accounts as determined by the bank. Advances are subject to interest at the Bank’s prime rate (3.25% December 31, 2008). The line is secured by substantially all of the assets of the Company. There were no borrowings outstanding on the line of credit at any time during the year ended December 31, 2008, the nine months ended September 30, 2008 (unaudited) or the period January 1, 2009 to September 28, 2009 (unaudited), and no interest expense was paid. Subsequent to year end, the Company restructured its debt with Square 1 Bank, see Note 13.

Note 9 —	Long-Term Debt

The Company has an equipment term loan with Comerica Bank expiring in April 2010. The term loan was secured by substantially all of the assets of the Company and beared interest at the Bank’s prime rate (3.25% at December 31, 2008). As of December 31, 2008, $1,397,643 in borrowings were outstanding on the term loan. Subsequent to December 31, 2008, the Company repaid the Comerica term loan in full and restructured its debt with Square 1 Bank, see Note 13.

Principal maturities on long-term debt are as follows:

	At September 28,	At December 31,
	2009	2008
	(unaudited)

Year ending
2009	$133,333	$929,421
2010	533,333	418,600
2011	533,333	49,622
2012	88,890

	1,288,889	1,397,643
Less current portion of long-term debt	(533,333)	(929,421)

Long-term debt, less current portion	$755,556	$468,222

Interest expense for the year ended December 31, 2008, the nine months ended September 30, 2008 (unaudited) and the period January 1, 2009 to September 28, 2009 (unaudited) was $80,435, $65,818 and $33,976, respectively.

FREE & CLEAR, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 10 —	Redeemable Preferred Stock

In November 2003 and October 2004, the Company issued a total of 10,125,000 shares of Redeemable Series A-1 Preferred Stock (the “Series A-1” stock) in exchange for $10,125,000 in cash.

At any time on or after the fifth anniversary of the original issue date of the Series A-1 Stock, and at the election of the holders of at least a majority of the then outstanding shares of Series A-1 Stock, the Company is required to redeem all outstanding shares of Series A-1 Stock which have not been converted into common stock, in three (3) equal annual installments (each a “Redemption Date”) by paying in cash an amount per share equal to (i) the appropriate Liquidation Preference for such share of Series A-1 Stock, plus (ii) interest on the Liquidation Preference from the original issue date of the Series A-1 Stock at the rate of ten percent (10%) per annum through the applicable Redemption Date, plus (iii) an amount equal to all declared and unpaid dividends thereon, whether or not earned (the “Redemption Price”). Any amount of the Redemption Price due on a Redemption Date that is not paid when due will bear interest at a rate of one percent (1%) per month (not to exceed the maximum rate permitted by law) until paid. The Series A-1 Stock has a liquidation preference of $1.00 per share (a total of $10,125,000), adjusted for recapitalizations

As set forth in the rules of the Securities and Exchange Commission, preferred securities that are redeemable at the option of the holder must be classified outside of permanent equity, with increases in the redemption amount accounted for similar to preferred stock dividends. Since the Series A-1 and B-1 preferred shares’ redemption amount increases at 10% per year with the liquidation preference, the carrying amount has increased accordingly.

Each share of Series A-1 stock may be convertible, at the option of the holder, at any time after the issuance of such share into that number of fully-paid, non-assessable shares of common stock commensurate to the value of the Series A-1 shares converted. Each holder of the Series A-1 stock shall also be entitled to the number of votes equal to the number of shares of common stock into which the shares of Series A-1 stock held could be converted as of the record date. Holders of Series A-1 stock and common stock shall vote together as one class.

Upon sale of stock or dissolution, the holders of the Series A-1 stock shall, unless converted into common stock, receive a distribution equal to the sum of a) the liquidation preferences specified for such share of Series A-1 stock and b) all declared but unpaid dividends on such shares of Series A-1 stock. If upon dissolution, the Company’s assets are insufficient to pay such holders the amounts specified above, and then the entire assets of the Company shall be distributed with equal priority and pro rata among the holders of Series A-1 stock.

In February 2006 the Company issued 2,564,103 shares of Redeemable Series B-1 Preferred Stock (the “Series B-1” stock) in exchange for $7,500,001 in cash. The rights and preferences of the Series B-1 Stock are identical to those of the Series A-1 Stock except for the per share amount of the Series B-1 Stock liquidation preference, which is $2.925 per share (a total of $7,500,001).

The Company has 10,125,000 shares of Series A-2 Preferred Stock authorized at $0.001 par and 2,600,000 shares of Series B-2 Preferred Stock authorized at $0.001 par. At December 31, 2008 and September 28, 2009 there were no Series A-2 or B-2 shares issued or outstanding.

As of December 31, 2008 and September 28, 2009, there were no declared but unpaid dividends and none of the holders of the Series A-1 or B-1 stock had elected to have the Company redeem their shares. On September 28, 2009, as part of the acquisition by Alere LLC, all of the outstanding Series A-1 Stock and Series B-1 stock were converted into shares of common stock of the Company and acquired by Alere LLC (see Note 13).

FREE & CLEAR, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 11 —	Stockholders’ Equity

On September 28, 2009, all of the stock of the Company was acquired by Alere LLC (see Note 13).

On July 30, 2008, the board of directors of the Company declared a $6.0 million dividend to be distributed pro-rata to all stockholders of record as of August 15, 2008. The dividend was paid on August 29, 2008.

Stock Option Plan — The Company has granted to employees and directors options to purchase shares of the Company’s common stock under the Company’s 2003 Stock Option Plan (“the Plan”). Options issued generally vest over a four year period and expire 10 years from the date of grant. At December 31, 2008, there are 3,466,159 options for common stock reserved under the Plan, and 2,900,020 options have been exercised and 702,969 stock options were outstanding at a weighted average exercise price of $1.35. At September 28, 2009 (unaudited), there are 3,694,047 options for common stock reserved under the Plan, and 3,070,321 options have been exercised and 552,424 stock options were outstanding at a weighted average exercise price of $1.86.

Effective January 1, 2006, the Company adopted the fair value method of recording stock-based compensation, as defined in Statement of Financial Accounting Standards (FAS) No. 123R, “Accounting for Share-Based Compensation,” for stock options awarded to employees after the date of adoption.

Prior to January 1, 2006, the Company accounted for the Plan under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB 25) and related interpretations. APB No. 25 required the use of the intrinsic value method, which measured compensation cost as the excess, if any, of the quoted market price of the stock at the measurement date over the amount an employee must pay to acquire the stock.

The fair value of the stock is determined by management, based upon input provided by an independent valuation company. The fair value of each option grant is estimated on the date of grant using the Black-Scholes pricing model with the following assumptions for grants since January 1, 2008:

Risk free interest rate	3.17%
Volatility factor	50%
Dividend yield	None
Expected lives	7 years

FREE & CLEAR, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

A summary of option activity under the Plan as of December 31, 2008 and changes since December 31, 2008 is presented below:

			Remaining
		Weighted Average	Contractual Term
Options	Shares	Exercise Price	(in years)

Outstanding at January 1, 2008	1,557,554	$0.421	7.60
Granted	224,550	2.911	9.44
Exercised	(1,013,833)	0.183
Canceled	(65,302)

Outstanding at December 31, 2008	702,969	1.353	7.84
Granted (unaudited)	44,650	2.160	9.57
Exercised (unaudited)	(170,275)	0.352
Canceled (unaudited)	(24,920)

Outstanding at September 28, 2009 (unaudited)	552,424	$1.860	7.54

Exercisable at December 31, 2008	124,293	$0.909	6.92

Exercisable at September 28, 2009 (unaudited)	348,951	$1.236	6.94

The weighted-average fair value of options granted during 2008 and 2009 was $0.901 and $2.16, respectively. Total recognized compensation expense was $39,436 for the year ended December 31, 2008 and $17,702 and $73,044 for the nine months ended September 30, 2008 (unaudited) and period from January 1, 2009 to September 28, 2009 (unaudited), respectively.

A summary of the status of the Company’s non-vested options as of December 31, 2008 and changes since December 31, 2008 is presented below:

	Non-	Weighted Average
Options	Vested	Fair Value

January 1, 2008	953,765	$0.190
Granted	224,550	0.857
Canceled	(44,888)
Vested	(554,751)	0.185

December 31, 2008	578,676	0.458
Granted (unaudited)	44,650	1.136
Canceled (unaudited)	(18,595)
Vested (unaudited)	(401,258)	0.691

September 28, 2009 (unaudited)	203,473	$1.301

The non-vested options disclosed above include options granted prior to January 1, 2006 and accounted for under APB 25. At December 31, 2008 and September 28, 2009 (unaudited) there were 70,999 and 805 non-vested shares granted prior to January 1, 2006.

As of December 31, 2008 and September 28, 2009 (unaudited), there was a total of $142,773 and $263,126 respectively, in unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan. The cost is expected to be recognized over a weighted-average period of 3.3 years.

Note 12 —	Related Party Transactions

The Company has had sales of various products and services to two stockholders in 2008 and 2009. Sales to these two stockholders totaled $1,350,000, $1,102,000 and $1,130,000 for the year ended December 31, 2008, the nine months ended September 30, 2008 (unaudited) and the period January 1, 2009 to September 28, 2009 (unaudited), respectively. Accounts receivable from these two stockholders totaled $43,000 and $139,000 at December 31, 2008 and September 28, 2009, respectively.

Note 13 —	Subsequent Events

Debt financing — In January 2009, the Company signed an agreement to refinance both the line of credit and term loan at a different financial institution. Advances bear interest on the outstanding daily balance at the financial institution’s prime rate and are secured by substantially all of the assets of the Company. The Company initially borrowed $1,600,000 on the term loan with an option to borrow up to $750,000 in additional funds which is due in 36 monthly installment payments. Line of credit advances and term loan borrowings must not exceed $5,000,000 in the aggregate. The Company made principal payments in the amount of $311,111 in the period from January 1, 2009 to September 28, 2009 related to the new debt.

Merger with Alere LLC — On September 28, 2009, all of the outstanding shares of stock of the Company were acquired by Alere, LLC.

Alere will pay an initial purchase price of $105.3 million in cash and assume and immediately repay indebtedness of the Company totaling approximately $1.3 million. Alere may be obligated to pay up to an additional $30.0 million in cash to the former stockholders of the Company as an earn-out payment, based on the amount of the Company’s 2010 calendar year net revenue and EBITDA margin.

In order to partially fund the acquisition of the Company, Inverness Medical Innovations, Inc. (“Inverness”), parent company of Alere, issued $100.0 million in aggregate principal amount of Inverness’ 7.875% senior notes due 2016 in a transaction exempt from the registration requirements of the Securities Act. Upon the occurrence of certain events, the Company will become a guarantor of this and certain other indebtedness along with certain other U.S. subsidiaries of Inverness.

Pursuant to the terms of the Company’s 2003 Stock Option Plan, concurrent with the purchase, all outstanding stock options became fully vested, and all holders of unexercised options were paid a cash amount equivalent to the per share purchase price less the option’s per share exercise cost and the Stock Option Plan was terminated.

Collaboration Agreement with American Cancer Society - — On October 9, 2009, the Company entered into a ten-year strategic business collaboration with American Cancer Society (“ACS”). Under the terms of the agreement, ACS assigned of its tobacco cessation clients to Free & Clear, and the Company began providing services to those clients. The terms of the collaboration agreement require the Company to pay a fee to ACS over the term of the agreement, based on enrollment volumes. Although not required by the agreement with ACS, the Company hired approximately 100 then-employees of ACS, all located in Texas, to become Service Delivery staff.

Laboratory Specialists of America, Inc.

Historical Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Management of
Inverness Medical Innovations, Inc.
Waltham, MA

We have audited the accompanying consolidated balance sheet of Laboratory Specialists of America, Inc. and subsidiaries (the “Company”) of December 31, 2009, and the related consolidated statements of income, changes in divisional equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Laboratory Specialists of America, Inc. and subsidiaries as of December 31, 2009 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, as of December 31, 2009, the Laboratory Specialists of America, Inc. was a wholly owned a subsidiary of Marsh & McLennan Companies, Inc.

As discussed in Note 10, on February 17, 2010, Laboratory Specialists of America, Inc. was acquired by Inverness Medical Innovations, Inc.

/s/ Deloitte & Touche LLP
February 25, 2010

LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME
Year Ended December 31, 2009

REVENUES:
Laboratory services	$31,507,633
Product sales	5,280,069

36,787,702
OPERATING EXPENSES (Exclusive of items shown separately below):
Cost of services	18,803,801
Cost of sales	2,311,102
Selling	1,251,532
General and administrative	5,494,499
Depreciation and amortization	2,158,096
Management fees to Marsh & McLennan Companies, Inc.	1,754,455

31,773,485

INCOME FROM OPERATIONS	5,014,217
OTHER INCOME (EXPENSE):
Interest income	129,481
Interest expense	(2,784,425)

(2,654,944)

INCOME BEFORE INCOME TAX EXPENSE	2,359,273
INCOME TAX EXPENSE	1,172,375

NET INCOME	$1,186,898

The accompany notes are an integral part of this consolidated statement.

LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
December 31, 2009

ASSETS
CURRENT ASSETS:
Cash	$1,034,738
Accounts receivable, net of allowance for doubtful accounts of $280,078	5,126,641
Prepaid expenses and other	115,171
Inventory	418,581
Deferred income taxes	163,749

Total current assets	6,858,880
Property, plant and equipment, net	3,353,785
Goodwill	72,546,918
Other intangible assets, net	11,201,745

TOTAL ASSETS	$93,961,328

LIABILITIES AND DIVISIONAL EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,074,679
Accrued expenses	2,255,951
Related party payables	1,584,697

Total current liabilities	4,915,327
Deferred income taxes, net	2,722,051
Commitments and contingencies (Note 6)
Divisional equity	86,323,950
TOTAL LIABILITIES AND DIVISIONAL EQUITY	$93,961,328

The accompany notes are an integral part of this consolidated statement.

LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED DIVISIONAL EQUITY
Year Ended December 31, 2009

BALANCE — January 1, 2009	$83,368,871
Contribution by Marsh & McLennan Companies, Inc.	1,768,181
Net Income	1,186,898

BALANCE — December 31, 2009	$86,323,950

The accompany notes are an integral part of this consolidated statement.

LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS
Year Ended December 31, 2009

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net income	$1,186,898
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,158,096
Provision for losses on accounts receivable	(140,100)
Deferred taxes	(537,145)
Changes in operating assets and liabilities:
Accounts receivable	751,360
Prepaid expenses and other current assets	(3,328)
Inventory	136,720
Accounts payable	686,671
Accrued expenses	(419,577)

Net cash provided by operating activities	3,819,595
CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(371,232)

Net cash used in investing activities	(371,232)
CASH FLOWS USED IN FINANCING ACTIVITIES:
Repayment of loan from affiliate	(40,000,000)
Transactions with affiliates, net	8,259,371
Proceeds from centralized cash pool, included in related party payables	29,312,503

Net cash used in financing activities	(2,428,126)
INCREASE IN CASH	1,020,237
CASH AT BEGINNING OF PERIOD	14,501

CASH AT END OF PERIOD	$1,034,738

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Non-cash financing transactions:
Capital contribution from Marsh & McLennan Companies, Inc.	$1,768,181
Cash paid during the period for:
Income taxes	$186,300

The accompany notes are an integral part of this consolidated statement.

LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009

1.	Organization

Laboratory Specialists of America, Inc. (the “Company”), through its wholly-owned subsidiary, Kroll Laboratory Specialists, Inc. (“KLS”), owns and operates two independent laboratories providing drug testing products and services to corporate and institutional clients, criminal justice agencies and drug treatment programs seeking to detect and deter the use of illegal drugs. As of December 31, 2009 and for the year then ended, the Company was a subsidiary of Marsh & McLennan Companies, Inc. (“MMC” or the “Ultimate Parent Company”), and was an operating unit of Kroll, Inc. (“Kroll” and a subsidiary of the Ultimate Parent Company).

Laboratory Specialists of America, Inc. was incorporated in Oklahoma on March 24, 1994. KLS was incorporated in 1978 in Louisiana, and its executive offices are located at 939 Lake Ave, Metairie, Louisiana.

KLS’s laboratory is certified by the Substance Abuse and Mental Health Services Administration (“SAMHSA”), the College of American Pathology (“CAP”), as well as eight states and local jurisdictions. Of the various certifications, SAMHSA certification is considered the most important by KLS. SAMHSA is a federal regulatory agency charged with the responsibility and authority to license laboratories performing forensic drug testing services for the Federal Government and its agencies and industries which are federally regulated, such as the Department of Transportation, Department of Defense, and others.

Properties

Our principal administrative office, together with our warehouse and distribution center, is located in Metairie, Louisiana. Our laboratory operations are located in Gretna, Louisiana and Richmond, Virginia.

2.	Accounting Policies

Basis of presentation:  The financial statements present the consolidated results of operations, financial position and cash flows of Laboratory Specialists of America, Inc. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

These consolidated financial statements include management fees allocated to KLS from Kroll based on the percentage of KLS revenue to total Kroll revenues, adjusting for any specific identification of costs to KLS. The total management fee from Kroll which includes corporate and shared service expense allocations for certain corporate functions historically provided to KLS by Kroll and MMC, including general expenses related to corporate functions such as executive oversight, information technology, risk management, accounting, audit, legal, compliance, insurance, investor relations, human resources, payroll, benefits administration, tax and other services. In the opinion of management, the expense and cost allocations have been determined on a basis considered to be a reasonable reflection of the utilization of services provided or the benefit received by during the period presented. The amounts that would have been or will be incurred on a stand-alone basis could differ from the amounts allocated due to economies of scale, differences in management judgment, a requirement for more or fewer employees, or other factors. Management does not believe, however, that it is practical to estimate what these expenses would have been had KLS operated as an independent entity, including any expenses associated with obtaining any of these services from unaffiliated entities. In addition, future results of operations, financial position and cash flows could differ materially from the historical results presented herein.

Use of Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant

LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2009

estimates include the allowance for doubtful accounts, fair value of goodwill, accrued expenses and deferred taxes. Actual results may differ from those estimates.

Revenue Recognition:  We primarily recognize revenue when the following four basic criteria have been met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the fee is fixed or determinable and (4) collection is reasonably assured.

The majority of our revenue is derived from laboratory testing services. We recognize laboratory testing service revenues once the lab testing has been completed and the results have been made available to the client. Product revenue is recognized once the product has been shipped to the client and a shipment tracking number has been assigned.

Inventory:  Inventories consist of laboratory supplies, specimen collection materials and point of care testing products purchased from third party manufacturers. Inventories are valued at the lower of cost or market value, using the first-in, first-out method.

Property, Plant, and Equipment:  Fixed assets are stated at cost less accumulated depreciation and amortization. Depreciation of buildings, equipment, computers, vehicles, furniture and fixtures are provided on a straight-line basis over the estimated useful lives of these assets. Leasehold improvements are amortized on a straight-line basis over the period covered by the applicable lease or the estimated useful life of the assets, whichever is shorter. Land is not depreciated. Expenditure for maintenance and repairs are charged to operations as incurred. The Company periodically reviews long-lived assets for impairment whenever events or changes indicate that the carrying value of the assets may not be recoverable.

Goodwill and Other Intangibles Assets:  Goodwill represents an allocation from the Ultimate Parent Company associated with MMC’s acquisition of Kroll, as well as, the acquisition costs in excess of fair value of net assets acquired in an acquisition completed by the Company subsequent to the purchase of Kroll by MMC. Goodwill is reviewed at least annually for impairment. The Company performs an annual impairment test during the third quarter of each year. Fair value of the Company is estimated based on a comparison of its historical financial performance to comparable companies.

Other intangibles assets are amortized on a straight-line basis over their estimated useful lives. The Company continually evaluates whether events and circumstances have occurred that indicate the carrying value of the remaining estimated useful life of the intangible assets may warrant revision or that the remaining unamortized balance of the assets may not be recoverable. Factors, such as operating losses, loss of customers, loss or suspension of laboratory certification for an extended period, or changes in the drug testing industry, if present, indicate that the assets should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted net cash flows over the remaining life of the assets in measuring whether they are recoverable. Although management believes that the intangible assets are currently recoverable over the respective remaining amortization periods, it is possible, due to a change in circumstance, that the carrying value could become impaired in the future. Such impairment could have a material effect on the results of operations in a particular reporting period. The Company had no indefinite life intangible assets at December 31, 2009.

Income Taxes:  The Company’s operations are included in the consolidated Federal income tax return and certain unitary state tax returns filed by MMC. For the purposes of these consolidated financial statements, the Company has computed the income taxes as if it were filing a separate return, The Company files a separate return for all other state and local income taxes.

The Company’s tax rate reflects its income and statutory tax rates in the various jurisdictions in which it operates. Judgment is required in determining the annual tax rate and in evaluating uncertain tax positions

LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2009

The Company reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying consolidated statement of operations. Accrued interest and penalties are included within the related tax liability in accrued expenses on the consolidated balance sheet.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent management believe these assets will more likely than not be realized. In making such determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations.

3.	Segment Reporting

The chief decision maker does not receive financial information beyond revenue and direct cost of sales. The Company reports revenues from laboratory services and product sales and the direct cost of sales related to each type of revenue on the consolidated statement of income. Due to the size and structure of the Company, no other expenses or assets are allocated.

4.	Property, Plant And Equipment

Property, plant and equipment at December 31, 2009 were as follows:

	Estimated Useful Lives	2009

Land	N/A	$344,500
Building and leashold improvements	5-39 Years	2,683,532
Office equipment	3-10 Years	1,179,682
Lab equipment	3-10 Years	2,425,001
Vehicles	5 Years	87,801
Furniture and fixtures	5-15 Years	390,532

		7,111,048
Accumulated depreciation		(3,757,263)

		$3,353,785

Depreciation expense for the year ended December 31, 2009 was $451,823.

5.	Goodwill And Other Intangible Assets

The Company performed its annual impairment test utilizing the June 30, 2009 balances, which resulted in no impairment of goodwill.

LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2009

Other intangible assets at December 31, 2009 consisted of the following:

			Accumulated
	Useful Lives	Gross Amount	Amortization	Net Amount

Customer lists	4-15 years	$17,301,004	$(8,343,426)	$8,957,578
Trade name	15 years	3,500,000	(1,283,333)	2,216,667
Non-complete	5 years	150,000	(122,500)	27,500

		$20,951,004	$(9,749,259)	$11,201,745

Aggregate amortization expense for the year ended December 31, 2009 was $1,706,273. The future aggregate annual amortization expenses are as follows:

2010	$1,604,021
2011	1,362,232
2012	1,147,947
2013	1,147,947
2014	1,147,947
2015 and thereafter	4,791,651

6.	Commitments And Contingencies

During April, 2008, we entered into an arrangement to lease 12,500 square feet of space to house our administrative offices and warehouse operations. The term of lease was for 5 years commencing September 1, 2008 and expiring August 31, 2013. The lease agreement provides for annual basic rental payments of $119,700. The future minimum lease payments related to this obligation are as follows:

Years ending December 31,

2010	$119,700
2011	119,700
2012	119,700
2013	79,800

7.	Legal Proceedings

In the ordinary course of business, KLS from time to time is sued by individuals who have tested positive for drugs of abuse. To date, KLS has not had any material liability related to these claims, although there can be no assurance that KLS will not at some time in the future experience significant liability in connection with these types of claims. Based upon the prior successful defense of similar — type litigation, management believes KLS has valid defenses to the plaintiff’s claims in all pending litigation, and KLS intends to vigorously defend itself in such litigation. KLS is not currently a defendant party in any legal proceedings other than routine litigation that is incidental to the business of KLS, and management believes the outcome of such legal proceedings will not have a material adverse effect upon the results of operations or financial condition of KLS.

LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2009

8.	Income Taxes

The provision for income taxes in the current year consists of the following:

	Current	Deferred	Total

Federal	$1,140,126	$(485,243)	$654,883
State	569,394	(51,902)	517,492

Total	$1,709,520	$(537,145)	$1,172,375

The significant components of the deferred tax assets or liabilities and their balance sheet classifications at December 31, 2009 are as follows:

Deferred tax assets:
Accrued expense not currently deductible	$400,751

Deferred tax liabilities:
Unrealized gain from Katrina involuntary conversion	$1,699,739
Depreciation and amortization	1,259,314

$2,959,053

Balance sheet classification:
Current assets	$163,749
Deferred income taxes, net	$2,722,051

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits for the year-to-date period ended December 31, 2009.

Unrecognized tax benefit at January 1, 2009	$444,288
Gross increase tax positions in current period	149,005
Unrecognized tax benefit at December 31, 2009	$593,293

Included in the balance of unrecognized tax benefits at December 31, 2009 are $385,640 that, if recognized, would favorably affect the effective tax rate. Also included in the balance of unrecognized tax benefits at December 31, 2009 are $207,652 of tax benefits that, if recognized, would result in adjustments to other tax accounts, primarily deferred taxes. It is reasonably possible that the total amount of unrecognized tax benefits will decrease between zero and $144,348 in the next 12 months due to audit settlements and expirations of statutes of limitations. The total gross amount of accrued interest and penalties at December 31, 2009 before any applicable federal benefit was $83,864. The total amount of unrecognized tax benefits including interest and penalties is included in accrued expenses at December 31, 2009.

A reconciliation from the Federal statutory income rate to the Company’s effective income tax rate is shown below:

Income tax at the US statutory rate	$825,746	35.0%
Adjustments to reconcile to the statutory rate:
State tax expense	239,599	10.2%
Uncertain tax position	96,853	4.1%
Non-deductible expenses	10,177	0.4%

Total income tax expense	$1,172,375	49.7%

LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2009

9.	Related Party Transactions

MMC and Kroll provides to the Company’s employees, a match to 401(K) profit sharing-plan, as well as an offering of an employee stock purchase plan. The costs of these plans are included in the allocated management fee. The management for the year ended December 31, 2009 was $1,754,455. Several of Kroll affiliates are also clients of the Company. The revenue for the year ended December 31, 2009 from these entities is not material and the balances are settled through related party accounts. At December 31, 2009, there are no related receivables, liabilities or reserves associated with these revenues. Additionally, the Company provides services to third parties that are billed through another Kroll affiliate as part of a consolidated billing arrangement; these revenues totaled $30,320 for the year-ended December 31, 2009.

The Company participates in a centralized cash management pool with other affiliates that are fully funded through the transfer of excess funds with operating cash accounts maintained by the Company. This pool is utilized for the settlement of related party transactions, including the management fees as well as interest due on loan with an affiliate. As of December 31, 2009, the company had a payable to the cash pool of $1,128,086, which is included in related party payables on consolidated balance sheet.

In 2009, a long-term debt of $40,000,000 owed to KCMS, an affiliate of the Company and MMC, was settled through the use of the cash pool. The Company recorded interest expense relating to this debt of $2,784,425, for the year ended December 31, 2009. The total interest settled in 2009 was $4,001,083.

In 2009, MMC paid the 2008 corporate federal tax liability of the Company in the amount of $1,768,181, which was accounted for as a non-cash capital contribution.

10.	Subsequent Events

On February 17, 2010, Inverness Medical Innovations, Inc. purchased the Company from Kroll Inc. for $110 million in cash, subject to the contractual working capital adjustments. In conjunction with the purchase agreement, the Company entered into a transition service agreement with Kroll for record transfer and continual technology support for a period of up to six months following the closing. Fees for these services are variable based on the terms of the agreement.

The Company has evaluated subsequent events through February 25, 2010, the date on which these financial statements were issued.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys’ fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit. And with the further limitation that in these actions, no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of the person’s duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Article V of the by-laws of Inverness Medical Innovations, Inc. (the “Company”) provides that the Company shall, to the extent legally permitted, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer, trustee, partner, employee or agent of, or in a similar capacity with, another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The indemnification provided for in Article V is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons.

The certificate of incorporation and/or by-laws for each of the following subsidiaries of the Company generally provide for similar indemnification terms as those provided in the Company’s by-laws: Alere Health Improvement Company, Alere Health Systems, Inc., Alere NewCo, Inc., Alere NewCo II, Inc., Alere Wellology, Inc., Binax, Inc., Biosite Incorporated, Cholestech Corporation, First Check Diagnostics Corp., Free & Clear, Inc., HemoSense, Inc., Innovacon, Inc., Inverness Medical — Biostar Inc., Inverness Medical Innovations North America, Inc., Inverness Medical International Holding Corp., IVC Industries, Inc., Matritech, Inc, New Binax, Inc., New Biosite Incorporated, RMD Networks, Inc., RTL Holdings, Inc., Selfcare Technology, Inc., and Tapestry Medical, Inc.

The by-laws of Ischemia Technologies, Inc. provide that the corporation shall, to the fullest extent permitted by the Delaware General Corporation Law, indemnify any and all of its directors from and against any and all of the expenses, liabilities or other matters referred to in or covered by the Delaware General Corporation Law. With respect to an officer, employee or agent who is not a director of the corporation, the corporation, may, as determined by the corporation’s board of directors, indemnify and advance expenses to such person in connection with a proceeding to the fullest extent permitted by, and in accordance with, the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under

Section 174 of the Delaware General Corporation Law regarding the unlawful payment of dividends or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Pursuant to the Delaware General Corporation Law, Article VII of the Company’s certificate of incorporation eliminates a director’s personal liability for monetary damages to the Company and its stockholders for breach of fiduciary duty as a director, except in circumstances involving a breach of the director’s duty of loyalty to the Company or its stockholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.

The certificate of incorporation for each of the following subsidiaries of the Company generally provides for similar terms regarding the limitation of liability as those provided in the Company’s certificate of incorporation: Alere Health Improvement Company, Alere Health Systems, Inc., Alere NewCo, Inc., Alere NewCo II, Inc., Alere Wellology, Inc., Binax, Inc., Biosite Incorporated, Cholestech Corporation, First Check Diagnostics Corp., Free & Clear, Inc., HemoSense, Inc., Innovacon, Inc., Inverness Medical — Biostar Inc., Inverness Medical Innovations North America, Inc., Inverness Medical International Holding Corp., Ischemia Technologies, Inc., IVC Industries, Inc., Matritech, Inc., New Binax, Inc., New Biosite Incorporated, RMD Networks, Inc., RTL Holdings, Inc., Selfcare Technology, Inc., and Tapestry Medical, Inc.

Section 145(g) of the Delaware General Corporation Law and Article V of the Company’s by-laws provide that the Company shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability asserted against and incurred by such persons in any such capacity.

The Company has obtained insurance covering directors and officers and those in equivalent positions of the Company and each of the Company’s subsidiaries against losses and insuring the Company and its subsidiaries against certain of their respective obligations to indemnify its directors and officers and those in equivalent positions.

Delaware Limited Liability Companies

Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The limited liability company operating agreement of Alere Health, LLC provides that it shall indemnify each member for any cost, expense or liability suffered or incurred by it as a result of its status as such to the fullest extent permitted by Delaware law.

The limited liability company operating agreement of Alere Women’s and Children’s Health, LLC (“AWCH”) provides that the company shall indemnify the sole member and duly authorized agents of AWCH for all costs, losses, liabilities and damages paid or accrued by the sole member (either as member or as agent) or the duly authorized agent in connection with the business of AWCH to the fullest extent provided or allowed by the laws of the State of Delaware. In addition AWCH may advance costs of defense of any proceeding to the sole member or the duly authorized agent.

The limited liability company operating agreements of each of IM US Holding, LLC, Inverness Medical, LLC, and Wampole Laboratories, LLC provide that each company shall indemnify and hold each of its members and managers harmless from and against all claims and liabilities to which such member or manager may become subject by reason of his being or having been a member or manager, and shall reimburse each such member or manager for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability.

California Corporations

Sections 204(a) and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act.

The articles of incorporation of Ameditech Inc. and the by-laws of Applied Biotech, Inc. contain provisions covering indemnification to the maximum extent permitted by the California General Corporation Law.

The articles of incorporation of Alere Medical Inc. and Redwood Toxicology Laboratory, Inc. contain provisions allowing for indemnification in excess of the indemnification otherwise permitted by Section 317 of the California General Corporation Law, subject only to the applicable limits set forth in Section 204 of the California General Corporation Law with respect to actions for breach of duty to the corporation and its shareholders.

As permitted by Section 204(a) of the California General Corporation Law, each of the articles of incorporation of Alere Medical Inc., Ameditech Inc., Applied Biotech, Inc., and Redwood Toxicology Laboratory, Inc. eliminate a director’s personal liability for monetary damages to the company and its shareholders to the fullest extent permissible under California law.

Florida Corporations

Section 607.0850 of the Florida Business Corporation Act empowers a Florida corporation to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. A Florida corporation may indemnify such person against expenses including amounts paid in settlement (not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion) actually and reasonably incurred by such person in connection with actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions set forth above, if such person acted in good faith and in a manner such person believed to be in, or not opposed to the best interests of the corporation, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses, including counsel fees (including those for appeal), actually and reasonably incurred by such person in connection therewith. Such person may be entitled to indemnification and advancement of expenses under a company’s articles of incorporation or by-laws, agreement, vote of shareholders or disinterested directors, or otherwise.

The by-laws of Quality Assured Services, Inc. provide that the corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened pending, or completed claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, partner, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses

(including attorneys’ fees inclusive of any appeal), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such claim, action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct unlawful.

Florida Limited Liability Companies

Section 608.4229 of the Florida Limited Liability Company Act provides that the articles of organization or operating agreement of a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The operating regulations (limited liability company agreement) of Innovative Mobility, LLC provide that the company shall indemnify each manager or officer of the company from and against loss, damage or expenses incurred by such person by reason of any act or omission performed or omitted by such person in good faith on behalf of the company and in a manner reasonably believed to be within the scope of the authority conferred on such manager or officer. The covered person shall not be entitled to indemnification with respect to any claim in which the covered person engaged in fraud, bad faith, gross negligence or malfeasance.

Georgia Corporations

Sections 14-2-850 through 14-2-859 of the Georgia Business Corporations Code (the “GBCC”) set forth provisions pertaining to the indemnification of directors and officers of a corporation. The GBCC provides for the mandatory indemnification of a director, against reasonable expenses incurred by the director in connection with a proceeding, where a director is wholly successful in the defense of the proceeding and where the proceeding is one to which he or she was a party because he or she was a director of the corporation. In certain situations, the GBCC permits the corporation to indemnify its directors and officers against liability for certain, but not all, of such persons’ acts or omissions taken while he or she was a director or officer of the corporation.

The by-laws of Alere Healthcare of Illinois, Inc. provide that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the corporation against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the Georgia Business Corporation Code.

As permitted by Section 14-2-202(b)(4) of the GBCC, the articles of incorporation of Alere Healthcare of Illinois, Inc. eliminate a director’s personal liability for monetary damages to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability for (a) any appropriation, in violation of his duties, of any business opportunity of the corporation, (b) acts or omissions which involve intentional misconduct or a knowing violation of law, (c) the types of liability set forth in Section 14-2-832 of the GBCC regarding unlawful distributions, or (d) any transaction from which the director received an improper personal benefit.

Louisiana Corporations

Section 83A(1) of the Louisiana Business Corporation Law (“LBCL”) permits corporations to indemnify any person who was or is a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another business, foreign or nonprofit corporation, partnership, joint venture, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 83A(2) of the LBCL provides that, in case of actions by or in the right of the corporation, the indemnity shall be limited to expenses, including attorneys’ fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, and that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 83B of the LBCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Any indemnification under Section 83A of the LBCL, unless ordered by the court, shall be made by the corporation only as authorized in a specific case upon a determination that the applicable standard of conduct has been met, and such determination shall be made: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (ii) if such a quorum is not obtainable and the board of directors so directs, by independent legal counsel, or (iii) by the stockholders.

The indemnification provided for by Section 83 of the LBCL shall not be deemed exclusive of any other rights to which the person indemnified is entitled under any bylaw, agreement, authorization of stockholders or directors, regardless of whether directors authorizing such indemnification are beneficiaries thereof, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his heirs and legal representatives; however, no such other indemnification measure shall permit indemnification of any person for the results of such person’s willful or intentional misconduct.

Neither the articles of incorporation nor the by-laws of Kroll Laboratory Specialists, Inc. include provision for indemnification.

Massachusetts Corporations

Section 8.51 of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify a director against liability if: (1) (i) he conducted himself in good faith; and (ii) he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which he shall not be liable under a provision of the corporation’s articles of organization authorized by section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws.

Section 8.52 of Chapter 156D of the Massachusetts General Laws requires a corporation to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director against reasonable expenses incurred by him. Section 8.56 of Chapter 156D of the Massachusetts General Laws allows corporations to indemnify officers to the same or greater extent as directors.

The by-laws of First Check Ecom, Inc. provide that the corporation shall indemnify each person elected or appointed as a director, officer, employee or agent of the corporation (including each person who serves at its request as a director, officer, employee or agent of any other organization in which the corporation has any interest as a stockholder, creditor, or otherwise, or who serves at its request in any capacity with respect to any employee benefit plan) against all expense reasonably incurred or paid by him in connection with the defense or disposition of any actual or threatened claim, action, suit, or proceeding (civil, criminal, or other, including appeals) in which he may be involved as a party or otherwise by reason of his having served in any such capacity, or by reason of any action or omission or alleged action or omission by him while serving in any such capacity; except for expense incurred or paid by him with respect to (i) any matter as to which he shall have been adjudicated in any proceeding not to have acted in the reasonable belief that his action was in the best interests of the corporation, or (ii) any matter as to which he shall agree or be ordered by any court of competent jurisdiction to make payment to the corporation, or (iii) any matter as to which the corporation shall be prohibited by law or by order of any court of competent jurisdiction from indemnifying him.

The by-laws of First Check Ecom, Inc. further provide that the corporation shall pay expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall eventually be adjudicated to be not entitled to the indemnification.

As permitted by Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws, the articles of organization of First Check Ecom, Inc. eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for improper distributions to shareholders, or (d) for any transaction from which the director derived an improper personal benefit.

New York Corporations

Sections 721-726 of the New York Business Corporation Law provide that a corporation may indemnify its officers and directors (or persons who have served, at the corporation’s request, as officers or directors of another corporation) against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnification.

The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification will be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of such actions, such person is entitled, pursuant to the laws of New York State, to indemnification as described above.

Neither the certificate of incorporation nor the by-laws of Matria of New York, Inc. include provision for indemnification.

North Carolina Corporations

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporations Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that (i) a corporation must indemnify against reasonable expenses a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the corporation’s articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation or liable on the basis of receiving a personal benefit, the corporation may not indemnify him. The statute also permits a director or officer who is a party to a proceeding to apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

The bylaws of GeneCare Medical Genetics Center, Inc. provide for the indemnification of its directors and officers by the corporation against (i) reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (and any appeal therein), and whether or not brought by or on behalf of the corporation, seeking to hold him liable by reason of the fact that he is or was acting in such capacity, and (ii) reasonable payments made by him in satisfaction of any judgment, money decree, fine, penalty or settlement for which he may have become liable in any such action, suit or proceeding. The articles of incorporation of GeneCare Medical Genetics Center, Inc. provide for the elimination of the personal liability of each director of the corporation to the fullest extent permitted by the provisions of the North Carolina Business Corporations Act, as the same may from time to time be in effect.

The bylaws of ZyCare, Inc. provide for the indemnification of each of its directors or officers, or former directors or officers, or any person who may have served at its request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, to the fullest extent permitted by law. The articles of incorporation of ZyCare, Inc. provide that no director of the corporation shall be liable to the corporation or any of its shareholders for monetary damages for breach of duty as a director.

Oklahoma Corporations

Under Section 1031 of the Oklahoma General Corporation Act, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed civil or criminal proceeding, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, and amounts paid in settlement actually and reasonably incurred by the person in connection with the proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his conduct was unlawful. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, or in defense of any claim, issue, or matter therein, the corporation must indemnify such party against expenses, including attorneys’ fees, actually and reasonably incurred. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses, including attorneys’ fees, actually and reasonably incurred by the person in connection with the defense or settlement of an action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any matter as to which the person shall have been adjudged to be liable to the corporation except to the extent that the court determines that, despite the adjudication of liability, in view of all the circumstances the person is fairly and reasonably entitled to indemnity for expenses. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, or in defense of any claim, issue, or matter therein, the corporation must indemnify such party against expenses, including attorneys’ fees, actually and reasonably incurred.

The certificate of incorporation of Laboratory Specialists of America, Inc. provides for the indemnification of directors and officers of the corporation to the fullest extent permitted by the provisions of the Oklahoma General Corporation Act, as the same may from time to time be in effect.

Virginia Corporations

Sections 13.1-697-699 and 13.1-701-704 of the Virginia Stock Corporation Act (“VSCA”) provide, generally and in part, that a Virginia corporation may indemnify an individual made a party to a proceeding because he is or was a director or officer, against liability incurred in the proceeding if he conducted himself in good faith and believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and, in all other cases, that his conduct was at least not opposed to its best interests and, in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. Unless ordered by a court in certain circumstances, a Virginia corporation may not indemnify a director or officer in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him in which he was adjudged liable on the basis that the personal benefit was improperly received by him, except that a Virginia corporation may indemnify a director or officer for reasonable expenses incurred in connection with a proceeding by or in the right of the corporation if it is determined that the director or officer met the relevant standard of conduct for indemnification described above. The above-referenced sections of the VSCA also permit a Virginia corporation to pay or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of a final disposition of the proceeding if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct required for indemnification and furnishes a written undertaking to repay any funds advanced if it is ultimately determined that the director has not met the relevant standard of conduct.

Any such indemnification, in each specific case, may be made only after both (1) a determination has been made by the board of directors by majority vote of disinterested directors, or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote, or by special legal counsel, or by disinterested shareholders, that indemnification is permissible because the indemnitee has met the applicable standard of conduct for indemnification described above and (2) indemnification has been authorized by the board of directors by such a majority vote, or by a majority of the members of such a committee, or by the board of directors (including directors who are not disinterested directors) if there are fewer than two disinterested directors, or by disinterested shareholders. Directors and officers may also apply for court-ordered indemnification.

Pursuant to Section 13.1-704 of the VSCA, a Virginia corporation may also indemnify and advance expenses to any director or officer to the extent provided by the corporation’s articles of incorporation, any bylaw made by the shareholders or any resolution adopted by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law.

The shareholders of Instant Technologies, Inc. have not adopted any resolution or made any bylaw providing for the indemnity of, or the advancement of expenses to, any director or officer, and the articles of incorporation of Instant Technologies, Inc. do not currently provide for any such indemnification.

The Bylaws of Scientific Testing Laboratories, Inc. require it to indemnify any individual who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding of any kind, or was or is the subject of any claim, by reason of his or her being or having been a director or officer of Scientific Testing Laboratories, Inc., by reason of his or her having served at the request of Scientific Testing Laboratories, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, committee, trust or other enterprise or in any capacity that under U.S. federal law regulating employee benefit plans would or might constitute him or her a fiduciary with respect to any such plan, against expenses, judgments, fines, penalties, awards, costs, amounts paid in settlement and liabilities of all kinds actually and reasonably incurred in connection with, or resulting from, any such action, suit, proceeding or claim, if such individual:

•	acted in good faith and in the manner he or she reasonably believed to be in, or not opposed to, the best interests of Scientific Testing Laboratories, Inc.; and

•	with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

However, the Bylaws of Scientific Testing Laboratories, Inc. further provide that no such indemnification will be made in respect of any claim, issue or matters to which such an individual was adjudicated liable to the corporation for willful misconduct or a knowing violation of the criminal law in the performance of his or her duty to the corporation unless, and only to the extent that, the court in which such action, suit or proceeding was brought determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, he or she is fairly and reasonably entitled to indemnity. Any indemnification by Scientific Testing Laboratories, Inc. under the foregoing indemnification provisions of the Bylaws will be made only as authorized in the specific case upon a determination that such indemnification is proper in the circumstances because the individual seeking indemnification pursuant to such provisions met the applicable standard of conduct for indemnification described in such provisions (i) by the board of directors, by a majority vote of a quorum consisting of directors who were not party to such action, suit or proceeding, or (ii) if such a quorum is not obtainable or if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders entitled to vote on the matter. The Bylaws of Scientific Testing Laboratories, Inc. permit it to advance the expenses, including attorneys’ fees, of any individual entitled to seek indemnification pursuant to the Bylaws as described above in advance of final disposition of an action, suit or proceeding upon receipt an undertaking by, or on behalf of, such individual to repay any amounts advanced unless it is ultimately determined that the individual is entitled to indemnification by the corporation. As required by the VSCA, any individual seeking advancement of expenses from Scientific Testing Laboratories, Inc. must also provide a written statement of his or her good faith belief that he or she has met the standard of conduct required for indemnification. The Bylaws of Scientific Testing Laboratories, Inc. also authorize it, upon approval of its board of directors, to indemnify its other employees and agents to the same extent provided in its Bylaws for directors and officers.

Except in connection with the provisions of the Bylaws described above, the shareholders of Scientific Testing Laboratories, Inc. have not adopted any resolution providing for the indemnity of, or the advancement of expenses to, any director or officer, and the articles of incorporation of Scientific Testing Laboratories, Inc. do not currently provide for any such indemnification.

Unless limited by a Virginia corporation’s articles of incorporation, similar indemnity with respect to reasonable expenses incurred is mandatory under the above-referenced Sections of the VSCA for a director or officer who entirely prevails in defense of any proceedings to which he was a party because he is or was a director or officer, as the case may be. The articles of incorporation of Instant Technologies, Inc. and Scientific Testing Laboratories, Inc. do not limit indemnification of this type.

Section 13.1-692.1 of the VSCA permits a Virginia corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers in any proceeding brought by or in the right of the corporation or on behalf of shareholders of the corporation for money damages, unless the director or officer engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The articles of incorporation of Instant Technologies, Inc. provide that a director of the corporation shall not be held liable to the corporation or its shareholders for monetary damages due to a breach of fiduciary duty, unless the breach is a result of self-dealing, intentional misconduct, or illegal actions. The articles of incorporation of Scientific Testing Laboratories, Inc. do not contain such a provision.

Washington Corporations

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (“the WBCA”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended.

The amended and restated articles of incorporation of Ostex International, Inc. provide for indemnification of the directors to the fullest extent permitted by Washington law.

As permitted by Section 23B.08.320 of the WBCA, the amended and restated articles of incorporation of Ostex International, Inc. eliminate a director’s liability to the corporation or its shareholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law, illegal corporate loans or distributions, or any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Item 21.	Exhibits and Financial Statement Schedules

(a) See Exhibits.

Exhibit
No.	Description

1.1	Purchase Agreement dated as of September 23, 2009 among Inverness Medical Innovations, Inc., the Guarantors named therein, Jefferies & Company, Inc., Goldman, Sachs & Co., and Wells Fargo Securities, LLC (incorporated by reference to Exhibit 1.1 of the Company’s Current Report on Form 8-K dated September 28, 2009, filed on September 28, 2009)
4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2001)
4.2	First Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2007)
4.3	Certificate of Correction to the First Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.5 to the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2006)
4.4	Second Certificate of Correction to the First Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-4, as amended (File 333-149259))
4.5	Second Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2008)
4.6	Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K dated December 20, 2001, filed on January 4, 2002)
4.7	Certificate of Elimination of Series A Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, event date, May 9, 2008, filed on May 14, 2008)
4.8	Certificate of Designations of Series B Convertible Perpetual Preferred Stock of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, event date, May 9, 2008, filed on May 14, 2008)
4.9	Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2001)

Exhibit
No.		Description

4.10		Indenture dated as of August 11, 2009 between Inverness Medical Innovations, Inc., as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated August 11, 2009, filed on August 11, 2009)
4.11		First Supplemental Indenture dated as of August 11, 2009 among Inverness Medical Innovations, Inc., as issuer, the guarantor subsidiaries named therein, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated August 11, 2009, filed on August 11, 2009)
4.12		Second Supplemental Indenture to Indenture dated of August 11, 2009 (to add the guarantee of ZyCare, Inc.), dated as of September 22, 2009 among ZyCare, Inc., as guarantor, the Company, as issuer, the other guarantor subsidiaries named therein, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.4 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2009)
4.13		Third Supplemental Indenture to Indenture dated August 11, 2009, dated as of September 28, 2009, among the Company, as issuer, the guarantor subsidiaries named therein, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated September 28, 2009, filed on September 28, 2009)
**4	.14	Fourth Supplemental Indenture to Indenture dated as of August 11, 2009 (to add the guarantees of Free & Clear, Inc. and Tapestry Medical, Inc.), dated as of November 25, 2009, among Free & Clear, Inc., as guarantor, Tapestry Medical, Inc., as guarantor, the Company, as issuer, the other guarantor subsidiaries named therein, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee
**4	.15	Fifth Supplemental Indenture to Indenture dated as of August 11, 2009 (to add the guarantees of Free & Clear, Inc. and Tapestry Medical, Inc.), dated as of November 25, 2009, among Free & Clear, Inc., as guarantor, Tapestry Medical, Inc., as guarantor, the Company, as issuer, the other guarantor subsidiaries named therein, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee
**4	.16	Sixth Supplemental Indenture to Indenture dated as of August 11, 2009 (to add the guarantee of RMD Networks, Inc.), dated as of February 1, 2010, among RMD Networks, Inc., as guarantor, the Company, as issuer, the other guarantor subsidiaries named therein, as guarantors, and the Bank of New York Mellon Trust Company, N.A., as trustee
**4	.17	Seventh Supplemental Indenture to Indenture dated as of August 11, 2009 (to add the guarantee of RMD Networks, Inc.), dated as of February 1, 2010, among RMD Networks, Inc., as guarantor, the Company, as issuer, the other guarantor subsidiaries named therein, as guarantors, and the Bank of New York Mellon Trust Company, N.A., as trustee
*4	.18	Eighth Supplemental Indenture to Indenture dated as of August 11, 2009 (to add the guarantees of Laboratory Specialists of America, Inc., Kroll Laboratory Specialists, Inc. and Scientific Testing Laboratories, Inc.), dated as of March 1, 2010, among Laboratory Specialists of America, Inc., Kroll Laboratory Specialists, Inc. and Scientific Testing Laboratories, Inc., as guarantors, the Company, as issuer, the other guarantor subsidiaries named therein, as guarantors, and the Bank of New York Mellon Trust Company, N.A., as trustee
*4	.19	Ninth Supplemental Indenture to Indenture dated as of August 11, 2009 (to add the guarantees of Laboratory Specialists of America, Inc., Kroll Laboratory Specialists, Inc. and Scientific Testing Laboratories, Inc.), dated as of March 1, 2010, among Laboratory Specialists of America, Inc., Kroll Laboratory Specialists, Inc. and Scientific Testing Laboratories, Inc., as guarantors, the Company, as issuer, the other guarantor subsidiaries named therein, as guarantors, and the Bank of New York Mellon Trust Company, N.A., as trustee
*4	.20	Tenth Supplemental Indenture to Indenture dated as of August 11, 2009 (to add the guarantees of New Binax, Inc., New Biosite Incorporated, Alere NewCo, Inc., and Alere NewCo II, Inc.), dated as of March 19, 2010, among New Binax, Inc., New Biosite Incorporated, Alere NewCo, Inc., and Alere NewCo II, Inc., as guarantors, the Company, as issuer, the other guarantor subsidiaries named therein, as guarantors, and the Bank of New York Mellon Trust Company, N.A., as trustee

Exhibit
No.		Description

*4	.21	Eleventh Supplemental Indenture to Indenture dated as of August 11, 2009 (to add the guarantees of New Binax, Inc., New Biosite Incorporated, Alere NewCo, Inc., and Alere NewCo II, Inc.), dated as of March 19, 2010, among New Binax, Inc., New Biosite Incorporated, Alere NewCo, Inc., and Alere NewCo II, Inc., as guarantors, the Company, as issuer, the other guarantor subsidiaries named therein, as guarantors, and the Bank of New York Mellon Trust Company, N.A., as trustee
4.22		Form of new note (included in Exhibit 4.11 above)
4.23		Registration Rights Agreement dated as of September 28, 2009 among Inverness Medical Innovations, Inc., the Guarantors named therein, Jefferies & Company, Inc., Goldman, Sachs & Co., and Wells Fargo Securities, LLC (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated September 28, 2009, filed on September 28, 2009)
*5	.1	Opinion of Foley Hoag LLP
*5	.2	Opinion of Perkins Coie LLP with respect to California law
*5	.3	Opinion of Perkins Coie LLP with respect to Washington law
*5	.4	Opinion of Greenberg Traurig P.A. with respect to Florida law
*5	.5	Opinion of Greenberg Traurig LLP with respect to Georgia law
*5	.6	Opinion of Troutman Sanders LLP with respect to North Carolina law
*5	.7	Opinion of Venable LLP with respect to Virginia law
*5	.8	Opinion of Jones, Walker, Poitevent, Carrère & Denègre, L.L.P. with respect to Louisiana law
*5	.9	Opinion of Crowe & Dunlevy, a Professional Corporation, with respect to Oklahoma law
*12	.1	Statement regarding computation of ratio of earnings to fixed charges
*12	.2	Statement regarding computation of ratio of earnings to combined fixed charges and preference dividends
*23	.1	Consent of BDO Seidman, LLP
*23	.2	Consent of Ernst & Young LLP
*23	.3	Consent of Grant Thornton Zhonghua
*23	.4	Consent of Stonefield Josephson, Inc.
*23	.5	Consent of Deloitte & Touche LLP
*23	.6	Consent of Foley Hoag LLP (included in Exhibit 5.1)
*23	.7	Consent of Perkins Coie LLP (included in Exhibit 5.2)
*23	.8	Consent of Perkins Coie LLP (included in Exhibit 5.3)
*23	.9	Consent of Greenberg Traurig P.A. (included in Exhibit 5.4)
*23	.10	Consent of Greenberg Traurig LLP (included in Exhibit 5.5)
*23	.11	Consent of Troutman Sanders LLP (included in Exhibit 5.6)
*23	.12	Consent of Venable LLP (included in Exhibit 5.7)
*23	.13	Consent of Jones, Walker, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5.8)
*23	.14	Consent of Crowe & Dunlevy, a Professional Corporation (included in Exhibit 5.9)
*24	.1	Power of Attorney (included in the signature pages to the initial registration statement or an amendment thereto)
*25	.1	Statement of Eligibility of The Bank of New York Mellon Trust Company, N.A.
*99	.1	Form of Letter of Transmittal
*99	.2	Form of Notice of Guaranteed Delivery
*99	.3	Form of Letter to Registered Holders and DTC Participants
*99	.4	Form of Letter to Clients

*	Filed herewith.

**	Previously filed.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) (a) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

INVERNESS MEDICAL INNOVATIONS, INC.

By:	*
Ron Zwanziger
Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Ron Zwanziger	Chairman, President and Chief Executive Officer (Principal Executive Officer)	March 26, 2010

* David A. Teitel	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

* Eli Y. Adashi, M.D.	Director	March 26, 2010

* Carol R. Goldberg	Director	March 26, 2010

* Robert P. Khederian	Director	March 26, 2010

* John F. Levy	Director	March 26, 2010

* Jerry McAleer, Ph.D.	Director	March 26, 2010

* David Scott, Ph.D.	Director	March 26, 2010

* Peter Townsend	Director	March 26, 2010

* John A. Quelch	Director	March 26, 2010

* James Roosevelt, Jr.	Director	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

APPLIED BIOTECH, INC.

By:	*
Brian Mitchell
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Brian Mitchell	President and Director (Principal Executive Officer)	March 26, 2010

* David A. Teitel	Vice President (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

* Paul T. Hempel	Director	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

ALERE HEALTH, LLC
ALERE HEALTHCARE OF ILLINOIS, INC.
ALERE HEALTH IMPROVEMENT COMPANY
ALERE HEALTH SYSTEMS, INC.
ALERE MEDICAL, INC.
ALERE WELLOLOGY, INC.
ALERE WOMEN’S AND CHILDREN’S HEALTH, LLC

By:	/s/ Tom Underwood
Tom Underwood
Chief Executive Officer

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Ron Zwanziger, David A. Teitel, Ellen V. Chiniara and Jay McNamara as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tom Underwood Tom Underwood	Chief Executive Officer and Manager of Alere Health, LLC and Alere Women’s and Children’s Health, LLC; Chief Executive Officer and Director of Alere Health Improvement Company, Alere Healthcare of Illinois, Inc., Alere Health Systems, Inc., Alere Wellology, Inc. and Alere Medical, Inc. (Principal Executive Officer)	March 26, 2010

Signature	Title	Date

* David A. Teitel	Vice President, Treasurer and Manager of Alere Health, LLC; Vice President, Treasurer and Director of Alere Health Systems, Inc. and Alere Medical, Inc.; Vice President, Finance and Director of Alere Health Improvement Company, Alere Healthcare of Illinois and Alere Wellology, Inc.; Vice President, Finance and Manager of Alere Women’s and Children’s Health, LLC (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

* Ellen V. Chiniara	Manager of Alere Health, LLC and Alere Women’s and Children’s Health, LLC; Director of Alere Health Improvement Company, Alere Health Systems, Inc., Alere Healthcare of Illinois, Inc., Alere Medical, Inc. and Alere Wellology, Inc.	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

ALERE NEWCO, INC.
ALERE NEWCO II, INC.

By:	/s/ David A. Teitel
David A. Teitel
President

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Ron Zwanziger, David A. Teitel, Ellen V. Chiniara and Jay McNamara as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David A. Teitel David A. Teitel	President and Director (Principal Executive Officer)	March 26, 2010

/s/ Carla Flakne Carla Flakne	Treasurer (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

/s/ Ellen V. Chiniara Ellen V. Chiniara	Director	March 26, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

AMEDITECH INC.

By:	*
Sanjay Malkani
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Sanjay Malkani	President and Director (Principal Executive Officer)	March 26, 2010

* John (Zhiqiang) Wu	Chief Executive Officer, Vice President and Director (Principal Executive Officer)	March 26, 2010

* Jinying Liu	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

* Ellen V. Chiniara	Director	March 26, 2010

* David A. Teitel	Director	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

BINAX, INC.

By:	*
John Yonkin
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* John Yonkin	President (Principal Executive Officer)	March 26, 2010

* David A. Teitel	Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

* Paul T. Hempel	Director	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

BIOSITE INCORPORATED

By:	*
John Yonkin
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* John Yonkin	President and Director (Principal Executive Officer)	March 26, 2010

* David A. Teitel	Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

* Jon Russell	Director	March 26, 2010

* Paul T. Hempel	Director	March 26, 2010

* Ellen V. Chiniara	Director	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

CHOLESTECH CORPORATION
HEMOSENSE, INC.
MATRITECH, INC.

By:	*
Peter Scheu
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Peter Scheu	President and Director of Hemosense, Inc., Cholestech Corporation and Matritech, Inc. (Principal Executive Officer)	March 26, 2010

* John Yonkin	Chief Executive Officer and Director of Hemosense, Inc., Cholestech Corporation and Matritech, Inc. (Principal Executive Officer)	March 26, 2010

* David A. Teitel	Treasurer of Hemosense, Inc.; Vice President, Finance and Chief Financial Officer of Cholestech Corporation; and Vice President, Finance of Matritech, Inc. (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

* Ellen V. Chiniara	Director	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

FIRST CHECK DIAGNOSTICS CORP.

By:	*
Doug Shaffer
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Doug Shaffer	President (Principal Executive Officer)	March 26, 2010

* David A. Teitel	Vice President, Finance and Director (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

FIRST CHECK ECOM, INC.

By:	*
Doug Shaffer
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Doug Shaffer	President and Director (Principal Executive Officer)	March 26, 2010

* David A. Teitel	Vice President and Director (Principal Financial Officerand Principal Accounting Officer)	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

FREE & CLEAR, INC.

By:	/s/ Tom Underwood
Tom Underwood
Chief Executive Officer

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Ron Zwanziger, David A. Teitel, Ellen V. Chiniara and Jay McNamara as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tom Underwood Tom Underwood	Chief Executive Officer and Director (Principal Executive Officer)	March 26, 2010

* David A. Teitel	Vice President, Finance, Treasurer, and Director (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

* Ellen V. Chiniara	Director	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

GENECARE MEDICAL GENETICS CENTER, INC.

By:	/s/ Tom Underwood
Tom Underwood
Chief Executive Officer

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Ron Zwanziger, David A. Teitel, Ellen V. Chiniara and Jay McNamara as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tom Underwood Tom Underwood	Chief Executive Officer and Director (Principal Executive Officer)	March 26, 2010

* David A. Teitel	Vice President, Treasurer, and Director (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

* Ellen V. Chiniara	Director	March 26, 2010

* Philip Buchanan	Director	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

IM US HOLDINGS, LLC

By:	*
David A. Teitel
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* David A. Teitel	President and Manager (Principal Executive Officer)	March 26, 2010

* Carla Flakne	Treasurer (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

* Ellen V. Chiniara	Manager	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

INNOVACON, INC.

By:	*
John Bridgen
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* John Bridgen	President and Director (Principal Executive Officer)	March 26, 2010

* David A. Teitel	Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

* Sanjay Malkani	Director	March 26, 2010

* John Yonkin	Director	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

INNOVATIVE MOBILITY, LLC

By:	*
Daniel J. Delaney
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Daniel J. Delaney	President and Manager (Principal Executive Officer)	March 26, 2010

* David A. Teitel	Chief Financial Officer and Manager (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

* Ellen V. Chiniara	Manager	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

INSTANT TECHNOLOGIES, INC.

By:	*
Sanjay Malkani
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Sanjay Malkani	President (Principal Executive Officer)	March 26, 2010

* David A. Teitel	Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

* Steve Leisenring	Treasurer and Director	March 26, 2010

* John Bridgen	Director	March 26, 2010

* Ellen V. Chiniara	Director	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

INVERNESS MEDICAL, LLC

By:	*
Ron Zwanziger
Chairman & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Ron Zwanziger	Chairman, Chief Executive Officer and Manager (Principal Executive Officer)	March 26, 2010

* Doug Shaffer	President, Chief Operating Officer and Manager (Principal Executive Officer)	March 26, 2010

* David A. Teitel	Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

INVERNESS MEDICAL — BIOSTAR INC.

By:	*
John Yonkin
President and General Manager

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* John Yonkin	President, General Manager and Director (Principal Executive Officer)	March 26, 2010

* David A. Teitel	Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

* Paul T. Hempel	Director	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

INVERNESS MEDICAL INNOVATIONS NORTH AMERICA, INC.

By:	*
Daniel J. Delaney
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Daniel J. Delaney	President and Director (Principal Executive Officer)	March 26, 2010

* David A. Teitel	Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

* Doug Shaffer	Treasurer and Director	March 26, 2010

* Ellen V. Chiniara	Director	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

INVERNESS MEDICAL INTERNATIONAL HOLDING CORP.

By:	*
David A. Teitel
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* David A. Teitel	President and Director (Principal Executive Officer)	March 26, 2010

* Carla Flakne	Treasurer (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

* Paul T. Hempel	Director	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

ISCHEMIA TECHNOLOGIES, INC.

By:	*
David Scott, Ph.D.
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* David Scott, Ph.D.	President and Director (Principal Executive Officer)	March 26, 2010

* David A. Teitel	Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

* Paul T. Hempel	Director	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

IVC INDUSTRIES, INC.

By:	*
John Yonkin
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* John Yonkin	President and Director (Principal Executive Officer)	March 26, 2010

* David A. Teitel	Vice President (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

* Ron Zwanziger	Director	March 26, 2010

* Doug Shaffer	Director	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

LABORATORY SPECIALISTS OF AMERICA, INC.
KROLL LABORATORY SPECIALISTS, INC.
SCIENTIFIC TESTING LABORATORIES, INC.

By:	/s/ Sanjay Malkani
Sanjay Malkani
President

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Ron Zwanziger, David A. Teitel, Ellen V. Chiniara and Jay McNamara as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sanjay Malkani Sanjay Malkani	President and Director of Laboratory Specialists of America, Kroll Laboratory Specialists, Inc., and Scientific Testing Laboratories, Inc.(Principal Executive Officer)	March 26, 2010

/s/ Carla Flakne Carla Flakne	Treasurer of Laboratory Specialists of America, Kroll Laboratory Specialists, Inc., and Scientific Testing Laboratories, Inc. (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

/s/ Steve Leisenring Steve Leisenring	Director of Laboratory Specialists of America, Kroll Laboratory Specialists, Inc., and Scientific Testing Laboratories, Inc.	March 26, 2010

Signature	Title	Date

/s/ John Peterson John Peterson	Director of Laboratory Specialists of America, Kroll Laboratory Specialists, Inc., and Scientific Testing Laboratories, Inc.	March 26, 2010

/s/ Ellen V. Chiniara Ellen V. Chiniara	Director Laboratory Specialists of America, Kroll Laboratory Specialists, Inc., and Scientific Testing Laboratories, Inc.	March 26, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

MATRIA OF NEW YORK, INC.

By:	*
Tom Underwood
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Tom Underwood	President and Director (Principal Executive Officer)	March 26, 2010

* Gregg Raybuck	Treasurer (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

NEW BINAX, INC.

By:	/s/ John Yonkin
John Yonkin
President

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Ron Zwanziger, David A. Teitel, Ellen V. Chiniara and Jay McNamara as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Yonkin John Yonkin	President (Principal Executive Officer)	March 26, 2010

/s/ David A. Teitel David A. Teitel	Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

/s/ Paul T. Hempel Paul T. Hempel	Director	March 26, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

NEW BIOSITE INCORPORATED

By:	/s/ John Yonkin
John Yonkin
President

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Ron Zwanziger, David A. Teitel, Ellen V. Chiniara and Jay McNamara as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Yonkin John Yonkin	President and Director (Principal Executive Officer)	March 26, 2010

/s/ David A. Teitel David A. Teitel	Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

/s/ Ellen V. Chiniara Ellen V. Chiniara	Director	March 26, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

OSTEX INTERNATIONAL, INC.

By:	*
Daniel J. Delaney
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Daniel J. Delaney	President and Director (Principal Executive Officer)	March 26, 2010

* David A. Teitel	Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

* Paul T. Hempel	Director	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

QUALITY ASSURED SERVICES, INC.

By:	*
Daniel J. Delaney
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Daniel J. Delaney	President and Director (Principal Executive Officer)	March 26, 2010

* David A. Teitel	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

* Ellen V. Chiniara	Director	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

REDWOOD TOXICOLOGY LABORATORY, INC.
RTL HOLDINGS, INC.

By:	*
John Bridgen
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* John Bridgen	President and Director (Principal Executive Officer)	March 26, 2010

* David A. Teitel	Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

* Albert Berger	Director	March 26, 2010

* Ellen V. Chiniara	Director	March 26, 2010

* Steve Leisenring	Director	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

RMD NETWORKS, INC.

By:	/s/ Tom Underwood
Tom Underwood
President and Chief Executive Officer

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Ron Zwanziger, David A. Teitel, Ellen V. Chiniara and Jay McNamara as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tom Underwood Tom Underwood	President, Chief Executive Officer and Director (Principal Executive Officer)	March 26, 2010

* David A. Teitel	Vice President, Finance and Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

* Ellen V. Chiniara	Assistant Secretary and Director	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

SELFCARE TECHNOLOGY, INC.

By:	*
Paul T. Hempel
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Paul T. Hempel	President and Director (Principal Executive Officer)	March 26, 2010

* David A. Teitel	Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

* Ron Zwanziger	Director	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

TAPESTRY MEDICAL, INC.

By:	*
Gerri Schultz
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Gerri Schultz	President and Director (Principal Executive Officer)	March 26, 2010

* David A. Teitel	Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

* Ellen V. Chiniara	Director	March 26, 2010

* Robert Knorr	Chief Executive Officer and Director	March 26, 2010

* Daniel J. Delaney	Director	March 26, 2010

* Jon Russell	Director	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of
Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

WAMPOLE LABORATORIES, LLC

By:	*
Daniel J. Delaney
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Daniel J. Delaney	President (Principal Executive Officer)	March 26, 2010

* David A. Teitel	Vice President (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

* Paul T. Hempel	Manager	March 26, 2010

* John Yonkin	Manager	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 26, 2010.

ZYCARE, INC.

By:	*
Jon Russell
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Jon Russell	President, Chief Executive Officer, and Director (Principal Executive Officer)	March 26, 2010

* David A. Teitel	Chief Financial Officer, Treasurer, and Director (Principal Financial Officer and Principal Accounting Officer)	March 26, 2010

* Ellen V. Chiniara	Director	March 26, 2010

*	The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the powers of attorney executed by the above-named officers and directors of Inverness Medical Innovations, Inc., which powers of attorney were included in the signature pages to the Registration Statement of Inverness Medical Innovations, Inc. on Form S-4 (File No. 333-164897) filed with the Securities and Exchange Commission on February 12, 2010.

/s/  Jay McNamara

Jay McNamara
Attorney-in-fact

Index to Exhibit

Exhibit No.		Description

1.1		Purchase Agreement dated as of September 23, 2009 among Inverness Medical Innovations, Inc., the Guarantors named therein, Jefferies & Company, Inc., Goldman, Sachs & Co., and Wells Fargo Securities, LLC (incorporated by reference to Exhibit 1.1 of the Company’s Current Report on Form 8-K dated September 28, 2009, filed on September 28, 2009)
4.1		Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2001)
4.2		First Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2007)
4.3		Certificate of Correction to the First Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.5 to the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2006)
4.4		Second Certificate of Correction to the First Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-4, as amended (File 333-149259))
4.5		Second Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2008)
4.6		Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K dated December 20, 2001, filed on January 4, 2002)
4.7		Certificate of Elimination of Series A Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, event date, May 9, 2008, filed on May 14, 2008)
4.8		Certificate of Designations of Series B Convertible Perpetual Preferred Stock of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, event date, May 9, 2008, filed on May 14, 2008)
4.9		Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2001)
4.10		Indenture dated as of August 11, 2009 between Inverness Medical Innovations, Inc., as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated August 11, 2009, filed on August 11, 2009)
4.11		First Supplemental Indenture dated as of August 11, 2009 among Inverness Medical Innovations, Inc., as issuer, the guarantor subsidiaries named therein, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated August 11, 2009, filed on August 11, 2009)
4.12		Second Supplemental Indenture to Indenture dated of August 11, 2009 (to add the guarantee of ZyCare, Inc.), dated as of September 22, 2009 among ZyCare, Inc., as guarantor, the Company, as issuer, the other guarantor subsidiaries named therein, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.4 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2009)
4.13		Third Supplemental Indenture to Indenture dated August 11, 2009, dated as of September 28, 2009, among the Company, as issuer, the guarantor subsidiaries named therein, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated September 28, 2009, filed on September 28, 2009)
**4	.14	Fourth Supplemental Indenture to Indenture dated as of August 11, 2009 (to add the guarantees of Free & Clear, Inc. and Tapestry Medical, Inc.), dated as of November 25, 2009, among Free & Clear, Inc., as guarantor, Tapestry Medical, Inc., as guarantor, the Company, as issuer, the other guarantor subsidiaries named therein, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee

Exhibit No.		Description

**4	.15	Fifth Supplemental Indenture to Indenture dated as of August 11, 2009 (to add the guarantees of Free & Clear, Inc. and Tapestry Medical, Inc.), dated as of November 25, 2009, among Free & Clear, Inc., as guarantor, Tapestry Medical, Inc., as guarantor, the Company, as issuer, the other guarantor subsidiaries named therein, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee
**4	.16	Sixth Supplemental Indenture to Indenture dated as of August 11, 2009 (to add the guarantee of RMD Networks, Inc.), dated as of February 1, 2010, among RMD Networks, Inc., as guarantor, the Company, as issuer, the other guarantor subsidiaries named therein, as guarantors, and the Bank of New York Mellon Trust Company, N.A., as trustee
**4	.17	Seventh Supplemental Indenture to Indenture dated as of August 11, 2009 (to add the guarantee of RMD Networks, Inc.), dated as of February 1, 2010, among RMD Networks, Inc., as guarantor, the Company, as issuer, the other guarantor subsidiaries named therein, as guarantors, and the Bank of New York Mellon Trust Company, N.A., as trustee
*4	.18	Eighth Supplemental Indenture to Indenture dated as of August 11, 2009 (to add the guarantees of Laboratory Specialists of America, Inc., Kroll Laboratory Specialists, Inc. and Scientific Testing Laboratories, Inc.), dated as of March 1, 2010, among Laboratory Specialists of America, Inc., Kroll Laboratory Specialists, Inc. and Scientific Testing Laboratories, Inc., as guarantors, the Company, as issuer, the other guarantor subsidiaries named therein, as guarantors, and the Bank of New York Mellon Trust Company, N.A., as trustee
*4	.19	Ninth Supplemental Indenture to Indenture dated as of August 11, 2009 (to add the guarantees of Laboratory Specialists of America, Inc., Kroll Laboratory Specialists, Inc. and Scientific Testing Laboratories, Inc.), dated as of March 1, 2010, among Laboratory Specialists of America, Inc., Kroll Laboratory Specialists, Inc. and Scientific Testing Laboratories, Inc., as guarantors, the Company, as issuer, the other guarantor subsidiaries named therein, as guarantors, and the Bank of New York Mellon Trust Company, N.A., as trustee
*4	.20	Tenth Supplemental Indenture to Indenture dated as of August 11, 2009 (to add the guarantees of New Binax, Inc., New Biosite Incorporated, Alere NewCo, Inc., and Alere NewCo II, Inc.), dated as of March 19, 2010, among New Binax, Inc., New Biosite Incorporated, Alere NewCo, Inc., and Alere NewCo II, Inc., as guarantors, the Company, as issuer, the other guarantor subsidiaries named therein, as guarantors, and the Bank of New York Mellon Trust Company, N.A., as trustee
*4	.21	Eleventh Supplemental Indenture to Indenture dated as of August 11, 2009 (to add the guarantees of New Binax, Inc., New Biosite Incorporated, Alere NewCo, Inc., and Alere NewCo II, Inc.), dated as of March 19, 2010, among New Binax, Inc., New Biosite Incorporated, Alere NewCo, Inc., and Alere NewCo II, Inc., as guarantors, the Company, as issuer, the other guarantor subsidiaries named therein, as guarantors, and the Bank of New York Mellon Trust Company, N.A., as trustee
4.22		Form of new note (included in Exhibit 4.11 above)
4.23		Registration Rights Agreement dated as of September 28, 2009 among Inverness Medical Innovations, Inc., the Guarantors named therein, Jefferies & Company, Inc., Goldman, Sachs & Co., and Wells Fargo Securities, LLC (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated September 28, 2009, filed on September 28, 2009)
*5	.1	Opinion of Foley Hoag LLP
*5	.2	Opinion of Perkins Coie LLP with respect to California law
*5	.3	Opinion of Perkins Coie LLP with respect to Washington law
*5	.4	Opinion of Greenberg Traurig P.A. with respect to Florida law
*5	.5	Opinion of Greenberg Traurig LLP with respect to Georgia law
*5	.6	Opinion of Troutman Sanders LLP with respect to North Carolina law
*5	.7	Opinion of Venable LLP with respect to Virginia law
*5	.8	Opinion of Jones, Walker, Poitevent, Carrère & Denègre, L.L.P. with respect to Louisiana law
*5	.9	Opinion of Crowe & Dunlevy, a Professional Corporation, with respect to Oklahoma law
*12	.1	Statement regarding computation of ratio of earnings to fixed charges
*12	.2	Statement regarding computation of ratio of earnings to combined fixed charges and preference dividends

Exhibit No.		Description

*23	.1	Consent of BDO Seidman, LLP
*23	.2	Consent of Ernst & Young LLP
*23	.3	Consent of Grant Thornton Zhonghua
*23	.4	Consent of Stonefield Josephson, Inc.
*23	.5	Consent of Deloitte & Touche LLP
*23	.6	Consent of Foley Hoag LLP (included in Exhibit 5.1)
*23	.7	Consent of Perkins Coie LLP (included in Exhibit 5.2)
*23	.8	Consent of Perkins Coie LLP (included in Exhibit 5.3)
*23	.9	Consent of Greenberg Traurig P.A. (included in Exhibit 5.4)
*23	.10	Consent of Greenberg Traurig LLP (included in Exhibit 5.5)
*23	.11	Consent of Troutman Sanders LLP (included in Exhibit 5.6)
*23	.12	Consent of Venable LLP (included in Exhibit 5.7)
*23	.13	Consent of Jones, Walker, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5.8)
*23	.14	Consent of Crowe & Dunlevy, a Professional Corporation (included in Exhibit 5.9)
*24	.1	Power of Attorney (included in the signature pages to the initial registration statement or an amendment thereto)
*25	.1	Statement of Eligibility of The Bank of New York Mellon Trust Company, N.A.
*99	.1	Form of Letter of Transmittal
*99	.2	Form of Notice of Guaranteed Delivery
*99	.3	Form of Letter to Registered Holders and DTC Participants
*99	.4	Form of Letter to Clients

*	Filed herewith.
**	Previously filed.